AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2005

REGISTRATION NO. 333-128269

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABC BANCORP

(Exact name of registrant as specified in its charter)

Georgia	6022	58-1456434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24 2nd Avenue, S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis Zember, Jr.

Executive Vice President and Chief Financial Officer

24 2nd Avenue, S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Fox, Esq. Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, N.E. Atlanta, Georgia 30303 (404) 522-4700	Robert C. Schwartz, Esq. Smith, Gambrell & Russell, LLP Promenade II, Suite 3100 1230 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 815-3500

Approximate date of commencement of proposed sale to the public: Upon the merger of First National Banc, Inc. with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $1.00 per share	1,604,441 shares	N/A	$5,356,302	$630

(1)	This amount is based upon the estimated maximum number of shares of the registrant’s common stock issuable upon the consummation of the merger described in this Registration Statement and is equal to the product of (i) the 660,644 shares of First National Banc, Inc. common stock which may be exchanged for shares of the registrant’s common stock in connection with the merger, based upon the 1,016,376 shares of First National Banc, Inc. common stock outstanding on September 30, 2005; and (ii) an assumed share exchange ratio of 2.4286 shares of the registrant’s common stock issuable in exchange for each outstanding share of First National Banc, Inc. common stock which may be exchanged for shares of the registrant’s common stock in the merger.
(2)	This amount is estimated solely for purposes of calculating the registration fee. It is calculated pursuant to paragraphs (f)(2) and (f)(3) of Rule 457 under the Securities Act of 1933 and is equal to (i) the product of (a) $17.17, the per share book value of First National Banc, Inc. common stock as of September 30, 2005, and (b) the 1,016,376 shares of First National Banc, Inc. common stock outstanding on September 30, 2005; less (ii) the minimum amount of cash to be paid by the registrant in the transaction, which is anticipated to be $12,094,874.
(3)	A portion of the registration fee equal to $619 was paid with the initial filing of this Registration Statement.

THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933.

The information in this Proxy Statement/Prospectus is not complete and may be changed. ABC BANCORP may not distribute or issue the shares of ABC Common Stock described herein until the registration statement of which this Proxy Statement/Prospectus is a part has been declared effective by the Securities and Exchange Commission. This Proxy Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION

DATED NOVEMBER 2, 2005

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To First National Shareholders:

I am writing to you today about our proposed merger with ABC Bancorp. The boards of directors of ABC Bancorp and First National Banc, Inc. have each agreed to a merger that will result in First National merging with and into ABC. This transaction provides First National with growth and strategic opportunities that would not be available to First National on a stand-alone basis.

You will be asked to vote on the merger at the 2005 Annual Meeting of Shareholders of First National to be held on December 12, 2005, at 6:30 p.m., local time, at the Holiday Inn at the Jacksonville International Airport, 14670 Duval Road, Jacksonville, Florida 32218. We cannot complete the merger unless the holders of a majority of the shares of First National common stock outstanding on October 28, 2005, the record date for the annual meeting, vote in favor of approval and adoption of the merger agreement, as amended. A copy of the merger agreement, including a copy of the amendment to the merger agreement, is attached as APPENDIX A to this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully and in its entirety. Your board of directors recommends that you vote FOR the approval and adoption of the merger agreement, as amended.

Subject to certain exceptions described in this proxy statement/prospectus, if the merger is completed, then you will receive, for each First National share that you own, either $34.00 in cash or a to-be-determined number of shares of ABC common stock with a market value, measured as of a 20-day trading period prior to the closing of the merger, equal to $34.00. For purposes of illustration only, if the merger had occurred on October 28, 2005, the exchange ratio for each share of First National common stock would have been 1.8468 shares of ABC common stock, having a value of $18.41 based on the average closing price of ABC common stock over the trading period.

You may elect to receive ABC common stock, cash or a combination of stock and cash for your First National shares, subject to proration in the event the aggregate stock elections exceed 65% or are less than 40%. Because elections are subject to proration, you may receive some stock, rather than cash, even though you make an all-cash election, and you may receive some cash, rather than stock, even though you make an all-stock election. We encourage you to obtain current market quotations for ABC common stock, which is quoted on The Nasdaq National Market under the ticker symbol “ABCB.”

Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your proxy card or do not vote in person at the meeting, the effect will be the same as a vote against the merger.

Under Georgia law, you are entitled to dissent from the transactions contemplated by the merger agreement. A copy of the dissenters’ rights provisions under Georgia law is attached as APPENDIX B to this proxy statement/prospectus.

We very much appreciate and look forward to your support.

Sincerely,

Roscoe H. Mullis

Chairman of the Board and Chief Executive Officer,

First National Banc, Inc.

See the section entitled “ Risk Factors” at page 15 for a discussion of certain factors that you should consider before you vote.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of ABC common stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The date of this proxy statement/prospectus is November 2, 2005, and it is being mailed or otherwise delivered to First National shareholders on or about November 8, 2005.

PLEASE NOTE

This document, which is sometimes referred to as a “proxy statement/prospectus”, constitutes a proxy statement of First National Banc, Inc. with respect to the solicitation of proxies from First National shareholders for the annual meeting described herein and a prospectus of ABC Bancorp for the shares of ABC common stock that ABC will issue to First National shareholders in connection with the merger.

We have not authorized anyone to provide you with any information other than the information included in this proxy statement/prospectus and the documents we refer you to herein. If someone provides you with other information, then please do not rely on it.

This proxy statement/prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of ABC or First National since that date that are not reflected in this document.

As used in this proxy statement/prospectus: (i) the terms “ABC” and “First National” refer to ABC Bancorp and First National Banc, Inc., respectively, and, where the context requires, to ABC and First National and their respective subsidiaries; and (ii) the term “merger agreement” refers to the merger agreement which governs the merger of First National with and into ABC, dated as of June 30, 2005, as amended by the amendment to the merger agreement, dated as of October 28, 2005.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates important business and financial information about ABC that is contained in documents filed with the SEC and that is not included in, or delivered with, this document. See the section entitled “Incorporation of Certain Documents by Reference” at page 108. You may obtain copies of these documents without charge from the website maintained by the SEC at www.sec.gov as well as from other sources. You may also obtain copies of these documents, without charge, by writing or calling:

Ms. Cindi H. Lewis

ABC Bancorp

24 2nd Avenue, S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

In order to obtain timely copies of such information in advance of the annual meeting, you should make your request no later than December 5, 2005.

FIRST NATIONAL BANC, INC.

2509 OSBORNE ROAD

ST. MARYS, GEORGIA 31558

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of First National Banc, Inc. will be held at the Holiday Inn at the Jacksonville International Airport, 14670 Duval Road, Jacksonville, Florida 32218 at 6:30 p.m., local time, on December 12, 2005, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of June 30, 2005, as amended as of October 28, 2005, pursuant to which ABC Bancorp will acquire First National Banc, Inc. You can find a copy of the merger agreement attached as APPENDIX A to the accompanying proxy statement/prospectus.

2.	To elect 15 directors to First National’s board of directors to serve until the earlier of (i) the completion of the merger, (ii) the 2006 annual meeting of shareholders of First National and until their successors are duly elected and qualified, or (iii) their earlier death, resignation or removal from office.

3.	To transact such other business, if any, that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only shareholders of record at the close of business on October 28, 2005 are entitled to receive notice of and vote at the annual meeting or any adjournment or postponement of the annual meeting. Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the annual meeting. The election of directors requires a plurality of the votes cast on the matter, meaning that the 15 nominees receiving the most votes will be elected as directors. A failure to vote will have the same effect as voting against the approval and adoption of the merger agreement.

Dissenters’ rights are available under Georgia law to First National shareholders with respect to the merger. See the section entitled “Statutory Provisions for Dissenting Shareholders” at page 52 of the accompanying proxy statement/prospectus for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert dissenters’ rights in connection with the merger.

We look forward to seeing you at the annual meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the annual meeting.

Your board of directors has determined that the proposed merger is advisable and in the best interest of First National and its shareholders. Your board of directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” each of the director nominees.

By Order of the Board of Directors,

Roscoe H. Mullis

Chairman and Chief Executive Officer

November 2, 2005

Whether or not you expect to be present at the annual meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. If you do attend the annual meeting, then you may withdraw your proxy and vote in person.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

Q:	WHY ARE YOU PROPOSING THAT FIRST NATIONAL BE ACQUIRED BY ABC?

A. We believe that the proposed acquisition of First National by ABC will provide our shareholders with substantial benefits and will enable us to better serve our customers. Our products and markets generally are complementary, and the combined company should be in a better position to take advantage of opportunities within our market. The merger will enable you to hold stock in a larger and more diversified entity, whose shares are more widely held and more actively traded than are the shares of First National, or to receive cash for all or a portion of your First National shares. To review the reasons for the merger in more detail, see the section entitled “Reasons for the Merger” at page 24.

Q:	WHAT DO I NEED TO DO NOW?

A: Carefully read this document, indicate on your proxy card how you want to vote, and sign, date and return the proxy card as soon as possible. First National’s board of directors has voted to recommend that First National shareholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the election of each of the director nominees.

Q:	MY SHARES ARE HELD IN MY BROKER’S NAME. HOW DO I GO ABOUT VOTING?

A: Copies of this proxy statement/prospectus have been sent to your broker, who must forward a copy to you. The broker will request instructions from you as to how you want your shares to be voted and will vote your shares according to your instructions. Your broker cannot vote your shares with respect to the merger without your instructions. Your failure to instruct your broker how to vote your shares with respect to the merger will have the same effect as voting against the merger.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A: Except in certain circumstances described under the section entitled “Terms of the Merger—Merger Consideration” at page 36, if the merger is completed, then you will receive, for each First National share that you own, either $34.00 in cash or a to-be-determined number of shares of ABC common stock with an aggregate market value, measured as of a 20-day trading period ending two days prior to the completion of the merger (which is referred to in this proxy statement/prospectus as the “trading period”), equal to $34.00. You may elect to receive ABC common stock, cash or a combination of stock and cash for your First National shares, subject to proration in the event the aggregate stock elections exceed 65% or are less than 40%. It is possible, therefore, that you will receive a different proportion of stock and cash than you elect. For example, if stock elections representing more than 65% of the outstanding shares of First National common stock prior to the merger are made, then ABC will prorate the number of shares of its common stock that the holders of First National common stock will receive so that no more than 65% of the First National shares are converted into ABC common stock. ABC will not issue fractional shares. First National shareholders who would otherwise be entitled to receive a fractional share of ABC common stock instead will receive cash based on the average closing price of the ABC common stock during the trading period.

Q:	WHAT ARE THE TAX CONSEQUENCES TO ME OF THE MERGER?

A: We do not expect the merger to result in the recognition of any tax by First National shareholders for federal income tax purposes, except with respect to any cash received. See the section entitled “Federal Income Tax Consequences of the Merger” at page 50 for a description of certain federal income tax consequences of the merger.

Q:	WHAT IS THE REQUIRED VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: The holders of a majority of the outstanding shares of First National common stock as of October 28, 2005, the record date for the annual meeting, must vote to approve and adopt the merger agreement in order for the merger to be completed. Abstentions from voting and “broker non-votes” are not considered affirmative votes and, therefore, will have the same practical effect as a vote against the merger. In addition, certain First National shareholders, including all of First National’s directors, which shareholders beneficially owned, in the aggregate, approximately 68.1% of the outstanding shares of First National common stock, as of the record date, entered into a voting agreement with ABC pursuant to which they granted to ABC an irrevocable proxy to vote all voting securities of First National held by such shareholders in favor of the approval and adoption of the merger agreement. As a result, the approval and adoption of the merger agreement by the First National shareholders is practically assured. No vote of ABC shareholders is required to complete the merger.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Under separate cover from this proxy statement/prospectus, we will send all First National shareholders written instructions and transmittal materials for exchanging their share certificates. You will receive these instructions prior to the annual meeting.

Q:	IF I LOST MY FIRST NATIONAL STOCK CERTIFICATE, CAN I STILL GET MY NEW STOCK?

A: Yes. However, you will have to provide a paid surety bond that will protect ABC against a loss in the event someone finds or has your lost certificate and is able to transfer it. To avoid having to pay for a surety bond, you should do everything you can to find your First National certificate before the time comes to send it in.

Q:	AM I ENTITLED TO DISSENTERS’ RIGHTS IN CONNECTION WITH THE MERGER?

A: Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Georgia law. To exercise dissenters’ rights, you must not vote in favor of the approval and adoption of the merger agreement, and you must strictly comply with all of the applicable requirements of Georgia law summarized under the section entitled “Statutory Provisions for Dissenting Shareholders” at page 52. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Georgia law as APPENDIX B to this proxy statement/prospectus.

Q:	HOW DO I ELECT THE TYPE OF THE MERGER CONSIDERATION THAT I PREFER TO RECEIVE?

A: Under separate cover from this proxy statement/prospectus, we will send all First National shareholders an election form and transmittal materials prior to the annual meeting. You must properly complete and deliver to the exchange agent the election materials, together with your stock certificates (or a properly completed notice of guaranteed delivery). A return envelope will be enclosed for submitting the election form and certificates to the exchange agent. This is different from the envelope that you will use to return your completed proxy card. Please do not send your stock certificates or form of election with your proxy card. Election forms and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., Eastern time, on the day which is five days prior to the effective time of the merger. If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election and delivering your shares. If you do not receive these instructions, you should contact the entity where your shares are held. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline (or if you submit a properly completed election form indicating no election, together with the certificates representing all of your shares), then you will be deemed to have made an election to convert one-half of your First National shares into cash and one-half of your First National shares into shares of ABC common stock. In the event the merger agreement is terminated, any First National stock certificates that you previously sent to the exchange agent will be promptly returned to you without charge.

Q:	CAN I BE SURE OF THE VALUE OF THE SHARES OF ANY ABC COMMON STOCK THAT I RECEIVE IN THE MERGER?

A: No. The value of the merger consideration composed of ABC common stock can change, although the cash portion of the merger consideration will not change. See the section entitled “Terms of the Merger—Merger Consideration” at page 36.

Q:	WHY AM I ELECTING DIRECTORS WHEN I AM BEING ASKED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: Georgia law requires First National to hold a meeting of its shareholder each year. Notwithstanding the fact that we expect to complete the merger in the fourth quarter of this year, First National has determined to observe this requirement and hold an annual shareholders’ meeting to elect directors. The directors elected at the annual meeting will preside over any business matters presented to First National’s board of directors following the annual meeting through the completion of the merger. Effective upon the completion of the merger, these individuals will no longer be directors of First National.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible. In addition to First National shareholder approval, we must also obtain regulatory approvals. We expect the merger to be completed before the end of the year.

Q:	WHO SHOULD I CALL WITH QUESTIONS ABOUT THE MERGER?

A: If you have any questions about the merger, you should contact Cindi H. Lewis at ABC at (229) 890-1111.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of ABC and First National to predict results or the actual effect of future plans or strategies is inherently uncertain. Although ABC and First National believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	the costs of integrating ABC’s and First National’s operations, which may be greater than ABC expects;

•	potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	ABC’s ability to effectively manage interest rate risk and other market, credit and operational risks;

•	ABC’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support ABC’s business;

•	ABC’s ability to keep pace with technological changes;

•	ABC’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers;

•	ABC’s ability to expand into new markets;

•	the cost and other effects of material contingencies, including litigation contingencies;

•	further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins;

•	possible changes in general economic and business conditions in the United States in general and in the region and communities we serve in particular may lead to a deterioration in credit quality, which could require increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets;

•	the threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty; and

•	possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

The cautionary statements in the section entitled “Risk Factors” at page 15 and elsewhere in this proxy statement/prospectus also identify important factors and possible events that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ABC and First National do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all the information that is important to you. Each item in this summary refers to a page where that subject is discussed in more detail. To understand the merger fully, and for a more complete description of the legal terms of the merger and the merger agreement, you should read carefully this entire proxy statement/prospectus and the documents to which we have referred you. See the sections entitled “Where You Can Get More Information” at page 108 and “Incorporation of Certain Documents by Reference” at page 108. In addition, the merger agreement is attached as APPENDIX A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by this reference. We urge you to read the merger agreement in its entirety; it is the legal document that governs the merger. Unless the context requires otherwise, the terms “we,” “our,” and “us” refer to ABC and First National together.

Information About ABC (page 64) and First National (Page 64)

ABC BANCORP, 24 2nd AVENUE, S.E., MOULTRIE, GEORGIA 31768; (229) 890-1111. ABC is a Georgia bank holding company headquartered in Moultrie, Georgia that owns 12 subsidiary banks. As of June 30, 2005, ABC had consolidated total assets of approximately $1,305.2 million, consolidated total loans of approximately $962.4 million and consolidated shareholders’ equity of approximately $125.1 million. ABC, through its subsidiary banks, is engaged in a full range of traditional banking, mortgage banking, investment and insurance services to individual and corporate customers through its 37 locations in Georgia, Florida and Alabama.

FIRST NATIONAL BANC, INC., 2509 OSBORNE ROAD, ST. MARYS, GEORGIA 31558; (912) 882-3400. First National is a Georgia bank holding company headquartered in St. Marys, Georgia that owns two subsidiary banks. As of June 30, 2005, First National had consolidated total assets of approximately $270.0 million, consolidated total loans of approximately $206.0 million and consolidated shareholders’ equity of approximately $17.1 million. First National, through its subsidiary banks, is engaged in a full range of banking services at five locations in Georgia and Florida.

The Merger (Page 21)

The proposed acquisition of First National by ABC is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, First National will merge with and into ABC. ABC will be the surviving corporation after the merger, and one or both of First National Bank, St. Marys, Georgia (“St. Marys”) and First National Bank, Orange Park, Florida (“Orange Park”), each a subsidiary of First National, will be merged with and into The First Bank of Brunswick or another wholly-owned subsidiary of ABC. If either St. Marys or Orange Park does not merge with and into The First Bank of Brunswick or another wholly-owned subsidiary of ABC, then the First National subsidiary bank which does not participate in such merger shall continue as a wholly-owned subsidiary of ABC.

Except in certain circumstances described under the section entitled “Terms of the Merger—Merger Consideration” at page 36, if the merger is completed, then each of the issued and outstanding shares of First National common stock will be converted into the right to receive either $34.00 in cash or a to-be-determined number of shares of ABC common stock with a market value, measured as of the trading period, equal to $34.00. You may elect to receive ABC common stock, cash or a combination of stock and cash for your First National shares, subject to proration in the event the aggregate stock elections exceed 65% or are less than 40%. It is possible, therefore, that you will receive a different proportion of stock and cash than you elect. For example, if stock elections representing more than 65% of the outstanding shares of First National common stock prior to the merger are made, then ABC will prorate the number of shares of its common stock that the holders of First National common stock will receive so that no more than 65% of the First National shares are converted into ABC common stock.

ABC will not issue fractional shares. First National shareholders who would otherwise be entitled to receive a fractional share of ABC common stock instead will receive cash based on the average closing price of the ABC common stock during the trading period.

Depending upon what elections are made with respect to the receipt of ABC common stock in connection with the merger, existing First National shareholders will own between approximately 5.92% and 9.28% of the total outstanding shares of ABC common stock following the merger.

We urge you to read the merger agreement, which is attached as APPENDIX A to this proxy statement/prospectus, in its entirety.

Federal Income Tax Consequences of the Merger (Page 50)

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the “Code.” It is a condition to the completion of the merger that First National and ABC receive opinions from their respective tax counsel, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, in general:

•	If you receive a combination of ABC common stock and cash in exchange for your First National common stock and your tax basis in your First National common stock is less than the sum of the cash and the fair market value, as of the effective date of the merger, of the ABC common stock received, you generally will recognize gain equal to the lesser of: (i) the sum of the cash and the fair market value of the ABC common stock you receive, minus the tax basis of your First National common stock surrendered, and (ii) the amount of cash you receive in the merger. However, if your tax basis in the First National common stock surrendered in the merger is greater than the sum of the cash and the fair market value of the ABC common stock you receive, then your loss will not be currently allowed or recognized for federal income tax purposes.

•	If you receive solely ABC common stock in exchange for First National common stock, then you generally will not recognize any gain or loss, except with respect to cash you receive in lieu of fractional shares of First National common stock.

•	If you receive solely cash in exchange for your First National common stock, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and the tax basis in your shares of First National common stock.

See the section entitled “Federal Income Tax Consequences of the Merger” at page 50 for a more complete discussion of the United States federal income tax consequences of the merger. We urge you to consult with your tax advisor for a full understanding of the tax consequences of the merger to you.

Opinion of Financial Advisor to First National (Page 25)

Allen C. Ewing & Co. (“Ewing”) has given an opinion to First National’s board of directors that, as of June 30, 2005, the consideration to be received in the merger was fair, from a financial point of view, to First National shareholders. This opinion is attached as APPENDIX C to this proxy statement/prospectus. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Ewing. This opinion does not constitute a recommendation to any First National shareholder as to how to vote on the merger agreement or as to the form of consideration that a First National shareholder should elect.

Opinion of Financial Advisor to ABC (Page 29)

SunTrust Robinson Humphrey (“SunTrust”) has given an opinion dated June 29, 2005 to ABC’s board of directors that, as of such date, the consideration to be paid in the merger to the First National shareholders was fair, from a financial point of view, to ABC. This opinion is attached as APPENDIX D to this proxy statement/prospectus.

Reasons for the Merger (Page 24)

First National believes that by becoming part of a larger organization with greater resources, it will be able to serve its customers and communities better and provide more competitive services. The merger will also enable First National shareholders to exchange their relatively illiquid shares of First National common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of First National.

First National Annual Shareholders’ Meeting (Page 19)

First National will hold its annual shareholders’ meeting on December 12, 2005 at 6:30 p.m., local time, at the Holiday Inn at the Jacksonville International Airport, 14670 Duval Road, Jacksonville, Florida 32218. At the annual meeting, First National shareholders will be asked to consider and vote upon the approval and adoption of the merger agreement and the election of 15 directors to First National’s board of directors. First National shareholders may also consider such other matters as may properly be brought before the annual meeting and may be asked to vote on a proposal to adjourn or postpone the annual meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

First National Record Date and Voting (Page 19)

If you owned shares of First National common stock at the close of business on October 28, 2005, the record date for the annual meeting, you are entitled to vote on the approval and adoption of the merger agreement, the election of directors and any other matters considered at the annual meeting. On the record date, there were 1,016,376 shares of First National common stock outstanding. You will have one vote at the annual meeting for each share of First National common stock you owned on the record date. The affirmative vote of shareholders owning at least a majority of the outstanding First National common stock is required to approve and adopt the merger agreement. The affirmative vote of a plurality of the votes represented and entitled to vote at the annual meeting is required to elect directors. As of the close of business on the record date for the annual meeting, directors and executive officers of First National and their respective affiliates may be deemed to be the beneficial owners of shares of First National common stock representing approximately 68.1% of the outstanding voting power of First National. Each of the directors and executive officers of First National has indicated that such person intends to vote or direct the vote of all the shares of First National common stock over which such person has voting control in favor of the merger proposal and the election of each of the director nominees. In addition, certain First National shareholders, including all of First National’s directors, which shareholders beneficially owned, in the aggregate, approximately 68.1% of the outstanding shares of First National common stock, as of the record date, entered into a voting agreement with ABC pursuant to which they granted to ABC an irrevocable proxy to vote all voting securities of First National held by such shareholders in favor of the approval and adoption of the merger agreement. As a result, the approval and adoption of the merger agreement by the First National shareholders is practically assured.

First National’s Board of Directors Recommends Shareholder Approval (Page 19)

First National’s board of directors has determined that the merger is advisable and in the best interests of First National and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and “FOR” the election of each of the director nominees.

ABC’s Dividend Policy Following the Merger (Page 42)

ABC currently pays quarterly dividends of $0.14 per share of common stock. ABC expects that it will continue to pay quarterly dividends, but it may change that policy based on business conditions, its financial condition or other factors. First National is not currently permitted to pay dividends on the First National common stock without the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Further, First National is also restricted under the merger agreement from paying dividends or making any distributions in respect of First National common stock.

Interests of First National’s Directors and Executive Officers in the Merger (Page 54)

When considering the recommendation of First National’s board of directors, you should be aware of potential conflicts of interest of, and the benefits available to, certain of First National’s directors and executive officers. These directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, their interests as First National shareholders generally. First National’s board of directors was aware of these interests and considered them before approving the merger and the merger agreement.

Comparative Rights of Shareholders (Page 96)

Both ABC and First National are incorporated under the laws of the State of Georgia and are subject to the Georgia Business Corporation Code and the Georgia Financial Institutions Code. Upon completion of the merger, the shareholders of First National will become shareholders of ABC, and the Articles of Incorporation and Bylaws of ABC will govern their rights. ABC’s Articles of Incorporation and Bylaws differ somewhat from First National’s Articles of Incorporation and Bylaws.

Effect of the Merger on First National Stock Options (Page 42)

On June 30, 2005, there were 21,214 outstanding options to purchase First National common stock, which options had exercise prices of between $14.05 and $35.00 per share. Pursuant to the terms of the merger agreement, any option that is outstanding at the effective time of the merger will be cancelled in consideration of a cash payment to the option holder.

Accounting Treatment of the Merger (Page 43)

We expect to account for the merger as a “purchase” transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States (“GAAP”).

Employee Benefits of First National Employees After the Merger (Page 42)

ABC has agreed to offer to all current employees of First National who become ABC employees substantially the same employee benefits as those offered by ABC to its employees in similar positions. ABC will also give First National employees full credit for their years of service with First National for both eligibility and vesting.

Conditions to the Merger (Page 39)

We will complete the merger only if several conditions are satisfied, including the following:

•	at least a majority of First National’s outstanding shares are voted in favor of the approval and adoption of the merger agreement;

•	the representations and warranties made by ABC and First National in the merger agreement are materially true and correct as of the effective date of the merger;

•	we receive all necessary regulatory approvals and any waiting periods required by law have passed; and

•	First National’s counsel delivers an opinion that First National shareholders will not recognize gain or loss for federal income tax purposes on the receipt of shares of ABC common stock that they receive in the merger.

Termination of the Merger Agreement (Page 40)

Notwithstanding the approval and adoption of the merger agreement by First National shareholders at the annual meeting, our boards of directors can jointly agree to terminate the merger agreement at any time. In addition, either party can terminate the merger agreement if:

•	we do not complete the merger by December 31, 2005;

•	the other party materially breaches its representations, warranties or covenants it made or obligations it has under the merger agreement and fails to cure the breach;

•	the conditions to completing the merger are not satisfied; or

•	any applicable regulatory agency denies approval of the merger.

ABC Common Stock Issued in the Merger to be Listed on NASDAQ (Page 42)

The shares of ABC common stock to be issued in the merger will be listed on The Nasdaq National Market under the symbol “ABCB.”

Required Regulatory Approvals (Page 40)

We cannot complete the merger unless it is approved by the Federal Reserve Board and the Georgia Department of Banking and Finance. ABC has filed applications with the Federal Reserve Board and the Georgia Department of Banking and Finance for approval of the merger. Although we cannot be certain when or whether we will obtain the required regulatory approvals, we do not know of any reason why we should not obtain them in a timely manner.

Comparative Market Prices of Common Stock (Page 12)

ABC common stock is traded on The Nasdaq National Market under the symbol “ABCB.” First National common stock is not traded on any established market. On June 30, 2005, the last day prior to the public announcement of the merger, the last reported sale price per share of ABC common stock on The Nasdaq National Market was $18.08. The resulting equivalent pro forma price per share of First National common stock would have been $33.23.

To the knowledge of First National, the most recent sale of First National common stock prior to the public announcement of the merger was on March 8, 2005, which was a sale of 50 shares for a purchase price of $46.00 per share. To the knowledge of First National, there have been no sales since the announcement of the merger. There can be no assurance as to what the market price of the ABC common stock will be if and when the merger is consummated.

Dissenting Shareholders’ Rights (Page 52)

First National shareholders may dissent from the merger and, upon following the requirements of Georgia law, receive cash in the amount of the fair value of their First National shares instead of the cash and shares of ABC stock offered pursuant to the merger agreement.

Any First National shareholder who wishes to exercise dissenters’ rights:

•	must file a written notice of intent to dissent prior to the vote;

•	must not vote in favor of the merger agreement; and

•	must strictly comply with the procedural requirements of Georgia law.

A copy of the dissenters’ rights statutes is attached as APPENDIX B to this proxy statement/prospectus. We encourage you to read the statutes carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Selected Consolidated Financial Information

We are providing the following information to help you analyze the financial aspects of the merger. This information is based on and should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and related notes of ABC and First National for the year ended December 31, 2004 and the quarter ended June 30, 2005, which appear elsewhere in this proxy statement/prospectus. Information as of and for the quarter ended June 30, 2005 and 2004 with respect to both ABC and First National is unaudited; however, in the opinion of management of ABC and First National, respectively, all adjustments, consisting solely of normal recurring accruals, considered necessary for the fair presentation of the results for the periods presented have been included. Neither ABC’s nor First National’s results for the six months ended June 30, 2005 are necessarily indicative of the results of operations that may be expected for any other interim period or the year as a whole. The information has been adjusted to reflect all stock splits and stock dividends declared through the last date of each period presented. See the sections entitled “Where You Can Get More Information” at page 108, “ABC Bancorp Financial Statements” at page F-1 and “First National Banc, Inc. Financial Statements” at page F-1.

ABC BANCORP AND SUBSIDIARIES

(In Thousands, Except Per Share Data and Ratios)

	Six Months Ended June 30,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Selected Balance Sheet Data:
Total assets	$1,305,156	$1,157,156	$1,267,993	$1,169,111	$1,193,406	$1,177,953	$826,197
Total loans	962,412	859,653	877,074	840,539	833,447	805,076	587,381
Total deposits	1,035,863	879,187	986,224	906,524	916,047	931,156	679,885
Investment securities	218,371	192,784	221,741	196,289	184,081	156,835	162,105
Stockholders’ equity	125,084	115,415	120,939	113,613	107,484	104,148	80,656

Selected Income Statement Data:
Interest income	36,153	31,109	64,365	64,479	71,347	72,913	68,976
Interest expense	11,461	9,360	19,375	22,141	28,240	34,928	30,805

Net interest income	24,692	21,749	44,990	42,338	43,107	37,985	38,171

Provision for loan losses	905	938	1,786	3,945	5,574	4,566	1,712
Other income	7,156	6,629	13,023	14,718	15,706	11,749	8,215
Other expenses	20,290	18,159	36,505	35,147	37,807	30,843	30,233

Income before tax	10,653	9,281	19,722	17,964	15,432	14,325	14,441
Income tax expense	3,553	3,053	6,621	5,954	5,077	4,692	4,343

Net income	$7,100	$6,228	$13,101	$12,010	$10,355	$9,633	$10,098

Per Share Data:
Net income—basic	$0.60	$0.53	$1.12	$1.03	$0.87	$0.87	$0.99
Net income—diluted	0.61	0.53	1.11	1.02	0.87	0.87	0.99
Book value	10.54	9.81	10.28	9.68	9.17	8.68	8.05
Tangible book value	8.15	7.92	7.84	7.76	7.16	6.57	7.37
Dividends	0.28	0.24	0.47	0.43	0.40	0.40	0.38

Profitability Ratios:
Net income to average total assets	1.12%	1.07%	1.12%	1.04%	0.90%	1.00%	1.27%
Net income to average stockholders equity	11.55%	10.78%	11.19%	10.85%	9.81%	10.30%	13.19%
Net interest margin	4.23%	4.07%	4.15%	3.96%	4.07%	4.27%	5.14%
Efficiency ratio	63.71%	63.99%	62.93%	61.60%	64.28%	62.02%	65.18%

Loan Quality Ratios:
Net charge-offs to total loans	-0.03%	0.16%	0.22%	0.46%	0.68%	0.54%	0.30%
Reserve for loan losses to total loans and OREO	1.72%	1.77%	1.77%	1.78%	1.78%	1.85%	1.67%
Non performing assets to total loans and OREO	0.53%	0.86%	0.70%	0.95%	1.11%	1.67%	0.95%
Reserve for loan losses to nonperforming loans	377.50%	264.68%	274.70%	231.20%	196.64%	124.97%	202.18%
Reserve for loan losses to total nonperforming assets	323.25%	205.82%	253.32%	187.58%	160.74%	111.00%	175.38%

Liquidity Ratios:
Loans to total deposits	92.91%	97.78%	88.93%	92.72%	90.98%	86.46%	86.39%
Loans to average earning assets	82.43%	80.42%	80.91%	78.63%	78.76%	90.56%	79.05%
Noninterest-bearing deposits to total deposits	14.59%	14.70%	15.22%	15.63%	14.38%	13.48%	13.96%

Capital Adequacy Ratios:
Common stockholders’ equity to total assets	9.58%	9.97%	9.54%	9.72%	9.01%	8.84%	9.76%
Average total stockholders’ equity to average total assets	9.68%	9.97%	9.98%	9.56%	9.17%	9.74%	9.59%
Dividend payout ratio	46.67%	45.28%	41.96%	41.75%	45.98%	45.98%	38.38%

FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

	Six Months Ended June 30,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Selected Balance Sheet Data:
Total assets	$270,037,473	$233,543,029	$265,634,948	$142,128,389	$118,895,203	$113,530,413	$90,227,394
Total loans	206,020,080	197,295,811	220,311,351	116,879,504	96,394,707	77,531,767	58,955,269
Total deposits	233,067,414	186,319,436	229,629,221	112,806,134	90,026,216	86,071,217	68,538,790
Investment securities	18,533,225	15,834,082	17,578,770	9,045,775	11,575,682	21,225,317	17,337,856
Stockholders’ equity	17,091,254	21,652,443	18,139,878	11,790,096	10,532,865	8,636,683	7,679,040

Selected Income Statement Data:
Interest income	8,538,484	6,312,624	14,926,368	9,079,560	8,322,241	7,949,251	6,370,412
Interest expense	2,997,540	1,757,006	4,250,979	3,183,575	3,622,371	4,407,828	3,707,880

Net interest income	5,540,944	4,555,618	10,675,389	5,895,985	4,699,870	3,541,423	2,662,532

Provision for loan losses	3,597,000	265,658	7,808,877	456,519	592,347	633,328	167,141
Other income	1,066,370	938,133	2,206,593	1,469,565	2,036,229	1,950,566	1,069,137
Other expenses	4,405,668	3,366,759	8,219,458	4,697,969	4,119,453	3,210,982	2,422,332

Income before tax	(1,395,354)	1,861,334	(3,146,353)	2,211,062	2,024,299	1,647,679	1,142,196
Income tax expense	(597,579)	730,237	(1,234,000)	782,322	695,393	536,500	372,600

Net income	$(797,775)	$1,131,097	$(1,912,353)	$1,428,740	$1,328,906	$1,111,179	$769,596

Per Share Data:
Net income loss—basic	$(0.78)	$1.30	$(2.03)	$1.99	$2.74	$2.56	$1.73
Net income loss—diluted	(0.78)	1.29	(2.03)	1.96	2.69	2.54	1.72
Book value	16.82	21.30	17.54	24.15	21.61	20.21	17.58
Tangible book value	14.46	18.77	15.15	24.15	21.61	20.21	17.58
Dividends	0.20	0.12	0.57	0.00	0.00	0.00	0.00

Profitability Ratios:
Net income to average total assets	(0.60%)	1.20%	(0.81%)	1.10%	1.14%	1.09%	0.91%
Net income to average stockholders equity	(9.06%)	13.53%	(10.08%)	13.02%	13.86%	13.62%	10.57%
Net interest margin	4.55%	5.29%	4.95%	4.93%	4.43%	3.90%	3.61%
Efficiency ratio	66.68%	61.28%	63.81%	63.78%	61.15%	58.47%	64.91%

Loan Quality Ratios:
Net charge-offs to total loans	2.07%	-0.03%	2.78%	0.09%	0.26%	0.22%	0.21%
Reserve for loan losses to total loans and OREO	2.71%	1.37%	1.88%	1.33%	1.27%	1.15%	0.72%
Non performing assets to total loans and OREO	2.61%	1.09%	2.74%	1.81%	1.12%	1.41%	2.81%
Reserve for loan losses to nonperforming loans	155.85%	797.17%	88.46%	575.93%	141.11%	97.62%	30.99%
Reserve for loan losses to total nonperforming assets	103.98%	126.49%	68.65%	73.36%	113.57%	81.06%	25.81%

Liquidity Ratios:
Loans to total deposits	88.40%	105.89%	95.94%	103.61%	107.07%	90.08%	86.02%
Loans to average earning assets	84.54%	114.51%	102.25%	97.81%	90.96%	85.38%	79.83%
Noninterest-bearing deposits to total deposits	11.55%	13.07%	10.37%	9.32%	12.06%	12.03%	12.52%

Capital Adequacy Ratios:
Common stockholders’ equity to total assets	6.33%	9.27%	6.83%	8.30%	8.93%	7.61%	8.51%
Average total stockholders’ equity to average total assets	6.58%	8.90%	8.07%	8.42%	8.25%	8.01%	8.66%
Dividend payout ratio	(25.64%)	16.46%	(28.08%)	0.00%	0.00%	0.00%	0.00%

Selected Unaudited Pro Forma Combined Consolidated Financial Information

The following selected unaudited pro forma combined consolidated financial information of ABC and First National combine the consolidated financial information of ABC for the year ended December 31, 2004 and as of and for the six months ended June 30, 2005, with the consolidated financial information of First National for the year ended December 31, 2004 and as of and for the six months ended June 30, 2005, after giving effect to the merger. The information presented below is based on and should be read in conjunction with, and is qualified in its entirety by, the unaudited pro forma combined consolidated financial information, and the notes thereto, appearing elsewhere in this proxy statement/prospectus.

We are providing the selected unaudited pro forma combined consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of the combined results of operations or actual results of ABC that would have been reported had the merger been completed at the beginning of the periods presented and should not be taken as representative of the future combined results of operations of ABC.

We prepared the selected unaudited pro forma combined consolidated financial information using the purchase method of accounting. The selected unaudited pro forma combined consolidated financial information does not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger. The information has been adjusted to reflect all stock splits and stock dividends declared through the last date of each period presented. See the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” at page 46.

ABC BANCORP AND SUBSIDIARIES

COMBINED WITH FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

SELECTED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, Except Per Share Data and Ratios)

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Selected Balance Sheet Data:
Total assets	$1,580,260	$1,538,999
Total loans	1,168,433	1,097,385
Total deposits	1,268,930	1,215,853
Investment securities	236,904	239,320
Stockholders’ equity	147,546	143,401

Selected Income Statement Data:
Interest income	45,892	78,897
Interest expense	14,309	23,626

Net interest income	31,583	55,271
Provision for loan losses	4,716	9,595
Other income	8,051	15,230
Other expenses	26,362	45,306

Income before tax	8,556	15,600
Income tax expense	2,790	5,055

Net income	$5,766	$10,545

ABC BANCORP AND SUBSIDIARIES

COMBINED WITH FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

SELECTED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, Except Per Share Data and Ratios)

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Per Share Data:
Net income—basic	$0.44	$0.81
Net income—diluted	0.44	0.81
Book value	11.28	11.05
Tangible book value	7.59	7.54
Dividends	0.27	0.47

Profitability Ratios:
Net income to average total assets	0.75%	0.75%
Net income to average stockholders’ equity	7.93%	7.56%
Net interest margin	4.51%	4.29%
Efficiency ratio	66.51%	64.26%

Loan Quality Ratios:
Net charge-offs to total loans	0.34%	0.73%
Reserve for loan losses to total loans and OREO	1.90%	1.79%
Non performing assets to total loans and OREO	0.90%	1.11%
Reserve for loan losses to nonperforming loans	277.33%	189.89%
Reserve for loan losses to total nonperforming assets	210.52%	161.28%

Liquidity Ratios:
Loans to total deposits	92.08%	90.26%
Loans to average earning assets	83.51%	85.24%
Noninterest-bearing deposits to total deposits	14.03%	14.30%

Capital Adequacy Ratios:
Common shareholders’ equity to total assets	9.34%	9.32%
Average total stockholders’ equity to average total assets	9.42%	9.87%
Dividend payout ratio	61.36%	58.02%

Comparison of Certain Unaudited Per Share Data

The following tables present unaudited selected historical, pro forma combined and equivalent per share data, as if the merger had been consummated on the date indicated. The information is based on the historical financial statements of ABC and First National. The pro forma data does not purport to be indicative of the results of operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the merger based on numerous assumptions and estimates. If the merger is consummated as anticipated, then it will be accounted for as a purchase. The information presented below should be read in conjunction with, and is qualified in its entirety by, the separate consolidated financial statements, including applicable notes, of ABC and First National, and the Unaudited Pro Forma Combined Consolidated Financial Information, and notes thereto, appearing elsewhere in this proxy statement/prospectus.

	As of and for the Six Months Ended June 30, 2005				As of and for the Year Ended December 31, 2004
	ABC	First National	Pro forma Combined(1)	Equivalent First National Amount Per Share(2)	ABC	First National	Pro forma Combined(1)	Equivalent First National Amount Per Share(2)
Net Income Per Common Share—Basic	$0.60	$(0.78)	$0.44	$0.81	$1.12	$(2.03)	$0.81	$1.49
Net Income Per Common Share—Diluted	0.60	(0.78)	0.44	0.81	1.11	(2.03)	0.81	1.49
Dividends Per Common Share	0.28	0.20	0.27	0.50	0.47	0.57	0.47	0.86
Book Value Per Common Share	10.54	16.82	11.28	20.73	10.28	17.85	11.05	20.30
Tangible Book Value Per Common Share	8.15	14.46	7.59	13.96	7.84	15.41	7.54	13.86

(1)	See the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” at page 46.
(2)	The equivalent share information for First National in the above table is computed in the following manner: (a) approximately 35% of the shares of First National common stock (including shares with respect to which dissenters’ rights have been perfected) will be converted into cash; and (b) approximately 65% of the shares of First National common stock will be converted into shares of ABC common stock (plus cash in lieu of any fractional shares) having a market value of $18.50 per share at an exchange ratio of 1.8378 shares of ABC common stock for each share of First National common stock.

Comparative Stock Prices

ABC common stock is traded on The Nasdaq National Market under the symbol “ABCB.” First National common stock is not publicly traded. The following table sets forth, for the indicated periods, the high and low closing sale prices for ABC common stock as reported by The Nasdaq National Market. The stock prices do not include retail mark-ups, mark-downs or commissions. On February 15, 2005, ABC’s board of directors approved a six-for-five stock split of the ABC common stock payable on or about March 31, 2005 to ABC shareholders of record on March 15, 2005. The amounts below have been adjusted to reflect this stock split. ABC had a total of 1,975 shareholders of record as of October 28, 2005.

	ABC Common Stock Closing Sales Prices
	High	Low
2005
Fourth Quarter (through October 28, 2005)	$18.96	$17.90
Third Quarter	$17.78	$20.03
Second Quarter	$18.72	$16.38
First Quarter	$18.52	$15.08

2004
Fourth Quarter	$17.77	$15.62
Third Quarter	$16.38	$13.54
Second Quarter	$16.50	$14.23
First Quarter	$15.56	$12.89

2003
Fourth Quarter	$13.64	$12.56
Third Quarter	$13.68	$11.52
Second Quarter	$11.36	$10.50
First Quarter	$11.08	$10.03

On June 30, 2005, the last day prior to the public announcement of ABC’s proposed acquisition of First National, the last reported sale price per share of ABC common stock on The Nasdaq National Market was $18.08, and the resulting equivalent pro forma price per share of First National common stock was $33.23. On October 28, 2005, the latest practicable date prior to the mailing of this proxy statement/prospectus, the last reported sale price per share of ABC common stock on The Nasdaq National Market was $18.85, and the resulting equivalent pro forma price per share of First National common stock was $34.81. The equivalent per share price of a share of First National common stock at each specified date represents the last reported sale price of a share of ABC common stock on such date multiplied by an assumed exchange ratio of approximately 1.8378 shares of ABC common stock with respect to June 30, 2005, and 1.8468 shares of ABC common stock with respect to October 28, 2005, plus $12,095,000 in cash (exclusive of any withholdings). The market price of ABC common stock at the effective time of the merger may be higher or lower than the market price at the time the merger proposal was announced, at the time the merger agreement was executed, at the time the mailing of this proxy statement/prospectus or at the time of the annual meeting. First National shareholders are not assured of receiving any specific market value of ABC common stock at the effective time of the merger, and such value may be more or less than the current value of ABC common stock.

There is no established public market for the First National common stock. To the knowledge of First National, the most recent trade of First National common stock prior to June 30, 2005, the last day prior to the public announcement of ABC’s proposed acquisition of First National, was the sale of 50 shares on March 8, 2005, at $46.00 per share. To the knowledge of First National, there have been no trades of First National common stock since the announcement of the merger.

The information regarding First National common stock is provided for informational purposes only and, due to the absence of an active market for First National common stock, you should not view it as indicative of the actual or market value of First National common stock.

Dividends

The holders of ABC common stock are entitled to receive dividends when and if declared by ABC’s board of directors out of funds legally available therefor. Although ABC currently intends to continue to pay quarterly cash dividends on ABC common stock, there is no assurance that ABC’s dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the consideration by ABC’s board of directors of other relevant factors.

ABC is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary institutions. ABC’s subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See the section entitled “Supervision and Regulation—Payment of Dividends” at page 59. These restrictions may limit ABC’s ability to pay dividends to its shareholders. As of November 2, 2005, ABC does not believe these restrictions will impair ABC’s ability to declare and pay its routine and customary dividends.

The holders of First National common stock are entitled to receive such dividends or distributions as First National’s board of directors may declare out of funds legally available for such payments. The payment of distributions by First National is subject to the restrictions of Georgia law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock.

The ability of First National to pay distributions is affected by the ability of its subsidiary banks to pay dividends. The ability of First National’s subsidiary banks, as well as of First National, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines. At the request of the Federal Reserve Board, First National has agreed not to pay any dividends on the First National common stock without the approval of the Federal Reserve Board. First National is also restricted under the merger agreement from paying dividends or making any distributions in respect of First National common stock.

The following table sets forth cash dividends declared per share of ABC common stock, as adjusted for ABC’s stock split effective March 15, 2005, and First National common stock for the periods indicated.

	ABC Quarterly Cash Dividends Declared Per Share	First National Quarterly Cash Dividends Declared Per Share
YEAR ENDING DECEMBER 31, 2005
Third Quarter	$0.14	$—
Second Quarter	$0.14	$—
First Quarter	$0.14	$0.20

Total	$0.28	$0.20

YEAR ENDED DECEMBER 31, 2004
Fourth Quarter	$0.12	$0.15
Third Quarter	$0.12	$0.15
Second Quarter	$0.12	$0.15
First Quarter	$0.12	$0.11

Total	$0.48	$0.56

YEAR ENDED DECEMBER 31, 2003
Fourth Quarter	$0.12	$—
Third Quarter	$0.12	$—
Second Quarter	$0.10	$—
First Quarter	$0.10	$—

Total	$0.44	$—

RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, we urge you to consider the following factors before deciding how to vote on the approval and adoption of the merger agreement.

Risks Associated with the Merger

You may not know the exact mix of consideration you will receive and might not be able to exchange your First National common stock without recognizing gain for federal income tax purposes.

The consideration to be received by First National shareholders in the merger is subject to proration. If you elect to receive all of the merger consideration in shares of ABC common stock and the all-stock election is oversubscribed, then you will receive a portion of the merger consideration in cash. Similarly, if you elect to receive all of the merger consideration in cash and all the all-cash election is oversubscribed, then you will receive a portion of the merger consideration in shares of ABC common stock. Accordingly, you may not receive exactly the type of consideration you elect to receive in the merger, which could result in, among other things, tax consequences that differ from those that would have resulted if you had received the form of consideration that you elected (including the potential recognition of gain for federal income tax purposes if you receive cash). A discussion of the proration mechanism can be found under the section entitled “Terms of the Merger—Merger Consideration” at page 36 and a discussion of the material federal income tax consequences of the merger can be found under the section entitled “Federal Income Tax Consequences of the Merger” at page 50.

Because the market price of ABC common stock may fluctuate, you cannot be sure of the market value of the common stock that you will receive in the merger.

Upon completion of the merger, the issued and outstanding shares of First National common stock will be converted into the right to receive a combination of cash and shares of ABC common stock pursuant to the terms of the merger agreement. The value of the portion of the merger consideration that will be paid in shares of ABC common stock will be determined based on the average closing price of ABC common stock during the trading period. The market price of ABC common stock will likely be different, and may be lower, on the date you receive your shares of ABC common stock than this average. Differences in ABC’s stock price may result from a variety of factors, including general market and economic conditions, changes in ABC’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond ABC’s control. If the market price of ABC common stock declines after you vote, and you receive ABC common stock as a portion of the merger consideration, then you will be receiving less value than you expected when you voted.

The market value of the ABC common stock received by you in the merger may change based upon the average closing price of ABC common stock.

If the average closing price of ABC common stock during the trading period is between $14.00 and $20.00 per share, then the market value of the ABC common stock to be received by First National shareholders in the merger will equal $34.00 per share measured as of the trading period. If the average closing price is less than $14.00 per share, then First National will have the right to terminate the merger agreement unless ABC increases the merger consideration so that you receive what you would have received had the average closing price been $14.00 per share. If the average closing price is less than $14.00 per share and First National does not exercise its right of termination, then the value of the ABC common stock received by First National shareholders in the merger will be less than $34.00 per share measured as of the trading period.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

ABC and First National have operated and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, then we might not achieve the economic benefits we expect to result from the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board and the Georgia Department of Banking and Finance. The Federal Reserve Board and the Georgia Department of Banking and Finance will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board and the Georgia Department of Banking and Finance will review capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There is no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The market price of ABC common stock after the merger may be affected by factors different from those affecting First National common stock currently.

The businesses of ABC and First National differ in certain respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of ABC and First National. For a discussion of the businesses of ABC and First National and of certain factors to consider in connection with those businesses, see the sections entitled “Information About ABC” at page 64 and “Information About First National” at page 64 and the documents that ABC has filed with the SEC.

The merger agreement limits First National’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit First National’s ability to discuss competing third-party proposals to acquire all or a significant part of First National or its subsidiary banks. In addition, First National has agreed to pay ABC a fee of $1.5 million if the transaction is terminated because First National decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First National from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First National than it might otherwise have proposed to pay.

Certain directors and executive officers of First National have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of First National have interests in the merger other than their interests as shareholders. First National’s board of directors was aware of these interests at the time it approved the merger. These interests may cause First National’s directors and executive officers to view the merger proposal differently than you may view it. See the section entitled “Interests of First National’s Directors and Executive Officers in the Merger” at page 54.

The trading volume in ABC common stock has been relatively low.

The trading volume in ABC common stock on The Nasdaq National Market has been relatively low when compared with larger companies listed on The Nasdaq National Market or other stock exchanges. We cannot say with any certainty that a more active and liquid trading market for ABC common stock will develop. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares.

You will have less influence as a shareholder of ABC than you have as a shareholder of First National.

Based upon the amount of cash received by First National shareholders in the merger, the First National shareholders as a group will own between 5.92% (if 60% of the merger consideration is in the form of cash) and 9.28% (if 35% of the merger consideration is in the form of cash) of the common stock of the combined company. If the merger occurs, then each First National shareholder who receives ABC common stock will become a shareholder of ABC with a percentage ownership of the combined company much smaller than such shareholder’s percentage interest of First National and, accordingly, will have less influence on the management and policies of ABC than such shareholder now has on the management and policies of First National.

The fairness opinion obtained by First National will not reflect changes in circumstances between the signing of the merger agreement and the effective date of the merger.

First National has not obtained an updated opinion as of the date of the amendment to the merger agreement or as of the date of this document from its financial adviser. Changes in the operations and prospects of First National, general market and economic conditions and other factors which may be beyond the control of First National, and on which the fairness opinion was based, may alter the value of First National or the prices of shares of First National common stock and shares of ABC common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that First National received from its financial advisor, see the section entitled “Opinion of Financial Advisor to First National” at page 25.

Risks Associated with ABC

Changes in interest rates could have an adverse effect on ABC’s income.

The combined company’s profitability depends to a large extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. ABC’s net interest income will be adversely affected if market interest rates change such that the interest the combined company has to pay on deposits and borrowings increases faster than the interest we earn on loans and investments. See the section entitled “Supervision and Regulation-Fiscal and Monetary Policy” at page 63.

Competition in the banking industry is intense.

Competition in the banking and financial services industry is intense. In their primary market areas, ABC’s subsidiary banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than ABC’s subsidiary banks and may offer certain services that ABC’s subsidiary banks do not or cannot provide. The profitability of ABC depends upon the continued ability of its subsidiary banks to compete in their market areas.

ABC’s Articles of Incorporation and Bylaws may prevent or delay a takeover by another company.

ABC’s Articles of Incorporation permit ABC’s board of directors to issue preferred stock without shareowner action. The ability to issue preferred stock could discourage a company from attempting to obtain control of ABC by means of a tender offer, merger, proxy contest or otherwise. Additionally, ABC’s Articles of Incorporation and Bylaws divide ABC’s board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of ABC’s board of directors could make it more difficult for a company to acquire control of ABC. ABC is also subject to certain provisions of the Georgia Business Corporation Code and ABC’s Articles of Incorporation which relate to business combinations with interested shareholders.

Success of ABC depends upon local economic conditions.

ABC’s success is dependent to a certain extent upon the general economic conditions in the geographic markets served by ABC’s subsidiary banks, primarily including south central and southwestern Georgia, southeastern Alabama, north central Florida and the immediate surrounding areas. Adverse changes in the geographic markets that ABC’s subsidiary banks serve would likely impair their ability to collect loans and could otherwise have a negative effect on the financial condition of ABC. Examples of potential unfavorable changes in economic conditions which could affect south central and southwestern Georgia, southeastern Alabama and north central Florida include, among other things, the adverse effects of weather on agricultural production and a substantial decline in agricultural commodity prices.

ABC and its subsidiary banks operate in a regulated environment.

Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. ABC is subject to The Bank Holding Company Act of 1956 and to regulation and supervision by the Federal Reserve Board. ABC’s subsidiary banks are also subject to the regulation and supervision of the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Georgia Department of Banking and Finance, the Alabama State Banking Department and the Florida Department of Banking and Finance. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies and the maintenance of adequate capital for the general business operations and financial condition of ABC’s subsidiary banks, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The Federal Reserve Board also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which ABC and its subsidiary banks may conduct their businesses and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve Board. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of ABC’s subsidiary banks to attract deposits and make loans.

FIRST NATIONAL ANNUAL SHAREHOLDERS’ MEETING

Date, Time and Place

The First National annual shareholders’ meeting will be held at the Holiday Inn at the Jacksonville International Airport, 14670 Duval Road, Jacksonville, Florida 32218 at 6:30 p.m., local time, on December 12, 2005.

Matters to be Considered at the Annual Meeting

At the annual meeting, holders of First National stock will be asked to consider and vote upon the approval and adoption of the merger agreement and the election of 15 common directors to First National’s board of directors. First National shareholders may also consider such other matters as may properly be brought before the annual meeting and may be asked to vote on a proposal to adjourn or postpone the annual meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

First National’s board of directors has approved the merger agreement and recommends a vote “for” approval and adoption of the merger agreement and a vote “for” the election of each of the director nominees.

Record Date; Shares Outstanding; Quorum

Only shareholders of record of First National common stock at the close of business on October 28, 2005 will be entitled to notice of, and to vote at, the annual meeting. On October 28, 2005, First National had outstanding 1,016,376 shares of First National common stock. There is no other class of First National common stock outstanding. Each share of First National common stock entitles the holder to one vote. The presence at the First National annual meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting will constitute a quorum. There must be a quorum present in order for the vote on the merger agreement and the election of directors to occur.

Vote Required

The approval and adoption of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of First National (i.e., at least 508,189 shares). The election of individuals to serve on First National’s board of directors will require an affirmative vote of a plurality of the votes represented and entitled to vote at the annual meeting, meaning that the 15 nominees receiving the most votes will be elected as directors. Approval of the adjournment of the annual meeting requires the affirmative vote of a majority of the shares represented at the annual meeting, whether or not a quorum is present. As of the record date for the annual meeting, certain First National shareholders, including all of its directors, which shareholders together beneficially owned approximately 692,152 shares as of the record date, or approximately 68.1% of the outstanding First National common stock, have granted to ABC an irrevocable proxy to vote their First National common stock in favor of the approval and adoption of the merger agreement. As a result, the approval and adoption of the merger agreement by the First National shareholders is practically assured.

Voting of Proxies

All executed proxies received at or prior to the annual meeting will be voted at the meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement and the director nominees recommended by management.

It is not expected that any other matter will be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

If a quorum is not obtained, the annual meeting may be adjourned for the purpose of obtaining additional proxies. At any reconvening of the meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

Effect of Abstentions and Broker Non-Votes

You may abstain from voting on the approval and adoption of the merger agreement. Abstentions will be considered shares present and entitled to vote at the annual meeting but will not be counted as votes cast at the meeting. Broker non-votes with respect to the merger agreement also will not be counted as votes cast at the meeting. Abstentions and broker non-votes will not be counted in computing a plurality and thus will have no effect on the election of directors.

Because the approval and adoption of the merger agreement requires the affirmative vote of at least a majority of all shares entitled to vote at the annual meeting, abstentions by First National shareholders and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, you are urged to complete, date and sign the accompanying form of proxy card and return it promptly in the enclosed postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed First National form does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by:

•	filing with the secretary of First National a duly executed revocation of proxy;

•	submitting a duly executed proxy bearing a later date; or

•	appearing at the annual meeting and voting in person at the meeting.

Attendance at the annual meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: Roscoe H. Mullis, First National Banc, Inc., 2509 Osborne Road, St. Marys, Georgia 31558

Solicitation of Proxies

First National will bear the cost of the solicitation of proxies from its shareholders, and ABC and First National will each bear one-half of the costs associated with printing and mailing of this proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of First National may solicit proxies from First National shareholders by telephone or telegram or in person without compensation other than reimbursements of their actual and reasonable expenses. First National will reimburse any custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation material to beneficial owners of the stock they hold.

You should not send stock certificates with your proxy cards. As described below under the section entitled “Exchange of First National Stock Certificates” at page 35, you will be sent under separate cover prior to the annual meeting materials for exchanging your shares of First National.

Independent Registered Accountants

For the year ended December 31, 2004, Elliott Davis LLC (“Elliot Davis”) served as First National’s independent registered accountant. The engagement of Elliot Davis was approved by First National’s board of directors and the audit committee of First National’s board of directors. Representatives of Elliot Davis are not expected to be present at the annual meeting.

THE MERGER

The following information summarizes information pertaining to the merger. The descriptions of the terms and conditions of the merger, the merger agreement and any related documents in this proxy statement/prospectus are not complete and are qualified in their entirety by the more detailed appendices to this proxy statement/prospectus which are incorporated by reference, including the merger agreement attached as APPENDIX A. We urge you to read the appendices in their entirety.

Overview

If the First National shareholders approve and adopt the merger agreement and the other conditions to the consummation of the merger are satisfied, ABC will acquire First National pursuant to the merger of First National with and into ABC. ABC will exchange cash and shares of its common stock, plus cash instead of any fractional share, for each outstanding share of First National common stock as to which appraisal rights have not been exercised and perfected (other than treasury shares and shares held by ABC or First National or their subsidiaries, all of which will be cancelled in the merger). Each share of ABC common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding and unchanged as a result of the merger.

Background of the Merger

During the past several years, there has been a trend toward consolidation in the banking industry. This trend has enabled participants in business combinations to benefit from the economies of scale and greater efficiencies resulting from the shared services, technology and purchasing power of the combined entities. Banks have increasingly sought suitable acquisition candidates as a means of utilizing excess capital and obtaining the benefits described above.

Since 1994, ABC has been reviewing and analyzing possible acquisition opportunities in the southern Georgia, southeastern Alabama and north central Florida areas. ABC’s strategic plan has been to enhance shareholder value by creating a larger organization in such areas. ABC’s goal has been to provide broader and more comprehensive services to its customers, to create efficiencies in the administration and service functions and to provide a larger shareholder base with a more liquid security trading in a national market.

In exercising their fiduciary duty to shareholders, First National’s management and board of directors have from time to time considered the possibility of a number of strategic options in evaluating ways to maximize the value of its common stock, to provide liquidity for shareholders, and to diversify First National’s exposure to a limited market. As a result of the death of First National’s chairman of the board of directors and largest shareholder in December 2004, First National’s board of directors began to consider future strategic alternatives, including raising additional capital to fund continued growth, slowing company growth rather than raising capital, or pursuing a merger partner with adequate capital to fund expected growth and a possible expansion of branch locations. First National’s board of directors was compelled to consider these strategic alternatives as a result of the void in its strategic vision which resulted from the death of First National’s chairman and as a result of the change in the chairman’s family’s financial planning orientation as the administration of his estate proceeded.

In February 2005, a representative of a Georgia-based community banking organization approached First National’s board of directors to discuss the possibility of pursuing a business combination transaction. First National’s board of directors authorized this potential acquiror to conduct an on-site due diligence investigation of First National to determine whether, and on what terms, a business combination might be possible. During the investigation, the potential acquirer expressed concern over problem loans identified in St. Marys loan portfolio, and the parties decided to postpone any further discussion until the regularly scheduled OCC examination of that bank was completed.

The OCC examination began in March 2005, during the course of which the OCC discovered significant deficiencies in St. Marys’ loan portfolio, which resulted primarily from the unsound lending practices of David Moffat, the then-president and chief executive officer of First National and St. Marys. Mr. Moffat resigned all positions with First National and each of its banks on March 21, 2005. Primarily as a result of the loans deficiencies, the OCC rated the overall condition of St. Marys as unsatisfactory and designated the bank as being in “troubled condition” as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Following the discovery of these loan deficiencies, the potential acquirer indicated that it was no longer interested in pursuing a business combination with First National.

The OCC’s findings resulted in an increased charge to First National’s provision for loan losses of approximately $7.2 million in the consolidated financial statements for the year ended December 31, 2004 and the charge-off of additional loans against the allowance of approximately $6.0 million in the consolidated financial statements for the year ended December 31, 2004. During the first quarter of 2005, additional loans of approximately $2.5 million were charged-off against the allowance in the consolidated financial statements for the three months ended March 31, 2005. The significant loan losses had a negative impact on asset quality, capital adequacy, earnings and liquidity.

Following completion of the OCC examination, on April 28, 2005, First National’s board of directors reviewed the possible alternatives of raising additional capital or pursuing a business combination with another financial institution. During the first week of May 2005, First National’s board of directors held meetings with representatives of the following investment banking firms: Ewing, SunTrust and Stevens & Associates. Stevens & Associates brought Edwin Hortman, Chief Executive Officer of ABC, and Dennis Zember Jr., Chief Financial Officer of ABC, to the meeting with First National’s board of directors. At the meeting, Messrs. Hortman and Zember discussed with First National’s board of directors the potential benefits of, and synergies which may result from, a business combination between ABC and First National, including that ABC’s commitment to developing a banking presence in coastal Georgia and northern Florida is compatible with First National’s operations, that ABC’s experienced team of bankers would be valuable in efforts to improve the quality of St. Mary’s loan portfolio, and that ABC’s capital position may facilitate the development of banking locations in Orange Park and greater Jacksonville. At the conclusion of the meeting, ABC indicated to First National’s board of directors that ABC would be interested in further discussing an acquisition of First National.

On May 10, 2005, ABC’s board of directors engaged SunTrust to act as ABC’s financial advisor in connection with the proposed merger.

On May 12, 2005, First National’s board of directors engaged Ewing as its exclusive agent to provide financial advisory services in connection with a sale of, or merger transaction involving, First National, and to provide a market valuation and fairness opinion in connection therewith. After considering the presentation by Messrs. Hortman and Zember, First National’s board of directors also agreed to permit ABC to begin a preliminary due diligence review of First National and its business while Ewing prepared and distributed to interested parties financial and operating information relating to First National.

During the second week of May 2005, ABC began its preliminary due diligence review of First National and its business, including First National’s loan portfolios, loan concentrations, credit risks, legal liabilities, staff resources, corporate structure and operational efficiencies. Concurrently with ABC’s preliminary due diligence review, Ewing contacted 11 financial institutions regarding their interest in a business combination with First National. In connection with such contacts, Ewing distributed financial and operating information relating to First National to these institutions, all of which had previously executed non-disclosure agreements. In addition to the information ABC received in connection with its preliminary due diligence review of First National, ABC also received all of the information relating to First National distributed by Ewing. The information received by ABC was examined and analyzed by ABC’s executive management team prior to May 17, 2005. Based upon the results of the preliminary due diligence review, Messrs. Hortman and Zember discussed with ABC’s board of directors at a meeting held on May 17, 2005 a possible business combination between ABC and First National.

First National received indications of interest from four of the 11 financial institutions, including ABC, all of which conducted on-site due diligence reviews of First National. ABC’s management team conducted its on-site due diligence review of First National during the second week of May 2005. During this on-site review, ABC’s management team met with Timothy O’Keefe, First National’s President, Yong Kim, First National’s Chief Financial Officer and other members of First National’s management and discussed, among other things, First National’s credit quality and the consistency and nature of First National’s earnings.

From May 15, 2005 through the last week of June 2005, Messrs. Hortman and Zember met, either in person or telephonically, with Mr. O’Keefe to continue ABC’s due diligence review of First National. Representatives of Ewing participated in most of these meetings.

From May 15, 2005 through June 10, 2005, Messrs. Hortman, Zember and O’Keefe negotiated a non-binding letter of intent regarding the proposed merger, which was signed on June 10, 2005. Between June 10 and June 29, 2005, Messrs. Zember, Hortman and O’Keefe negotiated the terms of a definitive merger agreement. Legal counsel for ABC and First National also participated in these negotiations. Throughout the process of negotiating the definitive merger agreement, Rogers & Hardin LLP, ABC’s legal counsel, reviewed with ABC’s management its legal and fiduciary duties in connection with the proposed merger and discussed the terms of the merger agreement in detail.

On June 21, 2005, Messrs. Hortman and Zember and Jon S. Edwards, ABC’s Executive Vice President and Senior Credit Officer, reviewed the results of ABC’s due diligence review of First National with ABC’s board of directors and discussed with ABC’s board of directors the proposed merger and the terms of the proposed merger agreement.

On June 30, 2005, the board of directors of First National met to consider the proposed merger with ABC. A representative of Smith, Gambrell & Russell, LLP, First National’s legal counsel, reviewed the fiduciary obligations of the First National board of directors with respect to the transaction and reviewed the legal terms of the definitive agreement. Representatives of Ewing summarized certain financial information with respect to the proposed transaction and rendered an opinion that, as of June 30, 2005, the merger consideration was fair to the shareholders of First National, from a financial point of view. After a general question and discussion period among the members of the board of directors, management, and their financial and legal advisers, First National’s board of directors voted to approve the merger agreement and the transactions contemplated thereby.

On July 1, 2005, SunTrust reviewed with ABC’s board of directors SunTrust’s financial analysis of the proposed merger and delivered its written opinion, dated June 29, 2005, to the effect that, as of that date and based upon and subject to the matters described in the opinion, the total consideration in the proposed merger was fair, from a financial point of view, to ABC. After a general discussion period, ABC’s board of directors approved the merger, approved and ratified the merger agreement and related documents and determined that the merger and the merger agreement were advisable and fair to, and in the best interests of, ABC and the ABC shareholders.

In early September 2005, ABC’s management determined that because of St. Marys’ financial condition and related regulatory and compliance issues, it would be in the best interests of ABC from a regulatory standpoint to merge only one of St. Marys or Orange Park, instead of both, into The First Bank of Brunswick or another wholly-owned subsidiary of ABC upon completion of the merger of First National with ABC. In early October 2005, ABC’s management proposed this revised structure for the subsidiary bank merger to First National’s management. An amendment to the merger agreement which reflects this revised structure was approved and adopted by ABC’s board of directors at a meeting held on October 18, 2005 and by First National’s board of directors by unanimous written consent effective as of October 20, 2005. On October 28, 2005, all of the parties to the merger agreement executed and delivered the amendment to the merger agreement.

REASONS FOR THE MERGER

ABC’s Reasons for the Merger

In deciding whether to enter into the merger agreement, ABC’s board of directors, with the assistance of outside legal and financial advisors, considered a number of factors, including the following:

•	the financial condition, operating results, current business and future prospects of ABC and First National;

•	a comparison of the terms of the proposed merger with comparable transactions, both in the southeastern United States and elsewhere;

•	the quality of First National’s management and its extensive experience in the coastal Georgia and north central Florida markets;

•	the fact that the merger provides ABC with a natural extension of its presence in north central Florida and coastal Georgia;

•	the complementary nature of the business of ABC and First National, particularly each organization’s emphasis on traditional community banking; and

•	the opinion rendered by SunTrust to ABC’s board of directors that, as of June 29, 2005, the merger consideration to be paid by ABC in the proposed merger was fair to ABC from a financial point of view.

In approving the transaction, ABC’s board of directors did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors.

First National’s Reasons for the Merger

First National’s board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the aggregate merger consideration to be received for the shares of First National common stock, resulted from arm’s-length negotiations between representatives of First National and ABC. In reaching its conclusion that the merger agreement is in the best interest of First National and its shareholders, First National’s board of directors considered, without assigning any relative or specific values, a number of factors, including the following:

•	the fact that the ABC common stock is traded on The Nasdaq National Market and has enjoyed a consistent dividend payout;

•	alternatives to the merger, including continuing to operate First National on a stand-alone basis, considering the breadth of its product line, economic conditions and the prospects for community banking and competition in the financial services area;

•	the merger consideration to be received in the proposed merger, including the fact that although the cash received generally will be taxable, the First National shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of ABC common stock in the merger;

•	a comparison of the terms of the proposed merger with comparable transactions, both in the southeastern United States and elsewhere;

•	information concerning the business, financial condition, results of operations and prospects of First National and ABC;

•	competitive factors and trends toward consolidation in the banking industry;

•	the social and economic effect of the merger on First National and its employees, depositors and other customers, creditors and other constituencies of the communities in which First National is located;

•	the regulatory environment for financial institutions generally; and

•	the opinion rendered by Ewing to First National’s board of directors that, as of June 30, 2005, the merger consideration to be received in the proposed merger was fair, from a financial point of view, to the holders of First National common stock.

First National’s board of directors believes that by becoming part of a larger organization with greater resources, First National will be able to serve its customers and communities better and to provide services that will be competitive in the combined company’s market and elsewhere. Similarly, a larger organization will be able to provide greater career opportunities for First National’s employees.

First National’s board of directors also considered the separate agreements and benefits proposed for employees and management and concluded that those terms were reasonable. See the section entitled “Interests of First National’s Directors and Executive Officers in the Merger” at page 54.

The foregoing discussion of the information and factors considered by First National’s board of directors is not intended to be exhaustive. First National’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. First National’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interest of First National’s shareholders.

First National’s board of directors believes that the terms of the merger are in the best interest of First National and its shareholders and has approved the merger agreement. First National’s board of directors recommends that the shareholders of First National approve and adopt the merger agreement.

OPINION OF FINANCIAL ADVISOR TO FIRST NATIONAL

Introduction

On May 12, 2005, First National’s board of directors retained Ewing to market First National to a list of bank holding companies proposed by Ewing and approved by First National’s board of directors and to act as First National’s financial advisor and to render a fairness opinion in connection with any proposed sale or merger transaction because Ewing is a nationally recognized investment banking firm with substantial experiences in transactions similar to the merger. This marketing program facilitated the negotiations between First National and ABC, which resulted in the parties executing the merger agreement. On June 9, 2005, Ewing rendered its oral opinion to First National’s board of directors that the merger consideration was fair, from a financial point of view, to First National shareholders, and issued its written opinion, dated June 30, 2005, to First National’s board of directors to the same effect. In addition to having paid Ewing a retainer in the amount of $15,000, First National has agreed to pay Ewing a fee of $50,000 for the delivery of its fairness opinion. In addition, First National has agreed to pay Ewing a financial advisory fee at the closing of the proposed merger equal to 1.0% of the aggregate consideration to be paid pursuant to the proposed merger, less amounts previously received. In addition, Ewing Loan Advisors, Inc., an affiliate of Ewing, provides loan review services to St. Marys and has received compensation of approximately $60,000 for such services.

No limitations were imposed by First National’s board of directors on the scope of Ewing’s analysis or the procedures followed by Ewing in rendering its opinion. Ewing’s opinion is directed to First National’s board of directors and does not constitute a recommendation to any First National shareholder as to how such shareholder should vote on the merger agreement. Ewing has not been requested to opine as to, and its opinion does not address, the underlying business decision by First National’s board of directors to enter into the merger agreement.

In arriving at its opinion, Ewing assumed and relied upon the accuracy and completeness of the financial and other information provided to Ewing by First National. Ewing made no independent verification of the assets and liabilities of First National. The opinion is based upon market and economic conditions existing on June 30, 2005. Events occurring after the date of Ewing’s opinion including, but not limited to, changes in the market price of securities, First National’s results of operations, or material changes in the value of the assets or liabilities of First National, could affect the assumptions underlying, and the conclusions stated in, Ewing’s opinion. After June 30, 2005, the merger agreement was amended to reflect the revised structure for the bank subsidiary merger as described under “The Merger—Background of the Merger.” First National did not request that Ewing update, revise or reaffirm its opinion on any date subsequent to June 30, 2005 because the amendment to the merger agreement does not alter the merger consideration to be received by the First National shareholders in the merger. Accordingly, Ewing’s opinion does not address the amendment to the merger agreement.

Ewing’s opinion is attached as APPENDIX C to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to APPENDIX C. First National shareholders are urged to read Ewing’s opinion in its entirety.

In arriving at its opinion, Ewing reviewed:

•	the merger agreement and the exhibits thereto;

•	First National’s audited consolidated financial statements for the year ended December 31, 2004;

•	historical financial information relating to First National;

•	First National’s internally prepared consolidated financial projections for the years ending December 31, 2005, December 31, 2006 and December 31, 2007;

•	ABC’s audited consolidated financial statements for the year ended December 31, 2004 and unaudited consolidated financial statements for the quarter ended March 31, 2005;

•	historical financial information relating to ABC that Ewing deemed relevant;

•	the trading history of the ABC common stock from June 2003 to June 2005;

•	financial and market information relating to publicly traded commercial banking companies similar to ABC;

•	a comparison of the financial terms of recent business combinations in the commercial banking industry similar to the proposed merger with the financial terms of the proposed merger;

•	current market and banking environments; and

•	such other information, financial studies, analyses, inquiries and other matters that Ewing deemed relevant.

Ewing also held discussions with the management of First National concerning its historical and future operations and the decision of First National’s board of directors to negotiate a transaction with ABC.

Analysis of Comparable Companies

In preparing fairness opinions involving business combination transactions in the banking industry, it is accepted procedure to compare the terms of the subject transaction with the terms of transactions involving similar banking companies. This methodology of determining the fairness of a transaction is accepted because the banking industry is highly regulated, the operations of individual banks tend to be similar, and banks generally have standardized accounting and reporting procedures.

Ewing reviewed selected data from business combination transactions involving banking institutions similar to First National in size, geographic location and operations. Ewing selected fourteen transactions that had occurred since January 1, 2003 involving profitable banks with assets between $200 million and $300 million located in Florida and Georgia. The target banking institutions in these transactions were similar in size to First National, were adequately capitalized, enjoyed moderate annual growth in assets and reflected a high quality of earning assets. The fourteen transactions Ewing selected are set forth below:

Acquiring Institution	Target Institution
South Georgia Bank Holding Company, Georgia	Community National Bancorporation, Georgia
Coastal Banking Company, Inc., South Carolina	First Capital Bank Holding Corporation, Florida
First Horizon National Corporation, Tennessee	West Metro Financial Services, Inc., Georgia
Capital City Bank Group, Inc., Florida	First Alachua Banking Corporation, Florida
Home Bancshares, Inc., Arkansas	Marine Bancorp, Inc., Florida
Security Bank Corporation, Georgia	SouthBank, Georgia
Seacoast Banking Corporation of Florida, Florida	Century National Bank, Florida
GB&T Bancshares, Inc., Georgia	FNBG Bancshares, Inc., Georgia
Fidelity Bankshares, Inc., Florida	First Community Bancorp, Inc., Florida
United Community Banks, Inc., Georgia	Liberty National Bancshares, Inc., Georgia
Whitney Holding Corporation, Louisiana	Madison Bancshares, Inc., Florida
United Community Banks, Inc., Georgia	Fairbanco Holding Company, Inc., Georgia
Citizens Banking Corporation, Florida	American Banking Corporation, Florida
Capital City Bank Group, Inc., Florida	Quincy State Bank, Florida

Due to First National’s net losses in 2004 and 2005, which resulted from the significant loan charge-offs by St. Marys, First National’s regulatory capital was diminished at the time the merger agreement was executed. As a result of these losses and diminished capital, the operations of First National were not comparable to the profitable operations of the larger banking institutions in the fourteen selected transactions, and the terms of the proposed merger were not comparable to the terms of such transactions. Ewing then selected an additional ten transactions that had occurred since January 1, 2003 involving the acquisition of Southeastern community banking institutions with operating losses. The additional ten transactions are set forth below:

Acquiring Institution	Target Institution
Omni Financial Services, Inc., Georgia	Georgia Community Bancshares, Inc., Georgia
Investor Group	BankTennessee, Tennessee
Firstrust Corporation, Louisiana	Central Bank for Savings, Mississippi
Mountain Home Bancshares, Inc., Arkansas	Pocahontas Bankstock, Inc., Arkansas
GB&T Bancshares, Inc., Georgia	Lumpkin County Bank, Georgia
Liberty Bancshares, Inc., Arkansas	Peoples Bank, Arkansas
Community Capital Bancshares, Inc., Georgia	First Bank of Dothan, Alabama
Liberty Shares, Incorporated, Georgia	Cumberland National Bank, Georgia
Investor Group, Florida	Advantage Bankshares, Inc., Florida
Crescent Financial Corp., North Carolina	Centennial Bank, North Carolina

The reasons for the losses at these institutions varied widely, and Ewing determined that the use of these transactions as comparables would be speculative. In view of the lack of comparability between the terms of the proposed merger of First National into ABC and the terms of the selected transactions, Ewing based its opinion as to the fairness of the proposed merger consideration on the marketing process that was utilized by First National and the terms offered by ABC.

The Marketing of First National

In order to achieve optimum terms in the sale/merger of First National, Ewing utilized a controlled marketing procedure whereby it contacted multiple, qualified institutions to consider the acquisition of First National. The controlled marketing of First National was implemented in order to provide First National’s board of directors with the assurance that the opportunity represented by the proposed sale/merger of First National was considered by a multiple of qualified parties and that the resulting competitive environment encouraged interested acquirers to offer their best terms.

Ewing contacted eleven bank holding companies, including ABC, of which seven expressed interest in reviewing the confidential memorandum prepared by Ewing and First National with respect to the operations of First National. Several of the bank holding companies chose not to pursue the acquisition of First National because of their concerns that the loss reserves of St. Marys were not adequate or their lack of comfort with respect to when St. Marys may return to profitability. Expressions of interest, including price ranges for First National, were received from four of the bank holding companies, and three of them, including ABC, performed various degrees of on-site due diligence.

Primary Terms of the ABC Offer

The primary terms proposed by ABC with respect to the merger consist of the following:

Amount of Consideration. ABC proposes to pay the sum of approximately $34.5 million for 100% of the outstanding shares of First National common stock, which represents a per share price of $34.00. In addition, ABC will pay the “in-the-money value” for the 21,214 options to purchase First National common stock that were outstanding as of March 31, 2005, which represents additional consideration of approximately $258,000 and brings the total consideration to be paid by ABC in connection with the merger to approximately $34.8 million.

Type of Consideration. First National shareholders will be given the opportunity to request payment for their First National shares in the form of 100% cash or 100% stock, or a combination thereof, but the maximum market value of the shares of ABC common stock to be issued cannot exceed 65% of the total value of the consideration, excluding the “in-the-money value” of the First National stock options.

Rights to Terminate. In addition to the standard provisions governing the right to terminate the merger agreement, First National will have the right to terminate the merger agreement if the average closing price of the ABC common stock during the trading period is less than $14.00 per share.

Closing Date. The merger must close prior to December 31, 2005, or the merger agreement can be terminated by ABC or First National.

Temporary Financing. ABC has agreed to provide temporary financing in the form of a subordinated loan to First National, if needed, prior to the completion of the merger in order to comply with regulatory capital requirements.

Net Worth Requirement. As a condition to the closing of the merger by ABC, First National and Orange Park must maintain minimum tangible capital in the amounts of $14,239,000 and $8,350,000, respectively, with each calculated as of two business days prior to the completion of the merger.

Employees and Management. ABC plans to enter into employment agreements with certain senior members of First National’s management, and ABC has stated that it plans to retain a substantial number of employees subsequent to the merger.

Other Considerations

Ewing observed that there appeared to be a high level of compatibility between the staff and operations of First National and ABC. Ewing also observed that the market value of ABC common stock represented a level commensurate with ABC’s peers and that the projected future operations of ABC appear to be favorable. Ewing further observed that the acquisition of First National was consistent with ABC’s stated objectives of extending ABC’s banking markets to northeast Florida and southeastern Georgia.

Opinion

Because First National’s board of directors decided to market First National aggressively to multiple institutions and based on Ewing’s experience of more than thirty years in issuing fairness opinions involving business combination transactions in the banking industry, Ewing concluded that the terms offered by ABC with respect to the merger were negotiated in a competitive environment and that the proposed merger consideration offered by ABC for 100% of the shares of First National is fair, from a financial point of view, to First National shareholders.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not readily susceptible to summary description. In arriving at its opinion, Ewing did not attribute any particular weight to any one factor considered by Ewing, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Ewing believes that its analysis must be considered as a whole and that considering any portions of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond First National’s control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. As described above, Ewing’s opinion was one of many factors taken into consideration by First National’s board of directors in entering into the merger agreement.

OPINION OF FINANCIAL ADVISOR TO ABC

ABC has engaged SunTrust as its financial advisor in connection with the merger. At the July 1, 2005 meeting of ABC’s board of directors, SunTrust reviewed with ABC’s board of directors SunTrust’s financial analysis of the proposed merger and delivered SunTrust’s written opinion, dated June 29, 2005, to the effect that, as of that date and based upon and subject to the matters described in the opinion, the total consideration in the proposed merger was fair, from a financial point of view, to ABC. No limitations were imposed by ABC’s board of directors upon SunTrust with respect to the investigation made or the procedures followed by SunTrust in rendering its opinion. The consideration to be paid by ABC in the merger was determined through arm’s-length negotiations between representatives of ABC and First National.

The full text of the opinion of SunTrust, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as APPENDIX D to this proxy statement prospectus and is incorporated herein by reference. The summary of the SunTrust opinion described below is qualified in its entirety by reference to the full text of the opinion.

SunTrust’s opinion is directed to ABC’s board of directors and relates only to the fairness from a financial point of view of the total consideration paid by ABC. SunTrust’s opinion does not address any other aspect of the merger.

Material and Information Considered with Respect to the Merger

In arriving at its opinion, SunTrust among other things:

•	reviewed a draft of the merger agreement;

•	reviewed publicly available information concerning ABC and First National which SunTrust believes to be relevant to its inquiry;

•	reviewed financial and operating information with respect to the business, operations and prospects of First National furnished to SunTrust by ABC and First National;

•	reviewed a comparison of the historical financial results and present financial condition of First National with those of publicly traded companies which SunTrust deemed relevant;

•	reviewed a comparison of the financial terms of the proposed merger with the publicly available financial terms of certain other recent transactions which SunTrust deemed relevant;

•	conducted discussions with the management of ABC and First National concerning First National’s business, operations, assets, present condition and future prospects; and

•	undertook such other studies, analyses and investigations, and considered such information, as SunTrust deemed appropriate.

In connection with rendering its opinion, SunTrust did not consider the amendment to the merger agreement, which was entered into after the date of SunTrust’s opinion. ABC did not request that SunTrust update, revise or reaffirm its opinion on any date subsequent to June 29, 2005 because the amendment to the merger agreement does not alter the merger consideration to be paid by ABC in the merger.

SunTrust assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by it in arriving at its opinion. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies and other potential benefits of the merger provided to or discussed with it, SunTrust assumed, at the direction of the management of ABC and without independent verification or investigation, that they have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of ABC and First National and are otherwise reasonable. SunTrust also assumed with the approval of ABC that the future financial results of First National referred to in its opinion that were provided to it by ABC will be achieved, and that the synergies and other potential benefits of the merger will be realized, at the times and in the amounts estimated by the management of ABC.

In arriving at its opinion, SunTrust did not conduct a physical inspection of the properties and facilities of First National. SunTrust did not review individual credit files nor did it make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of First National or any of its subsidiaries, and SunTrust was not furnished with any such evaluation or appraisal. SunTrust is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, SunTrust assumed that First National’s allowances for losses are in the aggregate adequate to cover those losses.

The SunTrust opinion is necessarily based upon market, economic and other conditions as they existed on and could be evaluated as of, the date of its opinion. SunTrust expressed no opinion as to the underlying valuation, future performance or long-term viability of ABC or First National. SunTrust’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to ABC’s underlying business decision to effect the merger. SunTrust was not asked to, nor did it, offer any opinion as to any terms or conditions of the merger agreement or the form of the merger (other than the total consideration). For purposes of its opinion, SunTrust assumed that:

•	the merger agreement does not differ in any respect from the draft it examined and that ABC and First National will comply in all material respects with the terms of the reorganization agreement and the transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement;

•	the merger will be treated as a tax-free reorganization for federal income tax purposes; and

•	all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on ABC or First National or on the expected benefits of the merger.

Subsequent developments may affect SunTrust’s opinion and SunTrust does not have any obligation to update or revise its opinion.

In preparing its opinion, SunTrust performed a variety of financial and comparative analyses, a summary of which is described below. The summary is not a complete description of the analyses underlying SunTrust’s opinion or the presentation made to ABC’s board of directors, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, or focusing on information in tabular format, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust’s opinion.

In performing its analyses, SunTrust made numerous assumptions with respect to ABC, First National, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of ABC and First National. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust’s opinion and analyses were only one of many factors considered by ABC’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of ABC’s board of directors or management of First National with respect to the merger or the consideration to be paid by ABC in the merger. The merger consideration was determined on the basis of negotiations between ABC and First National. In arriving at its opinion, SunTrust did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative) supported or failed to support its opinion. Rather, SunTrust arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analysis it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view. ABC’s decision to enter into the merger was made solely by ABC’s board of directors and not as a result of a recommendation by SunTrust.

The following is a summary of the material financial and comparative analyses presented by SunTrust in connection with its opinion to ABC’s board of directors. The summary includes information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Analysis of Selected Publicly-Traded Reference Companies

SunTrust reviewed and compared publicly available financial data, market information and trading multiples for First National with other selected publicly-traded banks and thrifts located in the Southeastern United States that SunTrust deemed relevant to First National. The selected banks and thrifts are set forth below:

Bank of South Carolina (BKSC)
BancTrust Financial Group, Inc. (BTFG)
Beach First National Bancshares, Inc. (BFNB)
CenterState Banks of Florida, Inc. (CSFL)
GB&T Bancshares, Inc. (GBTB)
SCBT Financial Corporation (SCBT)
TIB Financial Corp. (TIBB)
Savannah Bancorp, Inc. (SAVB)

For the selected publicly-traded reference companies, SunTrust analyzed, among other things, stock price as a multiple of projected calendar year 2005 and 2006 earnings per share, book value per share, tangible book value per share and market capitalization to assets. All multiples were based on closing stock prices as of June 30, 2005. Projected earnings per share for the reference companies were based on First Call consensus estimates. First Call is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. The following tables set forth the median multiples indicated by the market analysis of selected publicly-traded reference companies compared to multiples based upon the aggregate consideration set forth above:

	Peer Median		Merger
Market Price to:
Calendar 2005E EPS	18.9	x	NM	x
Calendar 2006E EPS	15.9		19.5
Book Value [1]
Per Share	2.2		2.3
Tangible Book Value Per Share [1]	2.2		2.7
Market Capitalization / Assets [1]	17.6%		13.2%

[1]	As of March 31, 2005.

SunTrust noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to First National and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Analysis of Selected Merger and Acquisition Transactions

SunTrust reviewed and analyzed the financial terms, to the extent publicly available and deemed relevant by SunTrust, for all completed and pending mergers and acquisitions involving selling banks and thrifts that met the following criteria:

•	Selling banks and thrifts located in the Southeastern United States with total assets of between $100.0 million and $500.0 million that were announced between January 1, 2003 and June 30, 2005. The universe included 54 reference transactions.

•	Selling banks and thrifts located in the Southeastern United States near coastlines with total assets of between $100.0 million and $500.0 million that were announced between January 1, 2003 and June 30, 2005. The universe included 16 reference transactions.

•	Selling banks and thrifts located in the Southeastern United States near coastlines excluding the state of Florida with total assets of between $100.0 million and $500.0 million that were announced between January 1, 2003 and June 30, 2005. The universe included four reference transactions.

For the selected transactions, SunTrust analyzed, among other things, acquisition price as a multiple of latest twelve months earnings per share, book value per share, tangible book value per share, total assets and premium to deposits. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The following tables set forth the median multiples indicated by this analysis compared to multiples based upon the aggregate consideration set forth above:

	Southeastern U.S. Transactions Median		Merger
Market Price to:
LTM EPS [1]	26.3	x	NM	x
Book Value Per Share [1]	2.6		2.2
Tangible Book Value [1]
Per Share [1]	2.6		2.7
Total Assets [1]	21.9%		13.2%
Premium/Deposits [1]	20.2		10.1

	Southeastern U.S. Coastal Transactions Median		Merger
Market Price to:
LTM EPS [1]	28.7	x	NM	x
Book Value Per Share [1]	3.1		2.2
Tangible Book Value [1]
Per Share [1]	3.2		2.7
Total Assets [1]	24.7%		13.2%
Premium/Deposits [1]	28.0		10.1

	Southeastern U.S. Coastal Transactions Excl. Florida Median		Merger
Market Price to:
LTM EPS [1]	27.2	x	NM	x
Book Value Per Share [1]	3.1		2.2
Tangible Book Value [1]
Per Share [1]	3.3		2.7
Total Assets [1]	22.5%		13.2%
Premium/Deposits [1]	35.9		10.1

[1]	As of March 31, 2005.

SunTrust noted that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the merger and may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Dividend Discount Analysis

SunTrust performed a dividend discount analysis based upon projections for First National provided by ABC’s management for the fiscal years ending December 31, 2005 through 2009 to estimate the net present equity value per share of First National. SunTrust discounted 4.5 years of estimated cash flows for First National, assuming a dividend rate sufficient to maintain an equity capital ratio (defined as equity divided by assets) of 7.00% and using a range of discount rates from 6% to 10%. In order to derive the terminal value of First National’s earnings stream beyond 2009, SunTrust assumed terminal value multiples of fiscal year 2010 net income ranging from 16.0x to 18.0x. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of First National common stock. This analysis yielded a range of stand-alone aggregate values for First National of between $36.0 million and $46.9 million, with a median value of $41.1 million.

Information Regarding SunTrust

ABC’s board of directors selected SunTrust to act as its financial advisor and render a fairness opinion regarding the merger because SunTrust is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with ABC, its business and its industry. SunTrust is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Pursuant to a letter agreement dated May 6, 2005, ABC paid SunTrust a fee of $50,000 upon the delivery of its opinion. In addition, ABC has agreed to pay SunTrust a financial advisory fee at closing of the proposed merger equal to 0.50% of the aggregate consideration to be paid pursuant to the proposed merger, less amounts previously received. The fees paid or payable to SunTrust are not contingent upon the contents of the opinion delivered. In addition, ABC has agreed to reimburse SunTrust for its reasonable out of pocket expenses and to indemnify SunTrust and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, SunTrust and its affiliates may actively trade in the debt and equity securities of ABC for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust and its affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with ABC or First National in the ordinary course of business.

EXCHANGE OF FIRST NATIONAL STOCK CERTIFICATES

Prior to the annual meeting, a letter of transmittal furnishing instructions for exchanging First National stock certificates (and for replacing any lost, stolen or destroyed certificates) will be mailed under separate cover to each First National shareholder of record as of the close of business on the effective date of the merger. Each First National shareholder will be urged to return this letter of transmittal, as soon as possible, together with his or her stock certificates to SunTrust Bank, Atlanta, the exchange agent for ABC. As soon as practicable after the completion of the merger and receipt by the exchange agent of your First National stock certificates, you will be mailed the cash and ABC common stock (including cash for any fractional share interest or dividends or distributions) to which you are entitled pursuant to the merger agreement.

As of the effective date of the merger, each First National stock certificate will be deemed for all corporate purposes only to evidence the right to receive cash and certificates representing shares of ABC common stock pursuant to the merger agreement. Until the merger is completed and your First National stock certificate is surrendered (or suitable arrangements made for any lost, stolen or destroyed certificate) you:

•	will not be issued a certificate representing the shares of ABC common stock which you are otherwise entitled to receive;

•	will not be paid the cash which you are otherwise entitled to receive; and

•	will not be paid dividends or other distributions in respect of the shares of ABC common stock which you are otherwise entitled to receive.

Any dividends or distributions or other cash payable to you will be retained, without interest, for your account until the completion of the merger and you surrender your stock certificate in accordance with the letter of transmittal.

If any certificates for shares of ABC common stock are to be issued in a name other than that for which a First National share certificate surrendered or exchanged is issued, then the First National share certificate so surrendered must be properly endorsed and otherwise in proper form for transfer, and the person requesting the exchange must affix any requisite stock transfer tax stamps to such certificate surrendered, provide funds for their purchase, or establish to the satisfaction of the exchange agent that such taxes are not payable.

To the extent permitted by law, former First National shareholders will be entitled to vote after the effective time of the merger at any meeting of ABC shareholders the number of shares of ABC common stock into which their First National stock are converted, regardless of whether they have exchanged certificates representing their First National stock for certificates representing ABC common stock.

There will be no transfers of shares of First National common stock on First National’s stock transfer books after the effective time of the merger. First National common stock certificates presented for transfer after the effective time of the merger will be canceled and exchanged for cash and shares of ABC common stock certificates.

Existing ABC shareholders will keep their existing stock certificates and should not deliver any certificates for ABC common stock.

EFFECTIVE TIME OF THE MERGER

The merger will be consummated if it is approved by the shareholders of First National and if ABC and First National obtain all required consents and approvals, including the approvals of the Federal Reserve Board and the Georgia Department of Banking and Finance, and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time that a certificate of merger is issued by the Secretary of State of Georgia. We presently expect that the effective date will occur in the fourth quarter of 2005.

TERMS OF THE MERGER

General

Upon completion of the merger, the separate legal existence of First National will cease, and St. Marys and Orange Park will become wholly-owned subsidiaries of ABC. All property, rights, powers, duties, obligations, debts and liabilities of First National will automatically be transferred to ABC. ABC’s Articles of Incorporation will govern the combined entity. Thereafter, St. Marys and Orange Park, or only one of them if so determined by ABC, will merge with and into The First Bank of Brunswick or another wholly-owned subsidiary bank of ABC. The separate existence of the First National subsidiary bank or banks which merge with and into The First Bank of Brunswick or another wholly-owned subsidiary of ABC will cease upon such merger. If either St. Marys or Orange Park does not merge with and into The First Bank of Brunswick or another wholly-owned subsidiary of ABC, then the First National subsidiary bank which does not participate in such merger shall continue as a wholly-owned subsidiary of ABC.

Merger Consideration

Except as described in the next paragraph, if the merger is completed, then you will receive, for each First National share that you own, either $34.00 in cash or a to-be-determined number of shares of ABC common stock with a market value, measured as of the trading period, equal to $34.00. You may elect to receive ABC common stock, cash or a combination of stock and cash for your First National shares, subject to proration in the event the aggregate stock elections exceed 65% or are less than 40%. It is possible, therefore, that you will receive a different proportion of stock and cash than you elect. For example, if stock elections representing more than 65% of the outstanding shares of First National common stock prior to the merger are made, ABC will prorate the number of shares of its common stock that the holders of First National common stock will receive so that no more than 65% of the First National shares are converted into ABC common stock. ABC will not issue fractional shares. See the section entitled “Terms of the Merger—Fractional Shares” at page 38.

Except as noted below, the exchange ratio in the merger is a “floating”—rather than “fixed”—exchange ratio. This means that the number of shares of ABC common stock to be issued in the merger for each share of First National common stock will increase or decrease based upon the average closing price of ABC common stock during the trading period in order to ensure that the value of the ABC common stock received in the merger will equal $34.00, measured as of the trading period, so long as the average closing price of ABC common stock during the trading period is not less than $14.00 (an exchange ratio of 2.4286) or higher than $20.00 (an exchange ratio of 1.7000).

If the average closing price of the ABC common stock during the trading period is less than $14.00 per share, then First National will have the right to terminate the merger agreement unless ABC increases the merger consideration so that you will receive cash and/or shares of ABC common stock having a value equal to what you would have received had the average closing price been $14.00 per share. If the average closing price of the ABC common stock during the trading period is less than $14.00 per share and First National does not exercise its right of termination, then the value of the ABC common stock you will receive for each share of First National common stock will be less than $34.00 per share measured as of the trading period. If the average closing price of ABC common stock during the trading period is higher than $20.00 per share, then the exchange ratio will be fixed at 1.7000, and the value of the ABC common stock you will receive for each share of First National common stock will be more than $34.00 per share measured as of the trading period.

The following table shows examples of the number of shares of ABC common stock and cash into which 100 shares of First National common stock would be converted in the merger assuming that the average closing price for ABC stock during the trading period is as specified below and that the mix of merger consideration is 65% stock and 35% cash. The table also assumes no dissenters’ rights are exercised and ignores the payment of cash in lieu of fractional shares. Each share of First National common stock held in the treasury of First National and each share of First National common stock owned by ABC or any subsidiary of ABC or First National, other than in a fiduciary capacity, immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

ASSUMED AVERAGE CLOSING PRICE OF ABC COMMON STOCK	RESULTING EXCHANGE RATIO	MERGER CONSIDERATION EXCHANGED FOR 100 SHARES OF FIRST NATIONAL COMMON STOCK
		CASH	NUMBER OF SHARES OF ABC COMMON STOCK
$20.00	1.7000	$1,190	110
$18.50	1.8378	$1,190	119
$16.50	2.0606	$1,190	134
$14.00	2.4286	$1,190	158

We cannot assure you that the current fair market value of ABC or First National common stock will be equivalent to the fair market value of ABC or First National common stock on the effective date of the merger.

Proration Procedures

If the aggregate number of shares of First National common stock in respect of which cash elections have been made exceeds 60% of the number of shares of First National common stock outstanding immediately prior to the effective time of the merger, then the number of shares of First National common stock for which each holder has made an election to receive cash and otherwise would have been entitled to receive cash will be reduced proportionately for each such holder (based on the number of shares as to which an election was made by such holder as compared to the number of shares as to which an election was made by all holders) to the extent necessary so that the aggregate number of shares entitled to receive cash shall equal 60% of the number of shares of First National common stock outstanding immediately prior to the effective time of the merger. Each share of First National common stock that is not converted into cash will be converted into the right to receive shares of ABC common stock.

If the aggregate number of shares of First National common stock in respect of which stock elections have been made exceeds 65% of the number of shares of First National common stock outstanding immediately prior to the effective time of the merger, then the number of shares of First National common stock for which each holder has made an election to receive stock and otherwise would have been entitled to receive stock will be reduced proportionately for each such holder (based on the number of shares as to which an election was made by such holder as compared to the number of shares as to which an election was made by all holders) to the extent necessary so that the aggregate number of shares entitled to receive stock shall equal 65% of the number of shares of First National common stock outstanding immediately prior to the effective time of the merger. Each share of First National common stock that is not converted into stock will be converted into the right to receive $34.00 in cash.

Dissenters’ Rights

Holders of shares of First National common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the Georgia Business Corporation Code will not have their shares converted into the right to receive merger consideration. If a holder’s appraisal rights are lost or withdrawn, then such holder will receive the same consideration as all other holders of First National common stock. For more information, see the section entitled “Statutory Provisions for Dissenting Shareholders” at page 52.

Fractional Shares

ABC will not issue any fractional shares of its common stock to First National shareholders. First National shareholders who would otherwise be entitled to receive a fractional share of ABC common stock instead will receive cash, without interest, for such fractional share in an amount equal to the product of the fraction multiplied by the average closing price of the ABC common stock during the trading period. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	the organization and capital structures of ABC and First National;

•	the contracts, employees, employee benefits, labor relations, litigation, real property, intangible assets and environmental compliance of First National;

•	the due authorization, execution, delivery, performance and enforceability of the merger agreement;

•	consents or approvals of regulatory authorities and third parties necessary to complete the merger;

•	certain financial statements through the period ended December 31, 2004 fairly presenting the financial condition and results of operations of the respective parties in conformity with GAAP; and

•	the absence of material adverse changes, since December 31, 2004, in the consolidated assets, business, liabilities, financial condition and results of operations of ABC (and its subsidiaries) and First National (and its subsidiaries) or in any of their respective relationships with customers, employees, lessors or others.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, ABC and First National have each agreed to use reasonable efforts to preserve their business organizations intact and to maintain satisfactory relationships with their customers, suppliers, regulators and employees. In addition, ABC and First National agreed to conduct their businesses and to engage in transactions only in the ordinary course of business as conducted at the date of the merger agreement and in compliance in all material respects with all applicable laws and regulations and all contracts to which either is a party.

Among other things, without ABC’s prior written consent (which will not be unreasonably withheld or delayed), First National has agreed not to:

•	amend its Articles of Incorporation, Bylaws or other governing instruments;

•	repurchase, redeem or otherwise acquire or declare or pay any dividend or make any other distribution in respect of its capital stock;

•	engage in certain activities such as selling, leasing, mortgaging or otherwise disposing of property having a book value exceeding $50,000 or incur indebtedness (except in the ordinary course of business for reasonable and adequate consideration);

•	enter into any compensation agreements or increase salaries, employee benefits, directors’ fees or bonuses, except to the extent consistent with past practices;

•	increase any compensation or benefits payable to its officers and employees, pay any bonuses, enter into or amend any severance protection agreements or pay or grant bonuses to any of its directors;

•	adopt or change employee benefit plans unless required by law, regulation or judicial interpretation or as deemed necessary or advisable, in the opinion of counsel, to maintain its tax status;

•	acquire direct control of any other person or entity except under certain circumstances;

•	modify or amend any material contracts;

•	adjust, split, combine or reclassify any of its capital stock or sell, lease, dispose of or otherwise encumber any shares of its capital stock or any asset with a book value in excess of $50,000; or

•	commence or settle any litigation with a potential liability to First National in excess of $50,000.

First National has also agreed, among other things:

•	subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement;

•	to maintain accurate books and records;

•	to file all reports required to be filed with regulatory agencies; and

•	to operate its business in the usual, regular and ordinary course and to preserve intact its business organization and assets.

Cooperation

The merger agreement requires First National to consult with ABC on all strategic and operational matters and to permit a representative of ABC to attend all meeting of First National’s board of directors and its subsidiary banks. The purpose of these provisions is to facilitate the full exchange of information concerning the business, operations, capital spending, budgets and financial results of ABC and First National until the completion of the merger and to facilitate the efficient transition and combination of the two businesses.

Conditions to the Merger

The obligations of First National and ABC to consummate the merger are subject to various conditions, including following:

•	the merger agreement shall have been duly approved by the First National shareholders;

•	all necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired (see the section entitled “Terms of the Merger-Required Regulatory Approvals” at page 40);

•	no action, suit, proceeding or claim shall have been instituted, made or threatened relating to the merger;

•	First National shall have received an opinion of its counsel dated as of the effective date of the merger to the effect that, among other things, the merger will be treated for federal income tax purposes as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (see the section entitled “Federal Income Tax Consequences of the Merger” at page 50);

•	the accuracy in all material respects as of June 30, 2005 and as of the effective date of the merger of the representations and warranties made, except as otherwise contemplated by the merger agreement;

•	the performance by ABC and First National in all material respects of all covenants and obligations required to be performed by each at or prior to the effective date of the merger;

•	the registration statement registering the shares of ABC common stock to be received by First National shareholders, of which this proxy statement/prospectus is a part, shall have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of shares of ABC common stock issuable pursuant to the merger shall have been received; and

•	other conditions which are customary for transactions of the type contemplated by the merger agreement.

See the sections entitled “Terms of the Merger-Representations and Warranties” at page 38 and “Terms of the Merger-Conduct of Business Pending the Merger” at page 38.

Required Regulatory Approvals

The merger may not proceed unless we receive the required regulatory approvals. We know of no reason why such approvals will not be obtained, but we cannot assure you that such regulatory approvals will be obtained or when we will obtain them. The Federal Reserve Board and the Georgia Department of Banking and Finance must approve the merger, and applications for the approvals described in this section were filed with the Federal Reserve Board and with the Georgia Department of Banking and Finance on August 18, 2005. We are not aware of any other regulatory approvals or actions that are required for consummation of the merger. Should any other approval or action be required, we presently contemplate that such approval or action would be sought.

In evaluating the merger, the Federal Reserve Board must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country could be to lessen substantially competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve Board should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The merger may not be consummated until the fifteenth day following the date of approval by the Federal Reserve Board, during which time the United States Department of Justice will be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action will stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

The Georgia Department of Banking and Finance and the FDIC must approve the merger of St. Marys and Orange Park, or either of them, with and into The First Bank of Brunswick or another wholly-owned subsidiary of ABC. In their evaluation of each of these transactions, the Georgia Department of Banking and Finance and the FDIC will take into account considerations similar to those taken into account by the Federal Reserve Board.

Waiver, Amendment and Termination

We may agree to further amend the merger agreement. However, after approval and adoption of the merger agreement by the First National shareholders, we cannot enter into any amendment that decreases the merger consideration payable in exchange for the First National shares without the approval of the First National shareholders. One party may waive any breach of the merger agreement by the other party or the failure of the other party to meet any conditions or terms of the merger agreement.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective date, even though we have received the approval of First National shareholders:

•	by our mutual consent;

•	by either one of us if, without the fault of the terminating party, the closing of the merger does not occur on or before December 31, 2005;

•	by either of us (if the terminating party is not in material breach) if regulatory approval is denied;

•	by either of us if: (i) the other party materially breaches its representations, warranties or covenants under the merger agreement and the breach is not corrected within 30 days after notice, (ii) an event or circumstance arises as a result of which the other party will be unable to satisfy certain conditions of the merger agreement, or (iii) if, at the closing of the merger, any condition to the obligations of such party is not met;

•	by First National if it has entered into a definitive agreement to be acquired by another party, so long as First National complies with the terms of the merger agreement and pays ABC the fee described in the section entitled “Terms of the Merger- Expenses and Fees in Connection with the Merger” at page 41; or

•	by First National, under certain circumstances, if the average closing price of the ABC common stock during the trading period is less than $14.00 per share.

If the merger is terminated as described above, the merger agreement will have no effect, except for certain of its provisions, including those relating to the obligations to maintain the confidentiality of certain information and to return all documents obtained from the other party under the merger agreement.

Expenses and Fees in Connection with the Merger

First National and ABC each will bear its respective costs and expenses incurred in connection with the merger, including the fees, expenses and disbursements of its respective counsel and auditors and one-half of the costs incurred in connection with printing and mailing this proxy statement/prospectus, whether or not the merger is consummated. However, in the event that the merger agreement is terminated by First National upon execution of a definitive agreement with a third party or in the event that, prior the termination of the merger agreement, First National receives a takeover proposal and, within one year of such termination, enters into, approves, recommends or takes action with respect to a merger, consolidation or other business combination with any other person, then First National will have to pay to ABC the sum of $1.5 million. Also, if the merger agreement is terminated because either ABC or First National materially breaches its representations, warranties or covenants thereunder, the non-breaching party will be entitled to immediate reimbursement of its merger-related expenses up to $250,000 from the breaching party and will be free to pursue all other remedies available to it by reason of such breach.

Management and Operations After the Merger

ABC intends to undertake a comprehensive review of the business operations, capitalization and management of First National after the merger and, based on the results of such review, intends to develop and implement a business plan aimed at maximizing the financial condition, operating results and future prospects of the combined company.

Non-competition and Non-disclosure Agreements

It is a condition to the consummation of the merger that each director of First National (other than Timothy M. O’Keefe) enter into a non-competition and non-disclosure agreement with ABC. The agreement will provide that such director will not engage or participate in any business or enterprise that competes with the business activities of ABC or First National. The agreement will be effective for two years following the completion of the merger. The scope of the agreement will be limited to a geographic area within a 50-mile radius of Orange Park, Florida and St. Marys, Georgia.

In addition, the agreement will provide that for the two years following the completion of the merger, such director will not recruit certain employees of First National or ABC or any of their respective subsidiaries unless the employee has ceased to be employed by First National or ABC (or any of their respective affiliated companies) for at least six months. The agreement will also provide that for the two years following the completion of the merger, such director will be prohibited from influencing certain persons to discontinue or reduce their business relationship with ABC or First National or their respective subsidiaries.

The agreement will further provide that such director will not disclose any confidential information of ABC or First National for two years following the closing of the merger or reveal any “trade secrets” of ABC or First National for so long as they remain trade secrets.

The description of the non-competition and non-disclosure agreement is qualified by reference to the complete text of such agreement, which is an exhibit to the merger agreement which is attached as APPENDIX A to this proxy statement/prospectus.

First National Stock Options

Prior to June 30, 2005, First National’s directors and executive officers held options to purchase an aggregate of 21,214 shares of First National common stock with exercise prices between $20.40 and $35.00 per share. All of these options will be exercised in accordance with their terms, with payment of the full cash exercise price to First National.

Employee Benefits of First National Employees After the Merger

ABC has agreed that all persons employed by First National and its subsidiaries at the effective time of the merger will be eligible for such employee benefits as are generally available to employees of ABC having like tenure, officer status and compensation levels.

Indemnification and Insurance

ABC has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under First National’s Articles of Incorporation and Bylaws as in effect on June 30, 2005 with respect to matters occurring prior to or at the effective time of the merger will survive the merger. In addition, ABC has agreed to cause the officers and directors of First National to be covered by directors’ and officers’ liability insurance for three years following the effective time of the merger, subject to certain conditions.

No director or executive officer of First National owns any ABC common stock. No director or executive officer of ABC has any personal interest in the merger other than as an ABC shareholder. No ABC director or executive officer owns any shares of First National common stock.

Nasdaq Listing and Public Trading Market

ABC common stock is traded on The Nasdaq National Market under the trading symbol “ABCB.” The shares of ABC common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of ABC common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of First National on the date of the annual meeting or an affiliate of ABC following completion of the merger. See the section entitled “Restrictions on Resales by Affiliates” at page 54.

ABC Dividends

The holders of ABC common stock receive dividends if and when declared by ABC’s board of directors out of legally available funds. ABC declared a dividend of $0.12 per share of common stock for the fourth quarter of 2004. ABC paid a cash dividend of $0.14 per share of common stock for each of the first three quarters of 2005. Following the completion of the merger, ABC expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by ABC’s board of directors of other relevant factors.

No Solicitation of Alternative Transactions

First National was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, neither First National nor any of its subsidiaries may solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by First National’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the board’s fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of First National’s assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, First National’s board of directors may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

First National and its subsidiaries were also required to instruct their respective officers, directors, agents, and affiliates to refrain from taking action prohibited of First National and its subsidiaries and is required to notify ABC immediately if it receives any inquires from third parties. However, no director or officer of First National is prohibited from taking any action that First National’s board of directors determines in good faith, after consultation with counsel and receipt of a written opinion, is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Accounting Treatment of the Merger

ABC is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First National will be recorded, as of completion of the merger, at their respective fair values and added to those of ABC. Any excess of purchase price over the net fair value of First National’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of ABC issued after completion of the merger will reflect these values but will not be restated retroactively to reflect the historical financial position or results of operations of First National. The results of operations of First National will be included in the results of operations of ABC following the effective time of the merger.

ADDITIONAL AGREEMENTS RELATED TO THE MERGER

On June 30, 2005, ABC and certain First National shareholders entered into a voting agreement, and ABC and First National entered into an agreement regarding capital loan. The material terms of these agreements are summarized below.

Voting Agreement

The voting agreement is among ABC and certain First National shareholders, including each member of First National’s board of directors, who beneficially owned, in the aggregate, approximately 68.1% of the outstanding shares of First National common stock as of the record date. Pursuant to the voting agreement, each First National shareholder who is a party to the voting agreement agreed that such shareholder would vote, and granted ABC an irrevocable proxy to vote, all shares of First National common stock which such shareholder beneficially owns and is entitled to vote (or direct the voting of):

•	in favor of approval and adoption of the merger agreement, the merger, the other transactions contemplated by the merger agreement and any other actions required in furtherance of the merger agreement;

•	against any action, proposal, transaction or agreement that would results in a breach of any covenant, representation or warranty or any other obligation or agreement by First National under the merger agreement or by any First National shareholder under the voting agreement; and

•	except with the written consent of ABC, against any action or proposal (other than as contemplated by the merger agreement) involving First National or its subsidiary banks that is intended, or could reasonably be expected, to adversely affect or delay the merger or the transactions contemplated by the merger agreement, including, but not limited to:

•	a competing third-party proposal to acquire all or a significant portion of First National or its subsidiary banks;

•	any change in the persons who constitute First National’s board of directors that is not approved in advance by at least a majority of the persons who were directors of First National as of June 30, 2005 or their successors who were so approved;

•	any material change in First National’s capitalization or any amendment to First National’s Articles of Incorporation or Bylaws; or

•	any other material change in First National’s corporate structure or business.

Each First National shareholder who is a party to the voting agreement also agreed that, until the voting agreement is terminated, such shareholder will not:

•	sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (which actions are collectively referred to herein as a “Transfer”), or enter into any contract, option or agreement with respect to the Transfer of, any shares of First National common stock beneficially owned by such shareholder (except for any Transfer between First National shareholders who are both parties to the voting agreement and except for any pledge or encumbrance which does not impair any such shareholder’s ability to perform its obligations under the voting agreement);

•	take any action that would have the effect of preventing, impeding or adversely affecting such shareholder’s ability to perform its obligations under the voting agreement; or

•	solicit, initiate, conduct or continue any discussions or negotiations, or knowingly respond to or encourage any inquires or proposals, or provide any information to any person, relating to any competing third-party proposal to acquire all or a significant part of First National or its subsidiary banks.

The voting agreement will terminate and have no further effect upon the earlier to occur of:

•	the mutual consent of ABC and the First National shareholders who are parties to the voting agreement;

•	the date on which the merger is completed;

•	the date on which the merger agreement is terminated in accordance with its terms; or

•	the date on which the merger agreement is amended or modified, or any provision therein is waived, in a manner which reduces either the number of shares of ABC common stock issuable or the amount of cash payable to the First National shareholders pursuant to the merger agreement.

The affirmative vote of shareholders owning at least a majority of the outstanding First National common stock is required to approve and adopt the merger agreement. Pursuant to the voting agreement, certain First National shareholders, including all of its directors, which shareholders together beneficially owned approximately 692,152 shares as of the record date, or approximately 68.1%, of the outstanding First National common stock, have granted to ABC an irrevocable proxy to vote their First National common stock in favor of the approval and adoption of the merger agreement. As a result, the approval and adoption of the merger agreement is practically assured.

The description of the voting agreement is qualified by reference to the complete text of the voting agreement, which is an exhibit to the merger agreement which is attached as APPENDIX A to this proxy statement/ prospectus.

Agreement Regarding Capital Loan

Pursuant to the agreement regarding capital loan between ABC and First National, ABC agrees that, upon written request by First National after First National, St. Marys or Orange Park receives a written notification from a regulatory authority requiring First National, St. Marys or Orange Park to increase its capital, ABC will extend a loan to First National in principal amount necessary to satisfy the request for such capital increase, up to $6.0 million. The entire principal amount of any loan made by ABC pursuant to the agreement would be payable on the second anniversary of the loan and would accrue interest at a rate per annum equal to the prime rate, with all accrued interest being payable on the first and second anniversaries of the loan. First National’s payment obligations under the loan would be secured by a pledge to ABC of the capital stock of Orange Park.

ABC’s obligation to make the loan to First National will terminate on the date of the termination of the merger agreement in the event the merger agreement is terminated:

•	by either First National or ABC, if the merger agreement is not duly approved by the First National shareholders;

•	by ABC, if First National withdraws, modifies or changes its recommendation with respect to the merger agreement or the merger;

•	by First National, if it has entered into a definitive agreement to be acquired by another party, so long as First National complies with the terms of the merger agreement and pays ABC the fee described in “Terms of the Merger—Expenses and Fees in Connection with the Merger”; or

•	by ABC, if First National willful breaches any of its representations, warranties, agreements or covenants set forth in the merger agreement.

ABC’s obligation to make the loan to First National will otherwise terminate 60 days after the date of the termination of the merger agreement for any other reason than set forth above.

The description of the agreement regarding capital loan is qualified by reference to the complete text of such agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part and incorporated herein by reference.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following tables present financial information as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004 for ABC after giving effect to the completion of the proposed merger.

The pro forma financial information gives effect to the merger under the purchase accounting method in accordance with GAAP. The unaudited pro forma combined consolidated financial statements combine the historical consolidated financial statements of ABC and First National giving effect to the merger as if it had been effective on June 30, 2005 with respect to the applicable unaudited pro forma combined consolidated balance sheet and as of the beginning of the period indicated with respect to the unaudited pro forma combined consolidated statements of income.

The information for the year ended December 31, 2004 is derived from ABC’s audited consolidated financial statements, including the related notes, and from First National’s audited financial statements, including the related notes, all included elsewhere in this proxy statement/prospectus. See the section entitled “Index to Financial Statements” at page F-1.

ABC expects to incur reorganization and restructuring expenses as a result of the proposed merger. The effect of the estimated reorganization and restructuring costs expected to be incurred in connection with the proposed merger has not been reflected in the unaudited pro forma combined condensed consolidated balance sheet. ABC also anticipates that the merger will provide the combined company with some future financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, ABC does not reflect any of these anticipated cost savings or benefits in the pro forma financial information. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. ABC has included in the pro forma financial information all the adjustments necessary for a fair statement of results of the historical periods.

Given the information regarding the proposed merger, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons, (i) assumptions used in preparing the pro forma financial information may be revised in the future due to changes in values of assets or liabilities, including finalization of the calculation of a core deposit intangible, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the merger is completed; and (ii) adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

ABC BANCORP AND SUBSIDIARIES

COMBINED WITH FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

JUNE 30, 2005

(Unaudited)

(Dollars in Thousands)

	ABC Historical	First National Banc Historical	Pro Forma Adjustments (Notes A and B)		Pro Forma Combined
Assets:
Cash and due from banks	$37,795	$7,889	$—		$45,684
Interest bearing deposits in banks	20,223	541	(12,095	)(1)	8,669
Federal funds sold	—	22,562	—		22,562
Investment securities	218,371	18,533	—		236,904
Loans, net	945,855	200,383	—		1,146,238
Premises and equipment	28,954	8,094	—		37,048
Investment in First National	—	—	34,557	(1)	—
	—	—	(34,557	)(2)	—
Intangible assets	3,296	2,390	8,733	(2)	14,419
Goodwill	25,054	—	8,733	(2)	33,787
Other assets	25,304	9,645	—		34,949

	$1,304,852	$270,037	$5,371		$1,580,260

Liabilities and Equity:
Deposits	$1,035,863	$233,067	$—		$1,268,930
Federal funds purchased and securities sold under agreements to repurchase	6,387	—	—		6,387
Other borrowings	95,236	12,700	—		107,936
Subordinated debentures	35,567	5,155			40,722
Other liabilities	6,715	2,024	—		8,739

Total liabilities	1,179,768	252,946	—		1,432,714

Equity:
Common stock	13,182	—	1,214	(1)	14,396
Capital surplus	46,172	—	21,248	(1)	67,420
Retained earnings	77,549	—	—		77,549
Other comprehensive income	(736)	—	—		(736)
Unearned compensation	(681)	—	—		(681)
Treasury stock	(10,402)	—	—		(10,402)
Equity of First National Banc	—	17,091	(17,091	)(2)	—

Total equity	125,084	17,091	5,371		147,546

	$1,304,852	$270,037	$5,371		$1,580,260

ABC BANCORP AND SUBSIDIARIES

COMBINED WITH FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	Six Months Ended June 30, 2005
	ABC Historical	First National Banc Historical	Pro Forma Adjustments (Note B)		Pro Forma Combined
Interest income	$37,551	$8,538	$(197	)(4)	$45,892
Interest expense	11,312	2,997	—		14,309

Net interest income	26,239	5,541	(197)		31,583
Provision for loan loss	1,119	3,597	—		4,716

Net interest income after provision for loan losses	25,120	1,944	(197)		26,867
Other income	6,985	1,066	—		8,051
Other expense	21,666	4,405	291	(3)	26,362

Income from continuing operations before income taxes	10,439	(1,395)	(488)		8,556
Income taxes	3,553	(597)	(166	)(5)	2,790

Income from continuing operations	$6,886	$(798)	$(322)		$5,766

Income per share from continuing operations—basic					$0.44

Income per share from continuing operations—diluted					$0.44

	Year Ended December 31, 2004
	ABC Historical	First National Banc Historical	Pro Forma Adjustments (Note B)		Pro Forma Combined
Interest income	$64,365	$14,926	$(394	)(4)	$78,897
Interest expense	19,375	4,251	—		23,626

Net interest income	44,990	10,675	(394)		55,271
Provision for loan loss	1,786	7,809	—		9,595

Net interest income after provision for loan losses	43,204	2,866	(394)		45,676
Other income	13,023	2,207	—		15,230
Other expense	36,505	8,219	582	(3)	45,306

Income from continuing operations before income taxes	19,722	(3,146)	(976)		15,600
Income taxes	6,621	(1,234)	(332	)(5)	5,055

Income from continuing operations	$13,101	$(1,912)	$(644)		$10,545

Income per share from continuing operations—basic					$0.81

Income per share from continuing operations—diluted					$0.81

ABC BANCORP AND SUBSIDIARIES

COMBINED WITH FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

A.	The pro forma condensed balance sheet has been prepared assuming the merger was consummated on June 30, 2005. The pro forma condensed statement of income has been prepared assuming the merger was consummated at the beginning of each period presented.

B.	The following pro forma adjustments have been applied to give effect to the proposed merger described in this proxy statement/prospectus.

Balance Sheet:

(1)	Payment of $12,095,000 in cash (representing approximately 35% of total consideration) and issuance of 1,214,157 shares of ABC common stock (with an assumed market value of $18.50 per share) in exchange for 100% of the equity of First National for a total consideration of $34,557,000.

(2)	The excess of purchase price over the fair value of net assets acquired amounting to $17,466,000 has been allocated as follows: 50% to intangible assets and 50% to goodwill. Upon completion of the merger, portions of the excess of the purchase price over the fair value of net assets acquired will be allocated to specific assets based on the fair value of these assets on the day the merger is completed.

Statement of Income:

(3)	Pro forma adjustments to income resulting from the allocation of the purchase price of First National as follows:
Amortization of intangible assets using the straight-line method over an average period of 15 years.

(4)	Loss of interest on interest bearing deposits used to fund the merger using an average rate of 3.25%.

(5)	Tax effect of pro forma adjustment for reduction in interest income and the amortization of intangible assets using a tax rate of 34%.

C.	Based on the assumption that the excess purchase price over the fair value of the net assets acquired will be allocated 50% to amortizable intangible or tangible assets, the effect of the purchase adjustments described in Note B (3) above will result in a decrease in net income of $582,000 for each of the next five years.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect and as currently interpreted. This summary does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person.

In particular, this summary does not address the federal income tax consequences of the merger to First National shareholders in light of their particular circumstances or status. For example, this summary does not address the federal income taxation of the merger to First National shareholders: (i) who hold their shares of First National common stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” as those terms are used in the Code, or (ii) who are foreign persons, tax-exempt entities, dealers in securities, insurance companies or corporations, among others. Nor does this summary address any consequences of the merger under any state, local or foreign laws or the tax treatment of shares of First National or options or other rights to purchase shares of First National stock that are or have been received as compensation. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Smith, Gambrell & Russell, LLP, counsel to First National, delivered a tax opinion to First National to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code and that a First National shareholder will not recognize gain on the exchange of shares of First National common stock in the merger in excess of the amount of cash received by the shareholder in the merger. That opinion was rendered (i) in reliance on certain representations provided by management of First National and ABC, (ii) based upon a specific assumption that First National shareholders will receive as merger consideration ABC common stock with a value equal to at least 40% of the total value of all First National common stock as of the effective time of the merger, and (iii) subject to certain other assumptions and limitations as stated therein. It is a condition to First National’s and ABC’s obligations to effect the merger that such tax opinion shall have been reissued in substantially the same form as of the effective time of the merger. Although the condition to receive the tax opinion at the closing of the merger is waivable, if such condition is waived by both First National and ABC, then the First National shareholders shall be re-solicited with respect to the merger.

The tax opinion of Smith, Gambrell & Russell, LLP is based upon the Code, the applicable regulations promulgated or proposed thereunder, current rulings of the Internal Revenue Service and judicial decisions as in effect on the date of such opinion, all of which are subject to modification or challenge at any time and perhaps with retroactive effect.

Consequences to First National Shareholders

Each First National shareholder who receives a combination of ABC common stock and cash pursuant to the merger will realize gain or loss equal to the difference between: (i) the sum of the cash plus the fair market value of the ABC common stock received and (ii) such shareholder’s adjusted tax basis in the shares of First National common stock surrendered. Any such gain will only be recognized to the extent of the cash received. However, any such loss will not be recognized, but will be reflected in the tax basis of the ABC common stock received. Accordingly, a First National shareholder generally will be able to recognize any such loss as an offset to the amount realized upon a subsequent sale or exchange of such ABC common stock. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss recognized on one block of shares of First National common stock cannot be used to offset a gain recognized on another block of shares of First National common stock.

Any gain recognized by a First National shareholder in the merger will be eligible for capital gain treatment (assuming the First National shareholder’s shares of First National common stock are held as a capital asset by the shareholder) unless the receipt of cash has the effect of a distribution of a dividend (within the meaning of Section 356 of the Code taking into account the constructive ownership rules of Section 318 of the Code), in which case such gain will be taxable as ordinary income to the extent of the shareholder’s ratable share of First National’s undistributed earnings and profits. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the shareholder’s deemed percentage stock ownership of ABC. For purposes of this determination, the shareholder is treated as if the shareholder first exchanged all of the shareholder’s shares of First National common stock solely for ABC common stock and then ABC immediately redeemed (which we refer to in this proxy statement/prospectus as a “deemed redemption”) a portion of the ABC common stock in exchange for the cash the shareholder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is “substantially disproportionate” with respect to the shareholder or “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a shareholder if the percentage described in clause (ii) below is less than 80% of the percentage described in clause (i) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend upon the shareholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of ABC. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of ABC that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of ABC that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a shareholder’s option to purchase such stock in addition to the stock actually owned by the shareholder.

The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in that shareholder’s percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each First National shareholder. Consequently, each First National shareholder that may be subject to these rules should consult such shareholder’s tax advisor as to the application of these rules to the particular facts relevant to such shareholder.

A First National shareholder who receives ABC common stock and cash will receive a basis in the ABC common stock equal to the basis of the First National stock surrendered in the exchange, decreased by the amount of cash received, and increased by the amount of any gain recognized on the exchange. The holding period of the ABC common stock received by such a shareholder will include the holding period of the shares of First National stock surrendered in the exchange, provided the surrendered shares were held as a capital asset as of the effective time of the merger.

The payment of cash to First National shareholders in lieu of fractional shares of ABC common stock will be treated as if such fractional shares were distributed as part of the exchange and then redeemed for cash. That means that, in general, gain or loss will be recognized, measured by the difference between the amount of cash received for such fractional shares and the basis of the First National stock allocable to such fractional shares. In general, such gain or loss will constitute capital gain or loss if the shares of First National stock were held as capital assets immediately prior to the effective time of the merger, which gain or loss will be long-term in nature if the shares of First National stock exchanged therefor have been held (or are deemed to have been held) for more than one year.

Consequences to First National and ABC

If the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, then no gain or loss will be recognized by ABC or First National in the merger.

Dissenting Shareholders

Any First National shareholder who dissents from the merger and receives solely cash in exchange for such shareholder’s First National common stock will realize gain or loss equal to the difference between the cash received (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the shareholder’s adjusted tax basis in the First National common stock surrendered. Any such gain or loss generally should be capital in nature, although any dissenting shareholder who will directly or constructively (under the attribution rules of Section 318 of the Code) own any shares of ABC common stock immediately after the merger should consult his own tax advisor to determine whether any such gain could constitute dividend income in whole or in part.

Backup Withholding

Absent an applicable exemption, ABC’s exchange agent must withhold 28% of the cash consideration to which any First National shareholder is entitled in the merger, unless the shareholder provides his or her tax identification number and certifies, under penalties of perjury, that such number is correct. Accordingly, if requested by the exchange agent, each First National shareholder should complete an IRS Form W-9 or substitute form to provide the information and certification necessary to avoid this “backup withholding”. This information will be distributed to the First National shareholders with the letter of transmittal.

STATUTORY PROVISIONS FOR DISSENTING SHAREHOLDERS

The following discussion is not a complete description of the law relating to appraisal rights available under Georgia law and is qualified by the full text of Article 13 of the Georgia Business Corporation Code. Article 13 is attached as APPENDIX B to this proxy statement/prospectus. If you desire to exercise appraisal rights, you should review carefully Article 13 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of First National common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his or her shares of First National common stock if the proposed merger is consummated.

A shareholder of First National who objects to the merger and desires to receive payment of the “fair value” of his or her First National common stock:

•	must file a written objection to the merger with First National either prior to the annual meeting or at the meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the merger agreement is approved and adopted; AND

•	must not vote his or her shares in favor of the merger agreement; AND

•	must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters’ notice sent to the dissenting shareholder by First National following approval and adoption of the merger agreement.

A vote against the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with all three conditions.

Any notice required to be given to First National must be forwarded to First National Banc, Inc., 2309 Osborne Road, St. Marys, Georgia 31558, Attention: Chief Executive Officer.

If the merger agreement is approved and adopted, First National will mail, no later than 10 days thereafter, by certified mail to each shareholder who has complied with the three conditions above, written notice of such approval and adoption, addressed to the shareholder at such address as the shareholder has furnished First National in writing or, if none, at the shareholder’s address as it appears on the records of First National. First National will set a date by which it must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered. The shareholder must make the written election to dissent and demand for payment described in the third condition above by the payment demand date as set by First National.

If all three conditions above are satisfied in full, First National is required to make a written offer within 10 days of receiving the payment demand, or within 10 days after the completion of the merger, whichever is later, to each dissenting shareholder to purchase all of such shareholder’s shares of First National stock at a specific price. If First National and any dissenting shareholder are unable to agree on the fair value of the shares within 60 days, then First National will commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholders and the fair value of his or her shares. If First National does not commence the proceeding within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against First National, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against First National and in favor of any or all dissenters if the court finds First National did not substantially comply with the dissenters’ provisions; or (ii) against First National or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against First National, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

One of the conditions to the merger is that the aggregate number of shares of First National common stock dissenting from the merger not exceed five percent of the outstanding First National common stock. If this condition is not satisfied, then ABC will not be required to complete the merger, in which event the dissenters’ rights described in this section would also terminate.

Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of First National or of ABC, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.

First National shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes.

Failure by a First National shareholder to follow the steps required by the Georgia Business Corporation Code for perfecting appraisal rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold First National common stock and are considering dissenting from the approval and adoption of the merger agreement and exercising your appraisal rights under the Georgia Business Corporation Code, you should consult your legal advisors.

RESTRICTIONS ON RESALES BY AFFILIATES

This proxy statement/prospectus does not cover any resales of ABC common stock to be received by the First National shareholders upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

The shares of ABC common stock to be issued in the merger will be freely transferable under the Securities Act. However, this will not be the case for shares issued to any shareholder who may be deemed to be an “affiliate” of First National for purposes of Rule 145 under the Securities Act as of the date of the annual meeting. Affiliates may resell their ABC common stock only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted thereby. These rules also apply to ABC common stock owned by affiliates of ABC. Affiliates generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with ABC or First National and include directors, certain executive officers and principal shareholders. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouses, relatives and spouse’s relatives who in each case have the same home as the affiliate.

The merger agreement requires First National to use its best efforts to cause each of its affiliates to deliver a written affiliate agreement to ABC to the effect generally that the affiliate will not offer or otherwise dispose of any shares of ABC stock owned by the affiliate, except in compliance with the Securities Act and the rules and regulations issued thereunder. The description of the affiliate agreement is qualified by reference to the complete text of the affiliate agreement, which is an exhibit to the merger agreement which is attached as APPENDIX A to this proxy statement/prospectus.

INTERESTS OF FIRST NATIONAL’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

General

You should be aware of potential conflicts of interest of, and the benefits available to, certain First National directors and executive officers. These directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, their interests as First National shareholders generally. These interests include, among others, employment agreements with certain employees of First National, proposed employee benefits for those persons who become employees of an ABC subsidiary after the merger and indemnification and insurance coverage. First National’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Employment Agreements

On or about June 30, ABC extended offers of employment to Timothy W. O’Keefe, First National’s President and Chief Operating Officer, and certain other employees of First National contingent upon the completion of the merger. Mr. O’Keefe and the other offerees accepted these offers and agreed to become employed by The First Bank of Brunswick or, if the merger agreement is restructured pursuant to its terms, another ABC subsidiary, pursuant to the terms of an employment agreement to be executed upon the completion of the merger.

The employment agreement to be entered into by Mr. O’Keefe and the ABC subsidiary upon completion of the merger provides that Mr. O’Keefe will agree to serve as City President of the ABC subsidiary for a two-year period and that Mr. O’Keefe will be entitled to receive a minimum annual salary of $140,000 and an annual bonus equal to be determined in the discretion of the ABC subsidiary and to participate in all present and future employee benefit, retirement, compensation plans and other perquisites generally available to employees of the ABC subsidiary, consistent with Mr. O’Keefe’s salary and his position as the City President of the ABC subsidiary. The employment agreement further provides that, in the event of termination of Mr. O’Keefe’s employment with the ABC subsidiary, it will pay to Mr. O’Keefe: (i) his base salary and annual bonus through the date of termination if he is terminated by the ABC subsidiary’s board of directors for “cause” (as defined) or if he terminates his employment without “good reason” (as defined); and (ii) his base salary and annual bonus through the date of termination if he terminates his employment for good reason and, if such termination occurs within twelve months after a change of control of the ABC subsidiary, then, for two additional 12-month periods, his base salary and a bonus in an amount determined pursuant to the terms of the employment agreement. The employment agreement also includes certain restrictive covenants which limit Mr. O’Keefe’s ability to compete with the ABC subsidiary or divulge certain confidential information concerning the ABC subsidiary.

ABC has also agreed to pay to Mr. O’Keefe a bonus of $220,000 no later than 15 days after the completion of the merger, provided Mr. O’Keefe remains employed by the ABC subsidiary pursuant to his employment agreement at such time.

The above description of Mr. O’Keefe’s employment agreement is qualified by reference to the complete text of the form of this agreement, which is incorporated by reference into this proxy statement/prospectus and is an exhibit to the merger agreement which attached as APPENDIX A to this proxy statement/prospectus.

Indemnification and Insurance

ABC has agreed that all rights to indemnification and all limitations of liability existing in favor of officers and directors of First National, St. Mary’s and Orange Park as provided in their respective Articles of Incorporation and Bylaws as in effect on June 30, 2005 with respect to matters occurring prior to or at the effective time of the merger will survive the merger. In addition, ABC has agreed to cause, for a period of three years following the effective time of the merger, the officers and directors of First National to be covered by directors’ and officers’ liability insurance comparable to that maintained by First National prior to the merger with carriers comparable to First National’s existing carrier and containing terms and conditions no less advantageous in any material respect to the officers and directors of First National. ABC is not, however, required to expend in any one year an amount in excess of 125% of the current annual premiums paid by First National for its directors’ and officers’ liability insurance.

DESCRIPTION OF ABC CAPITAL STOCK

General

ABC’s authorized capital stock consists of 30,000,000 shares of common stock, $1.00 par value per share, of which 11,865,600 shares were issued and outstanding as of the record date for the First National annual shareholders’ meeting, and 5,000,000 shares of preferred stock, none of which are issued and outstanding. ABC has reserved 1,020,000 shares of ABC common stock for issuance pursuant to outstanding options to purchase such shares.

Common Stock

The holders of ABC common stock are entitled to receive dividends when, as and if declared by ABC’s board of directors and paid by ABC out of funds legally available therefor and to share ratably in the assets of ABC available for distribution after the payment of all prior claims in the event of any liquidation, dissolution or winding-up of ABC. All outstanding shares of ABC common stock are duly authorized and validly issued, fully paid and nonassessable.

Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends, unless the available net income of the bank holding company is sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with its capital needs, asset quality and overall financial condition.

The ability of ABC to pay cash dividends is currently influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends, if any, will depend on, among other things, future earnings, the financial condition of ABC and each of its subsidiary banks, the amount of cash on hand at the holding company level, outstanding debt obligations, if any, and the requirements imposed by regulatory authorities.

Holders of ABC common stock are entitled to one vote per share on all matters requiring a vote of shareholders. The ABC common stock does not have cumulative voting rights, which means that the holders of more than 50% of the outstanding ABC common stock voting for the election of directors can elect 100% of the directors if they choose to do so. In such event, the holders of the remaining ABC common stock will not be able to elect any of the directors.

Preferred Stock

No shares of ABC preferred stock have been issued. ABC’s board of directors is authorized to issue the ABC preferred stock, without shareholder approval, in one or more series and to fix and determine, among other things: the dividend payable with respect to such shares of ABC preferred stock, including whether and in what manner such dividend shall be accumulated; whether such shares shall be redeemable and, if so, the prices, terms and conditions of such redemption; the amount payable on such shares in the event of voluntary or involuntary liquidation; the nature of any purchase, retirement or sinking fund provisions; the nature of any conversion rights with respect to such shares; and the extent of the voting rights, if any, of such shares. Certain of such rights may, under certain circumstances, adversely affect the rights or interests of holders of ABC common stock. In addition, the ABC preferred stock may be issued as a defensive device to thwart an attempted hostile takeover of ABC.

Limitation of Directors’ Liability

ABC’s Articles of Incorporation provide that no director of ABC shall be liable to ABC or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except for liability:

•	for any appropriation, in violation of the director’s duties, of any business opportunity of ABC;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate the rights of ABC and its shareholders (through shareholders’ derivative suits on behalf of ABC) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ABC pursuant to the foregoing, ABC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Antitakeover Provisions

The issuance of shares of ABC common stock or ABC preferred stock may place ABC in a position to deter a future takeover attempt that some shareholders may favor. In the event of a proposed merger, tender offer or other attempt to gain control of ABC, it will be possible for ABC’s board of directors to authorize the issuance of ABC preferred stock to impede completion of the proposed merger, tender offer or other attempt to gain control. ABC’s board of directors, however, did not consider the potential deterrent as a reason for establishing the number of its authorized shares.

ABC’s Articles of Incorporation provide that ABC’s board of directors be divided into three classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a three-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of ABC’s board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of ABC’s board of directors. Such classification provisions, therefore, could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of ABC.

On February 23, 1998, ABC’s board of directors declared a dividend distribution of one preferred share purchase right on each outstanding share of its common stock. The purchase rights are designed to assure that all ABC shareholders receive fair and equal treatment in the event of any proposed takeover of ABC and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of ABC without paying all ABC shareholders the full value of their investment. The purchase rights will not prevent a takeover; however, they should encourage anyone seeking to acquire ABC to negotiate with ABC’s board of directors prior to attempting a takeover.

Transfer Agent

SunTrust Bank, Atlanta currently acts as the transfer agent for the ABC common stock.

SUPERVISION AND REGULATION

The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information relevant to ABC and First National. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of ABC.

General

ABC and First National are both bank holding companies registered with the Federal Reserve Board and the Georgia Department of Banking and Finance under The Bank Holding Company Act and The Georgia Bank Holding Company Act, respectively. As a result, our companies are subject to the supervision, examination and reporting requirements of these acts and the regulations of the Federal Reserve Board and the Georgia Department of Banking and Finance issued under these acts. ABC’s subsidiary banks are Georgia, Alabama, Florida and Federally-chartered commercial banks, and First National’s subsidiary banks are national banks. Each of our bank subsidiaries is insured by the FDIC to the full extent permitted by law. As a result, our banks are subject to the supervision, examination and reporting requirements of the Georgia Department of Banking and Finance, the Alabama State Banking Department, the Florida Department of Banking and Finance, the FDIC and the OCC.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before:

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% percent of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under The Community Reinvestment Act of 1977, both of which are discussed in more detail below.

The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than:

•	banking;

•	managing or controlling banks or other permissible subsidiaries; and

•	acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks.

The activities in which holding companies and their affiliates are permitted to engage were substantially expanded by The Gramm-Leach-Bliley Act, which was enacted into law in 1999. The Gramm-Leach-Bliley Act repeals the anti-affiliation provisions of The Glass-Steagall Act to permit the common ownership of commercial banks, investment banks and insurance companies. The Gramm-Leach-Bliley Act also amends The Bank

Holding Company Act to permit a financial holding company to, among other things, engage in any activity that the Federal Reserve Board determines to be (i) financial in nature or incidental to such financial activity or (ii) complementary to a financial activity and not a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve Board must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity. Holding companies may continue to own companies conducting activities which had been approved by federal order or regulation on the day before The Gramm-Leach-Bliley Act was enacted. Effective August 24, 2000, ABC became a financial holding company.

In determining whether a particular activity is permissible, the Federal Reserve Board considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Our banks are also subject to numerous state and federal statutes and regulations that affect their business, activities and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies. Our subsidiary banks are subject to regulation, supervision and examination by the FDIC, the OCC, the Georgia Department of Banking and Finance, the Alabama State Banking Department and the Florida Department of Banking and Finance. These regulatory agencies regularly examine the operations of our banks and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. These regulatory agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Payment of Dividends

ABC and First National are legal entities separate and distinct from their bank subsidiaries. Substantially all of ABC’s and First National’s revenues result from amounts paid as dividends to ABC and First National by their subsidiary banks. Our banking subsidiaries are subject to statutory and regulatory limitations on the payment of dividends to ABC and First National. ABC and First National are also subject to statutory and regulatory limitations on dividend payments to their shareholders.

If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulatory authority may require, after notice and hearing, that the institution cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See the section entitled “Supervision and Regulation—Prompt Corrective Action” at page 61.

The Georgia Financial Institutions Code and the Georgia Department of Banking and Finance’s regulations provide:

•	that dividends of cash or property may be paid only out of the bank’s retained earnings;

•	that dividends may not be paid if the banks’ paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the bank’s capital stock; and

•	that dividends may not be paid without prior approval of the Georgia Department of Banking and Finance if

•	the bank’s total classified assets at its most recent examination exceed 80% of its equity capital;

•	the aggregate amount of dividends to be declared exceeds 50% of the bank’s net profits after taxes but before dividends for the previous calendar year; or

•	the ratio of equity capital to total adjusted assets is less than 6%.

The payment of dividends by our bank holding companies and our subsidiaries may also be affected or limited by other factors, such as a requirement by a regulatory agency to maintain adequate capital above regulatory guidelines.

Financial Relationship Between ABC and First National and their Subsidiaries

There are also various legal restrictions on the extent to which ABC or First National can borrow or otherwise obtain credit from their banking subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited to 10% of any banking subsidiary’s capital stock and surplus.

Under Federal Reserve Board policy, ABC and First National are expected to act as a source of financial strength to their banking subsidiaries and to commit resources to support each banking subsidiary. This support may be required at times when, absent such Federal Reserve Board policy, ABC or First National may not find itself willing or able to provide it.

Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy

ABC and First National must comply with the Federal Reserve Board’s established capital adequacy standards, and our subsidiary banks are required to comply with the capital adequacy standards established by the FDIC and the OCC. The Federal Reserve Board has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to:

•	make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies;

•	account for off-balance-sheet exposure; and

•	minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8.0%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves. At June 30, 2005, ABC’s total risk-based capital ratio and its Tier 1 risk-based capital ratio were 14.87% and 13.41%, respectively. On an ABC and First National combined basis such ratios at June 30, 2005, would have been approximately 14.53% and 12.87%, respectively.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum leverage ratio of 4.00%. ABC’s ratio at June 30, 2005 was 10.40%. On an ABC and First National combined basis, such ratio at June 30, 2005 would have been 10.14%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised ABC of any specific minimum leverage ratio or tangible Tier 1 Capital leverage ratio applicable to it.

ABC’s and First National’s subsidiary banks are subject to risk-based and leverage capital requirements adopted by the FDIC and the OCC which are substantially similar to those adopted by the Federal Reserve Board for bank holding companies. Our banks were in compliance with applicable minimum capital requirements as of June 30, 2005.

Neither of our bank holding companies nor any of our bank subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits, and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See the section entitled “Supervision and Regulation—Prompt Corrective Action” at page 61.

As a result of the Federal Reserve Board’s assessment of First National as of June 1, 2005, the Federal Reserve Board rated the overall condition of First National as less then satisfactory due to inadequate capitalization, declining consolidated capital ratios and unsatisfactory earnings, among other things, and required First National’s board of directors to adopt resolutions restricting First National’s activities without the Federal Reserve Board’s approval. These activities include payment of dividends, repurchase of common stock, and the incurrence of any additional indebtedness. In addition, First National submitted to the Federal Reserve Board in June 2005 a consolidated capital and debt service plan which addresses how First National will service its outstanding debt, conserve or raise cash, manage expenses and the sale of capital. Further, First National is required to provide to the Federal Reserve Board within 30 days after each quarter certain financial statements and a written progress report on its financial condition.

Prompt Corrective Action

The Federal Deposit Insurance Act, among other things, requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized”. A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Capital ratio, Tier 1 Capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Capital ratio of 8% or greater, a Tier 1 Capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized”;

•	“undercapitalized” if it has a Total Capital ratio of less than 8%, a Tier 1 Capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Capital ratio of less than 6%, a Tier 1 Capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 2005, ABC’s subsidiary banks had capital levels that qualify each as being “well capitalized”, and First National’s subsidiary banks had capital levels that qualify each as being “adequately capitalized.”

An FDIC-insured bank is generally prohibited from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized”. “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized”.

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized”, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is subject to certain limitations relating to so-called “brokered” deposits.

Community Reinvestment Act

The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s Community Reinvestment Act performance and to review the institution’s Community Reinvestment Act public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution’s written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act makes various changes to The Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual Community Reinvestment Act reports must be made to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” Community Reinvestment Act rating in its latest Community Reinvestment Act examination.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties which market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of ABC will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve Board and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on ABC cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect ABC’s future operations. Banking legislation and regulations may limit our growth and the return to our investors by restricting certain of our activities.

In addition, capital requirements could be changed and have the effect of restricting our activities or requiring additional capital to be maintained. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on ABC’s business.

INFORMATION ABOUT ABC

Financial and other information relating to ABC, including information relating to ABC’s current directors and executive officers, are set forth in ABC’s 2004 Annual Report on Form 10-K, ABC’s Definitive Proxy Statement for the 2005 Annual Meeting of Shareholders filed with the SEC on April 18, 2005, ABC’s 2005 Quarterly Reports on Form 10-Q and ABC’s 2005 Current Reports on Form 8-K, which are incorporated by reference herein and copies of which may be obtained from ABC as indicated in the section entitled “Where You Can Get More Information” at page 108. See the section entitled “Incorporation of Certain Documents by Reference” at page 108.

ABC is a 12-bank holding company that engages, through its subsidiaries, in providing full banking services to customers of the subsidiary banks. ABC is engaged in a full range of traditional banking, mortgage banking, investment and insurance services to individual and corporate customers through its 37 banking locations.

INFORMATION ABOUT FIRST NATIONAL

General

First National was formed in 1996 to act as a holding company for St. Marys, a national association that was organized in 1988, in order to broaden St. Marys’ ability to serve its customers’ needs for financial services. The holding company structure was adopted to enable St. Marys to expand its business through the acquisition of other financial institutions and to respond to new or additional banking-related services or opportunities to which a bank might not be permitted to respond.

In June 1999, First National formed First National Insurance Agency, Inc., a full service insurance agency “First National Insurance Agency”). First National Insurance Agency operates out of St. Marys’ branch office located in Kingsland, Georgia.

In March 2004, First National acquired Orange Park, a national banking association that was organized in 1999.

Some of the major services that St. Marys and Orange Park (together, the “banks”) provide include a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans and consumer/installment loans. In addition, the banks provide such consumer services as wire transfer, Visa and MasterCard credit cards, access to automatic teller services, travelers checks, cashiers checks, safe deposit boxes, bank by mail services and direct deposit services. St. Marys operates two branches in Kingsland, Georgia in addition to its main office in St. Marys, Georgia. Orange Park operates one branch in Orange Park, Florida in addition to its main office in Orange Park, Florida.

First National Insurance Agency offers both personal and commercial insurance products through major insurance carriers and operates out of the Kingsland, Georgia office of St. Marys.

Market Area and Competition

The primary service area for St. Marys presently encompasses approximately 14.7 square miles in and around St. Marys, Georgia, and approximately 689 square miles in and around Kingsland, Georgia, as well as the surrounding area of Camden County. St. Marys also services customers outside St. Marys’ primary service area, but within other parts of Camden County, Georgia. In addition to Camden County, St. Marys also solicits deposits and loan business in nearby Glynn County, Georgia, and Nassau and Duval Counties, Florida.

Orange Park’s primary service area is bordered on the North by the Clay County line, the East by the St. John’s River, the South by Green Cove Spring and US Highway 16, and the West by US Highway 218, including the residential area of Lake Asbury and Highway 220 to Live Oak Lane. The primary service area includes residential communities such as Eagle Harbor, Pace Island, Orange Park South, Orange Park Golf and Country Club, and the Ravines. The major cities located in the primary service area are Orange Park and Green Cove Springs. The primary service area represents a diverse market with a stable growing population and economy. Duval County and the remaining parts of Clay County represent a secondary market for Orange Park.

Each of the banks operates independently and is responsible for developing and maintaining its own customers and accounts.

Competition among financial institutions in the banks’ service areas is intense. There are currently nine banking offices within St. Marys’ primary service area. Five of the offices are branches of, or affiliated with, regional and national bank holding companies. In Orange Park’s primary service area, there are currently 15 banking or credit union offices, of which seven are branches of, or affiliated with, regional and national bank holding companies.

Many competitor institutions have substantially greater resources and higher lending limits than the banks, and they perform certain functions for their customers, including trust services and investment banking services, which neither of the banks is equipped to offer. In addition to commercial banks, savings institutions and credit unions, the banks compete for deposits and loans with other financial intermediaries and investment alternatives, including, but not limited to, mortgage companies, captive finance companies, money market mutual funds, brokerage firms, insurance companies, governmental and corporation bonds and other securities. Several of these non-bank competitors are not subject to the same regulatory restrictions as First National and its subsidiary banks and many have substantially greater resources.

The banks also compete with area financial institutions other than commercial banks and savings and loan associations, including insurance agencies, consumer finance companies, brokerage houses, and other business entities which have recently been invading the traditional banking markets. The extent to which other types of financial institutions compete with commercial banks has increased significantly within the past few years as a result of federal and state legislation, which has, in several respects, deregulated financial institutions. The full impact of existing legislation and subsequent laws that deregulate the financial services industry cannot be fully assessed or predicted.

Deposits

The banks offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts and certificates of deposit with fixed rates and a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within the banks market areas, and brokered deposits. The banks pay competitive interest rates on time and savings deposits. In addition, the banks have implemented a service charge fee schedule competitive with other financial institutions in their market areas, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

No material portion of the banks’ deposits has been obtained from any one customer or group of customers with the exception of a member of First National’s board of directors and his related family who had approximately $11 million in deposits at St. Marys as of June 30, 2005. There are no material seasonal factors that would have an adverse impact on the banks’ deposits. Brokered deposits represented 37.2% of total deposits as of June 30, 2005.

Loan Portfolio

The banks engage in a full complement of lending activities, including commercial, consumer/installment and real estate loans.

Lending is directed principally towards individuals and businesses whose demands for funds fall within each bank’s legal lending limits and which are potential deposit customers of the banks. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on small and middle market commercial loans and owner occupied commercial and residential real estate loans. The banks have no foreign loans outstanding.

The banks may originate loans and participate with other banks with respect to loans which exceed their lending limits. Management does not believe that loan participations necessarily pose any greater risk of loss than loans which the banks originate.

At June 30, 2005, no material portion of the banks’ loans was concentrated within a single industry or group of related industries, with the exception of loans to the hotel and motel industry, which constituted 14.6% and 10.4% of the outstanding loans of St. Marys and Orange Park, respectively, at June 30, 2005. There are no material seasonal factors that would have an adverse impact on the banks’ outstanding loans. However, because the banks derive a substantial portion of their business from mortgage loans, to the extent that fluctuations and changes occur in the housing industry, the banks’ business could fluctuate as well.

The following is a description of each of the major categories of loans in the banks’ loan portfolios:

Commercial, Financial and Agricultural. These loans represented 8.5% of outstanding loans at June 30, 2005 and are customarily granted to local business customers on a fully collateralized basis to meet local credit needs. The loans can be extended for periods of between one year and five years and are usually structured to fully amortize over the term of the loan or balloon after the third year or fifth year of the loan with an amortization up to 20 years. The terms and loan structure are dependent on the collateral and strength of the borrower. The loan-to-value ratios range from 50% to 80%. The risks of these types of loans depend on the general business conditions of the local economy and the local business borrower’s ability to sell its products and services in order to generate sufficient business profits to repay the banks under the agreed upon terms and conditions. The value of the collateral held by the banks as a measure of safety against loss is most volatile in this loan category. Agricultural loans represented less than 1.0% of the banks’ loan portfolio at June 30, 2005.

Commercial Real Estate. These loans represented 50.7% of outstanding loans at June 30, 2005. The banks offer commercial real estate loans to developers of both commercial and residential properties. In making these loans, the banks manage their credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors.

Residential Mortgage. These loans represented 35.7% of outstanding loans at June 30, 2005. The banks’ real estate loans consist of residential first and second mortgage loans, and home equity lines of credit and term loans secured by first and second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. Both fixed and variable rate loans are offered with competitive terms and fees. At June 30, 2005, 22.1% of residential mortgages were at a fixed interest rate. The banks retain loans for their portfolios when they have sufficient liquidity to fund the needs of their established customers and when rates are favorable to retain the loans. The loans that the banks retain for their portfolios are usually structured to balloon after the third year or fifth year with an amortization up to 30 years. No loans carry a prepayment penalty clause and therefore can be paid out or refinanced at a fixed rate, thus reducing the default risk. These loans are priced according to proper index and margin, and should not lag behind funding costs.

The banks also originate conventional as well as Veterans Administration and Federal Home Administration mortgages to pre-determined mortgage investors and retain the origination fees. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in each banks’ portfolio.

Installment Loans. Installment loans represented 5.1% of outstanding loans at June 30, 2005 and are granted to individuals for the purchase of personal goods such as automobiles, boats, or recreational vehicles. The lending bank obtains a lien against the item purchased by the consumer and holds title until the loan is repaid in full. These loans are generally granted for periods ranging between one and five years at fixed rates of interest 1% to 5% above prime interest rate quoted in The Wall Street Journal. The loan-to-value ratios range from 60% to 90%. Loss or decline of income by the borrower due to layoff, divorce or unexpected medical expenses represent unplanned occurrences that may increase risk of default. In the event of default, a shortfall in the value of the collateral may result in a loss to the banks in this loan category.

Loan Loss Allowance

It is the goal of management to build the loan loss allowance in proportion to loan growth and maintain a reserve sufficient to absorb credit losses inherent in the banks’ loan portfolio. As of June 30, 2005, the loan loss allowance was 2.74% of outstanding loans. The analysis takes into consideration historical loan losses, loan concentrations including geographic and industry concentrations, policy and staff considerations, collateral values, economic factors including current and anticipated conditions, volume of the loan portfolio, delinquency trends, and peer comparison.

The allowance provides for probable losses that have been identified with individual loan relationships and for probable losses that are believed to be inherent in the loan portfolio that have yet not been specifically identified. The specific component of the allowance is determined on an individual basis as part of the regular review of classified loans, impaired loans, or any commercial purpose loan relationship over $250,000. These loans are examined internally and through external third-party and regulatory loan review. As a group, the loan portfolio is reviewed by call code and by industry or collateral concentrations.

In order to determine the historical loss factor, actual net loan losses by call category for the previous three years are calculated as a percentage of annual average annual loans. These percentages are averaged over three years, with the average applied to outstanding total loans in each call report category to reach the total required reserve amount.

When management identifies a loan with specific problems, an allocation will be made to the loan loss reserve to cover potential specific identifiable losses. As described below in the section entitled “Information About First National—Current Regulatory Proceedings,” at page 69, the most recent examination of St. Marys resulted in an increased charge to the provision for loan losses of approximately $7.2 million in First National’s consolidated financial statements for the year ended December 31, 2004 and the charge-off of additional loans against the allowance of approximately $6.0 million in such consolidated financial statements at December 31, 2004. During the first quarter of 2005, additional loans of approximately $2.1 million were charged-off against the allowance in the consolidated financial statements. These charges and charge-offs were primarily the result of unsound lending practices of the former President of First National and St. Marys. An additional $100,000 in loans were charged-off during the second quarter of 2005.

Loans with risk classifications of “Special Mention,” “Substandard,” “Doubtful,” and “Loss” have been assigned percentages by the regulatory agencies used in calculating a required reserve in this category. Presently, 100% of Loss, 50% of Doubtful, 15% of Substandard, and 2.5% of Special Mention loans must be allocated in the loan loss reserve.

Management considers restructured loans to be assets that are renewed as a workout situation under specific circumstances with the main purpose of improving the bank’s overall position, or collectibility in the long run of the loan, when the customer has shown the renewed ability to pay. Presently, management does not have the management information system capabilities to monitor restructured loans. In addition, any new restructured loan would at least be graded Special Mention, and allocated in the risk classification category. Management feels that a large majority of renewed loans are not workout situations, but re-pricing opportunities. Because of the present monitoring capability of renewed loans, management assigns an inherent risk factor to total loans in this category.

First National properly adheres to the Financial Accounting Standard No. 114, relating to proper timing and level of impaired loan write-downs.

Management feels that it has a concentration of real estate loans in the loan portfolio. Management is comfortable with a concentration base secured in real estate, as losses have been historically close to zero. Overall real estate values have also appreciated both locally and nationally over the years. Therefore, management feels that a minimal inherent risk factor should be applied to the reserve balance.

Policy, procedures, and staff considerations address the inherent risk associated with changes in bank lending policies, procedures, and underwriting standards, along with the experience, ability, and depth of lending management. It also considers the quality of each bank’s loan review. Management has assigned a risk factor in this area based on the need for continued improvement in the policy and staff area.

Management continues to monitor both the local and national economies in order to identify overall economic trends.

Management reviews major statistics that capture the overall trends in the loan portfolio including loan growth, past due loans to the loan loss reserve and equity, net losses to total loans, consumer, commercial, and residential loans to total loans, and non-performing loans to the loan loss reserve. Management compares its loan statistics to peer banks per the FDIC Uniform Bank Performance Report as of the last available call report and assigns a risk factor dependent upon the results of the comparison. The peer comparison is also considered in order to determine the appropriate level of the loan loss reserve.

Any unallocated portion of the reserve for loan loss is based on management’s review of other factors affecting the determination of probable losses inhered in the loan portfolio, which are not necessarily captured by the application of the loan classification system. This portion of the reserve analysis involves the exercise of judgment and reflects considerations such as management’s view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses.

Investments

As of June 30, 2005, investment securities comprised approximately 6.9% of First National’s assets and net loans comprised approximately 74.2% of First National’s assets. The banks invest primarily in obligations of agencies of the United States, and securities issued by states and political subdivisions in the United States, and mortgage-backed securities. Investment securities are also pledged to secure deposits of public funds. At June 30, 2005, First National pledged securities with a value of approximately $13.2 million in order to secure public funds. In addition, the banks enter into federal funds transactions with their principal correspondent banks, and primarily act as a net seller of such funds. The sale of federal funds amounts to a short-term loan from one bank to another bank. A national bank’s lending and investment limits are separate and distinct requirements.

Asset/Liability Management

It is management’s objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain of the officers of the banks are responsible for monitoring policies and procedures that are designed to ensure an acceptable composition of asset/liability mix, stability, and leverage of all sources of funds while adhering to prudent banking practices. Management seeks to invest the largest portion of the bank’s assets in commercial, consumer and real estate loans.

First National regards brokered certificates of deposits and certificates of deposits of $100,000 or more as volatile deposits. First National’s subsidiary banks have historically maintained sufficient liquidity to repay these deposits on maturity. The banks have utilized these types of deposits at times when it is profitable to do so and this option is exercised when deemed prudent by management. This accounts for the volatility in this liability category.

The banks utilize repurchase agreements and borrowings from the Federal Home Loan Bank when deemed prudent by management. As of June 30, 2005, the banks had no balances in repurchase agreements and $12.7 million in Federal Home Loan Bank borrowings outstanding. The banks have available overnight Federal Funds purchased lines totaling $10.0 million, which may be used to meet liquidity needs. At December 31, 2004, the banks had no balances outstanding under these lines.

Each bank’s asset/liability mix is monitored on a daily basis with a monthly report reflecting interest sensitive assets and interest sensitive liabilities being prepared and presented to each bank’s Asset/Liability Committee which is comprised of four directors, the senior lending officer, and cashier. The objective of this policy is to control interest sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on First National’s earnings.

Correspondent Banking

Correspondent banking involves the providing of services by one bank to another bank, which cannot provide that service for itself from an economic or practical standpoint. First National’s subsidiary banks are required to purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

Each bank may sell loan participations to correspondent banks with respect to loans which exceed its lending limit. As of June 30, 2005, 44 loans with balances of $17.3 million were sold to other banks.

Data Processing

Both banks’ data processing is provided by Intercept, a provider of banking technology products and services for community financial institutions. Intercept performs a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing, and central information file. Intercept is a subsidiary of Fidelity National Financial, Inc., a Fortune 500 provider of products, services, and solutions for the real estate and financial services industry.

Employees

At June 30, 2005, St. Marys employed 38 full-time equivalent persons, including 13 officers, Orange Park employed 24 full-time equivalent persons, including nine officers, and First National Insurance Agency employed two full-time equivalent persons. Management believes that its employee relations are good. There are no collective bargaining agreements covering any of the employees of First National.

Monetary Policies

The results of operations of First National are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on the types of transaction accounts that member banks may offer the general public. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of First National.

Current Regulatory Proceedings

During the most recent examination of St. Marys, performed in early 2005 by the OCC, the bank’s primary regulator, the overall condition of the bank was rated unsatisfactory and the bank was designated as being in

“troubled condition” as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. This rating and designation are primarily the result of unsound lending practices of David Moffat, the former President of First National and St. Marys. Mr. Moffat resigned all positions with First National and its affiliates on March 21, 2005.

The examination findings resulted in an increased charge to First National’s provision for loan losses of approximately $7.2 million in the consolidated financial statements for the year ended December 31, 2004 and the charge-off of additional loans against the allowance of approximately $6.0 million in the consolidated financial statements for the year ended December 31, 2004. During the first quarter of 2005, additional loans of approximately $2.1 million were charged-off against the allowance in the consolidated financial statements for the three months ended March 31, 2005. The significant loan losses had a negative impact on asset quality, capital adequacy, earnings and liquidity. As a result of the negative impact to capital adequacy and earnings, the bank no longer met the requirement to be well capitalized and is now considered adequately capitalized. Management believes that First National’s consolidated financial statements included in this proxy statement/prospectus reflect the financial impact of the unsound lending practices. Decisions by the OCC could, however, result in additional charges to First National’s consolidated financial statements.

St. Marys expects the OCC to take formal administrative action with respect to these matters during the fourth quarter of 2005, which could result in regulatory sanctions against St. Marys and its directors, including the assessment of civil money penalties.

The FDIC has also limited the ability of St. Marys to solicit new brokered deposits. The FDIC has granted St. Marys a waiver which allows the renewal or rollover of brokered deposits in an amount not to exceed $62.1 million. The waiver will expire in October of 2005. Upon expiration, St. Marys will be required to request an extension for an additional six-month period. In addition, the Federal Home Loan Bank has disallowed any additional advances by St. Marys.

Primarily as a result of the reduction in capital resulting form the charges to the loan loss allowance described above, the Federal Reserve Board has rated the overall condition of First National as less than satisfactory, and required First National’s board of directors to adopt resolutions restricting First National’s activities without the Federal Reserve Board’s approval. These activities include payment of dividends, repurchase of common stock, and the incurrence of any additional indebtedness. In addition, on August 16, 2005, First National entered into an agreement with the Federal Reserve Board committing First National to correct St. Marys’ capital and management deficiencies by November 9, 2005, unless extended by the Federal Reserve Board. The Federal Reserve Board has granted First National until December 9, 2005, to correct these deficiencies. If these deficiencies are not corrected, the Federal Reserve Board may impose additional limitations or conditions on the activities or conduct of First National or any of its subsidiaries or order First National to divest ownership or control of St. Marys or Orange Park.

All of the restrictions described above have limited the growth of St. Marys, and growth could continue to be restricted in the future.

FIRST NATIONAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following is First National’s discussion and analysis of certain significant factors that have affected its financial position and operating results and those of its two banking subsidiaries, St. Marys and Orange Park, and its insurance agency subsidiary, First National Insurance Agency, during the periods included in the accompanying financial statements. This commentary should be read in conjunction with the consolidated financial statements of First National and the related notes and the other statistical information about First National appearing elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

First National has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. First National’s significant accounting policies are described in the footnotes to its consolidated financial statements as of December 31, 2004 included in this proxy statement/prospectus.

Certain accounting policies involve significant judgments and assumptions that have a material impact on the carrying value of certain assets and liabilities. First National considers these accounting policies to be critical accounting policies. The judgment and assumptions First National uses are based on historical experience and other factors, which First National believes to be reasonable under the circumstances. Because of the nature of the judgment and assumptions First National makes, actual results could differ from these judgments and estimates that could have a material impact on First National’s carrying values of assets and liabilities and its results of operations.

First National believes the allowance for loan losses is a critical accounting policy that requires the most significant judgment and estimates used in preparation of its consolidated financial statements. Refer to the information elsewhere in this report under the captions “Allowance for Loan Losses,” and “Current Regulatory Proceedings,” and a portion of the discussion under “Provision and Allowance for Loan Losses” that address First National’s allowance for loan losses, for a description of its processes and methodology for determining the allowance for loan losses.

Results of Operations

Income Statement Review

Overview

Years Ended December 31, 2004 and 2003

For the year ended December 31, 2004, First National reported a net loss of $1.9 million, as compared to net income of $1.4 million in 2003. Diluted earnings (loss) per share in 2004 was ($2.03), compared to $1.96 in 2003. The significant decline in earnings was primarily the result of a $7.2 million provision to the loan loss reserve due to management’s assessment of the ultimate collectibility of certain loans in the portfolio resulting primarily from unsound lending practices by the former president of St. Marys. This assessment was made in connection with the most recent examination of St. Marys, performed in early 2005 by the OCC, St. Marys’ primary regulator, which rated the overall condition of St. Marys as unsatisfactory and designated St. Marys as “troubled condition” as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. This rating and designation are primarily the result of unsound lending practices of David Moffat, the former president of First National and St. Marys. Mr. Moffat resigned all positions with First National and its affiliates on March 21, 2005.

The examination findings resulted in an increased charge to First National’s provision for loan losses of approximately $7.2 million in the consolidated financial statements for the year ended December 31, 2004 and the charge-off of additional loans against the allowance of approximately $6.0 million in the consolidated financial statements for December 31, 2004. The significant loan losses had a negative impact on asset quality, capital adequacy, earnings and liquidity. Management believes the consolidated financial statements at and for the year ended December 31, 2004 reflect the financial impact of the unsound lending practices. Decisions by the OCC could, however, result in additional charges to the consolidated financial statements. The OCC has restricted St. Marys’ from paying dividends and obtaining additional brokered deposits. The Federal Home Loan Bank of Atlanta also has disallowed further advances by St. Marys. St. Marys expects the OCC to take formal administrative action with respect to these matters during the third quarter of 2005, which could result in regulatory sanctions against the bank and its directors, including the assessment of civil money penalties.

Six Months Ended June 30, 2005 and 2004

For the first six months of 2005, First National reported a net loss of $798,000 compared to net income of $1.1 million for the same period in 2004. The decrease in net income for the six-month period ended June 30, 2005 as compared to the same period in 2004 was primarily due to loan losses charged-off against the allowance during the first quarter of 2005. During the first quarter of 2005 additional loans of approximately $2.5 million were charged-off against the allowance in the consolidated financial statements for the three months ended March 31, 2005. An additional $100,000 in loans were charged off during the second quarter of 2005.

Net Interest Income

Years Ended December 31, 2004 and 2003

Net interest income, the largest component of First National’s income, was $10.7 million in 2004 compared to $5.9 million in 2003, an increase of 81.4%. The increase in net interest income was primarily the result of the acquisition of Orange Park. The level of net interest income is also determined by the level of earning assets and the successful management of the net interest margin. Changes in interest rates paid on assets and liabilities, the rate of growth of the asset and liability base, the ratio of interest-earning assets to interest-bearing liabilities, and management of the balance sheet’s interest rate sensitivity all factor into changes in net interest income.

The following table sets forth, for the years ended December 31, 2004 and 2003, information related to First National’s average balance sheet and average yields on assets and average costs of liabilities. These yields were derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances were derived from the daily balances throughout the periods indicated.

	Average Balances, Income and Expenses, and Rates For the Years Ended December 31,
	2004			2003
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in thousands)
Earning Assets
Federal funds sold	$1,633	$22	1.35%	$2,402	$24	1.00%
Interest-bearing deposits in other banks	693	31	4.47%	1,475	130	8.81%
Investment securities	16,514	421	2.55%	10,951	291	2.66%
Gross loans	199,379	14,452	7.25%	106,080	8,635	8.14%
Less: Loan loss reserve	(2,750)			(1,411)

Net loans	196,630	—		104,669	—
Total earning-assets	215,469	14,926	6.93%	119,497	9,080	7.60%

Non-earning assets	19,725			10,935

Total assets	$235,194			$130,432

Interest-Bearing Liabilities
NOW accounts	$20,375	$202	0.99%	$16,044	$220	1.34%
Savings & money market	35,343	539	1.53%	5,465	48	0.88%
Time deposits	112,493	2,710	2.41%	67,468	2,156	3.20%
FHLB advances	14,249	573	4.02%	13,000	699	5.38%
Other borrowings	4,286	66	1.54%	4,286	61	1.54%
Subordinated debentures	3,686	161	4.37%	—	—

Total interest-bearing liabilities	190,432	4,251	2.23%	106,263	3,184	3.00%

Noninterest-bearing liabilities	25,792			13,193
Shareholders’ equity	18,970			10,976

Total liabilities and shareholders’ equity	$235,194			$130,432

Net interest spread			4.69%			4.60%
Net interest income/margin		$10,675	4.95%		$5,896	4.93%

First National’s net interest spread was 4.69% for the year ended December 31, 2004 as compared to 4.60% for the year ended December 31, 2003. Although the yield on total earning assets declined during 2004, First National was able to offset the effect on net interest income by reducing the rate on interest-bearing liabilities due to the favorable level of interest rates during the year. The net interest spread is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities.

First National’s net interest margin for the year ended December 31, 2004 was 4.95% as compared to 4.93% for the year ended December 31, 2003. During 2004, earning assets averaged $215.5 million as compared to $119.5 million in 2003. The net interest margin is calculated as net interest income divided by average earning assets.

The following table sets forth, for the years ended December 31, 2003 and 2002, information related to First National’s average balance sheet and average yields on assets and average costs of liabilities. These yields were derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances were derived from the daily balances throughout the periods indicated.

	Average Balances, Income and Expenses, and Rates For the Years Ended December 31,
	2003			2002
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in thousands)
Earning Assets
Federal funds sold	$2,402	$24	1.00%	$1,078	$18	1.67%
Interest-bearing deposits in other banks	1,475	130	8.81%	2,390	102	4.27%
Investment securities	10,951	291	2.66%	16,220	704	4.34%
Gross loans	106,080	8,635	8.14%	89,728	7,498	8.36%
Less: Loan loss reserve	(1,411)			(1,053)

Net loans	104,669	—		88,675	—
Total earning-assets	119,497	9,080	7.60%	108,363	8,322	7.68%

Non-earning assets	10,935			9,074

Total assets	$130,432			$117,437

Interest-Bearing Liabilities
NOW accounts	$16,044	$220	1.37%	$14,066	$286	2.03%
Savings & money market	5,465	48	0.88%	4,483	27	0.60%
Time deposits	67,468	2,156	3.20%	55,109	2,452	4.45%
FHLB advances	13,000	699	5.38%	12,999	715	5.50%
Other borrowings	4,286	61	1.42%	6,507	142	2.18%
Subordinated debentures	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	106,263	3,184	3.00%	93,164	3,622	3.89%

Noninterest-bearing liabilities	13,193			15,033
Shareholders’ equity	10,976			9,240

Total liabilities and shareholders’ equity	$130,432			$117,437

Net interest spread			4.60%			3.79%
Net interest income/margin		$5,896	4.93%		$4,700	4.34%

First National’s net interest spread was 4.60% for the year ended December 31, 2003 as compared to 3.79% for the year ended December 31, 2002.

First National’s net interest margin for the year ended December 31, 2003 was 4.93% as compared to 4.34% for the year ended December 31, 2002. During 2003, earning assets averaged $119.5 million as compared to $108.4 million in 2003.

Six Months Ended June 30, 2005 and 2004.

Net interest income was $5.5 million for the six months ended June 30, 2005 compared to $4.6 million for the six months ended June 30, 2004, or an increase of 21.6%. The increase in net interest income was primarily the result of the acquisition of Orange Park at the end of the first quarter of 2004. As a result, net interest income for the six months ended June 30, 2004 did not include Orange Park’s first quarter net interest income.

The following table sets forth, for the six months ended June 30, 2005 and 2004, information related to First National’s average balance sheet and average yields on assets and average costs of liabilities.

	Average Balances, Income and Expenses, and Rates For the Six Months Ended June 30,
	2005			2004
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in thousands)
Earning Assets
Federal funds sold	$5,430	$74	2.75%	$2,089	$6	1.15%
Interest-bearing deposits in other banks	533	14	5.30%	788	17	4.35%
Investment securities	17,722	257	2.92%	14,783	159	2.17%
Gross loans	222,585	8,193	7.42%	187,509	6,131	6.59%
Less: Loan loss reserve	(4,418)			(2,775)

Net loans	218,167	—		184,734	—
Total earning-assets	241,852	8,538	7.12%	202,394	6,313	6.29%

Non-earning assets	21,242			20,593

Total assets	$263,094			$222,987

Interest-Bearing Liabilities
NOW accounts	$20,468	$107	1.05%	$21,673	$99	0.93%
Savings & money market	61,782	733	2.39%	26,008	127	0.99%
Time deposits	120,277	1,743	2.92%	108,498	1,184	2.21%
FHLB advances	9,246	250	5.45%	12,989	278	4.34%
Other borrowings	677	8	2.38%	4,142	24	1.17%
Subordinated debentures	5,155	156	6.10%	2,193	45	4.16%

Total interest-bearing liabilities	217,605	2,997	2.78%	175,503	1,757	2.03%

Noninterest-bearing liabilities	28,181			29,272
Shareholders’ equity	17,308			18,212

Total liabilities and shareholders’ equity	$263,094			$222,987

Net interest spread			4.34%			4.26%
Net interest income/margin		$5,541	4.62%		$4,556	4.54%

First National’s net interest spread was 4.34% for the six months ended June 30, 2005 as compared to 4.26% for the six months ended June 30, 2004. The yield on total earning assets improved during the six months ended June 30, 2005 due to First National’s asset sensitive balance sheet and the rising interest rate environment.

First National’s net interest margin for the six months ended June 30, 2005 was 4.62% as compared to 4.54% for the six months ended June 30, 2004. During the six months ended June 30, 2005, earning assets averaged $241.9 million as compared to $202.4 million during the six months ended June 30, 2004.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing rates and changing volume. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	December 31, 2004 vs 2003 Increase (Decrease) Due to			December 31, 2003 vs 2002 Increase (Decrease) Due to
	Change in Volume	Change in Rate	Total Change	Change in Volume	Change in Rate	Total Change
	(dollars in thousands)
Interest earned on:
Federal funds sold	$(8)	$6	$(2)	$22	$(16)	$6
Interest-bearing deposits in other banks	(69)	(30)	(99)	(39)	67	28
Investment securities	148	(18)	130	(229)	(184)	(413)
Loans	7,595	(1,778)	5,817	1,367	(230)	1,137

Total interest income	7,666	(1,820)	5,846	1,121	(363)	758

Interest paid on:
Interest checking	59	(77)	(18)	40	(106)	(66)
Savings & money market	262	229	491	6	15	21
Time deposits	1,440	(886)	554	550	(846)	(296)
FHLB advances	67	(193)	(126)	0	(16)	(16)
Other borrowings	0	5	5	(48)	(33)	(81)
Subordinated debentures	161	—	161	—	—	—

Total interest expense	1,989	(922)	1,067	548	(986)	(438)

Net interest income	$5,677	$(898)	$4,779	$573	$623	$1,196

Provision for Loan Losses

First National has established an allowance for loan losses through a provision for loan losses charged as an expense on First National’s statement of income. First National reviews its portfolio periodically to evaluate First National’s outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. First National’s provision for loan losses for the periods ended December 31, 2004 and 2003 was $7.8 million and $456,000 respectively.

During 2004 and 2003, St. Marys made provisions for loan losses of $7.2 million and $456,000, respectively. The provision for loan losses and the amount of charge-offs were significantly increased as of the end of the fourth quarter of 2004 due to management’s assessment of the ultimate collectibility of certain loans in the portfolio resulting from the individual circumstances of the borrowers involved. The loans were identified during St. Marys’ regularly scheduled bank examination conducted by the OCC which began on March 7, 2005. During 2004 and 2003, St. Marys recorded net charge-offs of $5.8 million and $109,000, respectively. The increase in charge-offs and the subsequent provision for loan losses were due to documentation and collateral deficiencies, and other weaknesses in the loans identified during the examination.

During 2004, Orange Park made provisions for loan losses of $585,000 compared to $316,000 in 2003. During 2004 and 2003, Orange Park recorded net charge-offs of $372,000 and $2,000, respectively. The increase in net charge-offs was primarily due to management’s assessment of the collectibility of a certain commercial loan.

For the six months ended June 30, 2005 and 2004, First National’s provision for loan losses was $3.6 million and $266,000 respectively. The provision for loan losses and the amount of charge-offs were significantly increased as of the end of the first quarter of 2005 due to loans that were identified during St. Marys’ regularly scheduled OCC examination. St. Marys recorded net charge-offs of $2.2 million for the six months ended June 30, 2005 compared to net recoveries of $71,000 for the six months ended June 30, 2005. The increase in charge-offs and the subsequent provision for loan losses were due to documentation and collateral deficiencies, and other weaknesses in the loans identified during the examination. Orange Park made provisions for loan losses of $17,000 for the six months ended June 30, 2005, and it did not make any provisions for loan losses for the six months ended June 30, 2004. Orange Park did not record any net charge-offs for the six months ended June 30, 2005, and the bank recorded net charge-offs of $1,000 for the six months ended June 30, 2004.

Please see the discussion below under “Allowance for Loan Losses” for a description of the factors First National considered in determining the amount of the provisions First National expenses each period to maintain this allowance.

Noninterest Income

Years Ended December 31, 2004 and 2003

Noninterest income in 2004 was $2.2 million, an increase of $737,000 compared to noninterest income of $1.5 million in 2003. The increase was primarily the result of additional volume of service charges and fees on deposits as a result of the acquisition of Orange Park. Mortgage origination fees in 2004 were $651,000, an increase of $301,000 compared to mortgage origination fees of $350,000 in 2003. The additional mortgage origination fees were primarily the result of a new mortgage origination office that St. Marys opened in Fort Lauderdale, Florida during the first quarter of 2004.

Six Months Ended June 30, 2005 and 2004

For the first six months of 2005, noninterest income was $1.1 million, compared to $938,000 for the same period in 2004. The increase in noninterest income is primarily the inclusion of Orange Park’s first and second quarter of 2005 noninterest income. Since the acquisition of Orange Park did not occur until the end of the first quarter of 2004, noninterest income through June 30, 2004 reflected the second quarter noninterest income of the acquired bank. In addition, an increase in mortgage origination fees for and noninterest income from Orange Park served to offset decreases in St. Marys’ service charges and deposit accounts and other service charges and fees. Mortgage origination fees for the six months ended June 30, 2005 were $451,000, an increase of $206,000 (83.9%) from $245,000 for the six months ended June 30, 2004. Orange Park generated $49,000 in mortgage origination fees and $154,000 in noninterest income through June 30, 2005. St. Marys’ service charges on deposit accounts and other service charges and fees through June 30, 2005 were $242,000, a decrease of $254,000 (51.2%) from $497,000 for the six months ended June 30, 2004. The decrease was primarily due to a lower level of overdraft and administrative fees.

Noninterest Expense

Years Ended December 31, 2004 and 2003

Noninterest expense totaled $8.2 million during 2004 compared to $4.7 million in 2003. The $3.5 million increase in noninterest expense resulted primarily from additional costs generated by Orange Park. Contributions in 2004 were $428,000, an increase of $422,000 compared to contributions of $6,000 in 2003. Contributions reflect a one-time charge of $419,000, which represents a donation of 14 acres of property to Camden County, Georgia. The donation served to decrease other real estate owned and generated positive publicity and tax benefits for First National. Salaries and benefits for 2004 were $3.8 million, an increase of $1.3 million from 2003. Salaries and benefits represented 46.7% of the total noninterest expense. Salaries and benefits in 2003 were $2.5 million. Professional fees were $396,000 during 2004, an increase of $242,000 compared to $154,000 in 2003. The increase in professional fees was primarily the result of additional legal and accounting fees incurred as a result of the acquisition of Orange Park.

First National’s income tax benefit as a result of the operating loss was $1.2 million, as compared to income tax expense of $782,000 in 2003.

Six Months Ended June 30, 2005 and 2004

Noninterest expense increased to $4.4 million for the six months ended June 30, 2005, an increase of $1.0 (30.9%) million from $3.4 million for the six months ended June 30, 2004. As a percent of total average assets, noninterest expense decreased from 1.67% to 1.65%. The increase in noninterest expense is primarily the inclusion of Orange Park’s first and second quarter of 2005 noninterest expense. Since the acquisition of Orange Park did not occur until the end of the first quarter of 2004, noninterest expense through June 30, 2004 reflected the second quarter noninterest expense of the acquired bank. Salary and employee benefit costs were $1.9 million for the six months ended June 30, 2005, an increase of $285,000 (17.8%) from $1.6 million for the six months ended June 30, 2004. Occupancy expenses were $272,000 for the six months ended June 30, 2005, an increase of $66,000 (32.0%) from $206,000 for the six months ended June 30, 2004. In addition to the additional occupancy expenses of Orange Park, the increase in occupancy expenses was also the result of increased expense on leased office space.

Balance Sheet Review

General

At December 31, 2004, First National had total assets of $265.6 million, an increase of $123.5 million, or 86.9%, from December 31, 2003. Total assets consisted principally of $216.1 million in net loans, $17.6 million in investments, $2.4 million in federal funds sold and $10.7 million in cash and due from banks. This increase in assets was due primarily to First National’s acquisition of Orange Park. First National’s liabilities at December 31, 2004 totaled $247.5 million, consisting principally of $229.6 million in deposits, $10.8 million in Federal Home Loan Bank advances, and $5.2 million of subordinated debentures. At December 31, 2004, shareholders’ equity was $18.1 million.

Total assets at June 30, 2005 were $270.0 million, a 1.7% increase in comparison to total assets of $265.6 million as of December 31, 2004. Total loans decreased during the first six months of 2005 by $14.3 million, or 6.5%, to $206.0 million, while deposits grew $3.4 million, or 1.5%, to $233.1 million during the same period. Federal funds sold increased during the first six months of 2005 to $22.6 million in comparison to Federal funds sold of $2.4 million at December 31, 2004 as a result of First National’s efforts to increase liquidity. The reduction in assets from December 31, 2004 to June 30, 2005 was primarily the result of a decrease in loans as a result of management’s efforts to increase the liquidity of St. Marys. First National’s liabilities at June 30, 2005 totaled $252.9 million, consisting principally of $233.1 million in deposits, $12.7 million in Federal Home Loan Bank advances, and $5.2 million of subordinated debentures. At June 30, 2005, shareholders’ equity was $17.9 million.

Investment Securities

At December 31, 2004, First National’s $17.6 million of investment securities represented approximately 6.6% of its total assets. These investments consisted of mortgage-backed securities obligations of agencies of the U.S. government, and certain obligations of states and municipalities with a fair value of $17.6 million and an amortized cost of $17.7 million for an unrealized loss of $85,000.

The amortized costs and the fair value of investments at December 31, 2004, 2003, and 2002 are shown in the following table.

	Securities Portfolio Composition
	2004		2003		2002
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(dollars in thousands)
Available for Sale
Obligations of U.S. government agencies	$8,495	$8,403	$4,000	$3,984	$472	$455
Mortgage-backed securities and collateralized mortgage obligations	8,354	8,350	4,202	4,206	8,813	8,903
State and political subdivisions	814	826	827	856	2,159	2,218

Total available for sale	17,663	17,579	9,029	9,046	11,444	11,576

At June 30, 2005, investment securities comprised approximately 6.9% of First National’s assets and net loans comprised approximately 74.2% of First National’s assets. The following table presents the estimated fair value of First National’s investments as of June 30, 2005. All securities held at each date were categorized as available for sale.

	At June 30, 2005
	Cost	Value
	(dollars in thousands)
Available for Sale
Obligations of U.S. Treasury and other U.S. agencies	$10,965	$6,908
Mortgage-backed securities and Collateralized Mortgage Obligations	7,011	10,913
State, County and Municipal	709	712

Total	$18,685	$18,533

Contractual maturities and yields on investments at December 31, 2004 are presented in the following tables, excluding the effects of prepayments:

	Securities Maturity Schedule
	Amortized Cost	Weighted Average Yield**
	(dollars in thousands)
Available for Sale

Obligations of U.S. government agencies
0-1 year	$501	2.81%
1-5 years	7,994	2.37%
5-10 years	—	—
Greater than 10 years	—	—

	8,495	2.40%

Mortgage-backed securities and collateralized mortgage obligations
0-1 year	—	—
1-5 years	1,238	3.46%
5-10 years	700	3.46%
Greater than 10 years	6,416	3.36%

	8,354	3.38%

State and political subdivisions
0-1 year	101	4.16%*
1-5 years	713	5.16%*
5-10 years	—	—
Greater than 10 years	—	—

	814	5.04%*

Total	$17,663

*	Calculated on a fully taxable equivalent basis using a federal tax rate of 34%.
**	Weighted average yields on available for sale securities are based on amortized cost.

The maturities and weighted average yields of the investment securities portfolio at June 30, 2005 are presented in the following table, excluding the effects of prepayments:

	Securities Maturity Schedule
	Amortized Cost	Weighted Average Yield**
	(dollars in thousands)
Available for Sale
Obligations of U.S. Treasury and other U.S. agencies
0-1 year	6,470	2.37%
Over 1 through 5 years	4,495	2.88%
Over 5 years
Over 10 years
Mortgage-backed securities and Collateralized
Mortgage Obligations
0-1 year
Over 1 through 5 years	1,320	5.37%
Over 5 years	1,197	4.32%
Over 10 years	4,494	4.14%
State, County and Municipal
0-1 year	471	5.27%*
Over 1 through 5 years	238	4.39%*
Over 5 years
Over 10 years

*	Calculated on a fully taxable equivalent basis using a federal tax rate of 34%
**	Weighted average yields on available for sale securities are based on amortized cost.

Other investment securities totaled $1.5 million, $776,000, and $764,000 at December 31, 2004, 2003, and 2002, respectively. Other investments at December 31, 2004, consisted of Federal Reserve Bank stock with a cost of $426,000, Federal Home Loan Bank stock with a cost of $909,000, and First National Banc Statutory Trust stock with a cost of $155,000. At December 31, 2003, First National owned Federal Reserve Bank stock with a cost of $126,000 and Federal Home Loan Bank stock with a cost of $650,000. At December 31, 2002, First National owned Federal Reserve Bank stock with a cost of $114,000 and Federal Home Loan Bank stock with a cost of $650,000. At June 30, 2005, other investments totaled $1.9 million compared to $1.5 million at June 30, 2004.

Loans

Since loans typically provide higher interest yields than do other types of interest earning assets, a substantial percentage of First National’s earning assets are invested in First National’s loan portfolio. Average loans for the years ended December 31, 2004 and 2003 were $199.4 million and $106.1 million, respectively. Total loans outstanding at December 31, 2004 and 2003 were $220.3 million and $116.9 million, respectively, before allowance for loan losses.

Average loans for the six months ended June 30, 2005 were $222.6 million as compared with $187.6 million for the period ended June 30, 2004. Total loans outstanding at June 30, 2005 and 2004 were $206.0 million and $220.3 million, respectively, before allowance for loan losses. The decrease in the loan portfolio was due to management’s efforts to increase the liquidity due to the regulatory issues arising from the examination of St. Marys during the first quarter of 2005.

The principal component of First National’s loan portfolio are loans secured by real estate mortgages. Management attempts to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

The following tables summarize the composition of the loan portfolio at December 31, 2004, 2003, 2002, 2001 and 2000.

Loans held for investment	$220,311	$116,879	$96,395	$77,532	$58,955
Less: Allowance for loan losses	4,172	1,578	1,231	891	429

Net loans	$216,139	$115,301	$95,164	$76,641	$58,526

	Percentage of Loans Held for Investment
	2004	2003	2002	2001	2000
Commercial and industrial—not secured by real estate	6.8%	7.4%	10.0%	12.9%	16.7%
Commercial and industrial—secured by real estate	36.9%	27.9%	25.6%	25.0%	25.8%
Real estate—mortgage	33.9%	44.2%	40.8%	36.7%	37.7%
Real estate—construction	16.8%	13.3%	16.5%	17.5%	4.5%
Consumer loans	5.6%	7.2%	7.1%	7.9%	15.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

The following table presents various categories of First National’s loan portfolio at the dates indicated:

Loan Portfolio Composition

(dollars in thousands)

Type of Loan	At June 30, 2005	Percent of loans in each category to total loans	At December 31, 2004	Percent of loans in each category to total loans
	(dollars in thousands)
Real Estate
Construction	40,038	19.4%	36,933	16.8%
Mortgage	138,061	67.0%	156,088	70.8%

Total	178,099	86.4%	193,021	87.6%
Commercial	17,495	8.5%	15,017	6.8%
Consumer	10,426	5.1%	12,273	5.6%

Total	206,020	100.0%	220,311	100.0%

The information in the following table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

The following table summarizes the loan maturity distribution, by type, and related interest rate characteristics at December 31, 2004:

	Loan Maturity and Interest Sensitivity
Type of loans	Due in 1 Year or less	Due After 1 Year up to 5 years	Due after 5 years	Total
	(dollars in thousands)
Commercial and industrial	$3,458	$10,409	$1,150	$15,017
Real estate	82,610	77,620	32,791	193,021
Consumer loans	4,552	6,903	818	12,273

Total	$90,620	$94,932	$34,759	$220,311

Loans maturing after one year with:
Fixed interest rates				$72,872
Floating interest rates				$56,819

The following table summarizes the loan maturity distribution, by type, and related interest rate characteristics at June 30, 2005:

	Loan Maturity and Interest Sensitivity
Type of loans	Due in 1 Year or less	Due After 1 Year up to 5 years	Due after 5 years	Total
	(dollars in thousands)
Commercial and industrial	$5,915	$9,913	$1,667	$17,495
Real estate	72,188	69,737	36,174	178,099
Consumer loans	1,208	7,526	1,692	10,426

Total	$79,311	$87,176	$39,533	$206,020

Loans maturing after one year with:
Fixed interest rates				$70,526
Floating interest rates				$56,183

Allowance for Loan Losses

First National has established an allowance for loan losses through a provision for loan losses charged to expense on its statement of income. The allowance represents an amount which First National believes will be adequate to absorb probable losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of First National’s overall loan portfolio; economic conditions that may affect the borrower’s ability to repay; the amount and quality of collateral securing the loans; First National’s historical loan loss experience and a review of specific problem loans. First National adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. First National charges recognized losses to the allowance and add subsequent recoveries back to the allowance.

In addition, First National has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. Management’s judgment as to the adequacy of the allowance is based on a number of assumptions about future events, which it believes to be reasonable, but which may or may not be valid. Based on management’s judgments, evaluation, and analysis of the loan portfolio, management considers the allowance for loan losses to be adequate. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses may be significant to a particular accounting period.

Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based upon management’s analysis of potential risk in the loan portfolio. The amount of the loan loss allowance and related provision is determined by an evaluation of historical loan losses, loan concentrations, including geographic and industry concentrations, policy and staff considerations, collateral values, economic factors including current and anticipated conditions, volume of the loan portfolio, delinquency trends and peer comparisons.

At December 31, 2004 and 2003, the allowance for loan losses was $4.2 million and $1.6 million, respectively, or 1.89% of outstanding loans at December 31, 2004 and 1.35% at December 31, 2003. During 2004 and 2003, St. Marys recorded net charge-offs of $5.8 million and $109,000, respectively. The increase in St. Marys’ charge-offs was due to documentation and collateral deficiencies, and other weaknesses in the loans identified during the OCC examination that occurred in the first quarter of 2005. During 2004 and 2003, Orange Park recorded net charge-offs of $372,000 and $2,000, respectively. The increase in Orange Park’s net charge-offs was primarily due to management’s assessment of the collectibility of a certain commercial loan.

During the periods indicated below, First National evaluated the adequacy on an overall portfolio basis utilizing First National’s credit grading system which was applied to each loan. An independent consultant reviewed the loan files on a test basis, to verify that the lenders have properly graded each loan. First National’s analysis of the adequacy of the allowance also considers subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit, and peer group comparisons.

The following table summarizes the activity related to First National’s allowance for loan losses for the periods indicated:

	Analysis of the Allowance for Loan Losses Year Ended December 31,
	2004	2003	2002	2001	2000
	(dollars in thousands)
Balance at beginning of year	$1,578	$1,231	$891	$429	$389

Acquired bank’s balance at purchase date	916	—	—	—	—

Charge-offs:
Commercial and industrial—not secured by real estate	4,496	—	39	21	33
Commercial and industrial—secured by real estate	27	—	—	—	—
Real estate—mortgage	1,552	27	17	—	—
Real estate—construction	—	—	8	—	—
Consumer loans	172	127	216	171	116

	6,247	154	280	192	149

Recoveries:
Commercial and industrial—not secured by real estate	—	—	4	—	—
Commercial and industrial—secured by real estate	—	—	—	—	—
Real estate—mortgage		6	4		15
Real estate—construction	2	—	1	—	—
Consumer loans	114	39	18	21	7

	116	45	27	21	22

Net charge-offs	6,131	109	253	171	127

Provision for loan losses	7,809	456	593	633	167

Balance at end of year	$4,172	$1,578	$1,231	$891	$429

Allowance for loan losses to total loans	1.89%	1.35%	1.28%	1.15%	0.73%
Net charge-offs to average loans	3.08%	0.10%	0.28%	0.26%	0.24%

The allowance was allocated as follows on the indicted dates.

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2004		2003		2002		2001		2000
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans

Real Estate	$192	87.60%	$50	85.40%	$21	80.20%	$167	76.30%	N/A	N/A
Commercial	480	6.80%	28	7.40%	48	11.90%	85	14.80%	N/A	N/A
Consumer	175	5.60%	218	7.20%	191	7.90%	235	8.90%	N/A	N/A
Other	2,584		731		615		217		N/A	N/A
Unallocated	741		551		356		187		N/A	N/A

Total	$4,172	100.00%	$1,578	100.00%	$1,231	100.00%	$891	100.00%	$0	0.00%

The allowance for loan losses was $5.6 million and $4.2 million as of June 30, 2005 and December 31, 2004, respectively. The allowance for loan losses as a percentage of gross loans was 2.74% June 30, 2005 and 1.89% at December 31, 2004. During St. Marys’ regularly scheduled examination by the OCC which began on March 7, 2005, the OCC recommended, and management agreed, that several loans with documentation and collateral deficiencies, and other weaknesses, be charged-off in 2004 and 2005. Through June 30, 2005, St. Marys and Orange Park recorded net charge-offs of $2.1 million and $0, respectively and provisions to the loan loss reserve of $3.6 million and $17,000, respectively. The additional net charge-offs recorded by St. Marys are primarily the result of unsound lending practices by the former president of bank. The additional provisions to the loan loss reserve were based on continued concern for unknown risk due to the unsound lending practices by the former president of the bank.

From the previously described analysis, management determined that the allowance for loan losses should be increased through a provision for loan losses of $3.6 million during the six months ended June 30, 2005. The ratio of allowance for loan losses to total gross loans was 2.74% at June 30, 2005. Management considers the current allowance for loan losses appropriate based upon its analysis of the potential risk in the portfolio; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

An analysis of First National’s loan loss experience for the period indicated is furnished in the following table, as well as a breakdown of the allowance for possible loan losses:

Analysis of the Allowance for Loan Losses June 30, 2005
(dollars in thousands)
Beginning balance of allowance	$4,172

Acquired bank’s balance at purchase date	—

Charge-offs:
Commercial and industrial—not secured by real estate	761
Commercial and industrial—secured by real estate
Real Estate—mortgage	1,120
Real estate—construction Consumer loans	327

2,208

Recoveries:
Commercial and industrial—not secured by real estate	18
Commercial and industrial—secured by real estate
Real Estate—mortgage	27
Real estate—construction Consumer loans	32

77

Net charge-offs	2,131

Provision for loan losses	3,597

Balance at end of year	$5,638

Allowance for loan losses to total loans	2.74%
Net charge-offs to average loans	0.99%

The allowance was allocated as follows at the indicated dates:

	Allocation of the Allowance for Loan Losses
	At June 30, 2005		At December 31, 2004
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(dollars in thousands)
Real Estate	$434	86.4%	$192	87.60%
Commercial	519	8.5%	480	6.80%
Consumer	113	5.1%	175	5.60%
Other	3,844		2,584
Unallocated	728		741

Total	$5,638	100.00%	$4,172	100.00%

Nonperforming Assets

The following table shows First National’s nonperforming loans as well as the total nonperforming assets to total assets, the total nonperforming assets to loans and other nonperforming assets, and allowance for loan loss as a percentage of loans:

Non-Performing Assets	December 31,
	2004	2003	2002	2001	2000
	(dollars in thousands)
Nonperforming loans:
Nonaccrual loans	$4,296	$196	$708	$706	$1,222
Past due 90 days or more	420	78	164	207	163

Total nonperforming loans	4,716	274	872	913	1,385
Other nonperforming assets	1,361	1,877	211	186	279

Total nonperforming assets	$6,077	$2,151	$1,083	$1,099	$1,664

Nonperforming assets as a percentage of total assets	2.29%	1.51%	0.91%	0.97%	1.84%
Nonperforming assets as a percentage of loans and other nonperforming assets	2.74%	1.81%	1.12%	1.41%	2.81%
Allowance for loan losses as a percentage of nonperforming loans	88.46%	574.98%	141.17%	97.59%	30.97%

At December 31, 2004, nonaccrual loans represented 1.95% of total loans. At December 31, 2004 and 2003, First National’s subsidiary banks had $4.3 million and $196,000, respectively, on nonaccrual status. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as income when received.

As of June 30, 2005, no loans were contractually past due 90 days or more as to principal and interest payments and 41 loans with principal balances of $3.6 million were impaired or defined as “troubled debt restructurings.” As of June 30, 2005, 124 loans, in an aggregate principal amount of $18.5 million, were classified for regulatory purposes as doubtful, substandard or special mention, which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. As of June 30, 2005, there were two loans, in an aggregate principal amount of $63,000, with respect to which known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Accrual of interest is discontinued on a loan when management determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful. Interest accrual was discontinued on 41 loans, in an aggregate principal amount of $3.6 million, during the six months ended June 30, 2005. Of the foregoing loans, $96,000 is the amount of gross income that would have been recorded in the six months ended June 30, 2005 if the loans had been current in accordance with their original terms and had been current. None of the interest on those loans was included in net income as of June 30, 2005. The following table shows First National’s nonperforming loans as well as the total nonperforming assets to total assets, the total nonperforming assets to loans and other nonperforming assets, and allowance for loan loss as a percentage of loans at June 30, 2005:

Non-Performing Assets	June 30, 2005
(dollars in thousands)
Nonperforming loans Non-accrual loans	$3,617
Past due 90 days or more	—

Total nonperforming loans	3,617
Other nonperforming assets	1,804

Total nonperforming assets	$5,421

Nonperforming assets as a percentage of total assets	2.01%
Nonperforming assets as a percentage of loans and other nonperforming assets	2.63%
Allowance for loan losses as a percentage of nonperforming loans	155.88%

Deposits and Other Interest-Bearing Liabilities

First National’s primary source of funds for loans and investments is deposits, advances from the Federal Home Loan Bank, and short-term repurchase agreements. National and local market trends over the past several years suggest that consumers have moved an increasing percentage of discretionary savings funds into investments such as annuities and stock and fixed income mutual funds.

The following is a table of deposits by category at the dates indicated:

	December 31,
	2004		2003		2002
Deposit Categories	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(dollars in thousands)
Demand deposit	$23,811	10.4%	$10,518	9.3%	$10,861	12.1%
NOW	27,571	12.0%	20,089	17.8%	13,416	14.9%
Money market	53,581	23.3%	2,410	2.1%	1,549	1.6%
Savings	5,978	2.6%	4,169	3.8%	2,695	3.0%
Certificates of deposit, $100,000 or more	75,521	32.9%	35,765	31.7%	30,934	34.4%
Other time deposits	43,167	18.8%	39,855	35.3%	30,571	34.0%

Total deposits	$229,629	100.0%	$112,806	100.0%	$90,026	100.0%

Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for First National’s subsidiary banks’ loan portfolio and other earning assets. First National’s subsidiary banks’ core deposits were $123.8 million, $48.1 million and $36.1 million at December 31, 2004, 2003 and 2002, respectively. The increase in time deposits of $100,000 or more primarily resulted from the additional volume of deposits resulting from the acquisition of Orange Park. First National closely monitors its reliance on certificates of deposits greater than $100,000 and deposits from sources outside its normal trade areas through the use of brokers, which are generally considered less stable and less reliable than core deposits. Brokered deposits represented approximately 78.3% of all certificates of deposit greater than $100,000 at December 31, 2004. There were approximately $89.4 million, $59.3 and $48.9 in brokered deposits at December 31, 2004, 2003 and 2002, respectively. First National’s level of brokered deposits increased in 2004 primarily due to the addition of the brokered deposits of Orange Park. The FDIC has also limited the ability of St. Marys to solicit new brokered deposits. The FDIC has granted St. Marys a waiver which allows the renewal or rollover of brokered deposits in an amount not to exceed $62.1 million. The waiver will expire in October of 2005. Upon expiration, St. Marys will be required to request an extension for an additional 6-month period. First National anticipates being able to either renew or replace these deposits when they mature, although, no assurance can be given that First National will be able to replace these deposits with the same terms or rates. As of June 30, 2005, First National had $86.7 million in brokered deposits in its portfolio. The restrictions described above have limited the growth of St. Marys, and growth could continue to be restricted in the future.

First National’s loan-to-deposit ratios were 96.0%, 103.6%, and 107.1% at December 31, 2004, 2003, and 2002, respectively. At June 30, 2005, First National’s loan-to-deposit ratio was 86.0%.

The maturity distribution of First National’s time deposits of $100,000 or more at December 31, 2004 is as follows:

Time Certificates of Deposit	(dollars in thousands)
3 months or less	$7,102
4-6 months	5,649
7-12 months	14,735
Over 12 months	48,035

Total	$75,521

At June 30, 2005, First National’s deposits were $233.1 million, an increase of $3.4 (1.5%) million compared to $229.6 at December 31, 2004. The increase in total deposits was primarily the result of an increase in the volume of noninterest-bearing deposits. First National’s noninterest-bearing deposits at June 30, 2005 were $26.9 million, an increase of $3.1 million (13.0%) from $23.8 million at December 31, 2004. The following table presents First National’s various categories of deposits at the dates indicated:

Deposit Category	At June 30, 2005	Percent of deposits in each category to total deposits	At December 31, 2004	Percent of Deposits in each category to total deposits
	(dollars in thousands)
Noninterest-bearing demand deposits	26,909	11.5%	23,811	10.4%
NOW	18,454	7.9%	27,571	12.0%
Money market	56,899	24.4%	53,581	23.3%
Savings	5,079	2.2%	5,978	2.6%
Certificates of deposit, $100,000 or more	80,184	34.5%	75,521	32.9%
Other time deposits	45,542	19.5%	43,167	18.8%

Total	233,067	100.0%	229,629	100.0%

The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and respective maturities at the dates indicated:

	At June 30, 2005		At December 31, 2004
Time Certificates of Deposit	Amount	Average rate	Amount	Average rate
	(dollars in thousands)
3 months or less	$8,368	2.47%	$7,102	1.90%
3-6 months	13,383	3.11%	5,650	1.53%
6-12 months	13,939	2.99%	14,728	2.51%
over 12 months	44,494	3.32%	48,041	3.13%

Total	$80,184	3.13%	$75,521	2.82%

Borrowings

At December 31, 2004, First National’s subsidiary banks did not have any securities under agreements to repurchase with brokers. These agreements are normally secured with investment securities. The securities under agreement to repurchase averaged $2.9 million during 2004, with $3.6 million being the maximum amount outstanding at any month end.

At December 31, 2003 St. Marys had sold $3.6 million of securities under agreements to repurchase with brokers with a weighted rate of 1.24% that mature in less than 90 days. These agreements were secured with approximately $3.6 million of investment securities. The securities under agreement to repurchase averaged $4.0 million during 2003, with $4.5 million being the maximum amount outstanding at any month end.

At December 31, 2002 St. Marys had sold $4.5 million of securities under agreements to repurchase with brokers with a weighted rate of 1.49% that mature in less than 90 days. These agreements were secured with approximately $4.5 million of investment securities. The securities under agreement to repurchase averaged $6.0 million during 2002, with $7.2 million being the maximum amount outstanding at any month end.

At December 31, 2004, First National’s subsidiary banks had six unused federal funds purchased lines of credit totaling $11.5 million. At December 31, 2003, St. Marys had four unused Federal funds purchased lines of credit totaling $7.1 million. At December 31, 2002, St. Marys had five unused Federal funds purchased lines of credit totaling $8.9 million. These lines of credit are unsecured and bear interest at the daily rate of federal funds plus 25 basis points (2.70% at December 31, 2004).

At December 31, 2004, First National’s subsidiary banks had $10.8 million of advances from the Federal Home Loan Bank. These advances were secured by a blanket floating lien agreement, which provides a security interest in all unencumbered first mortgage residential loans, and by investments in Federal Home Loan Bank stock. The following table summarizes the terms and maturities of the advances at December 31, 2004, 2003 and 2002:

	December 31,
Federal Home Loan Bank Advances	2004	2003	2002
	(dollars in thousands)
Advance payable—interest payable quarterly at 5.44%, principal due February 13, 2008	$3,000	$3,000	$3,000
Advance payable—interest payable quarterly at 4.96%, principal due November 16, 2006	3,000	3,000	3,000
Advance payable—interest payable quarterly at 5.35%, principal due March 1, 2004		5,000	5,000
Advance payable—interest payable monthly at variable rate, principal due January 18, 2005	1,550
Advance payable—interest payable quarterly at 5.90%, principal due November 10, 2005	2,000	2,000	2,000
Advance payable—interest payable monthly at variable rate, principal due September 12, 2005	1,200	—	—

	$10,750	$13,000	$13,000

Weighted-average interest rates	5.37%	5.38%	5.50%

At June 30, 2005, First National’s subsidiary banks had six unused Federal funds purchased lines of credit totaling $11.5 million. A $3.6 million line is collateralized by investment securities and five lines of credit are unsecured. These lines bear interest at the daily rate of federal funds plus 25 basis points (3.80% at June 30, 2005).

At June 30, 2005, First National had $12.7 million in advances from the Federal Home Loan Bank as described in the table below. These advances were secured by a blanket floating lien agreement, which provides a security interest in all unencumbered first mortgage residential loans, and by investments in Federal Home Loan Bank stock.

Subordinated Debentures

During 2004, First National formed First National Banc Statutory Trust I (the “Trust”), a subsidiary whose sole purpose was to issue $5,000,000 principal amount of Trust Preferred Securities at a rate per annum equal to the 3-Month LIBOR plus 2.80% through a pool sponsored by a national brokerage firm. The Trust Preferred Securities have a maturity of 30 years and are redeemable at First National’s option on any quarterly interest payment date after five years. There are certain circumstances (as described in the Trust agreement) in which the securities may be redeemed within the first five years at First National’s option. First National’s liability to the nonconsolidated Trust is recorded as a liability of $5,155,000 and an investment of $155,000 on the consolidated balance sheet. The proceeds from the offering were used to fund the expected capital needs of First National’s bank subsidiaries.

The debentures qualify as Tier 1, or core capital of First National, subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. Under the regulatory capital guidelines, the portion that exceeds the 25% of capital limitation qualifies as Tier 2, or supplementary capital of First National. At June 30, 2005, $5.0 million of the debentures qualified as Tier 1 capital of First National.

Capital Resources

Total shareholders’ equity amounted to $18.1 million at December 31, 2004 and $11.8 million at December 31, 2003. The increase between 2004 and 2003 primarily resulted from the additional equity resulting from the acquisition of Orange Park.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), equity to assets ratio (average equity divided by average total assets) and dividend payout ratio for 2004, 2003 and 2002. First National initiated the payment of cash dividends during 2004.

	2004	2003	2002
Return on average assets	-0.81%	1.10%	1.13%
Return on average equity	-10.08%	13.02%	14.38%
Average equity to average assets ratio	8.07%	8.42%	7.87%
Dividend payout ratio	-30.18%	0.00%	0.00%

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), equity to assets ratio (average equity divided by average total assets) and dividend payout ratio for the six months ended June 30, 2005.

Six months ended June 30, 2005
Return on average assets	-0.60%
Return on average equity	-9.30%
Average equity to average assets ratio	6.49%
Dividend payout ratio	-25.44%

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and offbalance sheet exposures, adjusted for risk weights ranging from 0% to 100%.

Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses subject to certain limitations. The subsidiary banks are each also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

First National is subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital guidelines, First National must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, First National must maintain a minimum Tier 1 leverage ratio of at least 4%. To be considered “well-capitalized”, First National must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

The following table sets forth First National’s and First National’s subsidiary banks’ various capital ratios at December 31, 2004 and 2003. At December 31, 2004 and 2003, First National and First National’s subsidiary banks were in compliance with each of the applicable regulatory capital requirements. First National and Orange Park were considered to be “well capitalized.” St. Marys was considered to be “adequately capitalized” at December 31, 2004. As a result of failing to be well capitalized, St. Marys is limited in its ability to obtain brokered deposits and in the payment of dividends.

	December 31,		Minimum regulatory requirement
	2004	2003
First National Banc, Inc.—Consolidated
Total risk-based capital ratio	10.53%	11.67%	8.00%
Tier 1 risk-based capital ratio	9.27%	10.41%	4.00%
Tier 1 leverage ratio	8.13%	9.02%	4.00%

First National Bank of St. Marys
Total risk-based capital ratio	9.54%	11.45%	8.00%
Tier 1 risk-based capital ratio	8.28%	10.20%	4.00%
Tier 1 leverage ratio	6.82%	8.31%	4.00%

First National Bank of Orange Park*
Total risk-based capital ratio	11.10%		8.00%
Tier 1 risk-based capital ratio	9.85%		4.00%
Tier 1 leverage ratio	9.61%		4.00%

*	First National Bank of Orange Park was acquired during 2004.

The following table sets forth First National’s and First National’s subsidiary banks’ various capital ratios at June 30, 2005 and December 31, 2004. At June 30, 2005 and December 31, 2004, First National and First National’s subsidiary banks were in compliance with each of the applicable regulatory capital requirements. At June 30, 2005, First National and Orange Park were considered to be “well capitalized.” St. Marys was considered to be “adequately capitalized” at June 30, 2005. As a result of being adequately capitalized, the St. Marys is limited in its ability to obtain brokered deposits and in the payment of dividends.

	June 30, 2005	December 31, 2004	Minimum regulatory requirement
First National Banc, Inc.—Consolidated
Total risk-based capital ratio	10.26%	10.53%	8.00%
Tier 1 risk-based capital ratio	8.99%	9.27%	4.00%
Tier 1 leverage ratio	7.38%	8.13%	4.00%

First National Bank of St. Marys
Total risk-based capital ratio	8.90%	9.54%	8.00%
Tier 1 risk-based capital ratio	7.62%	8.28%	4.00%
Tier 1 leverage ratio	5.74%	6.82%	4.00%

First National Bank of Orange Park
Total risk-based capital ratio	11.22%	11.10%	8.00%
Tier 1 risk-based capital ratio	9.97%	9.85%	4.00%
Tier 1 leverage ratio	9.63%	9.61%	4.00%

First National is currently evaluating various alternatives for increasing capital. It is management’s objective to maintain the capital levels such that each of First National’s subsidiary banks will be considered well capitalized. However, no assurance can be given that this objective will be achieved. First National anticipates that capital levels will be maintained at levels that will allow First National and First National’s subsidiary banks to qualify as being adequately capitalized as defined by OCC regulations. Depending on the timing of when additional capital is obtained, First National may be required to limit the level of growth that it has experienced in the past three years. As of December 31, 2004, there were no significant firm commitments outstanding for capital expenditures.

Primarily as a result of the reduction in capital resulting form the charges to the loan loss allowance described elsewhere in this report, the Federal Reserve Bank of Atlanta has rated the overall condition of First National as less than satisfactory, and required First National’s board of directors to adopt resolutions restricting First National’s activities without the Federal Reserve Bank’s approval. These activities include payment of dividends, repurchase of common stock, and the incurrence of any additional indebtedness.

Pursuant to an agreement between First National and ABC Bancorp entered into in connection with the Merger Agreement with ABC, ABC has agreed to loan to First National up to $6,000,000 in the event any banking regulatory authority requires that either Bank increase its capital.

Interest Rate Sensitivity

A significant portion of First National’s assets and liabilities are monetary in nature, and consequently they are very sensitive to changes in interest rates. This interest rate risk is First National’s primary market risk exposure, and it can have significant effect on First National’s net interest income and cash flows. First National reviews its exposure to market risk on a regular basis, and manages the pricing and maturity of its assets and liabilities to diminish the potential adverse impact that changes in interest rates can have on its net interest income.

The principal interest rate risk monitoring technique that First National employs is the measurement of its interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. First National generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when First National is liability-sensitive.

The following table presents First National’s rate sensitivity at each of the time intervals indicated as of June 30, 2005. The table may not be indicative of First National’s rate sensitivity position at other points in time. In addition, the table’s maturity distribution may differ from the contractual maturities of the earning assets and interest bearing liabilities presented due to consideration of prepayment speeds under various interest rate change scenarios in the application of the interest rate sensitivity methods described above.

	Interest Sensitivity Analysis
	Within 3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
	(dollars in thousands)
INTEREST-EARNING ASSETS:
Federal funds sold	$22,562				$22,562
Investment securities	2,613	6,666	7,856	1,398	18,533
Interest bearing deposits in other banks			541		541
Total loans	98,977	42,218	64,825		206,020

Total interest-earnings assets	$124,152	$48,884	$73,222	$1,398	$247,656

INTEREST-BEARING LIABILITIES:
Interest checking	$2,443	$6,397	$6,574	$3,039	$18,453
Savings deposits	420	1,260	2,598	799	5,077
Money market	4,506	14,170	28,891	9,335	56,902
Time deposits	18,266	44,859	62,601		125,726
Federal Home Loan Bank advances	4,700	2,000	6,000		12,700
Subordinated debentures	5,155				5,155

Total interest-bearing liabilities	$35,490	$68,686	$106,664	$13,173	$224,013

Period gap	$88,662	$(19,802)	$(33,442)	$(11,775)
Cumulative gap	$88,662	$68,860	$35,418	$23,643
Ratio of cumulative gap to total earning assets	35.80%	27.80%	14.30%	9.55%

As evidenced by the table above, at June 30, 2005, First National is cumulatively asset sensitive across all categories. In an increasing interest rate environment, an asset sensitive position (a gap ratio of greater than 1.0) is generally more advantageous since assets are repriced sooner than liabilities. Conversely, in a declining interest rate environment, a liability sensitive position (a gap of less than 1.0) is generally more advantageous as liabilities are repriced sooner than assets. With respect to First National, an increase in interest rates in the short term would result in higher earnings while a decrease in interest rates will reduce earnings in the short term. This assumes, however, that all other factors affecting income remain constant.

Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities. Asset/liability management is the process by which First National monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. First National’s asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. The ALCO consists of members of the board of directors and senior management of each of First National’s subsidiary banks and meets monthly. The ALCO is charged with the responsibility to maintain the level of interest rate sensitivity of First National’s interest sensitive assets and liabilities within Board-approved limits. As First National continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. Each subsidiary bank’s Asset/Liability Committees meet on a monthly basis and develop management’s strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

Liquidity

Liquidity management involves monitoring the sources and uses of funds in order to meet First National’s day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time the investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

Cash and cash equivalents are the primary source of liquidity. At December 31, 2004 and 2003, First National’s liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $13.6 million and $10.7 million, representing 5.1% and 7.5% of total assets, respectively. Investment securities at December 31, 2004 and 2003 amounted to $17.6 million and $9.0 million, representing 6.6% and 6.4% of total assets, respectively; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. First National’s ability to maintain and expand its deposit base and borrowing capabilities also serves as a source of liquidity.

At June 30, 2005, cash and cash equivalents amounted to $30.5 million, representing 11.3% of total assets. Securities available for sale provide a secondary source of liquidity. Investment securities at June 30, 2005 were $18.5 million, of which amount $8.3 million were scheduled to mature prior to June 30, 2006. At June 30, 2005, large denomination certificates of deposits accounted for 34.4% of total deposits. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination CDs may have a material adverse effect on First National’s liquidity.

First National has agreements for advances with the Federal Home Loan Bank. These advances are secured by a blanket floating lien agreement, which provides a security interest in all unencumbered first mortgage residential loans, and by investments in Federal Home Loan Bank stock. The unused borrowing capacity available from the Federal Home Loan Bank at December 31, 2004 was $42.3 million and assumed that First National’s $909,000 investment in Federal Home Loan Bank stock as well as qualifying mortgages would be pledged to secure any future borrowings. As a result of the regulatory exam of St. Marys during early 2005, the Federal Home Loan Bank discontinued the ability of St. Marys to utilize its unused borrowing capacity of $23.6 million due to the significant negative impact that the loan losses, described under the caption “Provision for Loan Losses” and “Allowance for Loan Losses”. Orange Park’s unused borrowing capacity available from the Federal Home Loan Bank at June 30, 2005 was $16.8 million. At June 30, 2005, First National had $12.7 million in advances from the Federal Home Loan Bank compared to $10.8 million at December 31, 2004.

Return on Equity and Assets

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), equity to assets ratio (average equity divided by average total assets) and dividend payout ratio for the six months ended June 30, 2005 and the year ended December 31, 2004. First National initiated the payment of cash dividends during 2004.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Return on average assets	-0.60%	-0.81%
Return on average equity	-9.30%	-10.08%
Average equity to average assets ratio	6.49%	8.07%
Dividend payout ratio	-25.44%	-30.18%

Off-Balance-Sheet Risk

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2004, unfunded commitments to extend credit were $33.1 million, of which $23.6 million were at variable rates and $9.5 million were at fixed rates. At June 30, 2005, unfunded commitments to extend credit were $28.8 million, of which $21.9 million were at variable rates and $6.9 million were at fixed rates. The significant portion of the unfunded commitments related to construction mortgage loans. First National anticipates, based on historical experience, that the significant portion of these lines of credit will not be funded. First National evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At December 31, 2004, First National’s subsidiary banks had $430,000 in credit card commitments. At June 30, 2005, First National’s subsidiary banks had $499,000 in credit card commitments. Credit card commitments are unsecured.

At December 31, 2004, First National’s subsidiary banks had $1.4 million in commitments under letters of credit. At June 30, 2005, First National’s subsidiary banks had $1.2 million in commitments under letters of credit. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Except as disclosed in this report, First National is not involved in off-balance-sheet contractual relationships, unconsolidated related entities that have off-balance-sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into effect in First National’s financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, the assets and liabilities of financial institutions such as First National are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on First National’s performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. As discussed previously, First National seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Recently Issued Accounting Standards

No recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by First National have occurred during the six month period ended June 30, 2005.

COMPARATIVE RIGHTS OF SHAREHOLDERS

Upon consummation of the merger, shareholders of First National (other than those shareholders exercising dissenters’ rights) will automatically become shareholders of ABC. The shareholders of ABC will be governed by and subject to the Articles of Incorporation and Bylaws of ABC rather than the Articles of Incorporation and Bylaws of First National.

ABC and First National are both Georgia corporations organized and existing under the Georgia Business Corporation Code. The following is a summary of the material differences in the rights of holders of ABC and First National common stock. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders and respective entities. It is qualified in its entirety by reference to the Georgia Business Corporation Code, as well as the Articles of Incorporation and Bylaws of each corporation. First National shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the proposed merger.

Liquidity and Marketability

All of the 11,865,600 issued and outstanding shares of ABC common stock are freely tradeable, except for approximately 866,685 shares held by “affiliates” of ABC, as such term is defined in Rule 144 under the Securities Act, which shares may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. ABC common stock is traded on the Nasdaq National Market under the symbol “ABCB.”

All of the 1,016,376 issued and outstanding shares of First National common stock are freely tradeable, except for approximately 692,188 shares held by “affiliates” of First National, which shares may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. There is no established trading market for First National’s common stock.

Reporting Requirements

ABC is a reporting company under the Exchange Act and files annual and quarterly financial reports with the SEC. First National deregistered under the Exchange Act on August 4, 2005 and is no longer required to file reports with the SEC. ABC and First National also file certain reports with the Federal Reserve Board and the Georgia Department of Banking and Finance.

Preemptive, Voting and Liquidation Rights

Neither the ABC common stock nor the First National common stock has preemptive rights. Each share of ABC common stock and First National common stock has the right to cast one vote on all matters voted upon by the ABC shareholders and the First National shareholders, respectively. Under the Georgia Business Corporation Code, a majority of the outstanding shares entitled to vote must approve any dissolution or liquidation of a corporation, unless the articles of incorporation or bylaws require a greater vote. Neither ABC’s Articles of Incorporation or its Bylaws nor First National’s Articles of Incorporation or its Bylaws imposes any such requirement.

Mergers, Consolidations and Sales of Assets

Under the Georgia Business Corporation Code, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws requires otherwise.

Neither ABC’s Articles of Incorporation or its Bylaws nor First National’s Articles of Incorporation or its Bylaws imposes any such requirement.

Dissenters’ Rights

Under the Georgia Business Corporation Code, a shareholder of a corporation participating in certain transactions may, under certain circumstances, receive the fair value of his or her shares in cash, in lieu of the consideration he or she would otherwise have received in the transaction. The Georgia Business Corporation Code recognizes dissenters’ rights in connection with mergers, share exchanges, sales of all or substantially all of the corporation’s property and certain amendments to the articles of incorporation that materially and adversely affect a shareholder’s rights. Appraisal rights are not available (unless otherwise provided in the corporation’s articles of incorporation): (i) if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 shareholders, and shareholders by the terms of the merger or consolidation are not required to accept in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, or shares of stock of any other corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, other than cash in lieu of fractional shares of stock; or (ii) in a merger if the corporation is the surviving corporation and no vote of its shareholders thereon is required.

Under the Georgia Business Corporation Code, the ABC shareholders are not entitled to dissenters’ rights with respect to the proposed merger.

Holders of First National common stock have dissenters’ rights with respect to the proposed merger. See the section entitled “Statutory Provisions for Dissenting Shareholders” at page 52.

Taxation

ABC and First National are both taxable entities under the Code and are taxed on their respective income and entitled to the deductions allowed under the Internal Revenue Code. A sale of ABC common stock or First National common stock will normally result in a capital gain or loss for federal income tax purposes. Shareholders of ABC or First National who receive dividends are expected to receive a copy of Form 1099 filed with the Internal Revenue Service prior to January 31 of the following year.

Distributions

The holders of ABC common stock and First National common stock are entitled to receive dividends when, as and if declared by ABC’s board of directors and First National’s board of directors, respectively, and paid by ABC and First National, respectively, out of funds legally available therefor. Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with its capital needs, asset quality, and overall financial condition. The ability of ABC and First National to pay cash dividends is currently influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends, if any, will depend on, among other things, future earnings, the financial condition of ABC and First National and each of their respective subsidiary banks, the amount of cash on hand at the holding company level, outstanding debt obligations, if any, and the requirements imposed by regulatory authorities.

Liability

Neither the ABC shareholders nor the First National shareholders are personally liable for the obligations of ABC and First National, respectively.

Assessments

All issued and outstanding shares of ABC common stock and First National common stock are fully paid and nonassessable.

Fiduciary Duties

ABC’s Articles of Incorporation and First National’s Articles of Incorporation provide that, with certain exceptions mandated by the Georgia Business Corporation Code, officers and directors are not liable to ABC or First National, respectively, or their respective shareholders for monetary damages for breach of their fiduciary duty of care.

Indemnification

The Georgia Business Corporation Code permits a corporation to indemnify a director if the director seeking indemnification acted in a manner he or she believed in good faith to be in or not opposed to the best interest of the corporation and, in the case of any criminal proceedings, that he or she had no reasonable cause to believe his conduct was unlawful, provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

ABC’s Articles of Incorporation and First National’s Articles of Incorporation provide that no director shall be personally liable to ABC or First National, respectively, or their respective shareholders for monetary damages for any breach of the duty of care or other duty as a director, except that such liability shall not be eliminated: (i) for any appropriation, in violation of a director’s duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Management

The business and affairs of ABC are managed by or under the direction of its board of directors. ABC has a provision in its Articles of Incorporation for a staggered board, and each director is elected every third year at the annual meeting of the ABC shareholders and may be removed and replaced, with or without cause, by a majority vote of ABC shareholders at any meeting of such holders.

The business and affairs of First National are managed by or under the direction of its board of directors. First National’s Articles of Incorporation provide for First National’s board of directors to consist of not less than five nor more than 25 directors, with the exact number to be determined from time to time by the board of directors or the shareholders of First National. First National’s Articles of Incorporation provide that directors may be removed with or without cause by the holders of at least 75% of the outstanding stock entitled to vote in the election of directors.

Special Meetings

Special meetings of the ABC shareholders may be called at any time by ABC’s Chairman of the Board, Vice Chairman of the Board, President, Secretary or a majority of the directors of ABC. Special meetings of the ABC shareholders also shall be called upon the written request of the holders of 50% or more of all shares of capital stock of ABC entitled to vote in an election of directors.

Under First National’s Articles of Incorporation and Bylaws, special meetings of First National shareholders may be called for any purpose or purposes by First National’s Chief Executive Officer or by any presiding officer of First National’s board of directors. In addition, the Chief Executive Officer or Secretary is required to call a special meeting upon the written request of two or more directors or shareholder owning at least 25% of all shares entitled to vote on any issue to be presented at the meeting.

Right to Compel Dissolution

Under the Georgia Business Corporation Code, neither the ABC shareholders nor the First National shareholders may compel the dissolution of ABC or First National, respectively, without prior action by their respective boards of directors proposing such dissolution.

Continuity of Existence

ABC’s Articles of Incorporation and First National’s Articles of Incorporation each provide for perpetual existence, subject to termination or dissolution as provided by the Georgia Business Corporation Code.

Certain Legal Rights

The Georgia Business Corporation Code affords ABC shareholders the right to bring a legal action on behalf of ABC (a shareholder derivative action) to recover damages from a third party or an officer or director of ABC if the ABC shareholder was a shareholder of ABC at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time and fairly and adequately represents the interest of ABC in enforcing its rights. In addition, a shareholder may not commence a derivative proceeding until a written demand has been made upon the corporation to take suitable action and 90 days have expired from the date the demand was made (unless the demand has been rejected by the corporation or irreparable injury to the corporation would result by waiting for the expiration of that 90-day period). In addition, ABC shareholders may bring class actions to recover damages from directors for violations of their fiduciary duties.

The First National shareholders have the same legal rights as the ABC shareholders described immediately above.

Right to List of Holders and Inspection of Books and Records

Under the Georgia Business Corporation Code, ABC shareholders and First National shareholders are generally entitled to inspect and copy ABC’s and First National’s respective Articles of Incorporation, Bylaws, shareholder resolutions, board of directors resolutions, lists of names and addresses of board members, all written communications to shareholders, lists of names and business addresses of current directors and officers, and the Annual Registration filed with the Secretary of State of the State of Georgia. An ABC shareholder or a First National shareholder must make a written request at least five business days in advance of such inspection, which must occur during regular business hours at ABC’s or First National’s (as the case may be) principal office. Other ABC and First National records are generally available to an ABC shareholder or a First National shareholder for inspection and copying during regular business hours at a reasonable location specified by ABC or First National (as the case may be) upon written demand at least five business days in advance if the shareholder makes a demand in good faith and for a proper purpose that is reasonably relevant to his or her legitimate interests as a shareholder, describes with reasonable particularity the purpose and the records desired to be inspected, and the records requested are directly connected with a stated purpose and are to be used only for that stated purpose. A Georgia corporation may limit these latter inspection rights to shareholders owning more than 2% of the outstanding stock of the corporation. ABC’s Articles of Incorporation do not contain any such limitation, while First National’s Articles of Incorporation do contain such a limitation.

FIRST NATIONAL BANC, INC.—ELECTION OF DIRECTORS

Directors

First National’s board of directors, pursuant to First National’s Bylaws, has set the number of directors to serve for the next year at 15, all of whom are to be elected at the annual meeting. Each current director is presently standing for re-election to First National’s board of directors and, if elected, will serve until the earlier of: (i) the completion of the merger, (ii) the 2006 annual meeting of shareholders of First National and until their successors are duly elected and qualified, or (iii) their earlier death, resignation or removal from office.

In the event that any nominee withdraws or for any reason is not able to serve as director, the proxy will be voted for such other person as may be designated by First National’s board of directors, but in no event will the proxy be voted for more than 15 nominees. First National’s board of directors recommends the election of the 15 nominees listed below. Management of First National has no reason to believe that any nominee will not serve if elected.

The following persons have been nominated for re-election to First National’s board of directors as directors:

Name	Age	Director Since	Occupation
Timothy M. O’Keefe	56	2004	President and Chief Operating Officer of First National (since March 2005) and President and Chief Executive Officer of Orange Park

Michael A. Akel	79	1989	Retired, self-employed real estate developer; presently Managing Partner, Kings Bay Village Shopping Center

Michael L. Davis	33	2002	Missile Systems Engineer, Lockheed Martin since February 2002; President, Davis Investment Company Ltd. since May 2002; Project Engineer, Smurfit Stone Container from May 1996 to July 2000

William H. Gross	44	2000	Self-employed general contractor

Kenneth L. Harrison	77	1989	Retired real estate broker

Joseph P. Helow	46	1989	Vice President, Marian Services, Inc. (real estate investment)

J. Grover Henderson	62	1989	Retired, Attorney

Roscoe H. Mullis	69	1989	President, Roscoe Mullis, CPA, PC; Senior Partner, Mullis, Crews & Konrad (accounting) since 1999

Thomas I. Stafford, Jr.	62	1989	Retired, Executive Vice President and General Manager of Manufacturing Operations, Gilman Paper Co. from April 1990 to December 1999; Executive Vice President and General Manager of Converting Operations, Durango Georgia Paper Co. from December 1999 to August 2000

Vasant P. Bhide	63	2004	President, Bhide & Hall Architects; President, Corinthian, Inc. (general contractor)

Benny L. Cleghorn	63	2004	President, Summit Erectors, Inc.

Phillip H. Cury	43	2004	Self-employed real estate developer

Thomas I. Stafford, III	37	2004	Manager of Supply Chain Operations, Georgia Pacific

Kenneth W. Suggs	53	2004	Chief Executive Officer, Allstate Steel Company

Vernon W. Williford	45	2004	Vice president, JB Coxwell Contracting, Inc. (road construction)

First National’s board of directors recommends that First National’s shareholders vote “FOR” the election of the nominees listed above.

Corporate Governance and Board Matters

Meetings of First National’s Board of Directors. First National’s board of directors presently consists of 15 members. During 2004, First National’s board of directors met one time. Each director attended at least 75% or more of the aggregate number of meetings held by First National’s board of directors and any committees on which such director served. First National holds a meeting of First National’s board of directors each year on the same day as First National’s annual meeting of shareholders, and it is the policy of First National’s board of directors that directors are expected to attend the annual meeting of shareholders. All of the directors serving on First National’s board of the directors at the time of the 2004 annual meeting of shareholders attended such meeting.

Committees of First National’s Board of Directors. First National’s board of directors has a standing audit committee. First National’s board of directors does not have a compensation committee or a nominating committee.

Audit Committee. During the fiscal year ended December 31, 2004, the audit committee of First National’s board of directors consisted of Roscoe H. Mullis, Thomas I. Stafford, Jr., Phillip H. Cury, Robert L. Mathews and Kenneth W. Suggs. The audit committee met four times during 2004. The audit committee reviews and makes recommendations to First National’s board of directors on First National’s audit procedures and independent auditors’ report to management and recommends to First National’s board of directors the appointment of independent auditors for First National. The audit committee reviews and pre-approves all audit and non-audit services performed by First National’s auditing accountants, or other accounting firms, other than as may be allowed by applicable law. All members of the audit committee are “independent” as the term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. First National’s board of directors has determined that First National does not have an “audit committee financial expert,” as that term is defined by Item 401(h) of Regulation S-K promulgated by the SEC, serving on its audit committee. First National’s board of directors believes that the current audit committee, as a whole, possesses the necessary financial sophistication, expertise, and understanding of First National’s business and industry to effectively oversee First National’s audit process and financial reporting. First National’s board of directors also believes that, given the size, industry, and financial resources of First National, recruiting an individual who qualifies as an audit committee financial expert would be prohibitively expensive, if such an individual could be successfully recruited at all. First National’s board of directors and the audit committee will continue to monitor the audit committee’s performance and continue to assess the desirability of recruiting an audit committee financial expert. First National’s board of directors has not adopted a written charter for the audit committee.

Nomination of Directors. First National does not have a nominating committee. Director selection and review is conducted by First National’s board of directors in its entirety. First National has no formal process for identifying director nominees. First National’s board of directors does this on an as-needed basis. First National believes that this is adequate for a small community financial institution. First National believes that the directors acting as a group are capable of evaluating the performance of the current board, the qualifications of proposed director nominees and of determining the need for additional directors. As First National grows, however, First National may reconsider this and establish a nominating committee. First National’s board of directors will consider director nominees recommended by shareholders. Generally, candidates should be highly qualified by business, professional or comparable experience, affirmatively desirous of serving on First National’s board of directors, and able to represent the interests of all shareholders and not merely those of any special interest group. If the merger is not completed, then shareholders wishing to suggest candidate(s) for consideration at the 2006 annual meeting should submit their proposals in accordance with the timeframe and procedures set forth in the section entitled “Shareholder Proposals and Other Matters” at page 108.

Shareholder Communications with First National’s Board of Directors. First National’s board of directors has implemented a process for shareholders to send communications to First National’s board of directors. Any shareholder desiring to communicate with First National’s board of directors, or with specific individual directors, may do so by writing to First National’s Secretary at the address of First National’s principal executive offices, who has been instructed by First National’s board of directors to promptly forward all such communications to the board or such individual directors.

Certain Relationships and Related Transactions. St. Marys and/or Orange Park extend loans from time to time to certain of the directors of First National, their associates and members of their immediate families. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with First National, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Executive Officers

The following table sets forth the name and position of each of the executive officers of First National:

Name	Age	Position(s)
Roscoe H. Mullis	69	Chairman and Chief Executive Officer of First National

Timothy M. O’Keefe	56	President and Chief Operating Officer of First National and President and Chief Executive Officer of Orange Park

T. Michael White	57	President and Chief Executive Officer of St. Marys

Yong Kim	35	Chief Financial Officer of First National and of St. Marys

Information regarding Messrs. Mullis and O’Keefe appears in the section entitled “First National Banc, Inc.—Election of Directors—Directors” at page 100.

Mr. White has served as President and Chief Executive Officer of First National Bank of St. Marys since June 2005. He served as President of AMC, a mortgage company headquartered in Jacksonville, Florida, from 1994 until May 2005. Prior to joining AMC, Mr. White served as President of 1st Performance National Bank in Jacksonville, Florida.

Yong Kim has served as the Chief Financial Officer of First National since March 2005, and has served as the Chief Financial Officer of First National Bank of St. Marys since 2002. Mr. Kim previously served as Vice President of Operations of St. Marys since 2001, and prior to accepting that position served as Vice President and Loan Officer of St. Marys.

Executive Compensation

The following tables provide certain summary information for the year ended December 31, 2004 concerning compensation paid or accrued by the each of First National’s executive officers who earned salary and bonus in excess of $100,000 during 2004 (the “Named Executive Officers”). Roscoe H. Mullis, First National’s Chairman and Chief Executive Officer, does not receive any compensation other than as a board member, as described below in the section entitled “First National Banc, Inc.—Election of Directors—Compensation of Directors” at page 103.

Summary Compensation Table

	Annual Compensation					Long Term Compensation
Name	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options
Timothy M. O’Keefe President and COO of First National and President and CEO of Orange Park	2004 2003 2002	$107,848 97,888 85,000	$30,000 20,000 11,000	$17,768 14,748 12,750	(1) (2) (3)	— 1,000 1,000

David G. Moffat (4)	2004 2003 2002	$149,702 140,000 125,000	$65,000 50,000 35,000	$19,883 18,217 16,473	(5) (6) (7)	— — 1,000

(1)	Represents $11,768 of healthcare insurance premiums and a $6,000 automobile allowance.
(2)	Represents $8,748 of healthcare insurance premiums and a $6,000 automobile allowance.
(3)	Represents $6,750 of healthcare insurance premiums and a $6,000 automobile allowance.
(4)	On March 21, 2005, Mr. Moffat resigned from all positions held with First National and its subsidiaries.
(5)	Represents $13,883 of healthcare insurance premiums and a $6,000 automobile allowance.
(6)	Represents $12,217 of healthcare insurance premiums and a $6,000 automobile allowance.
(7)	Represents $10,473 of healthcare insurance premiums and a $6,000 automobile allowance.

The following table provides information regarding the value of options exercised during 2004 and the number and value of options held by the Named Executive Officers at December 31, 2004:

Aggregated Option Exercises in 2004 and 2004 Year-End Option Values

	Options Exercised During 2004		Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/Unexercisable(1)
	Shares Acquired on Exercise	Value Realized
Name
Timothy M. O’Keefe	—	—	3,000 / 2,000		$59,000 / $26,000
David G. Moffat	10,016	265,298	4,956 / 5,087	(2)	$202,106 / $84,948	(2)

(1)	Dollar values calculated by determining the difference between the estimated fair market value of First National common stock at December 31, 2004 ($42.00) and the exercise price of such options.
(2)	All of Mr. Moffat’s options expired upon his resignation in March 2005.

Employment Agreement with Timothy M. O’Keefe

Mr. O’Keefe serves as President and Chief Executive Officer of Orange Park pursuant to an employment agreement entered into between Mr. O’Keefe and Orange Park on October 1, 2004. Under the agreement, Mr. O’Keefe receives a salary at an annual rate of $112,000, which may be increased by Orange Park’s board of directors in its sole discretion. Mr. O’Keefe may also receive a cash bonus, to be paid in the sole discretion of Orange Park’s board of directors. In the event of a change in control of First National, Mr. O’Keefe may be entitled to a cash payment equal to one hundred ninety-nine percent (199%) of his minimum annual base salary. In the event that Orange Park terminates Mr. O’Keefe’s employment at any time prior to the end of the agreement’s two-year term, Mr. O’Keefe will be entitled to the payment of the number of months remaining on the contract at 125% of the present base salary. The agreement contains employee and customer non-solicitation provisions which will remain in effect for a period of one year and six months from the date of the termination of Mr. O’Keefe’s employment.

Employment Agreement with T. Michael White

Mr. White serves as President and Chief Executive Officer of St. Marys pursuant to an employment agreement entered into between Mr. White and St. Marys on June 6, 2005. Under the agreement, Mr. White receives a salary at an annual rate of $125,000, which may be increased by St. Marys’ board of directors in its sole discretion. Mr. White may also receive a cash bonus of up to 20% of the amount of his annual salary, to be paid in the sole discretion of St. Marys’ board of directors. Mr. White also receives car and housing allowances in the aggregate amount of $1,800 per month. In the event that the bank terminates Mr. White’s employment at any time prior to the end of the agreement’s one-year term, St. Marys will be obligated to pay Mr. White an amount equal to $150,000 less the aggregate amount of all salary and bonus payments previously received by Mr. White under the agreement. The agreement contains employee and customer non-solicitation provisions which will remain in effect for a period of one year and two years, respectively, from the date of the termination of Mr. White’s employment for any reason.

Compensation of Directors

First National’s directors receive directors’ fees of $650 per month and $300 for each committee meeting attended.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 regarding equity compensation plans and arrangements of First National.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	31,257	22.00	7,934,941
Equity compensation plans not approved by security holders	—	—	—
Total	31,257	22.00	7,934,941

Principal Accountants Fees and Services

The audit committee has approved the selection of Elliott Davis, which served as First National’s independent public accountants for the year ended December 31, 2004, as First National’s independent public accountants to audit the books of First National for the current fiscal year, to report on the consolidated balance sheets and related statements of income, changes in shareholders’ equity and cash flows of First National and to perform such other appropriate accounting services as may be required by First National.

A representative of Elliott Davis is not expected to be present at the annual meeting of the shareholders of First National.

Audit Fees. The aggregate fees billed for professional services rendered by Elliott Davis for the audit of First National’s annual financial statements and review of financial statements included in First National’s quarterly reports on Form 10-QSB were $92,012 for 2004.

Audit-Related Fees. Elliott Davis did not bill any fees for audit-related services for 2004.

Tax Fees. Elliott Davis did not bill any fees for tax compliance, tax advice or tax planning for 2004.

All Other Fees. Elliott Davis did not bill any fees for 2004 other than those described above.

All services described above were pre-approved by the audit committee.

Audit Committee Pre-Approval Policy

The audit committee is responsible for the pre-approval of all non-audit services provided by the independent auditors. Non-audit services are only provided by First National’s auditors to the extent permitted by law. Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to First National must constitute no more than five percent of the total amount of revenues paid by First National to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by First National at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit by the audit committee or by one or more members of the audit committee to whom authority to grant such approval has been delegated by the audit committee.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On May 14, 2004, First National dismissed its independent auditors, Moore Stephens Tiller LLC (“Moore Stephens Tiller”), and on the same date authorized the engagement of Elliott Davis as its independent auditors for the fiscal year ending December 31, 2004. Each of these actions was approved by First National’s board of directors and the audit committee thereof.

Moore Stephens Tiller audited the financial statements for First National for the years ended December 31, 2003 and 2002. The audit reports of Moore Stephens Tiller for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit for the fiscal year ended December 31, 2003, there were no disagreements with Moore Stephens Tiller on any matter of accounting principle or practice, financial statement disclosure, or audit procedure or scope which disagreement, if not resolved to the satisfaction of Moore Stephens Tiller, would have caused it to make reference to the subject matter of the disagreement in its report.

Further, prior to the engagement of Elliott Davis, neither First National nor any of its representatives sought the advice of Elliott Davis regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on First National’s financial statements, which advice was an important factor considered by First National in reaching a decision as to the accounting, auditing or financial reporting issue.

In connection with the audit of the fiscal year ended December 31, 2003, Moore Stephens Tiller did not advise First National that:

(i)	internal controls necessary for First National to develop reliable financial statements did not exist;

(ii)	information had come to its attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management; or

(iii)	there existed a need to expand significantly the scope of its audit, or that information had come to its attention that if further investigated may materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements).

Audit Committee Report

The audit committee has reviewed and discussed First National’s 2004 audited consolidated financial statements with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with audit committees). The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the audit committee recommended to First National’s board of directors that the audited financial statements be included in First National’s Annual Report on Form 10-KSB for 2004 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Roscoe H. Mullis,

Thomas I. Stafford, Jr.

Phillip H. Cury

Robert L. Mathews

Kenneth W. Suggs

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of November 2, 2005 with respect to ownership of First National’s common stock by each of First National’s directors, all of its executive officers and directors, as a group, and each person who beneficially owns in excess of 5% of the outstanding shares of First National’s common stock. Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person.

Name of Owner	Number of Shares		Percentage
Michael A. Akel	63,721		6.3%
Michael L. Davis	1,485		*
Ruth J. Davis**	407,715		40.1%
William H. Gross	147		*
Kenneth L. Harrison	2,839		*
Joseph P. Helow	119,938		11.8%
J. Grover Henderson	770		*
Yong M. Kim**	463	(1)	*
Roscoe H. Mullis	24,097		2.4%
Thomas I. Stafford, Jr.	26,068		2.6%

Name of Owner	Number of Shares		Percentage
Timothy M. O’Keefe	4,200	(2)	*
Vasant P. Bhide	5,000		*
Benny L. Cleghorn	16,672		1.6%
Philip H. Cury	2,500		*
Thomas I. Stafford, III	700		*
Kenneth W. Suggs	5,000		*
Vernon W. Williford	10,000		1.0%
All directors and executive officers as a group (16 persons)	288,600	(3)	28.4%

*	Less than 1%.
**	Not a director of the Company.
(1)	Includes 427 shares subject to exercisable options.
(2)	Includes 3,700 shares subject to exercisable options.
(3)	Includes 4,127 shares subject to exercisable options.

Compliance with Section 16(a) of the Exchange Act

First National is not subject to the requirements of Section 16 of the Securities Exchange Act.

Other Business

First National’s board of directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of First National.

LEGAL MATTERS

Certain federal income tax consequences of the proposed merger and the legality of the authorization and issuance under Georgia law of the ABC common stock to be issued in the proposed merger have been passed upon by counsel to ABC, Rogers & Hardin LLP, 2700 International Tower, 229 Peachtree Street, N.E., Atlanta, Georgia 30303.

Certain federal income tax consequences of the proposed merger have been passed upon by counsel to First National by Smith, Gambrell & Russell, LLP, Promenade II, Suite 3106, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309.

EXPERTS

The consolidated financial statements of ABC as of December 31, 2004 appearing elsewhere in this proxy statement/prospectus have been audited by Mauldin & Jenkins, Certified Public Accountants, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included in reliance upon such report given on its authority as an expert in accounting and auditing.

The consolidated financial statements of First National as of December 31, 2004 appearing elsewhere in this proxy statement/prospectus have been audited by Elliott Davis, LLC, independent auditors, as set forth in its report thereon, appearing elsewhere herein. Such financial statements are included in reliance upon such report given on its authority as an expert in accounting and auditing.

The consolidated financial statements of First National as of December 31, 2003 appearing elsewhere in this proxy statement/prospectus have been audited by Moore Stephens Tiller, LLC, independent auditors, as set forth in its report thereon, appearing elsewhere herein. Such financial statements are included in reliance upon such report given on its authority as an expert in accounting and auditing.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Pursuant to Rule 14a-8 under the Exchange Act, shareholders must present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the company in a timely manner.

First National will hold an annual meeting in the year 2006 only if the merger is not consummated. In order to be eligible for inclusion in First National’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at First National’s main office at 2509 Osborne Road, St. Marys, Georgia 31558.

WHERE YOU CAN GET MORE INFORMATION

ABC files, and, until August 4, 2005, First National filed, annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by ABC and First National with the SEC can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 580, Washington, D.C. 20549, at prescribed rates, and from the web site that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. ABC common stock is quoted on The Nasdaq National Market. The reports, proxy statements and other information concerning ABC can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

ABC has filed a registration statement on Form S-4 to register with the SEC the ABC common stock to be issued to shareholders of First National in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of ABC in addition to being a proxy statement of First National for its annual shareholders’ meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Copies of the registration statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 580, 100 F Street, N.E., Washington, D.C. 20549, or obtained from the SEC web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows ABC to incorporate by reference information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that ABC has previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005;

•	Current Reports on Form 8-K, and amendments thereto, filed on January 21, 2005, February 1, 2005, March 15, 2005, April 21, 2005, May 11, 2005, May 16, 2005, May 23, 2005, July 7, 2005, July 20, 2005, August 31, 2005 and October 19, 2005; and

•	The description of ABC’s securities contained under the caption “Description of Capital Stock” found on pages 51-52 of the Preliminary Prospectus dated as of April 21, 1994 filed as part of ABC’s Registration Statement on Form SB-2 (Registration No. 33-77930) filed with the SEC on April 21, 1994, and ABC’s Registration Statement on Form 8-A12B (File No. 001-13901) filed with the SEC on February 25, 1998.

All documents filed by ABC with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the First National annual shareholders’ meeting shall be deemed to be incorporated by reference into this proxy statement/ prospectus from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this proxy statement/prospectus except as so modified or superseded. The information relating to ABC contained in this proxy statement/prospectus should be read together with the information in the documents incorporated herein by reference.

Documents incorporated by reference are available from ABC without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. First National shareholders may obtain documents incorporated by reference by ABC in this proxy statement/prospectus by requesting them in writing or by telephone from Cindi H. Lewis, ABC Bancorp, 24 2nd Avenue, S.E., Moultrie, Georgia 31768 (229-890-1111). If you would like to request documents, please do so by December 5, 2005 to receive them before the annual shareholders’ meeting.

All information concerning ABC and its subsidiaries has been furnished by ABC, and all information concerning First National and its subsidiaries has been furnished by First National.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 2, 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of ABC stock in the merger shall create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of ABC or First National since the date hereof or that the information herein is correct as of any time subsequent to its date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ABC Bancorp

Moultrie, Georgia

We have audited the accompanying consolidated balance sheets of ABC Bancorp and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ABC Bancorp and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia

January 27, 2005, except for Note 20 as to which the date is February 15, 2005

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(Dollars in Thousands)

	2004	2003
Assets

Cash and due from banks	$40,339	$44,854
Interest-bearing deposits in banks	57,331	35,626
Federal funds sold	12,285	—
Securities available for sale, at fair value	213,948	190,595
Restricted equity securities, at cost	7,793	5,694
Loans, net of unearned income	877,074	840,539
Less allowance for loan losses	15,493	14,963

Loans, net	861,581	825,576

Premises and equipment, net	27,772	25,537
Intangible assets	3,706	3,286
Goodwill	24,325	19,231
Other assets	18,913	18,712

	$1,267,993	$1,169,111

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$150,090	$141,715
Interest-bearing	836,134	764,809

Total deposits	986,224	906,524
Federal funds purchased and securities sold under agreements to repurchase	7,530	8,211
Other borrowings	110,366	97,545
Other liabilities	7,367	7,651
Subordinated deferrable interest debentures	35,567	35,567

Total liabilities	1,147,054	1,055,498

Commitments and contingencies

Stockholders’ equity
Common stock, par value $1; 30,000,000 shares authorized; 13,070,578 and 10,849,922 shares issued	13,071	10,850
Capital surplus	45,073	46,446
Retained earnings	73,768	66,145
Accumulated other comprehensive income (loss)	(230)	522
Unearned compensation	(523)	(491)

	131,159	123,472
Less cost of 1,304,430 and 1,066,068 shares acquired for the treasury	(10,220)	(9,859)

Total stockholders’ equity	120,939	113,613

	$1,267,993	$1,169,111

See Notes to Consolidated Financial Statements.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in Thousands)

	2004	2003	2002
Interest income
Interest and fees on loans	$56,433	$57,707	$61,864
Interest on taxable securities	7,216	6,079	8,275
Interest on nontaxable securities	169	156	187
Interest on deposits in other banks	542	537	1,020
Interest on federal funds sold	5	—	1

	64,365	64,479	71,347

Interest expense
Interest on deposits	11,306	14,183	20,286
Interest on other borrowings	8,069	7,958	7,954

	19,375	22,141	28,240

Net interest income	44,990	42,338	43,107
Provision for loan losses	1,786	3,945	5,574

Net interest income after provision for loan losses	43,204	38,393	37,533

Other income
Service charges on deposit accounts	10,210	10,638	10,550
Other service charges, commissions and fees	737	917	806
Mortgage origination fees	1,427	1,637	1,365
Gain (loss) on sale of securities	—	(5)	1,643
Other	649	1,531	1,342

	13,023	14,718	15,706

Other expenses
Salaries and employee benefits	20,893	19,599	18,192
Equipment expense	2,144	2,112	2,451
Occupancy expense	2,626	2,613	2,588
Amortization of intangible assets	789	1,032	1,765
Data processing fees	1,680	1,587	1,546
Other operating expenses	8,373	8,204	11,265

	36,505	35,147	37,807

Income before income taxes	19,722	17,964	15,432
Applicable income taxes	6,621	5,954	5,077

Net income	$13,101	$12,010	$10,355

Basic earnings per share	$1.12	$1.03	$0.87

Diluted earnings per share	$1.11	$1.02	$0.87

See Notes to Consolidated Financial Statements.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in Thousands)

	2004	2003	2002
Net income	$13,101	$12,010	$10,355

Other comprehensive income (loss):
Net unrealized holding gains (losses) arising during period, net of tax (benefits) of $(387), $(575) and $869	(752)	(1,117)	1,687
Reclassification adjustment for (gains) losses included in net income, net of (tax) benefits of $2 and $(558)	—	3	(1,085)

Total other comprehensive income (loss)	(752)	(1,114)	602

Comprehensive income	$12,349	$10,896	$10,957

See Notes to Consolidated Financial Statements.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in Thousands)

	Common Stock		Capital Surplus	Retained Earnings
	Shares	Par Value
Balance, December 31, 2001	10,790,369	$10,790	$45,616	$53,584
Net income	—	—	—	10,355
Cash dividends declared, $.40 per share	—	—	—	(4,729)
Issuance of restricted shares of common stock under employee incentive plan	15,300	16	215	—
Amortization of unearned compensation, net of forfeitures	—	—	—	—
Proceeds from exercise of stock options	18,588	18	115	—
Repurchase of shares for treasury	—	—	—	—
Other comprehensive income	—	—	—	—

Balance, December 31, 2002	10,824,257	10,824	45,946	59,210
Net income	—	—	—	12,010
Cash dividends declared, $.43 per share	—	—	—	(5,075)
Issuance of restricted shares of common stock under employee incentive plan	24,800	25	386	—
Amortization of unearned compensation, net of forfeitures	—	—	—	—
Proceeds from exercise of stock options	865	1	8	—
Reduction in income taxes payable resulting from vesting of restricted shares	—	—	106	—
Repurchase of shares for treasury	—	—	—	—
Other comprehensive loss	—	—	—	—

Balance, December 31, 2003	10,849,922	10,850	46,446	66,145
Net income	—	—	—	13,101
Cash dividends declared, $.47 per share	—	—	—	(5,478)
Issuance of restricted shares of common stock under employee incentive plan	14,900	15	279	—
Amortization of unearned compensation, net of forfeitures	—	—	—	—
Proceeds from exercise of stock options	27,326	27	293	—
Reduction in income taxes payable resulting from vesting of restricted shares	—	—	234	—
Repurchase of shares for treasury	—	—	—	—
Six-for-five common stock split	2,178,430	2,179	(2,179)	—
Other comprehensive loss	—	—	—	—

Balance, December 31, 2004	13,070,578	$13,071	$45,073	$73,768

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in Thousands)

	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Treasury Stock		Total
			Shares	Cost
Balance, December 31, 2001	$1,034	$(656)	790,982	$(6,220)	$104,148
Net income	—	—	—	—	10,355
Cash dividends declared, $.40 per share	—	—	—	—	(4,729)
Issuance of restricted shares of common stock under employee incentive plan	—	(231)	—	—	—
Amortization of unearned compensation, net of forfeitures	—	444	—	—	444
Proceeds from exercise of stock options	—	—	—	—	133
Repurchase of shares for treasury	—	—	262,339	(3,469)	(3,469)
Other comprehensive income	602	—	—	—	602

Balance, December 31, 2002	1,636	(443)	1,053,321	(9,689)	107,484
Net income	—	—	—	—	12,010
Cash dividends declared, $.43 per share	—	—	—	—	(5,075)
Issuance of restricted shares of common stock under employee incentive plan	—	(411)	—	—	—
Amortization of unearned compensation, net of forfeitures	—	363	—	—	363
Proceeds from exercise of stock options	—	—	—	—	9
Reduction in income taxes payable resulting from vesting of restricted shares	—	—	—	—	106
Repurchase of shares for treasury	—	—	12,747	(170)	(170)
Other comprehensive loss	(1,114)	—	—	—	(1,114)

Balance, December 31, 2003	522	(491)	1,066,068	(9,859)	113,613
Net income	—	—	—	—	13,101
Cash dividends declared, $.47 per share	—	—	—	—	(5,478)
Issuance of restricted shares of common stock under employee incentive plan	—	(294)	—	—	—
Amortization of unearned compensation, net of forfeitures	—	262	—	—	262
Proceeds from exercise of stock options	—	—	—	—	320
Reduction in income taxes payable resulting from vesting of restricted shares	—	—	—	—	234
Repurchase of shares for treasury	—	—	20,957	(361)	(361)
Six-for-five common stock split	—	—	217,405	—	—
Other comprehensive loss	(752)	—	—	—	(752)

Balance, December 31, 2004	$(230)	$(523)	1,304,430	$(10,220)	$120,939

See Notes to Consolidated Financial Statements.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in Thousands)

	2004	2003	2002
OPERATING ACTIVITIES
Net income	$13,101	$12,010	$10,355

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,880	1,858	2,241
Amortization of intangible assets	789	1,032	1,765
Amortization of unearned compensation	262	363	444
Net (gains) losses on sale of securities available for sale	—	5	(1,643)
Net (gains) losses on sale or disposal of premises and equipment	(50)	3	320
Provision for loan losses	1,786	3,945	5,574
Provision for deferred taxes	243	(157)	(65)
Decrease in interest receivable	438	944	1,120
Increase (decrease) in interest payable	81	(667)	(1,216)
Increase (decrease) in taxes payable	(284)	(284)	588
Net other operating activities	2,419	(533)	2,964

Total adjustments	7,564	6,509	12,092

Net cash provided by operating activities	20,665	18,519	22,447

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	(21,705)	42,353	28,193
Purchases of securities available for sale	(67,681)	(129,998)	(140,148)
Proceeds from maturities of securities available for sale	68,130	89,533	78,632
Proceeds from sale of securities available for sale	—	26,479	37,903
(Increase) decrease in restricted equity securities, net	(1,957)	84	(1,077)
(Increase) decrease in federal funds sold	(10,430)	—	44
Increase in loans, net	(17,302)	(10,942)	(34,021)
Purchase of premises and equipment	(2,816)	(2,071)	(1,726)
Proceeds from sale of premises and equipment	583	—	—
Net cash paid for acquisition	(9,416)	—	—

Net cash provided by (used in) investing activities	(62,594)	15,438	(32,200)

FINANCING ACTIVITIES
Increase (decrease) in deposits	31,056	(9,523)	(14,971)
Increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(681)	7	4,412
Proceeds from other borrowings	32,000	15,000	25,100
Repayment of other borrowings	(19,679)	(34,745)	(2,908)
Dividends paid	(5,475)	(4,885)	(4,749)
Proceeds from exercise of stock options	320	9	133
Reduction in income taxes payable resulting from vesting of restricted shares	234	106	—
Purchase of treasury shares	(361)	(170)	(3,469)

Net cash provided by (used in) financing activities	37,414	(34,201)	3,548

Net decrease in cash and due from banks	(4,515)	(244)	(6,205)
Cash and due from banks at beginning of year	44,854	45,098	51,303

Cash and due from banks at end of year	$40,339	$44,854	$45,098

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$19,184	$22,706	$29,331

Income taxes	$6,662	$6,395	$4,554

NONCASH TRANSACTION
Principal balances of loans transferred to other real estate owned	$2,239	$2,096	$3,930

See Notes to Consolidated Financial Statements.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

Nature of Business

ABC Bancorp (the “Company”) is a multi-bank holding company whose business is presently conducted by its subsidiary banks (the “Banks”). Through the Banks, the Company operates a full service banking business and offers a broad range of retail and commercial banking services to its customers located in a market area which includes South and Southeast Georgia, North Florida and Southeast Alabama. The Company and the Banks are subject to the regulations of certain federal and state agencies and are periodically examined by those regulatory agencies.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, contingent assets and liabilities, impairment of intangible assets, goodwill and deferred tax assets. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral. Management also tests intangible assets and goodwill for impairment on an annual basis.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, interest-bearing deposits in banks, federal funds purchased and securities sold under agreements to repurchase are reported net.

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances was approximately $9,602,000 and $7,845,000 at December 31, 2004 and 2003, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Management has not classified any of its debt securities as held to maturity. Securities, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued, but not collected for loans that are placed on nonaccrual or charged off, is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks’ allowance for loan losses and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives:

Years
Buildings	39
Furniture and equipment	3-7

Goodwill and Intangible Assets

Goodwill represents the excess of cost over the fair value of the net assets purchased in business combinations. Goodwill is required to be tested annually for impairment or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value is charged to earnings. The Company performed its annual test of impairment in the fourth quarter and determined that there was no impairment in the carrying value of goodwill assigned to any of its subsidiary banks as of October 1, 2004.

Intangible assets consist of core deposit premiums acquired in connection with the business combinations. The core deposit premium is initially recognized based on a valuation performed as of the consummation date. The core deposit premium is amortized over the average remaining life of the acquired customer deposits, or five to eight years. Amortization periods are reviewed annually in connection with the annual impairment testing of goodwill.

Included in the consolidated statements of income for December 31, 2004, 2003 and 2002 were charges for amortization of identifiable intangible assets in the amounts of $789,000, $1,023,000 and $1,765,000, respectively.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The carrying amount of foreclosed assets at December 31, 2004 and 2003 was $476,140 and $1,505,118, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based employee compensation.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
Net income, as reported	$13,101	$12,010	$10,355
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(59)	(70)	(54)

Pro forma net income	$13,042	$11,940	$10,301

Earnings per share:
Basic—as reported	$1.12	$1.03	$0.87

Basic—pro forma	$1.11	$1.02	$0.86

Diluted—as reported	$1.11	$1.02	$0.87

Diluted—pro forma	$1.10	$1.01	$0.86

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Treasury Stock

The Company’s repurchases of shares of its common stock are recorded at cost as “Treasury Stock” and result in a reduction of “Stockholders’ Equity.” When treasury shares are reissued, the Company uses a first-in, first-out method and any difference in repurchase cost and reissuance price is recorded as an increase or reduction in “Capital Surplus.”

Earnings Per Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income, by the effect of the issuance of potential common shares that are dilutive, by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares consist of only stock options for the years ended December 31, 2004, 2003 and 2002, and are determined using the treasury stock method.

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2004	2003	2002
Net income	$13,101	$12,010	$10,355

Weighted average number of common shares outstanding	11,736	11,727	11,830
Effect of dilutive options	125	80	60

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	11,861	11,807	11,890

At December 31, 2003 and 2002, potential common shares of 75,092 and 107,933, respectively, were not included in the calculation of diluted earnings per share because the exercise of such shares would be anti-dilutive. There were no anti-dilutive potential common shares at December 31, 2004.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” and, on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The Company has determined that the provisions of FIN 46 require deconsolidation of the subsidiary trust which issued subordinated debentures. The Company has adopted the provisions under the revised interpretation and has restated each of the years presented in the Company’s consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). This Statement is effective for public entities that do not file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. This Statement applies to all awards granted or vesting after the required effective date and to awards modified, repurchased, or cancelled after that date.

Reclassification of Certain Items

Certain items in the consolidated financial statements as of and for the years ended December 31, 2003 and 2002 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2004.

Note 2—Business Combination

On November 30, 2004, ABC acquired all the issued and outstanding common shares of Citizens Bancshares, Inc., the parent company of Citizens Bank—Wakulla, in Crawfordville, Florida. The acquisition was accounted for using the purchase method of accounting and accordingly, the results from Citizens Bancshares, Inc.’s operations have been included in the consolidated financial statements beginning December 1, 2004.

The aggregate purchase price was $11,515 thousand, consisting of all cash.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ABC has not completed the purchase price allocation relating to the acquisition. The preliminary purchase price allocation has been determined as shown in the table below.

Citizens Bancshares, Inc. (In Thousands)	As of November 30, 2004
Cash and due from banks	$2,099
Investments	25,083
Federal funds sold	1,855
Loans, net	22,728
Premises and equipment	1,720
Intangible asset	1,209
Goodwill	5,094
Other assets	1,255

Total assets acquired	61,043

Deposits	48,644
Other borrowings	500
Other liabilities	384

Total liabilities assumed	49,528

Net assets acquired	$11,515

Of the $6,303 thousand of acquired intangible assets, $5,094 thousand has been temporarily allocated to goodwill. The goodwill will not be deductible for tax purposes. The remaining $1,209 has been allocated to core deposit premiums which will be amortized over a period of 10 years. Amortization of the core deposit premiums will not be deductible for tax purposes. ABC is in the process of obtaining third-party valuations of the core deposit intangibles and other assets; thus, the allocation of the purchase price is subject to refinement.

Proforma information relating to the impact of the acquisition on ABC’s consolidated financial statements, assuming such acquisition had occurred at the beginning of the periods reported, is not presented as such impact is not significant.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Securities

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
December 31, 2004:
U. S. Government and federal agencies	$78,143	$235	$(151)	$78,227
State and municipal securities	4,113	99	—	4,212
Corporate debt securities	18,032	112	(13)	18,131
Mortgage-backed securities	113,221	173	(754)	112,640

Total debt securities	213,509	619	(918)	213,210
Equity securities	788	—	(50)	738

Total securities	$214,297	$619	$(968)	$213,948

December 31, 2003:
U. S. Government and federal agencies	$78,826	$727	$(8)	$79,545
State and municipal securities	3,584	149	—	3,733
Corporate debt securities	23,057	418	(7)	23,468
Mortgage-backed securities	83,550	131	(573)	83,108

Total debt securities	189,017	1,425	(588)	189,854
Equity securities	788	—	(47)	741

Total securities	$189,805	$1,425	$(635)	$190,595

The amortized cost and fair value of debt securities available for sale as of December 31, 2004 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(Dollars in Thousands)
Due in one year or less	$18,685	$18,758
Due from one year to five years	64,162	64,257
Due from five to ten years	13,199	13,232
Due after ten years	4,242	4,323
Mortgage-backed securities	113,221	112,640

	$213,509	$213,210

Securities with a carrying value of $144,573,626 and $125,547,653 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gains and losses on sales of securities available for sale consist of the following:

	December 31,
	2004	2003	2002
	(Dollars in Thousands)
Gross gains on sales of securities	$—	$87	$1,643
Gross losses on sales of securities	—	(92)	—

Net realized gains (losses) on sales of securities available for sale	$—	$(5)	$1,643

The following table shows the gross unrealized losses and fair value of securities aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
December 31, 2004:
U. S. Government and federal agencies	$33,929	$118	$6,178	$33	$40,107	$151
Corporate debt securities	—	—	1,001	13	1,001	13
Mortgage-backed securities	44,349	386	39,427	368	83,776	754

Subtotal, debt securities	78,278	504	46,606	414	124,884	918
Equity securities	—	—	216	50	216	50

Total temporarily impaired securities	$78,278	$504	$46,822	$464	$125,100	$968

December 31, 2003:
U. S. Government and federal agencies	$1,912	$8	$—	$—	$1,912	$8
Corporate debt securities	1,012	7	—	—	1,012	7
Mortgage-backed securities	59,838	572	982	1	60,820	573

Subtotal, debt securities	62,762	587	982	1	63,744	588
Equity securities	—	—	221	47	221	47

Total temporarily impaired securities	$62,762	$587	$1,203	$48	$63,965	$635

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The majority of debt securities containing unrealized losses at December 31, 2004 represent mortgage-backed securities. Eight (8) debt securities contained unrealized losses greater than two percent (2%) of their costs. None of the debt securities contained an unrealized loss greater than 3.0% of its cost. One equity security representing an investment in a mutual fund reflected an unrealized loss of 19% of its cost. The unrealized loss in this security represented 5.2% of the total unrealized losses in the Company’s investment portfolio. The unrealized losses are considered temporary because each security carries an acceptable investment grade and the repayment sources of principal and interest are government backed.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Loans and Allowance for Loan Losses

The composition of loans is summarized as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Commercial and financial	$136,229	$157,594
Agricultural	28,198	22,051
Real estate—construction	94,043	60,978
Real estate—mortgage, farmland	64,245	65,433
Real estate—mortgage, commercial	253,001	250,247
Real estate—mortgage, residential	235,431	209,172
Consumer installment loans	60,884	68,230
Other	5,043	6,834

	877,074	840,539
Allowance for loan losses	15,493	14,963

	$861,581	$825,576

The following is a summary of information pertaining to impaired loans:

	As of and For the Years Ended December 31,
	2004	2003	2002
Impaired loans without a valuation allowance	$—	$—	$—
Impaired loans with a valuation allowance	5,640	6,472	7,561

Total impaired loans	$5,640	$6,472	$7,561

Valuation allowance related to impaired loans	$1,001	$1,105	$1,358

Average investment in impaired loans	$6,229	$8,619	$8,966

Interest income recognized on impaired loans	$2	$27	$26

Forgone interest income on impaired loans	$557	$842	$792

Loans on nonaccrual status amounted to approximately $5,640,000, $6,472,000 and $7,561,000 at December 31, 2004, 2003 and 2002, respectively. There were $44,000, $25,000 and $171,000 of loans past due ninety days or more and still accruing interest at December 31, 2004, 2003 and 2002, respectively.

Changes in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 are as follows:

	December 31,
	2004	2003	2002
	(Dollars in Thousands)
Balance, beginning of year	$14,963	$14,868	$14,944
Provision for loan losses	1,786	3,945	5,574
Loans charged off	(3,576)	(5,226)	(7,159)
Recoveries of loans previously charged off	1,665	1,376	1,509
Acquired loan loss reserve	655	—	—

Balance, end of year	$15,493	$14,963	$14,868

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the ordinary course of business, the Company has granted loans to certain directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans are summarized as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Balance, beginning of year	$35,242	$42,807
Advances	63,109	19,467
Repayments	(60,297)	(29,966)
Transactions due to changes in related parties	259	2,934

Balance, end of year	$38,313	$35,242

Note 5—Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Land	$7,168	$6,694
Buildings	24,898	23,030
Furniture and equipment	19,193	17,275
Construction in progress; estimated cost to complete, $388,000	1,004	1,026

	52,263	48,025
Accumulated depreciation	(24,491)	(22,488)

	$27,772	$25,537

Note 6—Intangible Assets

Following is a summary of information related to acquired intangible assets:

	As of December 31, 2004		As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Dollars in Thousands)
Amortized intangible assets Core deposit premiums	$10,105	$6,399	$8,896	$5,610

The aggregate amortization expense for intangible assets was $789,000, $1,023,000 and $1,765,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated amortization expense for each of the next five years is as follows:

2005	$817,000
2006	686,000
2007	592,000
2008	403,000
2009	323,000

Changes in the carrying amount of goodwill are as follows:

	For the Year Ended December 31,
	2004	2003
	(Dollars in Thousands)
Beginning balance	$19,231	$19,240
Goodwill written off at a subsidiary Bank	—	(9)
Goodwill acquired through purchase of subsidiary Bank	5,094	—

Ending balance	$24,325	$19,231

Note 7—Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $180,787,000 and $149,991,000, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

(Dollars in Thousands)
2005	$372,787
2006	39,985
2007	13,473
2008	5,674
2009	4,424
Later years	94

$436,437

At December 31, 2004 and 2003, overdraft demand deposits reclassified to loans totaled $972,000 and $1,402,000, respectively.

Note 8—Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2004 and 2003 were $7,530,000 and $8,211,000, respectively.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Employee Benefit Plans

The Company has established a retirement plan for eligible employees. The ABC Bancorp 401(k) Profit Sharing Plan allows a participant to defer a portion of his compensation and provides that the Company will match a portion of the deferred compensation. The plan also provides for nonelective and discretionary contributions. All full-time and part-time employees are eligible to participate in the 401(k) Profit Sharing Plan provided they have met the eligibility requirements. Generally, a participant must have completed twelve months of employment with a minimum of 1,000 hours.

In 2002, the Company terminated the ABC Bancorp Money Purchase Pension Plan. All fully funded employee benefits under the plan were transferred to the 401(k) profit sharing plan.

Aggregate expense under the two plans charged to operations during 2004, 2003 and 2002 amounted to $1,099,000, $1,149,000 and $877,000, respectively.

Note 10—Deferred Compensation Plans

The Company and three subsidiary banks have entered into separate deferred compensation arrangements with certain executive officers and directors. The plans call for certain amounts payable at retirement, death or disability. The estimated present value of the deferred compensation is being accrued over the expected service period. The Company and Banks have purchased life insurance policies which they intend to use to finance this liability. Cash surrender value of life insurance of $2,119,000 and $1,231,000 at December 31, 2004 and 2003, respectively, is included in other assets. Accrued deferred compensation of $1,349,000 and $1,105,000 at December 31, 2004 and 2003, respectively, is included in other liabilities. Aggregate compensation expense under the plans were $92,000, $94,000 and $93,000 for 2004, 2003 and 2002, respectively, and is included in other operating expenses.

Note 11—Other Borrowings

Other borrowings consist of the following:

	December 31,
	2004	2003
	(Dollars in Thousands)
Advances under revolving credit agreement with SunTrust Bank with interest at LIBOR plus 1.15% (3.32% at December 31, 2004) due on June 30, 2005, secured by subsidiary bank stock	$100	$100
Advances from SunTrust Bank with 5 quarterly principal payments at sixty-day LIBOR rate plus .9% (3.57% at December 31, 2004), maturing March 31, 2005	119	1,581
Advances from Federal Home Loan Bank with interest at adjustable rate (3.28% at December 31, 2004), due February 10, 2005	15,000	15,000
Advances from Federal Home Loan Bank with interest at a fixed rate of 6.72%, due in annual installments due November 1, 2006	44	65
Advances from Federal Home Loan Bank with interest at a fixed rate (ranging from 2.96% to 6.12%) convertible to a variable rate at option of Federal Home Loan Bank, due at various dates from December 22, 2006 through June 18, 2014	95,103	80,799

	$110,366	$97,545

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The advances from Federal Home Loan Bank are collateralized by the pledging of a blanket lien on all first mortgage loans and other specific loans, as well as FLHB stock.

Other borrowings at December 31, 2004 have maturities in future years as follows:

(Dollars in Thousands)
2005	$15,241
2006	522
2007	—
2008	2,500
2009	—
Later years	92,103

$110,366

The Company and subsidiaries have available unused lines of credit with various financial institutions totaling approximately $86,300,000 at December 31, 2004. There were no other advances outstanding at December 31, 2004 or 2003.

Note 12—Income Taxes

The income tax expense in the consolidated statements of income consists of the following:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
Current	$6,378	$6,111	$5,142
Deferred	243	(157)	(65)

	$6,621	$5,954	$5,077

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
Tax at federal income tax rate	$6,705	$6,108	$5,247
Increase (decrease) resulting from:
Tax-exempt interest	(209)	(201)	(224)
Amortization of intangible assets	79	13	33
Other	46	34	21

Provision for income taxes	$6,621	$5,954	$5,077

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net deferred income tax assets of $4,657,000 and $4,363,000 at December 31, 2004 and 2003, respectively, are included in other assets. The components of deferred income taxes are as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Deferred tax assets:
Loan loss reserves	$5,217	$5,022
Deferred compensation	459	376
Unearned compensation related to restricted stock	147	287
Nonaccrual interest	131	134
Net operating loss tax carryforward	67	91
Unrealized loss on securities available for sale	119	—
Other	302	232

	6,442	6,142

Deferred tax liabilities:
Depreciation and amortization	860	419
Unrealized gain on securities available for sale	—	269
Intangible assets	925	1,091

	1,785	1,779

Net deferred tax assets	$4,657	$4,363

Note 13—Subordinated Deferrable Interest Debentures

In 2001, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities to the public. The grantor trust invested the proceeds of the trust preferred securities in junior subordinated debentures of the Company. The trust preferred securities can be redeemed prior to maturity at the option of the Company on or after September 30, 2006. The sole assets of the guarantor trust are the Junior Subordinated Deferrable Interest Debentures of the Company (the Debentures) held by the grantor trust. The Debentures have the same interest rate (9%) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters provided that no extension period may extend beyond the stated maturity of the related Debentures. During any such extension period, distributions on the trust preferred certificates would also be deferred.

The trust preferred securities are subject to mandatory redemption upon repayment of the related Debentures at their stated maturity date or their earlier redemption at a redemption price equal to their stated maturity date or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for the redemption upon concurrent repayment of the related Debentures. The trust preferred securities may be redeemed in whole or part at any time on or after September 30, 2006.

Payment of periodic cash distributions and payment upon liquidation or redemption with respect to the trust preferred securities are guaranteed by the Company to the extent of funds held by the grantor trust (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Company’s other obligations under the Debentures, constitute a full and unconditional guarantee, on a subordinated basis, by the Company of payments due on the trust preferred securities.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board has determined that certain cumulative preferred securities

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier l qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on November 8, 2001. Both financial instruments bear an identical annual rate of interest of 9%. Distributions on the trust preferred securities are paid quarterly on March 31, June 30, September 30 and December 31 of each year. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2004 was $34,500,000. The aggregate principal amount of Debentures outstanding at those dates was $35,567,000.

Note 14—Stock Option Plans

The Company has two fixed stock option plans under which it has granted options to its former Chief Executive Officer to purchase common stock at the fair market price on the date of grant. All of the options are intended to be incentive stock options qualifying under Section 422 of the Internal Revenue Code for favorable tax treatment. Under the 1992 Plan, options to purchase 12,000 shares were granted. All of these options were exercised during 2002. Under the 1997 Plan, options to purchase 81,000 shares were granted. Options under the 1997 Plan are fully vested and are exercisable over a period of ten years subject to certain limitations as to aggregate fair market value (determined as of the date of the grant) of all options exercisable for the first time by the optionee during any calendar year (the “$100,000 Per-Year Limitation”). Under the 1997 Plan, options to purchase 81,000 shares were exercisable as of December 31, 2004.

At the annual meeting on April 15, 1997, the shareholders approved the ABC Bancorp Omnibus Stock Ownership and Long-Term Incentive Plan (the “Omnibus Plan”). Awards granted under the Omnibus Plan may be in the form of Qualified or Nonqualified Stock Options, Restricted Stock, Stock Appreciation Rights (“SARS”), Long-Term Incentive Compensation Units consisting of a combination of cash and Common Stock, or any combination thereof within the limitations set forth in the Omnibus Plan. The Omnibus Plan provides that the aggregate number of shares of the Company’s Common Stock which may be subject to award may not exceed 765,000 subject to adjustment in certain circumstances to prevent dilution. As of December 31, 2004, the Company has issued a total of 271,795 restricted shares under the Omnibus Plan as compensation for certain employees. These shares carry dividend and voting rights. Sale of these shares is restricted prior to the date of vesting, which is three years from the date of the grant. Shares issued under this plan were recorded at their fair market value on the date of their grant with a corresponding charge to equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting period. Compensation expense related to these grants was $262,000, $363,000 and $444,000 for 2004, 2003 and 2002, respectively. In addition to the granting of restricted shares, options to purchase 309,042 shares of the Company’s common stock have been granted under the Omnibus Plan as of December 31, 2004.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other pertinent information related to the options is as follows:

	December 31,
	2004		2003		2002
	Number	Weighted - Average Exercise Price	Number	Weighted - Average Exercise Price	Number	Weighted - Average Exercise Price
Under option, beginning of the year	412,247	$10.38	376,786	$9.96	343,132	$9.12
Granted	36,000	15.67	48,300	13.75	98,340	12.02
Exercised	(32,791)	9.75	(1,038)	8.25	(22,307)	5.97
Forfeited	(25,414)	11.02	(11,801)	10.97	(42,379)	10.05

Under option, end of year	390,042	10.87	412,247	10.38	376,786	9.96

Exercisable at end of year	252,366	$9.92	219,308	$9.79	156,422	$9.72

Weighted-average fair value per option of options granted during year		$3.28		$2.61		$2.47

Information pertaining to options outstanding at December 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted - Average Contractual Life in Years	Weighted - Average Exercise Price	Number Outstanding	Weighted - Average Exercise Price
$ 9.44	81,000	2.3	9.44	81,000	9.44
13.28	24,078	3.0	13.28	24,078	13.28
11.81	7,200	3.3	11.81	7,200	11.81
8.25	23,040	4.1	8.25	23,040	8.25
8.42	7,200	4.3	8.42	7,200	8.42
9.02	2,304	4.9	9.02	2,304	9.02
8.65	51,600	5.1	8.65	41,280	8.65
8.28	3,600	5.5	8.28	2,880	8.28
8.75	37,980	6.1	8.75	22,788	8.75
9.33	12,000	6.5	9.33	7,200	9.33
11.04	9,600	7.2	11.04	3,840	11.04
12.12	51,540	7.7	12.12	20,616	12.12
13.75	44,700	8.3	13.75	8,940	13.75
15.16	3,000	9.3	15.16	—	—
15.72	31,200	9.4	15.72	—	—

	390,042	5.56	10.87	252,366	9.92

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2004	2003	2002
Dividend yield	3.40%	3.60%	3.60%
Expected life	7 years	7 years	7 years
Expected volatility	22.57%	22.30%	22.80%
Risk-free interest rate	4.52%	4.03%	4.60%

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Commitments and Contingent Liabilities

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Commitments to extend credit	$114,942	$104,573
Financial standby letters of credit	3,172	2,536

	$118,114	$107,109

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

Note 16—Concentrations of Credit

The Banks make commercial, residential, construction, agricultural, agribusiness and consumer loans to customers primarily in counties in South and Southeast Georgia, North Florida and Southeast Alabama. A substantial portion of the Company’s customers’ abilities to honor their contracts is dependent on the business economy in the geographical area served by the Banks.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A substantial portion of the Company’s loans are secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate conditions in the Company’s primary market area.

Although the Company’s loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company’s lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans include equipment, crops, livestock and land. Credit losses from loans related to the agricultural economy is taken into consideration by management in determining the allowance for loan losses.

The Company has a concentration of funds on deposit at its two primary correspondent banks at December 31, 2004 as follows:

Noninterest-bearing accounts	$23,237,000

Interest-bearing accounts	$55,897,000

Note 17—Regulatory Matters

The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $7,566,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital, as defined by the regulations, to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004 and 2003, the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the regulatory authorities categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks’ category. Prompt corrective action provisions are not applicable to bank holding companies.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company and Banks’ actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2004
Total Capital to Risk Weighted Assets
Consolidated	$138,603	14.95%	$74,148	8.00%	—N/A—
American Banking Company	$16,709	12.11%	$11,041	8.00%	$13,802	10.00%
Heritage Community Bank	$8,801	11.99%	$5,871	8.00%	$7,339	10.00%
Bank of Thomas County	$4,779	15.44%	$2,476	8.00%	$3,095	10.00%
Citizens Security Bank	$15,930	12.27%	$10,386	8.00%	$12,983	10.00%
Cairo Banking Company	$7,255	14.21%	$4,084	8.00%	$5,105	10.00%
Southland Bank	$19,598	12.83%	$12,218	8.00%	$15,273	10.00%
Central Bank and Trust	$5,657	14.45%	$3,132	8.00%	$3,915	10.00%
First National Bank of South Georgia	$7,271	10.55%	$5,511	8.00%	$6,889	10.00%
Merchants and Farmers Bank	$8,573	14.98%	$4,579	8.00%	$5,724	10.00%
Tri-County Bank	$7,426	17.92%	$3,314	8.00%	$4,143	10.00%
First Bank of Brunswick	$16,589	14.13%	$9,392	8.00%	$11,740	10.00%
Citizens Bank of Wakulla	$4,483	13.92%	$2,577	8.00%	$3,221	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$123,293	13.30%	$37,074	4.00%	—N/A—
American Banking Company	$14,979	10.85%	$5,521	4.00%	$8,281	6.00%
Heritage Community Bank	$7,883	10.74%	$2,935	4.00%	$4,403	6.00%
Bank of Thomas County	$4,386	14.17%	$1,238	4.00%	$1,857	6.00%
Citizens Security Bank	$14,301	11.02%	$5,193	4.00%	$7,790	6.00%
Cairo Banking Company	$6,613	12.95%	$2,042	4.00%	$3,063	6.00%
Southland Bank	$17,677	11.57%	$6,109	4.00%	$9,164	6.00%
Central Bank and Trust	$5,163	13.19%	$1,566	4.00%	$2,349	6.00%
First National Bank of South Georgia	$6,407	9.30%	$2,756	4.00%	$4,134	6.00%
Merchants and Farmers Bank	$7,857	13.73%	$2,289	4.00%	$3,434	6.00%
Tri-County Bank	$6,907	16.67%	$1,657	4.00%	$2,486	6.00%
First Bank of Brunswick	$15,120	12.88%	$4,696	4.00%	$7,044	6.00%
Citizens Bank of Wakulla	$4,076	12.66%	$1,288	4.00%	$1,933	6.00%
Tier I Capital to Average Assets:
Consolidated	$123,293	10.43%	$47,284	4.00%	—N/A—
American Banking Company	$14,979	8.46%	$7,082	4.00%	$8,853	5.00%
Heritage Community Bank	$7,883	8.25%	$3,822	4.00%	$4,778	5.00%
Bank of Thomas County	$4,386	10.88%	$1,613	4.00%	$2,016	5.00%
Citizens Security Bank	$14,301	8.61%	$6,644	4.00%	$8,305	5.00%
Cairo Banking Company	$6,613	7.86%	$3,365	4.00%	$4,207	5.00%
Southland Bank	$17,677	7.42%	$9,529	4.00%	$11,912	5.00%
Central Bank and Trust	$5,163	9.07%	$2,277	4.00%	$2,846	5.00%
First National Bank of South Georgia	$6,407	7.69%	$3,333	4.00%	$4,166	5.00%
Merchants and Farmers Bank	$7,857	8.76%	$3,588	4.00%	$4,485	5.00%
Tri-County Bank	$6,907	10.43%	$2,649	4.00%	$3,311	5.00%
First Bank of Brunswick	$15,120	11.37%	$5,319	4.00%	$6,649	5.00%
Citizens Bank of Wakulla	$4,076	8.18%	$1,993	4.00%	$2,491	5.00%

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003
Total Capital to Risk Weighted Assets
Consolidated	$136,022	15.60%	$69,748	8.00%	—N/A—
American Banking Company	$16,812	13.06%	$10,295	8.00%	$12,869	10.00%
Heritage Community Bank	$7,865	11.11%	$5,663	8.00%	$7,078	10.00%
Bank of Thomas County	$4,521	13.22%	$2,737	8.00%	$3,421	10.00%
Citizens Security Bank	$15,697	12.02%	$10,445	8.00%	$13,056	10.00%
Cairo Banking Company	$6,885	13.50%	$4,080	8.00%	$5,100	10.00%
Southland Bank	$18,285	12.58%	$11,627	8.00%	$14,534	10.00%
Central Bank and Trust	$5,012	11.33%	$3,538	8.00%	$4,423	10.00%
First National Bank of South Georgia	$7,077	11.08%	$5,111	8.00%	$6,389	10.00%
Merchants and Farmers Bank	$8,402	14.00%	$4,802	8.00%	$6,002	10.00%
Tri-County Bank	$7,093	16.93%	$3,351	8.00%	$4,189	10.00%
First Bank of Brunswick	$15,963	13.36%	$9,560	8.00%	$11,950	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$120,765	13.85%	$34,874	4.00%	—N/A—
American Banking Company	$15,200	11.81%	$5,148	4.00%	$7,722	6.00%
Heritage Community Bank	$6,979	9.86%	$2,831	4.00%	$4,247	6.00%
Bank of Thomas County	$4,085	11.94%	$1,368	4.00%	$2,052	6.00%
Citizens Security Bank	$14,059	10.77%	$5,222	4.00%	$7,833	6.00%
Cairo Banking Company	$6,244	12.24%	$2,040	4.00%	$3,060	6.00%
Southland Bank	$16,460	11.33%	$5,814	4.00%	$8,720	6.00%
Central Bank and Trust	$4,456	10.08%	$1,769	4.00%	$2,654	6.00%
First National Bank of South Georgia	$6,275	9.82%	$2,556	4.00%	$3,834	6.00%
Merchants and Farmers Bank	$7,648	12.74%	$2,401	4.00%	$3,601	6.00%
Tri-County Bank	$6,568	15.68%	$1,675	4.00%	$2,513	6.00%
First Bank of Brunswick	$14,464	12.10%	$4,780	4.00%	$7,170	6.00%
Tier I Capital to Average Assets:
Consolidated	$120,765	10.77%	$44,852	4.00%	—N/A—
American Banking Company	$15,200	8.47%	$7,178	4.00%	$8,973	5.00%
Heritage Community Bank	$6,979	8.04%	$3,472	4.00%	$4,340	5.00%
Bank of Thomas County	$4,085	8.65%	$1,889	4.00%	$2,361	5.00%
Citizens Security Bank	$14,059	8.79%	$6,398	4.00%	$7,997	5.00%
Cairo Banking Company	$6,244	7.45%	$3,352	4.00%	$4,191	5.00%
Southland Bank	$16,460	7.09%	$9,286	4.00%	$11,608	5.00%
Central Bank and Trust	$4,456	7.92%	$2,251	4.00%	$2,813	5.00%
First National Bank of South Georgia	$6,275	7.92%	$3,169	4.00%	$3,961	5.00%
Merchants and Farmers Bank	$7,648	8.60%	$3,557	4.00%	$4,447	5.00%
Tri-County Bank	$6,568	9.61%	$2,734	4.00%	$3,417	5.00%
First Bank of Brunswick	$14,464	10.29%	$5,623	4.00%	$7,028	5.00%

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18—Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

Cash, Due From Banks, Interest-Bearing Deposits in Banks: The carrying amount of cash, due from banks and interest-bearing deposits in banks approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased, Repurchase Agreements and Other Borrowings: The carrying amount of variable rate borrowings, federal funds purchased and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Subordinated Deferrable Interest Debentures: The fair value of the Company’s fixed rate trust preferred securities are based on available quoted market prices.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance-Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance-sheet financial instruments is based on fees charged to enter into such agreements.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash, due from banks and interest-bearing deposits in banks	$97,670	$97,670	$80,480	$80,480

Federal funds sold	$12,285	$12,285	$—	$—

Securities available for sale	$213,948	$213,948	$190,595	$190,595

Restricted equity securities	$7,793	$7,793	$5,694	$5,694

Loans	$877,074	$875,145	$840,539	$843,095
Allowance for loan losses	15,493	—	14,963	—

Loans, net	$861,581	$875,145	$825,576	$843,095

Accrued interest receivable	$8,590	$8,590	$8,702	$8,702

Financial liabilities:
Deposits	$986,224	$985,717	$906,524	$908,079

Federal funds purchased and securities sold under agreements to repurchase	$7,530	$7,530	$8,211	$8,211

Other borrowings	$110,366	$111,818	$97,545	$97,515

Accrued interest payable	$1,863	$1,863	$1,728	$1,728

Subordinated deferrable interest debentures	$35,567	$37,701	$35,567	$39,195

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19—Condensed Financial Information of ABC Bancorp (Parent Company Only)

CONDENSED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(Dollars in Thousands)

	2004	2003
Assets
Cash and due from banks	$6,203	$1,547
Interest-bearing deposits in banks	4,546	17,575
Investment in subsidiaries	139,838	125,477
Other assets	9,070	9,319

Total assets	$159,657	$153,918

Liabilities
Other borrowings	$219	$1,681
Other liabilities	2,932	3,057
Subordinated deferrable interest debentures	35,567	35,567

Total liabilities	38,718	40,305

Stockholders’ equity	120,939	113,613

Total liabilities and stockholders’ equity	$159,657	$153,918

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in Thousands)

	2004	2003	2002
Income
Dividends from subsidiaries	$12,100	$17,464	$4,220
Interest on deposits in other banks	204	165	334
Fee income	10,599	10,440	9,865
Other income	1,707	2,145	1,512

Total income	24,610	30,214	15,931

Expense
Interest	3,547	3,632	3,746
Amortization and depreciation	876	839	1,129
Other expense	12,819	12,221	12,239

Total expense	17,242	16,692	17,114

Income (loss) before income tax benefits and equity in undistributed earnings of subsidiaries (distributions in excess of earnings)	7,368	13,522	(1,183)
Income tax benefits	1,647	1,232	1,860

Income before equity in undistributed earnings of subsidiaries (distributions in excess of earnings)	9,015	14,754	677

Equity in undistributed earnings of subsidiaries (distributions in excess of earnings)	4,086	(2,744)	9,678

Net income	$13,101	$12,010	$10,355

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Dollars in Thousands)

	2004	2003	2002
OPERATING ACTIVITIES
Net income	$13,101	$12,010	$10,355

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	614	476	685
Amortization of unearned compensation	262	363	444
(Undistributed earnings of subsidiaries) distributions in excess of earnings	(4,086)	2,744	(9,678)
(Increase) decrease in interest receivable	4	5	(9)
Decrease in interest payable	—	—	(58)
Increase (decrease) in taxes payable	(370)	(564)	4
Provision for deferred taxes	318	80	(27)
(Increase) decrease in due from subsidiaries	234	(178)	301
Other operating activities	113	(709)	624

Total adjustments	(2,911)	2,217	(7,714)

Net cash provided by operating activities	10,190	14,227	2,641

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	13,029	(2,642)	(11,376)
Purchases of premises and equipment	(725)	(1,121)	(369)
Contribution of capital to subsidiary bank	—	(1,050)	—
Net cash paid for acquisition	(11,094)	—	—

Net cash provided by (used in) investing activities	1,210	(4,813)	(11,745)

FINANCING ACTIVITIES
Repayment of other borrowings	(1,462)	(6,462)	(1,463)
Purchase of treasury shares	(361)	(170)	(3,469)
Dividends paid	(5,475)	(4,885)	(4,749)
Reduction in income taxes payable resulting from vesting of restricted shares	234	106	—
Proceeds from exercise of stock options	320	9	133

Net cash used in financing activities	(6,744)	(11,402)	(9,548)

Net increase (decrease) in cash and due from banks	4,656	(1,988)	(18,652)
Cash at beginning of year	1,547	3,535	22,187

Cash at end of year	$6,203	$1,547	$3,535

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$3,242	$3,335	$3,484

Note 20—Subsequent Event

On February 15, 2005, the Company’s Board of Directors approved a six-for-five stock split of the Company’s common stock payable on or about March 31, 2005 to shareholders of record on March 15, 2005. This transaction has been reported retroactively in the consolidated balance sheet as if the transaction had occurred on December 31, 2004. The number of shares issued as of December 31, 2004 and the related equity accounts have been revised to give effect to the stock split. All per share data and all information pertaining to stock options have been revised to give effect to the transaction as if it had occurred at the beginning of the earliest period presented.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	June 30 2005	December 31 2004
Assets
Cash and due from banks	$58,018	$97,670
Federal funds sold	—	12,285
Securities available for sale, at fair value	218,371	213,948
Loans	962,412	877,074
Less: allowance for loan losses	16,557	15,493

Loans, net	945,855	861,581

Premises and equipment, net	28,218	27,772
Intangible assets, net	3,296	3,706
Goodwill	25,054	24,325
Other assets	26,344	26,706

	$1,305,156	$1,267,993

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	150,930	150,090
Interest-bearing demand	311,220	325,500
Savings	72,700	74,197
Time, $100,000 and over	197,085	180,787
Other time	303,928	255,650

Total deposits	1,035,863	986,224
Federal funds purchased & securities sold under agreements to repurchase	6,387	7,530
Other borrowings	95,237	110,366
Other liabilities	7,018	7,367
Subordinated deferrable interest debentures	35,567	35,567

Total liabilities	1,180,072	1,147,054

Stockholders’ equity
Common stock, par value $1; 30,000,000 shares authorized; 13,180,725 and 13,070,578 shares issued respectively	13,181	13,071
Capital surplus	46,173	45,073
Retained earnings	77,549	73,768
Accumulated other comprehensive loss	(736)	(230)
Unearned compensation	(681)	(523)

	135,486	131,159
Less cost of 1,314,430 and 1,304,430 shares acquired for the treasury	(10,402)	(10,220)

Total stockholders’ equity	125,084	120,939

	$1,305,156	$1,267,993

See notes to unaudited consolidated financial statements.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

THREE MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in Thousands)

(Unaudited)

	2005	2004
Interest income
Interest and fees on loans	$16,209	$13,663
Interest on taxable securities	2,149	1,684
Interest on nontaxable securities	37	44
Interest on deposits in other banks	200	55
Interest on federal funds sold	—

	18,595	15,446

Interest expense
Interest on deposits	4,020	2,718
Interest on federal funds purchased and securities sold under agreements to repurchase	20	14
Interest on other borrowings	1,986	1,926

	6,026	4,658

Net interest income	12,569	10,788
Provision for loan losses	753	627

Net interest income after provision for loan losses	11,816	10,161

Other income
Service charges on deposit accounts	2,625	2,533
Other service charges, commissions and fees	881	639
Other	46	65
Gain on sale of securities	—	58

	3,552	3,295

Other expense
Salaries and employee benefits	5,665	4,958
Equipment and occupancy expense	1,273	1,212
Amortization of intangible assets	198	198
Other operating expenses	2,995	2,552

	10,131	8,920

Income before income taxes	5,237	4,536
	—
Applicable income taxes	1,737	1,494

Net income	$3,500	$3,042

Other comprehensive income, net of tax:
Unrealized holding gains (losses) arising during period, net of tax	$1,413	$(2,446)
Reclassification adjustment for (gains) included in net income, net of tax	$—	$(38)

Comprehensive income	$4,913	$558

Income per common share—Basic	$0.30	$0.26

Income per common share—Diluted	$0.29	$0.26

Dividends declared per share	$0.14	$0.12

Average shares outstanding	11,849,739	11,728,201

See notes to unaudited consolidated financial statements.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in Thousands)

(Unaudited)

	2005	2004
Interest income
Interest and fees on loans	$31,262	$27,426
Interest on taxable securities	4,223	3,480
Interest on nontaxable securities	80	86
Interest on deposits in other banks	552	117
Interest on federal funds sold	36	—

	36,153	31,109

Interest expense
Interest on deposits	7,530	5,464
Interest on federal funds purchased and securities sold under agreements to repurchase	41	32
Interest on other borrowings	3,890	3,864

	11,461	9,360

Net interest income	24,692	21,749
Provision for loan losses	905	938

Net interest income after provision for loan losses	23,787	20,811

Non-interest income
Service charges on deposit accounts	5,043	5,009
Other service charges, commissions and fees	1,741	1,406
Other	311	156
Gain on sale of securities	61	58

	7,156	6,629

Non-interest expense
Salaries and employee benefits	11,603	10,181
Equipment and occupancy expense	2,475	2,339
Amortization of intangible assets	409	395
Other operating expenses	5,803	5,244

	20,290	18,159

Income before income taxes	10,653	9,281
Applicable income taxes	3,553	3,053

Net income	$7,100	6,228

Other comprehensive income, net of tax:
Unrealized holding gains (losses) arising during period, net of tax	$(466)	$(1,732)
Reclassification adjustment for (gains) included in net income, net of tax	$(40)	$(38)

Comprehensive income	$6,594	$4,458

Income per common share—Basic	$0.60	$0.53

Income per common share—Diluted	$0.60	$0.52

Dividends declared per share	$0.28	$0.23

Average shares outstanding	11,816,619	11,730,461

See notes to unaudited consolidated financial statements.

ABC BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in Thousands)

(Unaudited)

	2005	2004
OPERATING ACTIVITIES
Net Income	$7,100	$6,228

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	974	878
Provision for loan losses	905	938
Amortization of intangible assets	409	395
Other prepaids, deferrals and accruals, net	(574)	(7,183)

Total adjustments	1,714	(4,972)

Net cash provided by operating activities	8,814	1,256

INVESTING ACTIVITIES
Net decrease of federal funds sold	12,285	—
Proceeds from maturities of securities available for sale	22,755	29,101
Purchase of securities available for sale	(34,097)	(28,360)
Proceeds from sales of securities available for sale	6,152	83
Net increase in loans	(85,179)	(19,809)
Purchase of premises and equipment	(1,420)	(1,643)

Net cash used in investing activities	(79,504)	(20,628)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	49,639	(27,337)
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(1,143)	(3,546)
Increase (decrease) in other borrowings	(15,129)	19,264
Dividends paid	(3,033)	(2,737)
Purchase of treasury shares	(182)	(335)
Proceeds from exercise of stock options	886	—

Net cash provided by (used in) financing activities	31,038	(14,691)

Net decrease in cash and due from banks	$(39,652)	$(34,063)
Cash and due from banks at beginning of period	97,670	80,480

Cash and due from banks at end of period	$58,018	$46,417

See notes to unaudited consolidated financial statements.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005

(Unaudited)

Note 1—Basis of Presentation & Accounting Policies

ABC Bancorp, (together with its subsidiaries, the “Company” or “ABC”) is a financial holding company headquartered in Moultrie, Georgia. ABC owns and operates 12 separately subsidiary chartered banks, having a total of thirty-seven branches in Georgia, Florida and Alabama. Our business model capitalizes on the efficiencies of a billion dollar financial services company while still providing the community with the personalized banking service expected by our customers. We manage our banks through a balance of decentralized management responsibilities and efficient centralized operating systems, products and loan underwriting standards. ABC’s board of directors and senior managers establish corporate policy, strategy and certain administrative policies. Within ABC’s established guidelines and policies, each subsidiary Bank’s board and senior managers make lending and community-specific decisions. This approach allows the banker closest to the customer to respond to the differing needs and demands of their unique market.

The accompanying unaudited consolidated financial statements for ABC have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X. Accordingly, the financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. The interim consolidated financial statements included herein are unaudited, but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto and the report of registered independent public accounting firm included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for allowance for loan losses are deemed critical since they involve the use of estimates and require significant management judgments. Losses on loans result from a broad range of causes from borrower specific problems, to industry issues and to the impact of the economic environment. The identification of these factors that lead to default or non-performance under a borrower loan agreement and the estimation of loss in these situations are very subjective. In addition, a dramatic change in the performance of one or a small number of borrowers can have a significant impact on the estimate of losses. Management has implemented a process that has been applied consistently to systematically consider the many variables that impact the estimation of the allowance for loan losses.

Note 2—Acquisitions

On July 1, 2005, ABC Bancorp announced the signing of a definitive agreement to acquire First National Banc, Inc. (“First National”) is headquartered in St. Marys, Georgia and has banking operations in St. Marys, Georgia and Orange Park, Florida. First National had assets totaling approximately $255 million at May 31, 2005. Under the terms of the agreement, First National shareholders may elect to receive cash or ABC common stock as consideration with the stock portion limited to 65% of the total consideration. ABC expects the transaction will close during the fourth quarter of 2005 and will be accretive to its 2006 earnings.

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

The acquisition has been approved by the Board of Directors of each company and is subject to the approval of First National shareholders, receipt of regulatory approval and other customary closing conditions. ABC expects that, at the time of the closing of the transaction, it will merge First National’s St. Marys and Orange Park banks into one of its existing subsidiary banks.

Note 3—Stock Split

On February 17, 2005, ABC announced that its Board of Directors approved a six for five stock split on outstanding ABC common stock shares at the Board’s February meeting. The additional shares were payable March 31, 2005 to shareholders of record at the close of business on March 15, 2005.

All information concerning earnings per share, dividends per share and number of shares outstanding has been adjusted to give effect to this split.

Note 4—Investment Securities

ABC’s investment policy blends the needs of the Company’s liquidity and interest rate risk with its desire to improve income and provide funds for expected growth in loans. Under this policy, the Company generally invests in obligations of the United States Treasury or other governmental or quasi-governmental agencies. ABC’s portfolio and investing philosophy concentrate activities in obligations where the credit risk is limited. For a small portion of ABC’s portfolio where there has been determined to be present credit risk, the Company has reviewed the investments and financial performance of the obligors and believes the credit risks to be acceptable.

The amortized cost and estimated fair value of investment securities available for sale at June 30, 2005 and December 31, 2004 are presented below:

	June 30, 2005
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
U. S. Government and federal agencies	$99,551	$246	$416	$99,381
State and municipal securities	3,853	68	8	3,913
Corporate debt securities	11,954	116	32	12,038
Mortgage backed securities	103,562	63	1,103	102,522
Marketable equity securities	567	0	50	517

	$219,487	$493	$1,609	$218,371

	December 31, 2004
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
U. S. Government and federal agencies	$78,143	$235	$151	$78,227
State and municipal securities	4,113	99	0	4,212
Corporate debt securities	18,032	112	13	18,131
Mortgage-backed securities	113,221	173	754	112,640
Marketable equity securities	788	0	50	738

	$214,297	$619	$968	$213,948

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

Note 5—Loans

The Company engages in a full complement of lending activities, including real estate-related loans, agriculture-related loans, commercial and financial loans and consumer installment loans. As of June 30, 2005, ABC’s loan portfolio consisted of 76.45% real estate-related loans, 4.00% agriculture-related, 12.18% commercial and financial loans, and 6.02% consumer installment loans. ABC concentrates the majority of its lending activities on real estate loans where the historical loss percentages have been low. While risk of loss in the Company’s portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond ABC’s control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the real estate portfolio. Of the target areas of lending activities, commercial and financial loans are generally considered to have a greater risk of loss than real estate loans or consumer installment loans.

ABC evaluates loans for impairment when a loan is risk rated as substandard or doubtful. The Company measures impairment based upon the present value of the loan’s expected future cash flows discounted at the loan’s effective interest rate, except where foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral. In these circumstances, impairment is measured based upon the estimated fair value of the collateral. In addition, in certain circumstances, impairment may be based on the loan’s observable estimated fair value. Impairment with regard to substantially all of ABC’s impaired loans has been measured based on the estimated fair value of the underlying collateral. The Company’s policy for recognizing interest income on impaired loans is consistent with its nonaccrual policy. At the time the contractual payments on a loan are deemed to be uncollectible, ABC’s policy is to record a charge-off against the allowance for loan losses.

Nonperforming assets include loans classified as nonaccrual or renegotiated and foreclosed assets. It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when any commercial, industrial or commercial real estate loan is 90 days or more past due as to principal or interest and/or the ultimate collection of either is in doubt, unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

Loans are stated at unpaid balances, net of unearned income and deferred loan fees. Balances within the major loans receivable categories are represented in the following table:

	June 30, 2005	December 31, 2004
	(dollars in thousands)
Commercial and financial	$117,230	$136,229
Agricultural	38,541	28,198
Real estate—construction	133,014	94,043
Real estate—mortgage, farmland	71,826	64,245
Real estate—mortgage, commercial	269,158	253,001
Real estate—mortgage, residential	261,799	235,431
Consumer installment loans	55,966	60,884
Other	14,878	5,043

	$962,412	$877,074

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

Note 6—Allowance for Loan Losses

The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require attention. ABC segregates its loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risks within the portfolio. In addition, based on internal reviews and external reviews performed by independent auditors and regulatory authorities, ABC further segregates its loan portfolio by loan classifications within each type of loan based on an assessment of risk for a particular loan or group of loans. Certain reviewed loans require specific allowances. Allowances are provided for other types and classifications of loans based on anticipated loss rates. Allowances are also provided for loans that are reviewed by management and considered creditworthy and loans for which management determines no review is required. In establishing allowances, management considers historical loan loss experience with an emphasis on current loan quality trends, current economic conditions and other factors in the markets where the subsidiary banks operate. Factors considered include, among others, unemployment rates, the effects of weather on agriculture and significant local economic events, such as major plant closings.

ABC has developed a methodology for determining the adequacy of the loan loss reserve which is followed by all of its subsidiary banks and monitored by ABC’s senior credit officer and internal audit staff. Procedures provide for the assignment of a risk rating for every loan included in ABC’s total loan portfolio. The risk rating schedule provides eight ratings, of which three ratings are classified as pass ratings and five ratings are classified as criticized ratings. Each risk rating is assigned a percent factor to be applied to the loan balance to determine the adequate amount of reserve. Many of the larger loans require an annual review by an independent loan officer. As a result of loan reviews, certain loans may be assigned specific reserve allocations. Other loans that surface as problem loans may also be assigned specific reserves. Past due loans are assigned risk ratings based on the number of days past due. In management’s opinion, the reserve for loan losses at June 30, 2005 was adequate to absorb potential losses in the portfolio.

The provision for loan losses is a charge or credit to earnings in the current period to maintain a level of reserve management determines to be adequate. The provision for loan losses charged to earnings amounted to $905,000 in the second quarter of 2005 compared to $938,000 in the second quarter of 2004. Factors affecting the level of the provision in the current quarter are discussed further in the Management’s Discussion and Analysis portion of this report.

Activity in the allowance for loan losses for the six months ended June 30, 2005 and June 30, 2004 is as follows:

	June 30, 2005	June 30, 2004
	(dollars in thousands)
Balance, January 1	$15,493	$14,963
Provision for loan losses charged to expense	905	938
Loans charged off	971	1,515
Recoveries of loans previously charged off	1,130	820

Balance, June 30	$16,557	$15,206

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

The following table sets forth, for the periods indicated, certain ratios related to the Company’s charge-offs, allowance for loan losses and outstanding loans:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2005	2004	2005	2004
Ratios:
Net charge-offs (recoveries) to average net loans	0.02%	0.08%	(0.02%)	0.08%
Net charge-offs (recoveries) to period-end net loans	0.02%	0.07%	(0.02%)	0.08%
Allowance for loan losses to average net loans	1.82%	1.83%	1.87%	1.83%
Allowance for loan losses to period-end net loans	1.75%	1.80%	1.75%	1.80%
Net charge-offs (recoveries) to loan loss allowance	1.04%	4.16%	(0.96%)	4.57%
Provision for loan losses to net charge-offs (recoveries)	437.79%	99.21%	(569.18%)	134.96%

Note 7—Earnings per Share and Common Stock

Following is a summary of the information used in the computation of earnings per share:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2005	2004	2005	2004
	(Dollars in Thousands)
Net earnings available to common stockholders—used in computation of basic and diluted earnings per common share	$3,500	$3,042	$7,100	$6,228
Weighted average number of common shares outstanding—used in computation of basic earnings per common share	11,850	11,728	11,817	11,730
Dilutive effect of stock options outstanding	108	151	105	145

Weighted average number of common shares outstanding plus effect of dilutive stock options—used in computation of diluted earnings per common share	11,958	11,879	11,922	11,875

ABC BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2005

(Unaudited)

Note 8—Stock-Based Compensation

The Company applies the Accounting Practices Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. Accordingly, no stock-based employee compensation cost is reflected in net income (except for compensation cost associated with restricted shares), as all options granted under this plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2005	2004	2005	2004
	(Dollars in Thousands)
Net income available to common stockholders
As reported:	$3,500	$3,042	$7,100	$6,228
Deduct: Total stock-based employee compensation expense determined under fair value method, net of related tax effects	(15)	(20)	(30)	(40)

Pro forma net earnings available to common stockholders	$3,485	$3,022	$7,070	$6,188

Earnings per share:
Basic—as reported	$.30	$0.26	$.60	$.53

Basic—pro forma	$.30	$0.26	$.60	$.53

Diluted—as reported	$.29	$0.26	$.60	$.52

Diluted—pro forma	$.29	$0.25	$.59	$.52

On March 10, 2005, the Board of Directors approved the 2005 Omnibus Stock Ownership and Long-Term Incentive Plan, (the “Plan”) which was also approved by the shareholders at their annual meeting held on May 17, 2005. The Plan allows the Company to continue to provide equity compensation to employees in order to enable the Company to attract and retain qualified persons to serve as employees, to enhance their equity interest in the Company, and thereby to solidify their common interest with shareholders in enhancing the value and growth of the Company.

Note 9—Capital Adequacy

Federal banking regulators have established certain capital adequacy standards required to be maintained by banks and bank holding companies. The minimum requirements established in the regulations are set forth in the table below, along with the actual ratios at June 30, 2005 and December 31, 2004.

	Well Capitalized Requirement	Adequately Capitalized Requirement	June 30, 2005 Actual	December 31, 2004 Actual
Tier 1 Capital (to Average Assets)	≥5%	≥4%	10.4%	10.4%
Tier 1 Capital (to Risk Weighted Assets)	≥6%	≥4%	13.4%	13.3%
Total Capital (to Risk Weighted Assets)	≥10%	≥8%	14.9%	15.0%

Management believes, as of June 30, 2005, that the Company met all capital requirements to which they are subject.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

First National Banc, Inc.

St. Marys, Georgia

We have audited the accompanying consolidated balance sheet of First National Banc, Inc. and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Banc, Inc. and Subsidiaries as of December 31, 2004 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Greenville, South Carolina

June 17, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First National Banc, Inc.

St. Marys, Georgia

We have audited the accompanying consolidated balance sheet of First National Banc, Inc. and its subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Banc, Inc. and its subsidiaries as of December 31, 2003 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Tiller, LLC

January 30, 2004

Savannah, Georgia

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Cash and due from banks	$10,668,009	$4,797,226
Federal funds sold	2,403,000	4,823,000

Total cash and cash equivalents	13,071,009	9,620,226
Interest-bearing deposits in other banks	528,401	1,054,206
Securities available-for-sale	17,578,770	9,045,775
Loans	220,311,351	116,879,504
Less allowance for loan losses	(4,172,000)	(1,578,058)

Loans, net	216,139,351	115,301,446
Premises and equipment, net	8,242,844	2,889,272
Foreclosed real estate, net	1,335,390	1,846,823
Other investments	1,490,250	776,000
Intangible assets	2,474,741	—
Other assets	4,774,192	1,594,641

Total assets	$265,634,948	$142,128,389

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$23,811,209	$10,518,483
Interest-bearing	205,818,012	102,287,651

Total deposits	229,629,221	112,806,134
Securities sold under agreements to repurchase	—	3,597,000
Federal Home Loan Bank advances	10,750,000	13,000,000
Subordinated debentures	5,155,000	—
Other liabilities	1,960,849	935,159

Total liabilities	247,495,070	130,338,293

COMMITMENTS AND CONTINGENCIES—Notes 13, 14 and 17

SHAREHOLDERS’ EQUITY
Common stock—par value $.001 per share; 9,000,000 shares authorized; 1,033,802 and 493,216 issued in 2004 and 2003, respectively	1,033	492
Preferred stock—par value $.001 per share 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	16,646,096	7,113,867
Retained earnings	2,392,060	4,881,686
Accumulated other comprehensive income (loss)	(72,109)	11,161

	18,967,080	12,007,206
Treasury stock, at cost—17,326 shares in 2004 and 4,913 shares in 2003	(827,202)	(217,110)

Total shareholders’ equity	18,139,878	11,790,096

Total liabilities and shareholders’ equity	$265,634,948	$142,128,389

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2004	2003
INTEREST INCOME
Loans, including fees	$14,452,644	$8,634,497
Investment securities:
Taxable	392,017	234,073
Tax-exempt	29,050	56,919
Other interest	52,657	154,071

Total interest income	14,926,368	9,079,560

INTEREST EXPENSE
Deposits	3,451,414	2,423,042
Federal Home Loan Bank advances	572,799	699,417
Other borrowed funds	226,766	61,116

Total interest expense	4,250,979	3,183,575

Net interest income	10,675,389	5,895,985

PROVISION FOR LOAN LOSSES	7,808,877	456,519

Net interest income after provision for loan losses	2,866,512	5,439,466

NONINTEREST INCOME
Service charges on deposit accounts	489,598	352,603
Mortgage origination fees	650,907	350,002
Other service charges and fees	801,261	447,673
Other income	290,902	290,528
Gain (loss) on sale of securities	(26,075)	28,759

Total noninterest income	2,206,593	1,469,565

NONINTEREST EXPENSES
Salaries and employee benefits	3,836,601	2,496,009
Net occupancy expense	450,103	219,022
Professional	395,552	153,975
Data Processing	410,564	304,148
Directors’ Fees	461,225	241,400
Contributions	428,332	5,577
Other expenses	2,237,081	1,277,838

Total noninterest expenses	8,219,458	4,697,969

Income (loss) before income taxes (benefit)	(3,146,353)	2,211,062

PROVISION FOR INCOME TAXES (BENEFIT)	(1,234,000)	782,322

Net income (loss)	$(1,912,353)	$1,428,740

Earnings (loss) per share:
Basic	$(2.03)	$1.99

Diluted	$(2.03)	$1.96

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2004 and 2003

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	Shares	Amount
BALANCE—DECEMBER 31, 2002	490,054	$489	$7,071,713	$3,452,946	$87,131	$(79,414)	$10,532,865
Comprehensive income (loss):
Net income (loss)				1,428,740			1,428,740
Other comprehensive income, net of taxes:
Unrealized (loss) on investment securities					(56,989)
Reclassification adjustment for gains included in net income (loss)					(18,981)		(75,970)

Total comprehensive income (loss)							1,352,770

Exercise of options, net	3,162	3	34,016			30,981	65,000
Reissuance treasury stock (326 shares)			8,138			78,364	86,502
Purchase of treasury stock (4,888 shares)						(247,041)	(247,041)

BALANCE—DECEMBER 31, 2003	493,216	492	7,113,867	4,881,686	11,161	(217,110)	11,790,096
Comprehensive income (loss):
Net income (loss)				(1,912,353)			(1,912,353)
Other comprehensive income, net of taxes:
Unrealized (loss) on investment securities					(100,480)
Reclassification adjustment for losses included in net income (loss)					17,210		(83,270)

Total comprehensive income (loss)							(1,995,623)

Exercise of options, net	10,775	11	353,344			(132,367)	220,988
Cash dividends ($.568 per share)				(577,273)			(577,273)
Purchase of treasury stock (12,433 shares)						(478,645)	(478,645)
Reissuance treasury stock (20 shares)						920	920
Stock issuance in merger	204,000	204	9,179,211				9,179,415
Stock dividend effected in form of a 47% stock split	325,811	326	(326)

BALANCE—DECEMBER 31, 2004	1,033,802	$1,033	$16,646,096	$2,392,060	$(72,109)	$(827,202)	$18,139,878

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$(1,912,353)	$1,428,740
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	381,444	178,295
Amortization and accretion, net	51,893	112,389
(Gain) loss on sale of securities	26,075	(28,759)
Provision for loan losses	7,808,877	456,519
Loss on foreclosed assets	127,680	180,845
Changes in other assets and other liabilities, net	(2,264,985)	288,978

Net cash provided by operating activities	4,218,631	2,617,007

INVESTING ACTIVITIES
Net decrease in interest-bearing deposits in other banks	547,828	950,000
Activity in securities available-for-sale:
Maturities, prepayments and calls	8,332,547	11,354,115
Sales	1,973,290	2,259,723
Purchases	(14,820,568)	(11,318,014)
Net increase in loans	(46,416,681)	(22,658,126)
Net cash received in bank acquisition	4,475,712	—
Proceeds from sale of foreclosed assets	473,022	217,828
Purchase of Federal Home Loan Bank stock	(1,218,900)	(12,150)
Proceeds from sale of Federal Home Loan Bank stock	999,650	—
Investment in statutory trust	(155,000)	—
Additions to premises and equipment	(302,795)	(93,733)

Net cash used for investing activities	(46,111,895)	(19,300,357)

FINANCING ACTIVITIES
Net increase in deposits	48,467,057	22,779,918
Net decrease in Federal Home Loan Bank advances	(2,250,000)	—
Net decrease in securities sold under agreements to repurchase	(5,085,000)	(939,000)
Proceeds from issuance of subordinated debentures	5,155,000	—
Cash dividends paid	(577,273)	—
Exercise of stock options	111,988	—
Reissuance of treasury stock	920	86,502
Purchase of treasury stock	(478,645)	(247,041)

Net cash provided by financing activities	45,344,047	21,680,379

Increase in cash and cash equivalents	3,450,783	4,997,029
Cash and cash equivalents—beginning of year	9,620,226	4,623,197

Cash and cash equivalents—end of year	$13,071,009	$9,620,226

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies and Activities

Nature of operations

First National Banc, Inc and its wholly-owned subsidiaries (the “Company”) provide a full range of banking and insurance services to individuals and businesses throughout coastal Georgia, including Camden and surrounding counties, and northeast Florida, including Clay and surrounding counties.

Basis of presentation

The consolidated financial statements include the accounts of First National Banc, Inc. and its wholly-owned subsidiaries; First National Bank located in St. Marys, Georgia and First National Insurance Agency Inc. located in Kingsland, Georgia, and First National Bank located in Orange Park, Florida. All intercompany balances and transactions have been eliminated. The accounting and reporting policies and practices of the Company conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the more significant of such policies and practices.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and federal funds sold, all of which mature within ninety days.

Concentrations of credit risk

The Company makes loans to individuals and businesses in and around Camden County, Georgia and north Florida for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

Securities available-for-sale

Management has classified the entire investment security portfolio as available-for-sale. These securities are carried at market value with unrealized gains or losses, net of tax, included in other comprehensive income. Premiums and discounts are amortized and accreted using a method that approximates a level yield. Gains and losses from dispositions are based on the net proceeds and adjusted carrying amounts of the securities sold, using the specific identification method.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts adjusted for any charge-offs and the allowance for possible loan losses. Interest on loans is recognized using the simple interest method based on the principal

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

balance outstanding. Interest accruals, including accruals of interest on impaired loans, are discontinued when either principal or interest becomes 90 days past due, or when in management’s opinion, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that it is not reasonable to expect such interest will be collected. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of the underlying collateral, current economic conditions, and other pertinent factors. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary. The allowance for loan losses is increased by charges to income and recoveries on loans previously charged off as uncollectible. Decreases in the allowance occur as loans deemed uncollectible are charged to the allowance.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the schedule payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, consumer loans are not individually identified for impairment

Premises and equipment

Property is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of such assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis in the asset. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying value or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset losses.

Intangible assets

Intangible assets include goodwill and core deposit premiums resulting from the acquisition of First National Bank located in Orange Park, Florida during 2004. Core deposit premiums are amortized over 10 to 15

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

years using the straight-line or the sum-of-the-years’ digits method based upon historical studies of core deposits. Goodwill is not amortized but tested annually for impairment or at any time an event occurs or circumstances change that may trigger a decline in the value of the reporting unit. Examples of such events or circumstances include adverse changes in legal factors, business climate, unanticipated competition, change in regulatory environment, or loss of key personnel.

The Company tests for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Potential impairment of goodwill exists when the carrying amount of a reporting unit exceeds its implied fair value. The fair value for each reporting unit is computed using one or a combination of the following three methods: income, market value, or cost method. The income method uses a discounted cash flow analysis to determine fair value by considering a reporting unit’s capital structure and applying a risk-adjusted discount rate to forecast earnings based on a capital asset pricing model. The market value method uses recent transaction analysis or publicly traded comparable analysis for similar assets and liabilities to determine fair value. The cost method assumes the net assets of a recent business combination accounted for under the purchase method of accounting will be recorded at fair value if no event or circumstance has occurred triggering a decline in the value. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment testing will be performed. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value. The loss recognized is limited to the carrying amount of goodwill.

Stock-based compensation

The Company sponsors a stock-based compensation plan, which is described more fully in Note 15. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is reflected in net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation for the years ended December 31, 2004 and 2003.

	Years ended December 31,
	2004	2003
Net earnings (loss)—as reported	$(1,912,353)	$1,428,740
Deduct: total stock based employee compensation expense determined under fair-value based method for all awards, net of tax	16,971	24,814

Pro forma net earnings (loss)	$(1,929,324)	$1,403,926

Earnings (loss) per share:
Basic—as reported	$(2.03)	$1.99
Basic—pro forma	(2.04)	1.96
Diluted—as reported	(2.03)	1.96
Diluted—pro forma	(2.04)	1.93

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net earnings per common share

The Company is required to report earnings per share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statement of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period, which was 943,723 in 2004 and 717,340 in 2003, while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both “basic earnings per share” and “dilutive earnings per share”. At December 31, 2004, there were 10,987 potential common shares that were antidilutive and therefore not included in the calculation of diluted earnings (loss) per share. All share amounts have been adjusted for the 47 percent stock split recorded in 2004.

Earnings per common share amounts for the years ended December 31, 2004 and 2003 are as follows:

	Net Earnings (loss) (Numerator)	Common Shares (Denominator)	Per Share Amount
Year ended December 31, 2004
Basic earnings (loss) per share	$(1,912,353)	943,723	$(2.03)
Effect of dilutive securities—stock options	—	—	—

Diluted earnings per share	$(1,912,353)	943,723	$(2.03)

Year ended December 31, 2003
Basic earnings per share	$1,428,740	717,340	$1.99
Effect of dilutive securities—stock options	—	10,753	(0.03)

Diluted earnings per share	$1,428,740	728,093	$1.96

Comprehensive income

Comprehensive income consists of net income plus other gains and losses affecting owners’ equity that, under generally accepted accounting principles, are excluded from net income. For the Company, such items consist primarily of unrealized gains and losses on marketable securities. The components of comprehensive income are reported in the consolidated statements of shareholders’ equity.

Income taxes

Provisions for income taxes are based upon amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes based on the differences between financial statement and tax bases of assets and liabilities using current enacted tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Reclassifications

Certain amounts in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation. These reclassifications had no effect on the priors’ net income (loss) or retained earnings as previously reported.

Risks and uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available for sale. The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators’ judgments based on information available to them at the time of their examination.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer’s equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets”, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, APB Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123 (R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

In December 2003, the FASB Issued Fin No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosure about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending March 31, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 has been delayed.

The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1.” The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments,” to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provision of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board (“PCAOB”) or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2—Securities Available-for-Sale

The amortized cost, estimated market value and gross unrealized gains and losses on securities are as follows:

	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004
U.S. Government agencies and corporations	$8,494,752	$—	$(91,801)	$8,402,951
Mortgage-backed securities	8,354,242	57,003	(61,446)	8,349,799
State and municipals	814,289	11,749	(18)	826,020

Total	$17,663,283	$68,752	$(153,265)	$17,578,770

December 31, 2003
U.S. Government agencies and corporations	$4,000,131	$649	$(16,960)	$3,983,820
Mortgage-backed securities	4,201,495	18,688	(14,064)	4,206,119
State and municipals	827,239	28,597	—	855,836

Total	$9,028,865	$47,934	$(31,024)	$9,045,775

For the years ended December 31, 2004 and 2003, gross realized gains and (losses) on sales of securities available-for-sale were $(26,075) and $28,759, respectively.

The amortized cost and estimated fair value of securities by contractual maturity at December 31, 2004 follows:

	Amortized Cost	Fair Value
Due in one year or less	$601,436	$597,838
Due after one year through five years	8,707,605	8,631,133
Mortgage-backed securities	8,354,242	8,349,799

	$17,663,283	$17,578,770

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

	Less than 12 Months		12 Months or Greater
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004
U. S. Government agencies and corporations	$8,402,952	$91,801
Mortgage-backed securities	4,613,365	54,222	$574,211	$7,224
State and municipals	10,186	18	—	—

Total	$13,026,503	$146,041	$574,211	$7,224

December 31, 2003
U. S. Government agencies and corporations	$1,983,040	$16,960	$—	$—
Mortgage-backed securities	1,669,653	14,064	—	—

Total	$3,652,693	$31,024	$—	$—

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

U.S. government agencies and corporations

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies and corporations were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

Mortgage-backed securities

The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at prices less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of their fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

State and Municipals

The unrealized loss on the Company’s investment in municipal bonds relates to an investment in Dade County, Georgia School District general obligations bonds. The unrealized loss on the Company’s investment was caused by interest rate increases. The contractual terms of the investment does not permit Dade County Georgia School District to settle the security at a price less than the amortized cost of the investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold the investment until a recovery of its fair value, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2004.

At December 31, 2004 and 2003 securities with a carrying value of approximately $13,594,000 and $8,130,000, respectively, were pledged to secure deposits of public funds and for securities sold under repurchase agreements.

Note 3—Loans

Loans are summarized as follows:

	December 31,
	2004	2003
Commercial	$15,017,291	$8,668,923
Commercial real estate	118,223,728	48,124,792
Residential real estate	74,797,094	51,664,284
Consumer	12,273,238	8,421,505

	$220,311,351	$116,879,504

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An analysis of the allowance for loan losses is as follows:

	2004	2003
Balance, beginning of year	$1,578,058	$1,230,511
Acquired bank’s balance at purchase date	915,627	—
Provision for loan losses—Note 17	7,808,877	456,519
Loans charged off	(6,246,418)	(154,081)
Recoveries	115,856	45,109

Balance, end of year	$4,172,000	$1,578,058

Loans having recorded investments of approximately $4,296,000 at December 31, 2004 and approximately $196,000 at December 31, 2003 have been identified as impaired in accordance with the provisions of SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in such loans during 2004 and 2003 was approximately $4,306,200 and $98,000 respectively. The total allowance for possible loan losses related to these loans was approximately $852,000 and $15,000 at December 31, 2004 and 2003, respectively. Foregone interest relating to impaired loans was an insignificant amount at December 31, 2004 and 2003.

Note 4—Premises and Equipment

Premises and equipment is summarized as follows:

	December 31,
	2004	2003
Land	$2,769,542	$736,363
Construction in progress	58,661	—
Buildings	5,738,440	2,413,617
Furniture and equipment	2,002,947	1,363,314

	10,569,590	4,513,294
Less accumulated depreciation	2,326,746	1,624,022

	$8,242,844	$2,889,272

Note 5—Other Investments

Other investments are carried at cost and consist of the following:

	December 31,
	2004	2003
First National Banc Statutory Trust	$155,000	$—
Federal Home Loan Bank stock	893,900	650,000
Federal Reserve Bank stock	441,350	126,000

	$1,490,250	$776,000

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Intangible Assets

Intangible assets consist of the following at December 31, 2004:

2004
Core deposit intangibles	$1,128,000
Less: accumulated amortization	150,813

977,187
Goodwill	1,497,554

$2,474,741

Note 7—Interest-bearing Deposits

Interest-bearing deposits are summarized as follows:

	December 31,
	2004	2003
Money market	$53,581,407	$2,409,707
NOW	27,570,591	20,088,872
Savings	5,978,388	4,169,538
Certificates of deposits:
$100,000 or more	75,520,841	35,764,807
Less than $100,000	43,166,785	39,854,727

Total certificates of deposit	118,687,626	75,619,534

	$205,818,012	$102,287,651

At December 31, 2004, scheduled maturities of certificates of deposit are as follows:

2005	$55,516,183
2006	27,860,639
2007	26,806,291
2008	6,440,219
2009	2,064,294

$118,687,626

Brokered deposits for the years ended December 31, 2004 and 2003 are summarized as follows:

	December 31,
	2004	2003
Certificates of deposit:
$100,000 or more	$59,101,796	$30,369,000
Less than $100,000	30,329,804	28,968,150

	$89,431,600	$59,337,150

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8—Credit Arrangements

At December 31, 2004, federal funds line of credit arrangements aggregating $11,500,000 were available from corresponding banking institutions. There are no commitment fees and compensated balances are not required. The Company also has a Blanket Floating Lien Agreement with the Federal Home Loan Bank of Atlanta. Under this agreement, the subsidiary banks have a credit line up to seventy-five percent of the book value of their one-to-four family first mortgage loans, or approximately $42,300,000 available as of December 31, 2004. These credit arrangements principally serve as liquidity back up for the Company. However, due to the results of the regulatory exam of First National Bank of St. Marys, as discussed in Note 17, subsequent to December 31, 2004, the Federal Home Loan Bank of Atlanta discontinued the ability of the Bank to utilize its unused borrowing capacity.

Note 9—Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within 90 days from the transaction date. Securities sold under these agreements are reflected at the amount of cash received in connection with the transaction and are classified as secured borrowings. The Company may be required to provide additional collateral based on the fair value of the underlying securities. At December 31, 2003, interest rates on agreements to repurchase were 1.24 percent.

Note 10—Federal Home Loan Bank Advances

The Company has agreements for advances with the Federal Home Loan Bank. These advances are secured by a blanket floating lien agreement, which provides a security interest in all unencumbered first mortgage residential loans, and by investments in Federal Home Loan Bank stock.

Advances from the Federal Home Loan Bank are summarized as follows:

	December 31,
	2004	2003
Advance payable—interest payable quarterly at 5.44 percent, principal due February 13, 2008	$3,000,000	$3,000,000
Advance payable—interest payable quarterly at 4.96 percent, principal due November 16, 2006	3,000,000	3,000,000
Advance payable—interest payable quarterly at 5.35 percent, principal due March 1, 2004	—	5,000,000
Advance payable—interest payable monthly at variable rate, principal due January 18, 2005	1,550,000	—
Advance payable—interest payable monthly at 5.90 percent, principal due November 10, 2005	2,000,000	2,000,000
Advance payable—interest payable quarterly at 2.44 percent, principal due September 12, 2005	1,200,000	—

	$10,750,000	$13,000,000

The contractual maturities of Federal Home Loan Bank advances are as follows:

Due in 2005	$4,750,000
Due in 2006	3,000,000
Due in 2007	—
Due in 2008	3,000,000

Total	$10,750,000

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Subordinated Debt to Nonconsolidated Subsidiary

During 2004, the Company formed First National Banc Statutory Trust I (the “Trust”), a subsidiary whose sole purpose was to issue $5,000,000 principal amount of Trust Preferred Securities at a rate per annum equal to the 3-Month LIBOR plus 2.80 percent through a pool sponsored by a national brokerage firm. The Trust Preferred Securities have a maturity of 30 years and are redeemable at the Company’s option on any quarterly interest payment date after five years. There are certain circumstances (as described in the Trust agreement) in which the securities may be redeemed within the first five years at the Company’s option. The Company’s liability to the nonconsolidated Trust is recorded as a liability of $5,155,000 and an investment of $155,000 on the consolidated balance sheet. The proceeds from the offering were used to fund the expected capital needs of the Company’s bank subsidiaries.

Note 12—Related Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates amounting to $6,541,000 at December 31, 2004 and $2,531,000 at December 31, 2003. During 2004, total principal additions to related party loans were $7,018,000 and total repayments on loans were $3,008,000. Related party loans are made on the same terms as those prevailing at the time for comparable transactions with unaffiliated customers.

Note 13—Employee Benefit Plans

The Company sponsors a 401(k) profit sharing plan that covers substantially all full-time employees meeting certain eligibility requirements. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 25 percent of the first 8 percent of an employee’s contribution to the plan. In addition, the plan provides for discretionary contributions as determined by the board of directors. For the plan years ended December 31, 2004 and 2003, employer matching contributions to the plan totaled $41,994 and $18,944, respectively. No discretionary contributions were made in 2004 or 2003.

The Company has also adopted a defined benefit plan pursuant to the Georgia Bankers Association Master Pension Trust for benefit eligible employees of the Company. The Georgia Bankers Association Master Pension Trust is maintained for the purpose of collective investment and administration of pension plans of members of the Georgia Bankers Association. Contributions to the plan are based on upon actuarial calculations.

The investment strategy of the Georgia Bankers Association Master Pension Trust is to emphasize total return and in doing so the investment options offered to participating plans are selected to:

a)	Emphasize long-term growth of principal within reasonable and prudent levels of risk. Allowing short-term volatility consistent with the volatility of a comparable market index.

b)	Provide returns comparable to returns for similar investment options.

c)	Provide exposure to a wide range of investment opportunities in various assets classes which in the aggregate permit a plan participate to minimize through diversification the overall risk of the plan portfolio.

The major asset classes offered to participating plans include large cap growth, small cap value, intermediate bond, international equity, and money market funds.

The Company’s current assets allocation is 40 percent invested in large cap growth fund, 35 percent invested in small cap fund and 25 percent invested in international stock index fund.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is summarized financial data relative to the plan:

	December 31,
	2004	2003
Change in Benefit Obligation
Benefit obligation at beginning of year	$520,302	$231,806
Service cost	44,962	11,554
Interest cost	37,864	28,277
Actuarial loss	175,260	248,665

Benefit obligation at end of year	778,388	520,302

Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	189,558	118,632
Actual return on plan assets	42,939	33,758
Employer contributions	136,932	37,168

Fair value of plan assets at end of year	369,429	189,558

Reconciliation of Funded Status
Funded status	(408,959)	(330,744)
Unrecognized net actuarial loss (gain)	505,178	379,104
Unrecognized prior service cost (benefit)	(18,964)	(21,272)

Net amount recognized	77,255	27,088

Amounts Recognized in the Consolidated Balance Sheets
Prepaid (accrued) benefit cost	26,929	(32,758)

Accumulated Benefit Obligation	352,584	242,102

Components of Net Periodic Benefit Cost
Service cost	44,962	11,554
Interest cost	37,864	28,277
Expected return on plan assets	22,186	10,435
Amortization of prior service cost	(2,308)	(2,308)
Amortization of gain (loss)	18,923	—

Net periodic benefit cost	77,255	27,088

Actuarial Assumptions
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.75%	6.25%
Rate of compensation increase	5.00%	5.00%
Weighted-average assumptions used to determine net periodic cost:
Discount rate	6.25%	6.75%
Expected long-term rate of return on plan assets	8.25%	8.25%
Rate of compensation increase	5.00%	5.00%

The Company expects to contribute $71,000 to its pension plan in 2005.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s pension plan asset allocation at December 31, 2004 and 2003, by asset category are as follows:

	December 31,
	2004	2003
Asset Allocation
Mutual stock funds	100%	85%
U.S. government money market fund	—	15

	100%	100%

Note 14—Commitments and Contingencies

Regulatory matters

See Note 17 to the consolidated financial statements.

Leases

Future minimum commitments required under noncancellable operating leases at December 31, 2004 are as follows:

Year	Amount
2005	$77,678
2006	74,963
2007	35,445
2008	11,741
2009	1,060

$200,887

Financial instruments with off-balance sheet risk:

In the normal course of its lending activities, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of non-performance by the other party of the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance sheet instruments and evaluates each customer’s credit worthiness on a case-by-case basis. A summary of commitments is as follows:

	December 31,
	2004		2003
	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate
Commitments to extend credit	$23,568,745	$9,506,293	$7,543,036	$6,084,209
Credit card commitments	430,080		442,496
Standby letters of credit	1,363,249		598,040

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary, for these commitments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. Credit card commitments are unsecured.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company’s lending activity is primarily concentrated in the market area of coastal Georgia, including Camden and surrounding counties, and northeast Florida, including Clay and surrounding counties.

Note 15—Stock Options

The Company has a stock option plan for certain key employees. Under this plan, options are granted at fair market value of the Company’s stock at the date of grant and may be exercised over a period of seven years in accordance with a five year vesting schedule.

The following is a summary of changes in stock options, adjusted for stock dividends:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding—beginning of year	33,282	$21	38,380	$20
Options assumed in bank acquisition	8,750	25
Options exercised	(10,775)	23	(5,098)	10

Options outstanding—end of year	31,257	$22	33,282	$21

Options exercisable—end of year	20,216	$21	20,161	$21

Note 16—Income Taxes

The provision for income taxes is as follows:

	December 31,
	2004	2003
Current (benefit)	$(989,500)	$903,322
Deferred	(244,500)	(121,000)

	$(1,234,000)	$782,322

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes is less than computed by applying the statutory federal income tax rate of 34 percent to income before income taxes as indicated by the following:

	Years ended December 31,
	2004	2003
Income tax (benefit) at statutory rate	$(1,070,000)	$752,000
Increase (decrease) in taxes:
Tax-exempt interest	(10,000)	(27,000)
State income tax benefits of federal income tax	(171,000)	62,000
Other	17,000	(4,678)

Provision for income taxes (benefit)	$(1,234,000)	$782,322

The components of net deferred tax assets are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$854,000	$519,000
Net unrealized loss on investment securities available for sale	29,000	—
State tax credits	53,000	—
Contribution carryover	167,000	—
Other	9,000	—

	1,112,000	519,000

Deferred tax liabilities:
Net unrealized gain on investment securities available for sale	—	5,000
Excess of fair value over cost of net assets acquired	439,000	—
Core deposit intangibles	332,000	—
Depreciation	225,000	146,000

Total deferred tax liabilities	996,000	151,000

Net deferred tax assets	$116,000	$368,000

The net deferred tax assets are included in other assets in the consolidated balance sheets.

Note 17—Regulatory Matters

During the most recent examination of First National Bank, St. Marys, performed in early 2005 by the bank’s primary regulator, the Office of the Comptroller of the Currency (OCC), the overall condition of the bank was rated unsatisfactory. In addition the bank was designated as “troubled condition” as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. This rating and designation are the result of unsound lending practices of the former President of the bank. The examination findings resulted in an increased charge to the provision for loan losses of approximately $7,000,000 in the consolidated financial statements for the year ended December 31, 2004 and the charge-off of additional loans against the allowance of approximately $6,000,000 in the consolidated financial statements at December 31, 2004. During the first quarter of 2005 additional loans of approximately $2,500,000 were charged-off against the allowance in the consolidated financial statements for the three months ended March 31, 2005. The significant loan losses had a negative impact on asset quality, capital adequacy, earnings and liquidity. These deficiencies, if uncorrected, could result in additional regulatory sanctions against the First National Bank, St. Marys and its directors including the

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assessment of civil money penalties. Any possible administrative actions against the First National Bank, St. Marys have not been received as of the date of the consolidated financial statements. Management believes the consolidated financial statements at and for the year ended December 31, 2004 reflects the financial impact of the unsound lending practices. Decisions by the OCC could result in additional charges to the consolidated financial statements.

Banking regulations restrict the amount of dividends that banks may pay without obtaining prior approval. The approval of the Comptroller of the Currency is required if the total dividends declared by either Bank in any calendar year exceeds the Bank’s net profit, as defined, for that year combined with its retained net profits for the preceding two years. On March 17, 2005, the Company paid a cash dividend of $203,235. The dividend was paid prior to the knowledge of loan charge-offs discussed above. The regulatory impact of the dividend payment and subsequent loan charge-offs is not known.

The Company (on a consolidated basis) and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and the classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the bank subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined) and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2004 and 2003, that the company and the bank subsidiaries met all capital adequacy requirements to which they are subject.

The Company and its subsidiary banks’ actual capital amounts (in thousands) and ratios as of December 31, 2004 and 2003 are presented in the following tables:

	Total Capital To Risk Weighted Assets		Tier 1 Capital To Risk Weighted Assets		Leverage Tier 1 Capital To Average Assets
December 31, 2004
Consolidated	$23,926	10.53%	$21,069	9.27%	$21,069	8.13%
First National Bank—St Marys	14,071	9.54%	12,291	8.28%	12,291	6.82%
First National Bank—Orange Park	9,497	11.10%	8,427	9.85%	8,427	9.61%

December 31, 2003
Consolidated	$13,193	11.67%	$11,779	10.41%	$11,779	9.02%
First National Bank—St Marys	12,914	11.45%	11,502	10.20%	11,502	8.31%

The following table sets forth the minimum and well-capitalized ratios as defined by the regulators.

	Minimum	Well Capitalized
Capital Ratios:
Total Capital (to risk weighted assets)	8.00%	10.00%
Tier 1 Capital (to risk weighted assets)	4.00%	6.00%
Tier 1 Capital (to average assets)	4.00%	5.00%

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18—Merger

Effective March 31, 2004, the Company consummated its acquisition of First National Bank located in Orange Park, Florida (Orange Park). Under the terms of the merger, the Company issued 204,000 shares of its common stock in exchange for 100% of the outstanding common stock of the bank. Each issued and outstanding share of common stock of the bank was converted into .68 shares of common stock of the Company at the effective time of the merger.

The acquisition was accounted for under the purchase method in accordance with SFAS 141, “Business Combinations,” and was intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. In accordance with SFAS 141, the purchase price has been allocated to the assets and liabilities assumed based on the estimated fair values at the date of acquisition. The estimated fair values of the purchased assets and liabilities at the date of the transaction were determined from a study prepared by Kraft Bros, Esstman, Patton & Harrell, PLLC of Nashville, Tennessee and their affiliate Centennial Valuation Group, LLC, also of Nashville, Tennessee. The excess of purchase price over the estimated fair values of net assets acquired has been recorded as goodwill. The allocation of the purchase price, including related acquisition costs, to the assets and acquired and liabilities assumed is presented below.

Assets acquired:
Cash	$4,082,355
Federal funds sold	544,000
Investment securities	4,236,979
Loans, net	62,804,117
Premises and equipment	5,432,221
Other investments	340,000
Goodwill	1,497,554
Core deposits intangibles	1,128,000
Other assets	653,452

Total assets	80,718,678

Liabilities assumed:
Deposits	68,583,381
Securities sold under agreement to repurchase	1,488,000
Other liabilities	1,317,239

Total liabilities	71,388,620

Issuance of stock in merger	9,179,415
Cost of acquisition	150,643

Net cash and cash equivalents received in acquisition	$4,475,712

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Orange Park had occurred at January 1, 2003. The pro forma information is not necessarily indicative of the results of operations that would have been achieved had the merger been completed at the beginning of the applicable periods presented, nor is it intended to be a projection of future results.

	December 31,
	2004	2003
	(Unaudited)
Net interest income	$11,539,547	$8,706,156

Net income (loss)	(1,656,826)	2,027,963

Net interest income per share
Basic	$11.32	$8.56
Diluted	11.32	8.45
Earnings (loss) per share
Basic	(1.63)	1.99
Diluted	(1.63)	1.97

Note 19—Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

Cash and due from banks, federal funds sold and interest-bearing deposits in other banks—The carrying amounts, due to their nature, approximate their fair value.

Securities—Fair values for securities, excluding Federal Home Loan Bank and Federal Reserve Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the stock.

Loans—For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of off-balance-sheet commitments approximates fair value based on the fact that the Company generally does not offer lending commitments to its customers for long periods and, the underlying rates of the commitments approximate market rates.

Deposit liabilities—Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar terms and maturities. The carrying amounts of all other deposits, due to their nature, approximate their fair values.

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-term borrowings—The carrying amounts of federal funds purchased and borrowings under repurchase agreements approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Federal Home Loan Bank advances—Fair value for fixed-rate borrowings from the Federal Home Loan Bank are estimated using a discounted cash flow calculation that considers interest rates currently being offered on advances of similar terms to maturity.

Subordinated debentures—Fair value for these investments approximate their carrying amount.

	December 31, 2004		December 31, 2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	($ in thousands)
Financial assets:
Cash and cash equivalents	$13,071	$13,071	$9,620	$9,620
Interest-bearing deposits in other banks	528	528	1,054	1,054
Investment securities available-for-sale	17,579	17,579	9,046	9,046
Loans	220,311	219,786	116,880	118,354

Financial liabilities:
Deposits	$229,629	$228,917	$112,806	$113,146
Federal Home Loan Bank advances	10,750	11,148	13,000	13,576
Securities sold under agreements to repurchase	—	—	3,597	3,597
Subordinated debentures	5,155	5,155	—	—

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20—Condensed Financial Information of Parent Company

Financial information pertaining only to First National Banc, Inc. is as follows:

CONDENSED BALANCE SHEET

	December 31,
	2004	2003
ASSETS
Cash	$56,694	$39,757
Other assets	309,263	150,737
Investment in subsidiaries	22,928,921	11,599,602

Total assets	$23,294,878	$11,790,096

LIABILITIES
Subordinated debt	$5,155,000	$—

SHAREHOLDERS’ EQUITY
Common stock	1,033	492
Additional paid-in capital	16,646,096	7,113,867
Retained earnings	2,392,060	4,881,686
Accumulated other comprehensive income (loss)	(72,109)	11,161

	18,967,080	12,007,206
Treasury stock	(827,202)	(217,110)

Total shareholders; equity	18,139,878	11,790,096

Total liabilities and shareholders’ equity	$23,294,878	$11,790,096

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2004	2003
INCOME
Dividends from subsidiaries	$1,141,895	$156,186
Interest income	2,945	48

	1,144,840	156,234
EXPENSES	221,137	1,500

Income before income tax benefits and equity in undistributed income of subsidiaries	923,703	154,734

INCOME TAX (BENEFIT)	(82,000)	—

Income before equity in undistributed income of subsidiaries	1,005,703	154,734

EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARIES	(2,918,056)	1,274,006

Net income (loss)	$(1,912,353)	$1,428,740

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003
OPERATING ACTIVITIES:
Net income (loss)	$(1,912,353)	$1,428,740
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed income (loss) of subsidiaries	2,918,056	(1,274,026)
Change in other assets	(45,756)	(61,834)

Net cash provided by operating activities	959,947	92,880

INVESTING ACTIVITIES:
Capital contribution to subsidiaries	(5,000,000)	—
Investment in statutory trust	(155,000)	—
Net decrease in interest-bearing deposits	—	100,000

Net cash provided by (used for) investing activities	(5,155,000)	100,000

FINANCING ACTIVITIES
Proceeds from issuance of debt	5,155,000	—
Exercise of stock options, net	111,988	—
Dividends paid	(577,273)	—
Purchase of treasury stock	(478,645)	(247,041)
Reissuance of treasury stock	920	86,502

Net cash provided by (used for) financing activities	4,211,990	(160,539)

Increase in cash	16,937	32,341

CASH, BEGINNING OF YEAR	39,757	7,416

CASH, END OF YEAR	$56,694	$39,757

Note 21—Supplemental Disclosure of Cash Flow Information

Cash paid during the period for:

	For the years ended December 31,
	2004	2003
Interest	$4,224,258	$3,329,398

Income taxes	$1,715,890	$942,137

Supplemental schedule of noncash investing and financing activities:

	For the years ended December 31,
	2004	2003
Loans transferred to foreclosed property	$503,650	$1,865,421

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$7,888,805	$10,668,009
Federal funds sold	22,562,000	2,403,000

Cash and cash equivalents	30,450,805	13,071,009
Interest-bearing deposits in other banks	540,730	528,401
Securities available-for-sale	18,533,225	17,578,770
Loans	206,020,080	220,311,351

Less allowance for loan losses	(5,637,520)	(4,172,000)

Loans, net	200,382,560	216,139,351
Premises and equipment, net	8,093,665	8,242,844
Foreclosed real estate, net	1,777,419	1,335,390
Other investments	1,907,900	1,490,250
Intangible assets	2,389,645	2,474,741
Other assets	5,961,524	4,774,192

Total assets	$270,037,473	$265,634,948

LIABILITIES
Deposits:
Noninterest-bearing	$26,909,157	$23,811,209
Interest-bearing	206,158,257	205,818,012

Total deposits	233,067,414	229,629,221
Federal Home Loan Bank advances	12,700,000	10,750,000
Subordinated debentures	5,155,000	5,155,000
Other liabilities	2,023,805	1,960,849

Total liabilities	252,946,219	247,495,070

SHAREHOLDERS’ EQUITY
Common stock—par value $.001 per share; 9,000,000 shares authorized; 1,033,802 and 1,033,802 issued in 2005 and 2004, respectively	1,033	1,033
Preferred stock—par value $.001 per share 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	16,646,096	16,646,096
Retained earnings	1,391,002	2,392,060

Accumulated other comprehensive loss	(115,075)	(72,109)

	17,923,056	18,967,080

Treasury stock, at cost—17,426 shares in 2005 and 17,326 shares in 2004	(831,802)	(827,202)

Total shareholders’ equity	17,091,254	18,139,878

Total liabilities and shareholders’ equity	$270,037,473	$265,634,948

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
INTEREST INCOME
Loans, including fees	$3,975,540	$3,703,907	$8,193,192	$6,131,001
Investment securities:
Taxable	97,738	80,069	238,028	138,488
Tax-exempt	8,882	13,681	19,382	21,000
Other interest	59,157	13,828	87,882	22,135

Total interest income	4,141,317	3,811,485	8,538,484	6,312,624

INTEREST EXPENSE
Deposits	1,320,013	835,523	2,584,039	1,410,127
Federal Home Loan Bank advances	120,899	122,147	249,402	278,138
Other borrowed funds	85,538	55,842	164,099	68,741

Total interest expense	1,526,450	1,013,512	2,997,540	1,757,006

NET INTEREST INCOME	2,614,867	2,797,973	5,540,944	4,555,618
PROVISION FOR LOAN LOSSES	530,000	140,658	3,597,000	265,658

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	2,084,867	2,657,315	1,943,944	4,289,960

NONINTEREST INCOME
Service charges on deposit accounts	104,589	124,038	234,495	212,033
Mortgage origination fees	224,176	123,033	451,355	245,391
Other service charges and fees	87,316	265,188	146,321	359,607
Other income	176,597	75,523	234,199	147,177
Loss on sale of securities	—	(26,075)	—	(26,075)

Total noninterest income	592,678	561,707	1,066,370	938,133

NONINTEREST EXPENSES
Salaries and employee benefits	945,366	962,039	1,885,290	1,599,841
Net occupancy expense	16,425	148,090	271,505	205,861
Other expenses	1,186,258	963,668	2,248,873	1,561,057

Total noninterest expense	2,148,049	2,073,797	4,405,668	3,366,759

INCOME (LOSS) BEFORE INCOME TAXES	529,496	1,145,225	(1,395,354)	1,861,334
PROVISION FOR INCOME TAXES (BENEFITS)	185,209	455,756	(597,579)	730,237

NET INCOME (LOSS)	$344,287	$689,469	$(797,775)	$1,131,097

Earnings per share:
Basic	$0.34	$0.68	$(0.78)	$1.30
Diluted	$0.34	$0.67	$(0.78)	$1.29

FIRST NATIONAL BANC, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

Six Months Ended June 30, 2005 and 2004

Unaudited

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	Shares	Amount
BALANCE—DECEMBER 31, 2003	492,441	$492	$7,113,867	$4,881,686	$11,161	$(217,110)	$11,790,096
Comprehensive income:
Net income				1,131,097			1,131,097
Other comprehensive income:
Net change in unrealized gain on securities available-for-sale, net tax effects					(122,188)		(122,188)

Total comprehensive income							1,008,909

Exercise of options	10,775	11	353,344			(132,367)	220,988
Cash dividends				(119,216)			(119,216)
Purchase of treasury stock (11,332 shares)						(427,749)	(427,749)
Stock issuance in merger	204,000	204	9,179,211				9,179,415
Stock dividend effected in form of a stock split	325,374	325	(326)

BALANCE—JUNE 30, 2004	1,032,590	$1,032	$16,646,096	$5,893,567	$(111,027)	$(777,226)	$21,652,443

BALANCE—DECEMBER 31, 2004	1,033,802	$1,033	$16,646,096	$2,392,060	$(72,109)	$(827,202)	$18,139,878
Comprehensive income:
Net income				(797,775)			(797,775)
Other comprehensive income:
Net change in unrealized gain on securities available-for-sale, net tax effects					(42,966)		(42,966)

Total comprehensive income							(840,741)

Cash dividends				(203,283)			(203,283)
Purchase of treasury stock (100 shares)						(4,600)	(4,600)

BALANCE—JUNE 30, 2005	1,033,802	$1,033	$16,646,096	$1,391,002	$(115,075)	$(831,802)	$17,091,254

FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	2005	2004
OPERATING ACTIVITIES
Net income	$(797,775)	$1,131,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	210,873	164,459
Amortization and accretion, net	133,305	90,591
Net (gains) losses on sale of securities available for sale	—	26,075
Provision for loan losses	3,597,000	265,658
Net other operating activities	(1,000,246)	150,678

Total adjustments	2,940,932	697,461

Net cash provided by operating activities	2,143,157	1,828,558

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	(12,329)	349,516
Purchases of securities available for sale	(4,646,592)	(7,074,719)
Proceeds from maturities of securities available for sale	3,578,828	2,193,295
Proceeds from sale of securities available for sale	—	2,063,438
(Increase) decrease in other investments	(417,650)	(91,000)
Increase in loans, net	11,615,766	(16,722,355)
Purchase of premises and equipment	(61,694)	(215,730)
Net cash received in bank acquisition	—	4,475,712

Net cash provided by (used in) investing activities	10,056,329	(15,021,843)

FINANCING ACTIVITIES
Increase (decrease) in deposits	3,438,193	4,941,398
Increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	—	777,000
Increase (decrease) in Federal Home Loan Bank Advances	1,950,000	(500,000)
Proceeds from issuance of subordinated debentures	—	5,155,000
Dividends paid	(203,283)	(119,216)
Proceeds from exercise of stock options	—	111,988
Purchase of treasury shares	(4,600)	(427,749)

Net cash provided by (used in) financing activities	5,180,310	9,938,421

Net decrease in cash and due from banks	17,379,796	(3,254,864)

Cash and due from banks at beginning of year	13,071,009	9,620,226

Cash and due from banks at end of year	$30,450,805	$6,365,362

FIRST NATIONAL BANC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Method of Presentation

The accompanying unaudited consolidated financial statements, which are for interim periods, do not include all disclosures provided in the annual consolidated financial statements. These financial statements and the notes thereto should be read in conjunction with the annual financial statements and the notes thereto for the year ended December 31, 2004 included elsewhere in this Proxy Statement/Prospectus.

All material intercompany balances and transactions have been eliminated.

In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year.

Note 2—Pending Merger

The directors of the Company have entered into a definitive merger agreement with ABC Bancorp, a multi-bank holding company with headquarters in Moultrie, Georgia, whereby ABC Bancorp would acquire all the outstanding common stock of the Company in exchange for cash and common stock of ABC Bancorp. The merger is subject to approval by the Company’s shareholders and certain regulatory authorities. Upon completion of the merger, First National Bank, St. Mary’s and First National Bank, Orange Park, will be merged with and into The First Bank of Brunswick and will thereafter be operated as branches of The First Bank of Brunswick.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ABC BANCORP

THE FIRST BANK OF BRUNSWICK

FIRST NATIONAL BANC, INC.

FIRST NATIONAL BANK, ST. MARYS, GEORGIA

AND

FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

As of June 30, 2005

i

LIST OF EXHIBITS

Exhibit Number	Description
1.2	Bank Merger Agreement

3.5(a)	List of Option Holders

3.5(b)	Letter from Option Holders

7.10	Form of Affiliate Agreement

7.14	Shareholder Voting Agreement

8.2(d)	Form of Employment Agreement

8.2(e)	Matters as to which Target counsel will opine

8.2(g)	Form of Non-Competition and Non-Disclosure Agreement

8.3(d)	Matters as to which Purchaser counsel will opine

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 30, 2005, by and among FIRST NATIONAL BANC, INC. (“Target”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in St. Marys, Georgia, FIRST NATIONAL BANK, ORANGE PARK FLORIDA (“Orange Park”), a national banking association, and FIRST NATIONAL BANK, ST. MARYS GEORGIA (“St. Marys” and, together with Orange Park, the “Target Banks”), a national banking association, on the one hand, and ABC BANCORP (“Purchaser”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Moultrie, Georgia, and THE FIRST BANK OF BRUNSWICK (“Purchaser Bank”), a Georgia state-chartered bank, on the other hand. Certain terms used in this Agreement are defined in Section 10.1 hereof.

Preamble

The Boards of Directors of Target, Purchaser, each Target Bank and Purchaser Bank are of the opinion that the transactions described herein are in the best interests of the respective Parties and their shareholders. This Agreement provides for (i) the merger of each Target Bank with and into Purchaser Bank (the “Bank Merger”) and (ii) the combination of Target with Purchaser pursuant to the merger of Target with and into Purchaser, as a result of which the outstanding shares of the capital stock of Target shall be converted into the right to receive cash and shares of the common stock of Purchaser and the shareholders of Target (other than those shareholders, if any, who exchange their shares solely for cash) shall become shareholders of Purchaser (the “Company Merger” and, together with the Bank Merger, the “Mergers”). The transactions described in this Agreement are subject to the approvals of the shareholders of Target, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Company Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1.

TERMS OF MERGERS AND CLOSING

SECTION 1.1 Company Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Target shall be merged with and into Purchaser in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC. Purchaser shall be the Surviving Corporation resulting from the Company Merger and shall continue to be governed by the Laws of the State of Georgia. The Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target and Purchaser.

SECTION 1.2 Bank Merger. Simultaneously with the consummation of the Company Merger, each of the Target Banks shall be merged with and into Purchaser Bank in accordance with the Financial Institutions Code of Georgia pursuant to the terms and conditions of the Bank Plan of Merger and Merger Agreement attached hereto as Exhibit 1.2 (the “Bank Merger Agreement”). Target shall vote the shares of each of the Target Banks in favor of the Bank Merger Agreement and the Bank Merger.

SECTION 1.3 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the “Closing Date”). The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or facsimile as may be mutually agreed upon by the Parties.

SECTION 1.4 Effective Time. The Company Merger shall become effective on the date and at the time specified in the Georgia Articles of Merger reflecting the Company Merger to be filed with the Secretary of State of the State of Georgia (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer or chief financial officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within thirty (30) days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Company Merger and (ii) the date on which the shareholders of Target approve this Agreement to the extent such approval is required by applicable Law. The Bank Merger Agreement shall become effective at the date and time specified therein.

ARTICLE 2.

ARTICLES; BY-LAWS; MANAGEMENT

SECTION 2.1 Company Merger. The Articles of Incorporation and By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and By-Laws of Purchaser as the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall be the directors and officers of Purchaser as the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Target Common Stock shall be converted as set forth in Article 3.

SECTION 2.2 Bank Merger.

(a) The Articles of Incorporation and By-Laws of Purchaser Bank, as in effect immediately prior to the effective time of the Bank Merger, shall remain unchanged by reason of the Bank Merger and shall be the Articles of Incorporation and By-Laws of Purchaser Bank as the surviving entity in the Bank Merger. The directors and officers of Purchaser Bank at the effective time of the Bank Merger shall be the directors and officers of Purchaser Bank as the surviving entity in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Target Banks shall be canceled and (ii) the shares of capital stock of Purchaser Bank, as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

(b) The Parties agree that, notwithstanding any provision hereof to the contrary, upon the request of Purchaser the method of effecting the Bank Merger may be changed to provide for the merger of the Target Banks with and into a Purchaser Subsidiary other than Purchaser Bank, and the Target Companies shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the Bank Merger and does not substantively affect this Agreement or the rights and obligations of the Parties or their respective shareholders hereunder); provided, however, that any such Purchaser Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and of the Bank Merger Agreement and that any actions taken pursuant to this Section 2.2(b) shall not (i) alter or change the kind or amount of consideration to be issued to holders of Outstanding Target Shares or the Option Holders as provided for in this Agreement; (ii) adversely affect the tax consequences of the Company Merger to the holders of Outstanding Target Shares; (iii) Materially delay the receipt of the Consent of any Regulatory Authority required pursuant to Section 8.1(b) hereof; or (iv) otherwise cause any condition to Closing set forth herein not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof).

ARTICLE 3.

MANNER OF CONVERTING AND EXCHANGING SHARES IN THE COMPANY MERGER

SECTION 3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Purchaser Common Stock and Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted as follows:

(a) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) At the Effective Time, each share of Target Common Stock (including any shares currently subject to options which are exercised prior to the Effective Time) outstanding immediately prior to the Effective Time, other than (i) shares with respect to which the holders thereof, prior to the Effective Time, met the requirements of, and perfected their dissenters’ rights under, Article 13 of the GBCC with respect to shareholders dissenting from the Company Merger (the “Dissenting Shares”), and (ii) shares held by Target or by Purchaser or any of the Purchaser Subsidiaries, in each case other than in a fiduciary capacity (each an “Outstanding Target Share” and, collectively, the “Outstanding Target Shares”), shall automatically be converted at the Effective Time into the right to receive cash and shares of Purchaser Common Stock, plus cash in lieu of fractional shares pursuant to Section 3.1(i) below, as set forth in this Section 3.1. Subject to the remaining provisions of this Section 3.1, each Target shareholder who does not dissent may elect to have each Outstanding Target Share held by such Target Shareholder converted into (i) cash in an amount equal to a Pro Rata Share of the Merger Consideration (the “Cash Consideration”) or (ii) a number of shares of Purchaser Common Stock (the “Stock Consideration”) equal to a Pro Rata Share of the Merger Consideration divided by the Average Market Price.

(c) Purchaser and Target shall each use its commercially reasonable efforts to mail to each holder of shares of Target Common Stock outstanding on the record date fixed for the Shareholders’ Meeting (the “Record Date”) a form (“Form of Election”) designed for the purpose of allowing the shareholder to elect, subject to the proration and election procedures set forth in this Section 3.1, whether to receive (i) the Cash Consideration for all of his or her Outstanding Target Shares (a “Cash Election”), (ii) the Stock Consideration for all of his or her Outstanding Target Shares (a “Stock Election”), or (iii) the Cash Consideration and the Stock Consideration for his or her Outstanding Target Shares in the relative proportions specified by such Target shareholder (a “Combination Election”). Target shareholders who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Target Common Stock held by each such Representative for a particular beneficial owner. A Form of Election must be received by the Exchange Agent no later than by the close of business five (5) days prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections shall be irrevocable.

(d) Prior to the Effective Time, Purchaser shall select a bank or trust company reasonably acceptable to Target to act as exchange agent (the “Exchange Agent”) to effectuate the delivery of the Cash Consideration and the Stock Consideration to holders of Target Common Stock. Elections shall be made by holders of Target Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Purchaser shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Purchaser (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Purchaser nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(e) A holder of Target Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election to receive the Cash Consideration for 50% of his or her Outstanding Target Shares and the Stock Consideration for 50% of his or her Outstanding Target Shares (an “Equal Cash/Stock Election”). If Purchaser or the Exchange Agent shall determine, in its sole discretion, that any purported Cash Election, Stock Election or Combination Election was not properly made, such purported election shall be deemed to be of no force and effect, and the Target shareholder making such purported election shall for purposes hereof be deemed to have made an Equal Cash/Stock Election.

(f) All shares of Target Common Stock which are subject to Cash Elections or the cash portion of Combination Elections are referred to herein as “Cash Election Shares.” All shares of Target Common Stock which are subject to Stock Elections or the stock portion of Combination Elections are referred to herein as “Stock Election Shares.” The sum of the number of Dissenting Shares and the number of Cash Election Shares shall not be greater than 60% of the sum of the Outstanding Target Shares and the number of Dissenting Shares (the “Maximum Cash Election Number”). The number of Stock Election Shares shall not be greater than 65% of the number of Outstanding Target Shares (the “Maximum Stock Election Number”).

(g) If, after the results of the Forms of Election are calculated, the number of Stock Election Shares exceeds the Maximum Stock Election Number, then the Exchange Agent shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares, and all Target shareholders who have Stock Election Shares (other than any Target shareholder who has made an Equal Cash/Stock Election) shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved. If, after the results of the Forms of Election are calculated, the number of Cash Election Shares exceeds the Maximum Cash Election Number, then the Exchange Agent shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares, and all Target shareholders who have Cash Election Shares (other than any Target shareholder who has made an Equal Cash/Stock Election) shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved. Purchaser or the Exchange Agent shall make all computations contemplated by this Section 3.1, and all such computations shall be conclusive and binding on the holders of Target Common Stock.

(h) After the redesignation procedure set forth in Section 3.1(g) above is completed, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Target Common Stock (“Old Certificates”) shall be exchanged for (i) certificates evidencing the Stock Consideration or (ii) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 3.2 hereof, without interest. Notwithstanding the foregoing, however, no fractional shares of Purchaser Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(i) below.

(i) Notwithstanding any other provision of this Agreement, each holder of Outstanding Target Shares exchanged pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock as Stock Consideration (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by the Average Market Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(j) Each share of the Target Common Stock that is not an Outstanding Target Share as of the Effective Time shall be cancelled without consideration therefor.

(k) No Dissenting Shares shall be converted in the Company Merger. All such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of Target Common Stock who at the Effective Time held Outstanding Target Shares.

SECTION 3.2 Exchange of Shares. Target shall send or cause to be sent to each holder of Outstanding Target Shares as of the Record Date a form of letter of transmittal (the “Letter of Transmittal”) for use in exchanging Old Certificates for cash and certificates representing Purchaser Common Stock which shall be deposited with the Exchange Agent by Purchaser as of the Effective Time. The Letter of Transmittal shall be mailed within ten (10) business days following the date of the Shareholders’ Meeting. The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of the Cash Consideration and certificates evidencing the Stock Consideration, which shall be deposited with the Exchange Agent by Purchaser as of the Effective Time. If any certificates for shares of Purchaser Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Unless and until Old Certificates or evidence that such certificates have been lost, stolen or destroyed (accompanied by such security or indemnity as shall be requested by Purchaser) are presented to the Exchange Agent, the holder thereof shall not be entitled to receive the consideration to be paid in exchange therefor pursuant to the Company Merger or any dividends payable on any Purchaser Common Stock to which he or she is entitled or to exercise any rights as a shareholder of Purchaser Common Stock, except as provided in Section 3.5 below. Subject to applicable Law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to Purchaser, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable Laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, look as a general creditor only to Purchaser for payment or delivery of such property. In no event will any holder of Target Common Stock exchanged in the Company Merger be entitled to receive any interest on any amounts held by the Exchange Agent or Purchaser.

SECTION 3.3 Shares Held by Target or Purchaser. Each of the shares of Target Common Stock held by any Target Company or by any Purchaser Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

SECTION 3.4 Rights of Former Target Shareholders. At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time, and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 of this Agreement, each Old Certificate (other than shares to be canceled pursuant to Section 3.1(j) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Target shall be entitled to vote after the Effective Time at any meeting of shareholders of Purchaser the number of whole shares of Purchaser Common Stock into which their respective shares of Target Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Target Common Stock for certificates representing Purchaser Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Purchaser on the Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Purchaser Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Target Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2 of this Agreement. However, upon surrender of such Target Common Stock certificate, the Purchaser Common Stock certificate (together with all such undelivered dividends or other distributions without interest), the Cash Consideration (without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

SECTION 3.5 Treatment of Stock Options. The name of each holder (“Option Holder”) of an option to purchase shares of Target Common Stock issued by Target (“Target Option”) and the number of Target Options owned by such Option Holder is set forth on Exhibit 3.5(a) hereto. Target has previously delivered to Purchaser a letter agreement in the form set forth in Exhibit 3.5(b) between Target and each Option Holder pursuant to which each Option Holder has agreed that each Target Option is to be cancelled upon consummation of the Company Merger, and all rights in respect thereof will cease to exist, in consideration of the automatic conversion at the Effective Time of such Target Option into the right to receive, on the Closing Date, cash in an amount equal to (i) the aggregate number of Option Shares into which such Target Option could have been converted immediately prior to the Effective Time (whether or not such Target Option is then exercisable), multiplied by (ii) the difference between (A) a Pro Rata Share of the Merger Consideration and (B) the exercise price for each Option Share subject to such Target Option.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET BANKS

Target and Target Banks hereby, jointly and severally, represent and warrant to Purchaser as follows:

SECTION 4.1 Organization, Standing and Power.

(a) Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. Target has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) Each Target Bank is a national bank duly organized, validly existing, and in good standing under the Laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The minute books and other organizational documents and corporate records for each Target Bank have been made available to Purchaser for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

SECTION 4.2 Authority; No Breach.

(a) Each of Target and the Target Banks has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target and the Target Banks, subject to the approval of this Agreement by the holders of the outstanding Target Common Stock and by Target, as the sole shareholder of each Target Bank. Subject to such requisite shareholder approval, this Agreement and the Bank Merger Agreement represent legal, valid and binding obligations of Target and each Target Bank, as the case may be, enforceable against them in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) With respect to each of Target and the Target Banks, neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Association or its By-Laws, or (ii) constitute or result in a Default or loss of benefit under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Company under, any Contract or Permit of any Target Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Target Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target or either Target Bank of the Mergers and the other transactions contemplated in this Agreement.

SECTION 4.3 Capital Stock.

(a) The authorized capital stock of Target consists of (i) 9,000,000 shares of Target Common Stock, of which 1,016,376 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target.

(b) The authorized capital stock of (i) St. Marys consists of 10,000,000 shares of common stock, $10.00 par value per share (the “St. Marys Common Stock”), and (ii) Orange Park consists of 10,000,000 shares of common stock, $10.00 par value per share (the “Orange Park Common Stock”).

(c) Except as set forth in Sections 4.3(a) and (b) of this Agreement, there are no shares of capital stock or other equity securities of Target or either Target Bank outstanding and, except as set forth in Exhibit 3.5(a) hereto, there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Target or either Target Bank or contracts, commitments, understandings or arrangements by which Target or either Target Bank is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

SECTION 4.4 Target Subsidiaries. The only Subsidiary of Target other than Orange Park and St. Marys is First National Insurance Agency, Inc. (the “Insurance Agency”). Target owns all of the issued and outstanding shares of capital stock of each Target Subsidiary. No equity securities of any Target Subsidiary are or may become required to be issued (other than to a Target Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to a Target Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Target

Company is or may be bound to transfer any shares of the capital stock of any Target Subsidiary (other than to a Target Company). There are no Contracts relating to the rights of any Target Company to vote or to dispose of any shares of the capital stock of any Target Subsidiary. All of the shares of capital stock of each Target Subsidiary held by a Target Company are fully paid and (except pursuant to 12 U.S.C. §55) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Target Company free and clear of any Lien. None of the outstanding shares of capital stock of any Target Subsidiary has been issued in violation of any preemptive rights of the current or past shareholders of any Target Company. Each Target Subsidiary is either a national banking association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Each Target Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

SECTION 4.5 Financial Statements.

(a) Target has Previously Disclosed, and delivered to Purchaser prior to the execution of this Agreement, copies of all Target Financial Statements and will deliver to Purchaser copies of all financial statements, audited or unaudited, of Target prepared subsequent to the date hereof. The Target Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if prepared after the date of this Agreement, will be in accordance with the books and records of the Target Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Target Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Target Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material). To the Knowledge of Target, (x) the Target Financial Statements do not contain any untrue statement of a Material fact or omit to state a Material fact necessary to make the Target Financial Statements not misleading with respect to the periods covered thereby; and (y) the Target Financial Statements fairly present, in all Material respects, the financial condition, results of operations and cash flows of Target as of and for the periods covered by them.

(b) Target’s external auditor is and has been throughout the periods covered by the Target Financial Statements (i) “independent” with respect to Target within the meaning of Regulation S-X under the 1933 Act and (ii) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, Target’s auditors have not performed any non-audit services for Target since January 1, 2003.

SECTION 4.6 Absence of Undisclosed Liabilities. Except as Previously Disclosed, no Target Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of December 31, 2004 included in the Target Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no Target Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.7 Absence of Certain Changes or Events. Except as Previously Disclosed, since December 31, 2004, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (b) the Target Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Target provided in Article 7 of this Agreement, and (c) each Target Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

SECTION 4.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Target Companies have been duly filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before March 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Target, and all returns filed are complete and accurate to the Knowledge of Target. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Target, except as reserved against in the Target Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Target Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Target Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) Adequate provision for any Taxes due or to become due for any of the Target Companies for the period or periods through and including the date of the most recent respective Target Financial Statements has been made and is reflected on such Target Financial Statements.

(d) Deferred Taxes of the Target Companies have been provided for in accordance with GAAP.

(e) Each of the Target Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-4 and W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(f) No Target Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(g) There are no Material Liens with respect to Taxes upon any of the Assets of any Target Company.

(h) No Target Company has filed any consent under former Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(i) No Target Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

SECTION 4.9 Target Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Target Allowance”) shown on the consolidated balance sheets of Target included in the most recent Target Financial Statements dated prior to the date of this Agreement was, and the Target Allowance shown on the consolidated balance sheets of Target included in the financial statements of Target as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Target Banks and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Target Banks as of the dates thereof, except where the failure of such Target Allowance to be so maintained is not reasonably likely to have a Material Adverse Effect on Target.

SECTION 4.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Target Financial Statements, or where the failure to own good and marketable title is not reasonably likely to have a Material Adverse Effect on Target, the Target Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of the Target Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target’s past practices. All Assets which are Material to Target’s business on a consolidated basis, held under leases or subleases by any of the Target Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Target Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Target Companies is a named insured are reasonably sufficient. No Target Company has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Target Companies include all assets required to operate the businesses of the Target Companies as presently conducted.

SECTION 4.11 Environmental Matters.

(a) Each Target Company, its Participation Facilities and, to the Knowledge of such Target Company, its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency or authority or other forum in which any Target Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Target Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Target, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any Target Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Target, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(d) To the Knowledge of Target, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(e) During the period of (i) any Target Company’s ownership or operation of any of their respective current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of Target, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(f) Prior to the period of (i) any Target Company’s ownership or operation of any of its respective current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, to the Knowledge of Target, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.12 Compliance with Laws.

(a) Each Target Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) Except as Previously Disclosed, no Target Company:

(i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target; and

(ii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any Target Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (C) requiring any Target Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, each Target Company has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents thereof and all applicable Law. No Target Company, or any director, officer or employee of any Target Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) The records, systems, controls, data and information of Target and the Target Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Target and its

Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the immediately following sentence. Target and the Target Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Target (i) has designed disclosure controls and procedures to ensure that Material information relating to Target, including the Target Subsidiaries, is made known to the management of Target by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Target’s auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any Material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not Material, that involves management or other employees who have a significant role in its internal controls. Target has made available to Purchaser a summary of any such disclosure made by management to Target’s auditors and audit committee since January 1, 2003.

SECTION 4.13 Labor Relations. No Target Company is the subject of any Litigation asserting that it or any other Target Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Target Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Target Company, pending or, to its Knowledge, threatened nor, to its Knowledge, is there any activity involving any Target Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

SECTION 4.14 Employee Benefit Plans.

(a) Target has delivered or made available to Purchaser prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans,” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Target ERISA Plan.” Each Target ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a “Target Pension Plan.” No Target Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. The Target Companies do not participate in either a multi-employer plan or a multiple employer plan.

(b) The Target Companies have delivered or made available to Purchaser prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for all Target Benefit Plans (including insurance contracts) and all amendments thereto; (ii) with respect to any such Target Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation; (iii) all annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Target Benefit Plan with respect to the most recent plan year; and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c) All Target Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and neither Target nor any Target Company is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter or failure of any Target Benefit Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No Target Company has engaged in a transaction with respect to any Target Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Target Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or any Target Company.

(d) No Target ERISA Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities”, as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Target Pension Plan, (ii) no change in the actuarial assumptions with respect to any Target Pension Plan, and (iii) no increase in benefits under any Target Pension Plan as a result of plan amendments or changes in applicable Law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or Materially adversely affect the funding status of any such plan. Neither any Target Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Target Company, or the single-employer plan of any entity which is considered one employer with Target under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”), has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Target. No Target Company has provided, or is required to provide, security to a Target Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by all Target Companies except to the extent any failure to do so would not have a Materially Adverse Effect on Target.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Target Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Target. Except as Previously Disclosed, no Target Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Target. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Target Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980B, no Target Company has any obligations for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Target.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Target Company from any Target Company under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have a Material Adverse Effect on Target.

(h) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any Target Company and its beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.

SECTION 4.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Target Financial Statements, none of the Target Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (b) any Contract relating to the borrowing of money by any Target Company or the guarantee by any Target Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract or amendment thereto that would be required to be filed as an exhibit to any report filed by Target with any Regulatory Authority as of the date of this Agreement that has not been filed by Target with any Regulatory Authority as an exhibit to any report filed by Target for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 4.10 and 4.14(a) of this Agreement, the “Target Contracts”). With respect to each Target Contract, (i) the Contract is in full force and effect, (ii) no Target Company is in Default thereunder other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, (iii) no Target Company has repudiated or waived any Material provision of any such Contract, and (iv) no other party to any such Contract is, to the Knowledge of the Target Companies, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of the Target Companies for money borrowed is prepayable at any time by the Target Companies without penalty or premium.

SECTION 4.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any Target Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Target Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.17 Reports. Except as Previously Disclosed, since January 1, 2003, each Target Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay any such fee or assessment is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Except as Previously Disclosed, as of their respective dates, each of such reports, registrations and statements (as amended, in the case of any report, registration or statement that has been amended in accordance with applicable Law), including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. Except as Previously Disclosed, as of their respective dates, none of such reports, registrations or statements contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Target Company or any Affiliate thereof to Purchaser pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Target Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Target Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Target shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Target Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Target Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

SECTION 4.19 Tax and Regulatory Matters. Except as Previously Disclosed, no Target Company or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including the Company Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Target, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

SECTION 4.20 Intellectual Property.

(a) Target has Previously Disclosed to Purchaser all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by Target Companies in the operation of their respective businesses and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by Target Companies (the “Intellectual Property”), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of the Target Companies has taken all action necessary to keep the Intellectual Property owned by it in full force and effect, including filing all necessary affidavits and other documents and utilizing such property in interstate commerce. Each of the Target Companies is the sole and exclusive owner of the Intellectual Property which has been Previously Disclosed as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or, to Target’s Knowledge, threatened seeking cancellation or concurrent use of any registered trademark, trade name or service mark owned, used or licensed by any of the Target Companies.

(b) There are no claims, demands or suits pending or, to Target’s Knowledge, threatened against any of the Target Companies claiming an infringement by any of the Target Companies of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with its business; none of the Intellectual Property or, as the case may be, the rights granted to any of the Target Companies in respect thereof, infringes on the rights of any Person or is being infringed upon by any Person; and none of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of its use by any of the Target Companies.

SECTION 4.21 Charter Provisions. Each Target Company has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its Articles of Incorporation or Association or its By-Laws or other governing instruments (other than, with respect to Target, voting, dissenters’ rights of appraisal or other similar rights) or restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Target Company that may be acquired or controlled by it.

SECTION 4.22 State Takeover Laws. Target has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

SECTION 4.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Target’s own account, or for the account of either Target Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

SECTION 4.24 Community Reinvestment Act. Each Target Bank has complied in all Material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no Material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or Material criticism from regulators with respect to discriminatory lending practices.

SECTION 4.25 Privacy of Customer Information.

(a) Each Target Bank is the sole owner of all individually identifiable personal information (“IIPI”) relating to its customers, former customers and prospective customers that will be transferred to Purchaser Companies pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 4.25, “IIPI” means any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by each Target Bank and the transfer of such IIPI to Purchaser Companies complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law.

SECTION 4.26 Technology Systems.

(a) Except as Previously Disclosed, no action will be necessary as a result of the transactions contemplated by this Agreement to enable the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Target Companies (collectively, the “Technology Systems”) to continue to be used by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that such Technology Systems have been used by the Target Companies prior to the Effective Time.

(b) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the business of any of the Target Companies. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Except as Previously Disclosed, access to business critical parts of the Technology Systems is not shared with any third party.

(c) None of the Target Companies has received notice of or is aware of any Material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its agreements or arrangements relating to the Technology Systems (including maintenance and support).

SECTION 4.27 Opinion of Financial Advisor. Target has received the opinion of Allen C. Ewing & Co., dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Target Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Purchaser.

SECTION 4.28 Insurance Agency. The Insurance Agency holds such insurance licenses, certificates, and permits from governmental authorities (including from the insurance regulatory agencies from the various jurisdictions where it conducts business) as are necessary to the conduct of its business. Target and the Insurance Agency have fulfilled and performed all obligations necessary to maintain all such insurance licenses. There is no pending or, to Target’s Knowledge, threatened claim, action, suit, proceeding or investigation that could result in revocation, termination, suspension, limitation or modification of any insurance license that would result, individually or in the aggregate, in a Material Adverse Effect on Target.

SECTION 4.29 Board Recommendation. The Board of Directors of Target, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of Target’s shareholders and (ii) resolved to recommend that the holders of the shares of Target Common Stock approve this Agreement and the Company Merger.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Target and the Target Banks as follows:

SECTION 5.1 Organization, Standing and Power. Each of Purchaser and Purchaser Bank is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and Purchaser is duly registered as a bank holding company under the BHC Act. Each of Purchaser and Purchaser Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Purchaser and Purchaser Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.2 Authority; No Breach.

(a) Each of Purchaser and Purchaser Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Purchaser Bank. This Agreement and the Bank Merger Agreement represent legal, valid and binding obligations of Purchaser and Purchaser Bank, as the case may be, enforceable against them in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) With respect to each of Purchaser and Purchaser Bank, neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Purchaser Company under, any

Contract or Permit of any Purchaser Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Purchaser Company or any of its Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Purchaser or Purchaser Bank of the Mergers and the other transactions contemplated in this Agreement.

SECTION 5.3 Capital Stock.

(a) The authorized capital stock of Purchaser consists of (i) 30,000,000 shares of Purchaser Common Stock, of which 11,846,295 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of Purchaser Common Stock and all of the issued and outstanding shares of capital stock of Purchaser Bank are, and all of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Company Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Purchaser Common Stock has been, and none of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Company Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Purchaser. Options to purchase 303,913 shares of Purchaser Common Stock under the Purchaser Stock Plans are outstanding as of the date of this Agreement. Purchaser owns all of the issued and outstanding shares of capital stock of Purchaser Bank free and clear of all Liens.

(b) Except as set forth in Section 5.3(a) of this Agreement or as Previously Disclosed, there are no shares of capital stock or other equity securities of Purchaser outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser or contracts, commitments, understandings or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

SECTION 5.4 Purchaser Subsidiaries. The Purchaser Subsidiaries are as set forth in Purchaser’s SEC Documents. Purchaser owns all of the issued and outstanding shares of capital stock of each Purchaser Subsidiary. No equity securities of any Purchaser Subsidiary are or may become required to be issued (other than to a Purchaser Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Purchaser Subsidiary is bound to issue (other than to a Purchaser Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Purchaser Company is or may be bound to transfer any shares of the capital stock of any Purchaser Subsidiary (other than to a Purchaser Company). There are no Contracts relating to the rights of any Purchaser Company to vote or to dispose of any shares of the capital stock of any Purchaser Subsidiary. All of the shares of capital stock of each Purchaser Subsidiary held by a Purchaser Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Purchaser Company free and clear of any Lien. Each Purchaser Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Purchaser Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

SECTION 5.5 Financial Statements.

(a) All Purchaser Financial Statements included in Purchaser’s SEC Documents have been made available to Target, and Purchaser will deliver to Target copies of all financial statements, audited and unaudited, of Purchaser prepared subsequent to the date hereof. The Purchaser Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Purchaser Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Purchaser Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Purchaser Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material). To the Knowledge of Purchaser, (i) the Purchaser Financial Statements do not contain any untrue statement of a Material fact or omit to state a Material fact necessary to make the Purchaser Financial Statements not misleading with respect to the periods covered by them; and (ii) the Purchaser Financial Statements fairly present, in all Material respects, the financial condition, results of operations and cash flows of Purchaser as of and for the periods covered by them.

(b) Purchaser’s external auditor is and has been throughout the periods covered by the Purchaser Financial Statements (i) “independent” with respect to Purchaser within the meaning of Regulation S-X under the 1933 Act and (ii) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, Purchaser’s auditors have not performed any non-audit services for Purchaser since January 1, 2003.

SECTION 5.6 Absence of Undisclosed Liabilities. No Purchaser Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Purchaser as of March 31, 2005 included in the Purchaser Financial Statements or reflected in the notes thereto. No Purchaser Company has incurred or paid any Liability since March 31, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.7 Absence of Certain Changes or Events. Except as Previously Disclosed, since March 31, 2005, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, (b) the Purchaser Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Purchaser provided in Article 7 of this Agreement, and (c) each Purchaser Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

SECTION 5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Purchaser Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before March 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Purchaser, and all returns filed are complete and accurate to the Knowledge of Purchaser. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Purchaser, except as reserved against in the Purchaser Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Purchaser Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Purchaser Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) Adequate provision for any Taxes due or to become due for any of the Purchaser Companies for the period or periods through and including the date of the respective Purchaser Financial Statements has been made and is reflected on such Purchaser Financial Statements.

(d) Deferred Taxes of the Purchaser Companies have been provided for in accordance with GAAP.

SECTION 5.9 Purchaser Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Purchaser Allowance”) shown on the consolidated balance sheets of Purchaser included in the most recent Purchaser Financial Statements dated prior to the date of this Agreement was, and the Purchaser Allowance shown on the consolidated balance sheets of Purchaser included in the financial statements of Purchaser as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Purchaser Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Purchaser Companies as of the dates thereof, except where the failure of such Purchaser Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Purchaser.

SECTION 5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Purchaser Financial Statements, the Purchaser Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of the Purchaser Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Purchaser’s past practices. All Assets which are Material to Purchaser’s business on a consolidated basis, held under leases or subleases by any of the Purchaser Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Purchaser Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Purchaser Companies is a named insured are reasonably sufficient. No Purchaser Company has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Purchaser Companies include all assets required to operate the businesses of the Purchaser Companies as presently conducted.

SECTION 5.11 Environmental Matters.

(a) Each Purchaser Company, its Participation Facilities and, to the Knowledge of such Purchaser Company, its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or authority or other forum in which any Purchaser Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Purchaser Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any Purchaser Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(d) To the Knowledge of Purchaser, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(e) During the period of (i) any Purchaser Company’s ownership or operation of any of their respective current properties, (ii) any Purchaser Company’s participation in the management of any Participation Facility, or (iii) any Purchaser Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(f) Prior to the period of (i) any Purchaser Company’s ownership or operation of any of its respective current properties, (ii) any Purchaser Company’s participation in the management of any Participation Facility, or (iii) any Purchaser Company’s holding of a security interest in a Loan Property, to the Knowledge of Purchaser, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.12 Compliance with Laws.

(a) Each Purchaser Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) Except as Previously Disclosed, no Purchaser Company:

(i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser; and

(iii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any Purchaser Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (C) requiring any Purchaser Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, each Purchaser Company has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents thereof and all applicable Law. No Purchaser Company, or any director, officer or employee of any Purchaser Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) The records, systems, controls, data and information of Purchaser and the Purchaser Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the immediately following sentence. Purchaser and the Purchaser Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser (i) has designed disclosure controls and procedures to ensure that Material information relating to Purchaser, including the Purchaser Subsidiaries, is made known to the management of Purchaser by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any Material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not Material, that involves management or other employees who have a significant role in its internal controls. Purchaser has made available to Target a summary of any such disclosure made by management to Purchaser’s auditors and audit committee since January 1, 2003.

SECTION 5.13 Labor Relations. No Purchaser Company is the subject of any Litigation asserting that it or any other Purchaser Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Purchaser Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Purchaser Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Purchaser Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

SECTION 5.14 Legal Proceedings. There is no Litigation instituted or pending or, to the Knowledge of Purchaser, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Purchaser Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Purchaser Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.15 Reports. Except as Previously Disclosed, since January 1, 2003, each Purchaser Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, other Regulatory Authorities, and any applicable state securities or banking authorities and has paid all fees and assessments due and payable in connection therewith, except where the failure to so file such report, registration or statement or to pay any such fee or assessment is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. As of their respective dates, each of such reports, registrations and statements, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of their respective dates, none of such reports, registrations or statements contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.16 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Purchaser Company or any Affiliate thereof to Target pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Purchaser Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Purchaser Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Purchaser Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Purchaser Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

SECTION 5.17 Tax and Regulatory Matters. No Purchaser Company or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including the Company Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Purchaser, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

SECTION 5.18 Charter Provisions. Each Purchaser Company has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its Articles of Incorporation or By-Laws or other governing instruments or restrict or impair the ability of any Target shareholder to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Purchaser Common Stock that may be acquired or controlled by such shareholder.

SECTION 5.19 Community Reinvestment Act. Purchaser has complied in all Material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” and has received no Material criticism form regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or Material criticism from regulators with respect to discriminatory lending practices.

ARTICLE 6.

CONDUCT OF BUSINESS PENDING CONSUMMATION

SECTION 6.1 Affirmative Covenants of Target. Unless the prior written consent of Purchaser shall have been obtained, and except as otherwise contemplated herein, Target shall and shall cause each Target Subsidiary to: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties set forth in this Agreement to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

SECTION 6.2 Negative Covenants of Target. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Purchaser, which consent shall not be unreasonably withheld or delayed:

(a) amend the Articles of Incorporation or Association, By-Laws or other governing instruments of any Target Company; or

(b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Company to another Target Company) (for the Target Companies on a consolidated basis) except in the ordinary course of the business of Target Companies consistent with past practices (which shall include, for Target Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, receipt of Federal Home Loan Bank advances, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Target Company of any Lien or permit any such Lien to exist; or

(c) repurchase, redeem or otherwise acquire or exchange (other than redemptions without the payment of any additional consideration or exchanges in the ordinary course under employee benefit plans or exercises or conversions prior to the Effective Time of Target Options pursuant to the terms thereof), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Company, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; or

(d) except for this Agreement or pursuant to another agreement with a Purchaser Company, or pursuant to the exercise of Target Options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine or reclassify any capital stock of any Target Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) acquire another business or merge or consolidate with another entity or acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or (iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) except as Previously Disclosed, grant any increase in compensation or benefits to the employees or officers of any Target Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except to employees in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any Target Company; or pay any bonus to, or grant any increase in fees or other increases in compensation or other benefits to, directors of any Target Company; or

(h) enter into or amend any employment Contract between any Target Company and any Person (unless such amendment is required by Law) that the Target Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Target Company or make any Material change in or to any existing employee benefit plans of any Target Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(k) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed; or

(l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Target Company for money damages in excess of $50,000 or which involves Material restrictions upon the operations of any Target Company; or

(m) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement; or

(n) (i) charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices or as the Board of Directors of the respective Target Company deems necessary to conduct safe and sound banking practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount Materially less than 100% of its book value; or

(o) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

(p) (i) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (A) with respect to properties or businesses outside of the current market area of Target or to borrowers whose principal residence is outside of the current market area of Target, (B) that are unsecured and in the principal amount in excess of $50,000, or (C) that are secured and in the principal amount in excess of $250,000; (ii) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (iii) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Purchaser; provided, however, that this Section 6.2(p) shall not apply to Orange Park; and provided further, however, that St. Marys may, without prior notice to or the written consent of Purchaser renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral; or

(q) make any Material election with respect to Taxes; or

(r) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of five (5) years or less, (i) purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any assets, in any Person other than any Target Company, or (ii) otherwise acquire direct or indirect control over any Person other than in connection with (A) foreclosures in the ordinary course of business, (B) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (C) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

SECTION 6.3 Affirmative Covenants of Purchaser. Unless the prior written consent of Target shall have been obtained, and except as otherwise contemplated herein, Purchaser shall and shall cause each Purchaser Subsidiary to: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties set forth in this Agreement to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

SECTION 6.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

SECTION 6.5 Reporting Requirements. Each Party and its Subsidiaries shall timely file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed; provided, however, that Purchaser acknowledges that Target has not filed with the SEC its Form 10-QSB for the quarter ended March 31, 2005 and that Target agrees to make such filing as soon as reasonably practicable, but, in any event, no later than July 31, 2005. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 7.

ADDITIONAL AGREEMENTS

SECTION 7.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement, Purchaser shall file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under applicable Securities Laws in connection with the issuance of the shares of Purchaser Common Stock upon consummation of the Company Merger. Target shall furnish all information concerning it and the holders of its capital stock as Purchaser may reasonably request in connection with such action. Target shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the transactions contemplated hereby and such other related matters as it deems appropriate. In connection with the Shareholders’ Meeting, (a) Purchaser shall prepare and file on Target’s behalf a Proxy Statement (which shall be included in the Registration Statement and which shall include an explanation of the restrictions on resale with respect to the shares of Purchaser Common Stock received by the holders of Target Common Stock in the Company Merger) with the SEC and mail it to Target’s shareholders, (b) each of the Parties shall furnish to the other all information concerning it that the other Party may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of Target shall unanimously recommend to its shareholders (subject to compliance with their fiduciary duties as advised by counsel) that they approve this Agreement and the transactions contemplated hereby, and (d) the Board of Directors and officers of Target shall use their best efforts to obtain such shareholders’ approval. Target, as the sole shareholder of Target Banks, shall take all action to effect shareholder approval of the Bank Merger Agreement.

SECTION 7.2 Listing. Purchaser shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market, the shares of Purchaser Common Stock to be issued to the holders of Target Common Stock pursuant to the Company Merger.

SECTION 7.3 Applications. Purchaser shall promptly prepare and file, and Target shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

SECTION 7.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Purchaser shall execute and file the Georgia Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

SECTION 7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Mergers at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Purchaser in connection with the Purchaser Common Stock to be issued in the Company Merger or a resolicitation of proxies as a consequence of an acquisition agreement by Purchaser or any of its Subsidiaries shall not violate this covenant), including using its efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 7.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to the consummation of the Mergers and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other Material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

(d) Neither any Party nor any Subsidiary of a Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the immediately preceding sentence apply.

(e) Notwithstanding subsection (b) of this Section 7.6 or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Mergers (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Mergers and all materials of any kind that are provided to such Party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that each other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Mergers, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Mergers from being treated as offered under “conditions of confidentiality” within the meaning of the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

SECTION 7.7 Press Releases. Prior to the Effective Time, Target and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this

Agreement or any transaction contemplated hereby; provided, however, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

SECTION 7.8 No Solicitation.

(a) Target shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, Target or any of its Subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, subject to compliance with subsection (c) below and after receiving the written opinion of independent outside legal counsel to the effect that the failure to do so would likely constitute a breach by the Target Board of Directors of its fiduciary duties to Target shareholders under applicable Law, Target may, in response to an unsolicited Takeover Proposal that (i) was not received in violation of this Section 7.8, (ii) is not subject to financing and (iii) the Target Board of Directors determines in good faith, after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect, would result in a transaction more favorable to Target shareholders than the Company Merger, (A) furnish information with respect to Target to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of Target or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Target or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 7.8 by Target. For purposes of this Agreement, “Takeover Proposal” means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of Target or any of its Subsidiaries (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of Target or any of its Subsidiaries or any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Target or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or Materially delay the Mergers or which would reasonably be expected to dilute Materially the benefits to Purchaser of the transactions contemplated hereby.

(b) Except as set forth herein, neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Mergers, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, upon receipt of the written opinion of independent outside legal counsel to the effect that failure to do so would likely constitute a breach of its fiduciary duties to Target shareholders under applicable Law, then, prior to the Shareholders’ Meeting, the Target Board of Directors may (subject to the terms of this and the following sentences) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Mergers) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second Business Day following Purchaser’s receipt of written notice (a “Notice of Superior Proposal”) advising Purchaser that the Target Board of Directors has received a Superior Proposal, specifying the Material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided that Target shall not enter into an agreement with respect to a Superior Proposal unless Target shall have furnished Purchaser with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal (not subject to financing) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Target Common Stock or of the common stock of either Target Bank then outstanding or all or substantially all of the assets of Target or of either Target Bank and otherwise on terms that the Target Board of Directors determines in its good faith judgment (after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect) to be more favorable to Target shareholders than the Company Merger.

(c) In addition to the obligations of Target set forth in subsection (b) above, Target shall immediately advise Purchaser orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the Material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any Takeover Proposal or inquiry. Target shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 7.8 shall prohibit Target from making any disclosure to Target’s shareholders if the Target Board of Directors determines in good faith, after receipt of the written advice of outside counsel to such effect, that it is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable Law; provided that Target does not, except as permitted by subsection (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Mergers or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

SECTION 7.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Company Merger to, and to take no action which would cause the Company Merger not to, qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

SECTION 7.10 Agreement of Affiliates. Target has Previously Disclosed all Persons whom it reasonably believes are “affiliates” of Target for purposes of Rule 145 under the 1933 Act. Target shall use its best efforts to cause each such Person to deliver to Purchaser not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 7.10 hereto, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Target Common Stock held by such Person except as contemplated by such agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock to be received by such Person upon consummation of the Company Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regardless of whether each such affiliate has provided the written agreement referred to in this Section, Purchaser shall be entitled to place restrictive legends upon certificates for shares of Purchaser Common Stock issued to affiliates of Target pursuant to this Agreement to enforce the provisions of this Section.

SECTION 7.11 Employee Benefits and Contracts. Target will terminate the Target Benefit Plans as of the Effective Time. Following the Effective Time, Purchaser shall provide generally to officers and employees of the Target Companies, who at or after the Effective Time become employees of a Purchaser Company (collectively, “New Purchaser Employees”), benefits under the employee benefit plans of Purchaser on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by the Purchaser Companies to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the Target Companies prior to the Effective Time shall be treated as service with a Purchaser Company participating in such qualified benefit plans. Purchaser also shall credit New Purchaser Employees for amounts paid under Target Benefit Plans for the plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums under the employee benefit plans of Purchaser.

SECTION 7.12 Large Deposits. Prior to the Closing, Target will provide Purchaser with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of Target, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of Target and each Target Bank and their Affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

SECTION 7.13 Indemnification Against Certain Liabilities. Purchaser agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of Target and each Target Bank (“Indemnified Parties”) as provided in their respective Articles of Incorporation or Association and By-Laws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Mergers. To the extent available, Purchaser shall maintain in effect for not less than three (3) years after the Closing Date policies of directors’ and officers’ liability insurance comparable to those maintained by Target with carriers comparable to Target’s existing carriers and containing terms and conditions which are no less advantageous in any Material respect to the officers and directors of Target and which cover Target’s present officers and directors for such three-year period regardless of whether or not such Persons remain employed by Target after the Closing Date, provided that the annual premium for such insurance shall not exceed 125% of the most current annual premium paid by Target for its directors’ and officers’ liability insurance.

SECTION 7.14 Voting Agreement. Concurrent with the execution hereof, Target shall obtain and deliver to Purchaser an agreement in substantially the form of Exhibit 7.14 hereto from each member of Target’s Board of Directors.

SECTION 7.15 Cooperation; Attendance at Board Meetings. In order to facilitate the Mergers and the combination of the respective businesses of Purchaser and Target as promptly as practicable following the Effective Time: (i) Target shall, and shall cause its Subsidiaries to, consult with Purchaser on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws; and (ii) an individual selected by Purchaser reasonably acceptable to Target shall have the right to attend all meetings of the Board of Directors of Target and the Target Banks in a non-voting observer capacity, to receive notice of such meetings and to receive the information provided by Target or Target Banks to such Boards of Directors, provided that Target or any Target Bank may require that any person proposing to attend any meetings of its Boards of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise. Notwithstanding the foregoing, this Section 7.15 shall not apply with respect to any meeting, or portion of a meeting, of the Board of Directors of Target at which such Board plans to discuss (i) matters related to Target’s rights and obligations under this Agreement or (ii) any Takeover Proposal.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

SECTION 8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

(a) Shareholder Approval. The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Mergers; provided, however, that no such condition or restriction shall be deemed to be Materially adverse unless it Materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the Board of Directors of any of the Parties, would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Mergers.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, Materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under all Securities Laws relating to the issuance or trading of the shares of Purchaser Common Stock issuable pursuant to the Company Merger shall have been received.

(f) NASD Listing. The shares of Purchaser Common Stock issuable pursuant to the Company Merger shall have been approved for listing (subject to issuance) on the Nasdaq National Market.

SECTION 8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser pursuant to Section 10.6(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Target set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or would reasonably likely result in Purchaser’s inability to comply with the Sarbanes-Oxley Act of 2002; provided that, for purposes of this Section 8.2(a) only, those representations and warranties that are qualified by reference to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Target shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall reasonably request.

(d) Employment Agreements. Each of Robert K. Beaty, Julie M. Davis, John G. Minor and Timothy M. O’Keefe shall have executed and delivered an Employment Agreement substantially in the form attached hereto as Exhibit 8.2(d).

(e) Opinion of Counsel. Target shall have delivered to Purchaser an opinion of Smith, Gambrell & Russell, LLP, counsel to Target, dated as of the Closing Date, covering those matters set forth in Exhibit 8.2(e) hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the “Interpretive Standards”).

(f) Accountant’s Letters. Purchaser shall have received from Elliott Davis, LLC, letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Target, in form and substance reasonably satisfactory to Purchaser, which letters shall be based upon customary specified procedures undertaken by such firm.

(g) Noncompete Agreements. Each member of Target’s Board of Directors (other than Timothy M. O’Keefe) shall have executed and delivered to Purchaser a Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit 8.2(g).

(h) Tax Matters. Purchaser shall have received the opinion of Rogers & Hardin LLP, counsel to Purchaser, dated the Closing Date, to the effect that for federal income tax purposes the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, counsel to Purchaser shall be entitled to rely upon customary representations and assumptions provided by Purchaser and Target that counsel to Purchaser reasonably deems relevant.

(i) Minimum Tangible Capital. Target shall have delivered to Purchaser a certificate, signed on its behalf by its chief financial officer, promptly following the close of business on the Business Day that is two (2) Business Days prior to the Closing Date certifying that, as of such time, (i) the Tangible Capital of Target is at least $14,430,000.00 and (ii) the Tangible Capital of Orange Park is at least $8,387,000.00.

SECTION 8.3 Conditions to Obligations of Target. The obligations of Target to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.6(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser; provided that, for purposes of this Section 8.3(a), those representations and warranties that are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Purchaser shall have delivered to Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Purchaser’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall reasonably request.

(d) Opinion of Counsel. Purchaser shall have delivered to Target an opinion of Rogers & Hardin LLP, counsel to Purchaser, dated as of the Closing Date, covering those matters set forth in Exhibit 8.3(d) hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e) Delivery of Merger Consideration. Purchaser shall have delivered the Cash Consideration and the Stock Consideration to the Exchange Agent.

(f) Tax Matters. Target shall have received the opinion of Smith, Gambrell & Russell, LLP, counsel to Target, dated the Closing Date, to the effect that for federal income tax purposes the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, counsel to Target shall be entitled to rely upon customary representations and assumptions provided by Purchaser and Target that counsel to Target reasonably deems relevant.

(g) Tail Insurance Coverage. Purchaser shall have provided Target written documentation evidencing the effectiveness of the insurance coverage described in Section 7.13 hereof.

ARTICLE 9.

TERMINATION

SECTION 9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Boards of Directors of Purchaser and Target; or

(b) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Mergers under the standard set forth in Section 8.2(a) of this Agreement in the case of Purchaser and Section 8.3(a) of this Agreement in the case of Target; or

(c) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Target fail to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon (assuming, for this purpose, that Purchaser votes the proxies granted to it pursuant to Section 7.14 hereof in favor thereof); or

(e) by the Board of Directors of either Party in the event that the Company Merger shall not have been consummated by December 31, 2005, provided the failure to consummate the Company Merger on or before such date was not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

(f) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement; or

(g) by the Board of Directors of Target if the Average Market Price, as determined without regard to the proviso included in the definition thereof, is less than $14.00, unless Purchaser shall have agreed in writing prior to the Closing Date to issue additional shares of Purchaser Common Stock (valued at the Average Market Price as determined without regard to the proviso included in the definition thereof) and/or pay additional cash to holders of Outstanding Target Shares, such that, as a result thereof, each Outstanding Target Share will be converted into the right to receive cash and/or shares of Purchaser Common Stock having an aggregate value (with the Purchaser Common Stock valued at the Average Market Price as determined without regard to the proviso included in the definition thereof) equal to the value the holder of such Outstanding Target Share would have received if the Average Market Price, as determined without regard to the proviso included in the definition thereof, were equal to $14.00;

(h) by the Board of Directors of Purchaser if the Board of Directors of Target (A) shall withdraw, modify or change its recommendation with respect to this Agreement or the Mergers or shall have resolved to do so, or (B) shall have recommended or approved a Takeover Proposal or shall have resolved to do so;

(i) by the Board of Directors of Target in connection with entering into a definitive agreement in accordance with Section 7.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee;

(j) by the Board of Directors of Purchaser if, within seven (7) Business Days after the date hereof, Target has not filed with the SEC its Form 10-KSB for the year ended December 31, 2004 in a form that does not differ Materially from the draft thereof provided to Purchaser at the time of Purchaser’s execution of this Agreement, provided that the foregoing termination right may not be exercised by Purchaser following the filing of such Form 10-KSB with the SEC; or

(k) by the Board of Directors of Purchaser if, prior to the Effective Time, there shall have occurred any event, change, occurrence, condition or state of facts that would, individually or in the aggregate, have a Material Adverse Effect on Target.

SECTION 9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall become null and void and have no effect, except (i) as provided in Sections 10.2 and 10.14 hereof, and (ii) for any liability of a Party arising out of a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, unless such breach was required by Law or by any bank or bank holding company regulatory authority. Each Party hereby agrees that its sole right and remedy with respect to any non-willful breach of a representation or warranty or covenant by the other Party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article 8 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for a willful breach of a representation, warranty or covenant or for fraud (except if such breach is required by Law or by any insurance regulatory authority, or bank or bank holding company regulatory authority), in which case the Parties will have all available legal rights and remedies.

ARTICLE 10.

MISCELLANEOUS

SECTION 10.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Market Price” means the arithmetic average of the daily closing price per share of Purchaser Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs), as reported on the Nasdaq National Market, for each of the twenty (20) consecutive trading days ending on (and including) the trading day that occurs two (2) trading days prior to (and not including) the Closing Date; provided, however, that if the Average Market Price as calculated above is greater than $20.00, then the Average Market Price for purposes of this Agreement shall be $20.00, and if the Average Market Price as calculated above is less than $14.00, then the Average Market Price for purposes of this Agreement shall be $14.00.

“Bank Merger” shall have the meaning set forth in the Preamble hereto.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Georgia generally are authorized or required by Law or other government action to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Cash Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Cash Election Shares” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Combination Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Company Merger” shall have the meaning set forth in the Preamble hereto.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 4.24 of this Agreement.

“Default” shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Effective Time” shall mean the date and time at which the Company Merger becomes effective as defined in Section 1.4 of this Agreement.

“Election Deadline” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

“Equal Cash/Stock Election” shall have the meaning set forth in Section 3.1(e) of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14(d) of this Agreement.

“ERISA Plan” shall have the meaning set forth in Section 4.14 of this Agreement.

“Exchange Agent” shall have the meaning set forth in Section 3.1(d) of this Agreement.

“Exhibits” shall mean the Exhibits attached to this Agreement, which Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Expenses and Fees” shall have the meaning set forth in Section 10.2(a) of this Agreement.

“Form of Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“GAAP” shall mean generally accepted accounting principles consistently applied during the periods involved.

“Georgia Articles of Merger” shall mean the Articles of Merger or Certificate of Merger, if applicable, to be executed by Purchaser and filed with the Secretary of State of the State of Georgia relating to the Company Merger as contemplated by Section 1.4 of this Agreement.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“IIPI” shall have the meaning set forth in Section 4.25(a) of this Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 7.13 of this Agreement.

“Insurance Agency” shall have the meaning set forth in Section 4.4 of this Agreement.

“Intellectual Property” shall have the meaning set forth in Section 4.20 of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interpretive Standards” shall have the meaning set forth in Section 8.2(e) of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person shall mean the Knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2 of this Agreement.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” or “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence which has a Material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that “Material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Mergers and compliance with the provisions of this Agreement on the operating performance of the Parties.

“Maximum Cash Election Number” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Maximum Stock Election Number” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Mergers” shall have the meaning set forth in the Preamble hereto.

“Merger Consideration” shall mean the product of (i) $34.00 multiplied by (ii) the sum of the number of shares of Target Common Stock outstanding as of the date of this Agreement and the number of shares of Target Common Stock issued between the date of this Agreement and the Effective Time pursuant to the exercise of Target Options.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq National Market” shall have the meaning given such term in Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market, Inc.

“New Purchaser Employees” shall have the meaning set forth in Section 7.11 of this Agreement.

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Notice of Superior Proposal” shall have the meaning set forth in Section 7.8(b) of this Agreement.

“Old Certificates” shall have the meaning set forth in Section 3.1(h) of this Agreement.

“Option Holder” shall have the meaning set forth in Section 3.5 of this Agreement.

“Option Shares” shall mean the shares of Target Common Stock issuable by Target in connection with the exercise of any Target Option (whether or not such Target Option is then exercisable).

“Orange Park Common Stock” shall have the meaning set forth in Section 4.3(b) of this Agreement.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Outstanding Target Share” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Target and Target Banks, collectively, or Purchaser and Purchaser Bank, collectively, and “Parties” shall mean Target, Target Banks, Purchaser and Purchaser Bank, collectively.

“Permit” shall mean any federal, state, local or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Previously Disclosed” shall mean information (a) delivered in writing prior to or contemporaneously with the execution and delivery of this Agreement in the manner and to the Party and counsel described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition, (b) disclosed prior to the date of this Agreement by one Party to the other Party in an SEC Document delivered to such other Party in which the specific information has been identified by the delivering Party, or (c) disclosed in writing during Purchaser’s due diligence investigation pursuant to Section 7.6(a) by Target to Purchaser describing in reasonable detail the matters contained therein.

“Pro Rata Share” shall mean the quotient obtained by dividing the number one by the total number of Outstanding Target Shares as of the Effective Time of the Merger.

“Proxy Statement” shall mean the proxy statement used by Target to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Purchaser relating to shares of Purchaser Common Stock to be issued to the shareholders of Target.

“Purchaser Allowance” shall have the meaning set forth in Section 5.9 of this Agreement.

“Purchaser Common Stock” shall mean the $1.00 par value common stock of Purchaser.

“Purchaser Companies” shall mean, collectively, Purchaser and all Purchaser Subsidiaries, including Purchaser Bank.

“Purchaser Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Purchaser as of December 31, 2004, 2003 and 2002, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) and for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Purchaser in its SEC Documents, and (b) the consolidated balance sheets of Purchaser (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in its SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

“Purchaser Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Purchaser.

“Purchaser Subsidiaries” shall mean the Subsidiaries of Purchaser.

“Record Date” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, to be filed with the SEC by Purchaser under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the SEC, the NASD, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities, instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“St. Marys Common Stock” shall have the meaning set forth in Section 4.3(b) of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky Laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Target to be held pursuant to Section 7.1 of this Agreement, including any adjournment or postponement thereof.

“Stock Consideration” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Stock Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Stock Election Shares” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” shall have the meaning set forth in Section 7.8(b) of this Agreement.

“Surviving Corporation” shall mean Purchaser as the surviving corporation resulting from the Company Merger.

“Takeover Proposal” shall have the meaning set forth in Section 7.8(a) of this Agreement.

“Tangible Capital” shall be determined in accordance with GAAP and shall mean (i) with respect to Target, the total capital of the Target Companies (excluding accumulated comprehensive income) on a consolidated basis minus goodwill and core deposit intangible balances of the Target Companies on a consolidated basis, and (ii) with respect to Orange Park, the total capital of Orange Park (excluding accumulated comprehensive income) minus goodwill and core deposit intangible balances of Orange Park.

“Target Allowance” shall have the meaning set forth in Section 4.9 of this Agreement.

“Target Benefit Plans” shall have the meaning set forth in Section 4.14(a) of this Agreement.

“Target Common Stock” shall mean the $0.001 par value Common Stock of Target.

“Target Companies” shall mean, collectively, Target and all Target Subsidiaries, including the Target Banks.

“Target Contracts” shall have the meaning set forth in Section 4.15 of this Agreement.

“Target ERISA Plan” shall have the meaning set forth in Section 4.14 of this Agreement.

“Target Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Target as of December 31, 2004, 2003 and 2002, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Target in its SEC Documents, and (b) the consolidated balance sheets of Target (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in its SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

“Target Option” shall have the meaning set forth in Section 3.5 of this Agreement.

“Target Pension Plan” shall have the meaning set forth in Section 4.14(a) of this Agreement.

“Target Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Target.

“Target Subsidiaries” shall mean the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.4 of this Agreement and any Person acquired as a Subsidiary of Target in the future and owned by Target at the Effective Time.

“Taxes” shall mean any federal, state, county, local, foreign or other taxes, assessments, charges, fares, or impositions, including interest and penalties thereon or with respect thereto.

“Technology Systems” shall have the meaning set forth in Section 4.26 of this Agreement.

“Termination Fee” shall have the meaning set forth in Section 10.2 of this Agreement.

SECTION 10.2 Expenses; Effect of Certain Terminations.

(a) Except as otherwise provided in this Section 10.2, (i) each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; and (ii) each of the Parties shall bear and pay one-half of costs incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement (the foregoing clauses (i) and (ii), collectively, the “Expenses and Fees”).

(b) Target shall pay, or cause to be paid, in same day funds to Purchaser, cash in the amount of $1,500,000 (the “Termination Fee”) upon demand if (A) Purchaser terminates this Agreement pursuant to Section 9.1(h) or Target terminates this Agreement pursuant to Section 9.1(i), or (B) prior to the termination of this Agreement (other than by Target pursuant to Section 9.1(c)), a Takeover Proposal shall have been made and within one (1) year of such termination, Target enters into an agreement with respect to, or approves or recommends such Takeover Proposal. If Target terminates this Agreement pursuant to Section 9.1(d)(ii), under circumstances where clause (B) of the immediately preceding sentence is not applicable, Target shall pay, or cause to be paid, in same day funds to Purchaser, cash in the amount of $500,000, but shall not be obligated to pay the Termination Fee.

(c) In the event this Agreement is terminated as a result of Purchaser’s willful breach of any of its representations, warranties or covenants contained herein, unless such breach was required by Law or by any bank or bank holding company Regulatory Authority, Purchaser shall reimburse Target for its reasonable out-of-pocket expenses relating to the Company Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

(d) In the event this Agreement is terminated as a result of Target’s willful breach of any of its representations, warranties or covenants contained herein, unless such breach was required by Law or by any bank or bank holding company Regulatory Authority, and other than under circumstances in which the provisions of Section 10.2(b) hereof shall apply, Target shall reimburse Purchaser for its reasonable out-of-pocket expenses relating to the Company Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

SECTION 10.3 Brokers and Finders. Except for Allen C. Ewing & Co. and Charles Stevens with respect to Target and SunTrust Robinson Humphrey with respect to Purchaser, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by Target or Purchaser, each of Target and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

SECTION 10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Bank Merger Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 7.13 of this Agreement.

SECTION 10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Target Common Stock, there shall be made no amendment decreasing the consideration to be received by Target shareholders without the further approval of such shareholders.

SECTION 10.6 Waivers.

(a) Prior to or at the Effective Time, Purchaser, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser.

(b) Prior to or at the Effective Time, Target, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.

No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

SECTION 10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that if Purchaser is acquired before the Closing, this Agreement may be assigned by Purchaser and assumed by the acquiring Person without Target’s consent. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Purchaser:	ABC Bancorp
24 2nd Avenue, S.E.
Moultrie, Georgia 31768
Telecopy Number: (912) 890-2235
Attention: President

Copy to (which copy will not constitute notice to Purchaser):

Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Telecopy Number: (404) 525-2224
Attention: Steven E. Fox, Esq.

Target:	First National Banc, Inc.
2509 Osborne Road
St. Marys, Georgia 31558
Telecopy Number: (912) 882-3417
Attention: President

Copy to (which copy will not constitute notice to Target):

Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street NE
Atlanta, Georgia 30309
Telecopy Number: (404) 685-7058
Attention: Robert C. Schwartz, Esq.

SECTION 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal Laws of the United States may apply to the Mergers.

SECTION 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by the Parties via facsimile transmission.

SECTION 10.11 Interpretation. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any Party hereto. This Agreement will not interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 10.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 10.14 Survival. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Ten and Sections 7.6(b), 7.9, 7.11 and 7.13 of this Agreement shall survive the Effective Time; and (ii) Sections 7.6(b), 9.2, 10.1, 10.2, 10.9 and 10.14 shall survive the termination and abandonment of this Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.

ATTEST:	ABC BANCORP

/S/ CINDI LEWIS	By:	/S/ EDWIN W. HORTMAN
Secretary	Its:	Pres. & CEO

[CORPORATE SEAL]

ATTEST:	THE FIRST BANK OF BRUNSWICK

/S/ DIANE J. ELLIS	By:	/S/ MICHAEL D. HODGES
Secretary	Its:	Pres. & CEO

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANC, INC.

	By:	/S/ TIM O’KEEFE
Secretary	Its:	President & CEO

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ST. MARYS, GEORGIA

	By:	/S/ T. MICHAEL WHITE
Secretary	Its:	President & CEO

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

	By:	/S/ TIM O’KEEFE
Secretary	Its:	President & CEO

[CORPORATE SEAL]

EXHIBIT 1.2

BANK MERGER AGREEMENT

THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (the “Agreement”) is made and entered into as of                     , 2005, by and among FIRST NATIONAL BANK, ORANGE PARK, FLORIDA, a national banking association (“Orange Park”), FIRST NATIONAL BANK, ST. MARYS, GEORGIA, a national banking association (“St. Marys” and, together with Orange Park, the “Merging Banks”), and THE FIRST BANK OF BRUNSWICK, a Georgia state-chartered bank (the “Surviving Bank”) (the Merging Banks and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Constituent Banks deem it advisable and for the benefit of said Constituent Banks that each of the Merging Banks merge with into the Surviving Bank (the “Merger”); and

WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of a national bank and a bank organized under the Code, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”);

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.

MERGER; EFFECTIVE TIME

1.1 Merger. At the Effective Time, as hereinafter defined, each Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of each Merging Bank shall cease, and the Merger shall in all respects have the effect provided for in the applicable provisions of the Code.

1.2 Effective Time. Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing in accordance with the Code. The Merger shall be effective upon issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia (the “Effective Time”).

II.

NAME OF SURVIVING BANK; ARTICLES OF

INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

2.1 Name of Surviving Bank. The name of the Surviving Bank shall be “The First Bank of Brunswick”.

2.2 Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.

2.3 Bylaws of the Surviving Bank. The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4 Directors of the Surviving Bank. At the Effective Time, the directors of each of the Merging Banks immediately prior thereto shall cease to hold office and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code. The names of such directors are set forth on Schedule 2.4 attached hereto.

2.5 Officers of the Surviving Bank. At the Effective Time, the officers of each of the Merging Banks immediately prior thereto shall cease to hold office and each officer of the Surviving Bank immediately prior thereto shall remain an officer of the Surviving Bank and shall thereafter hold such office for the remainder of his term of office and until his successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code. The names of such officers are set forth on Schedule 2.5 attached hereto.

III.

SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1 Stock of the Surviving Bank. At the Effective Time, each share of the common stock, par value $             per share, of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by ABC Bancorp, a Georgia corporation.

3.2 Stock of the Merging Banks. At the Effective Time, each share of the common stock, par value $10.00 per share, of Orange Park and each share of the common stock, par value $10.00 per share, of St. Marys shall, by virtue of the Merger and without any action by the holder thereof, be extinguished.

IV.

GENERAL

4.1 Approval of Shareholders and the Department. This Agreement is subject to approval by the shareholders of the Constituent Banks and by the Department.

4.2 Necessary Action. The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement and the Code.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts may be delivered by facsimile transmission.

[Signatures on following page.]

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officers, as of the date first written above.

ATTEST:	THE FIRST BANK OF BRUNSWICK

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ST. MARYS, GEORGIA

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

By:
Secretary	Its:

[CORPORATE SEAL]

EXHIBIT 3.5(a)

LIST OF HOLDERS OF TARGET OPTIONS

Option Holder	Target Options Owned
Timothy M. O’Keefe	5,000
Julie M. Davis	1,400
Robert K. Beaty	1,600
Marian E. Moody	750
John G. Minor	6,247
Patricia Giddens	1,655
Kirk Knerr	766
Yong Kim	532

EXHIBIT 3.5(b)

                    , 2005

—————————

—————————

—————————

RE:	Options for Shares of Common Stock of First National Banc, Inc.

Dear                     :

As you know, First National Banc, Inc. (“First National”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ABC Bancorp (“ABC”) and certain of their respective subsidiaries which provides, among other things, for the merger of First National with and into ABC (the “Merger”). In connection with the Merger, shareholders of First National will receive in exchange for their shares of common stock of First National, $0.001 per value per share (“First National Common Stock”) cash or shares (the “Merger Consideration”) of common stock of ABC (“ABC Common Stock”). Pursuant to the terms of a Stock Option Agreement between you and First National, a copy of which is attached hereto, you have previously been issued options to purchase              shares of First National Common Stock (the “Options”). This letter will clarify the status of your Options in connection with the Merger.

The option price set forth in your Stock Option Agreement is $             per share (“Option Price”). If you were to exercise your options prior to the closing date of the Merger (the “Closing Date”), you would receive a pro rata share of the Merger Consideration in exchange for each share of First National Common Stock received by you in connection with such exercise.

In lieu of giving effect to the provisions of your Stock Option Agreement, ABC has agreed that it will pay you in cash by the Closing Date an amount equal to the difference between $34.00 and the Option Price of each of your Options, provided you have not previously exercised such Option. Payment by ABC described herein will be in lieu of your rights pursuant to your Stock Option Agreement and may be taxable to you as ordinary compensation. You may wish to consult with your tax advisor on the tax treatment of this transaction.

Please acknowledge your agreement with the terms of this letter by signing where indicated below and returning the signed copy to us no later than                     , 2005. By signing hereunder, you agree and acknowledge that, upon the consummation of the Merger, all Options held by you on the Closing Date shall be cancelled, and all rights thereunder shall cease to exist except as provided in this letter.

If you have any questions, please let me know.

Sincerely,

Acknowledged and agreed to this
day of , 2005.

(Option Holder)

EXHIBIT 7.10

AFFILIATE AGREEMENT

ABC Bancorp

24 2nd Avenue, S.E.

Moultrie, Georgia 31768

Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of First National Banc, Inc. (“Target”), a corporation organized under the laws of the State of Georgia, and will become a shareholder of ABC Bancorp (“Purchaser”) pursuant to the transactions described in the Agreement and Plan of Merger, dated as of                     , 2005 (the “Agreement”), by and between Target and Purchaser and certain of their respective subsidiaries. Under the terms of the Agreement, Target will be merged into and with Purchaser (the “Merger”), and the shares of the $0.001 value common stock of Target (“Target Common Stock”) will be converted into and exchanged for cash or shares of the $1.00 par value common stock of Purchaser (“Purchaser Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and Purchaser regarding certain rights and obligations of the undersigned in connection with the shares of Purchaser Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the Merger and the mutual covenants contained herein, the undersigned and Purchaser hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to Target the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

(a) The Purchaser Common Stock received by the undersigned as a result of the Merger will be taken for his or her own account and not for others, directly or indirectly, in whole or in part.

(b) Purchaser has informed the undersigned that any distribution by the undersigned of Purchaser Common Stock has not been registered under the 1933 Act and that shares of Purchaser Common Stock received pursuant to the Merger can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Purchaser is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of Purchaser Common Stock.

3. Restrictions on Transfer.

(a) The undersigned understands and agrees that stop transfer instructions with respect to the shares of Purchaser Common Stock received by the undersigned pursuant to the Merger will be given to Purchaser’s Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (i) covered by an effective registration statement under the Securities Act of 1933, as amended, (ii) in accordance with (x) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of

Purchaser) or (y) Rule 144 (in the case of shares issued to an individual who is an affiliate of Purchaser) of the Rules and Regulations of such Act, or (iii) in accordance with a legal opinion satisfactory to counsel for Purchaser that such sale or transfer is otherwise exempt from the registration requirements of such Act.”

(b) Such legend will also be placed on any certificate representing Purchaser securities issued subsequent to the original issuance of the Purchaser Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as the Purchaser Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Purchaser Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Purchaser, upon the request of the undersigned, will cause the certificates representing the shares of Purchaser Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Purchaser of an opinion of its counsel to the effect that such legend may be removed.

4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Purchaser Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Target.

5. Filing of Reports by Purchaser. Purchaser agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Purchaser Common Stock issued to the undersigned pursuant to the Merger.

6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Purchaser Common Stock received by him or her in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the Transfer Agent for Purchaser Common Stock, together with such additional information as the Transfer Agent may reasonably request. If Purchaser’s counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Purchaser shall cause such counsel, at Purchaser’s expense, to provide such opinions as may be necessary to Purchaser’s Transfer Agent so that the undersigned may complete the proposed sale or transfer.

7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply with respect to Target Common Stock held by, and Purchaser Common Stock issued in connection with the Merger to, (a) the undersigned’s spouse, (b) any relative of the undersigned or of the undersigned’s spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned’s spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, the undersigned’s spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between Purchaser and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

[Signatures on next page.]

This Affiliate Agreement is executed as of the          day of                     , 2005.

Very truly yours,

Signature

Print Name

Address

Telephone No.

AGREED TO AND ACCEPTED as of , 2005

ABC BANCORP

By:
Its:

EXHIBIT 7.14

SHAREHOLDER VOTING AGREEMENT

This SHAREHOLDER VOTING AGREEMENT (the “Agreement”) is entered into as of                  2005, by and among ABC Bancorp, a Georgia corporation (“ABC”), and                                  (each a “Shareholder” and collectively the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of First National Banc, Inc. (the “Company”), set forth opposite such Shareholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by any Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);

WHEREAS, ABC and the Company and certain of their respective subsidiaries propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into ABC (the “Merger”); and

WHEREAS, as a condition to the willingness of ABC to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Shareholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2 Other Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Shareholder, the term “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

(c) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

(d) “Representative” means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of such Person.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote the Subject Shares. Each Shareholder, in his or her capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Shareholder contained in this Agreement, and (z) except with the written consent of ABC, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Takeover Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any material change in the present capitalization of the Company or any amendment of the Company’s articles of incorporation or bylaws; (C) any other material change in the Company’s corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

SECTION 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby appoints ABC and any designee of ABC, and each of them individually, as such Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of each Shareholder under this Agreement. The Shareholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

COVENANTS

SECTION 3.1 Generally.

(a) Except for pledges in existence as of the date hereof, each Shareholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; provided, however, that any Shareholder may Transfer any or all of its Subject Shares to any other Shareholder and may pledge or encumber any Subject Shares so long as such pledge or encumbrance would not impair any Shareholder’s ability to perform its obligations under this Agreement; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

SECTION 3.2 Standstill Obligations of Shareholders. Each Shareholder, jointly and severally, covenants and agrees with ABC that, during the Voting Period:

(a) such Shareholder shall not, nor shall such Shareholder permit any controlled Affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that shareholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article II of this Agreement;

(b) such Shareholder shall not, nor shall such Shareholder permit any controlled Affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled Affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by Article II of this Agreement; and

(c) such Shareholder shall not, and shall direct its Representatives not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than ABC, relating to any Takeover Proposal, other than in compliance with the terms of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder hereby represents and warrants, severally and not jointly, to ABC as follows:

SECTION 4.1 Due Organization, etc. Such Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

SECTION 4.2 Ownership of Shares. Schedule I sets forth, opposite such Shareholder’s name, the number of shares of Common Stock over which such Shareholder has record and beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the shares of Common Stock denoted as being owned by such Shareholder on Schedule I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Except as set forth on such Schedule I, neither such Shareholder nor any Affiliate of such Shareholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the

Company. Such Shareholder has good and valid title to the Common Stock denoted as being owned by such Shareholder on Schedule I, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair such Shareholder’s ability to perform its obligations under this Agreement.

SECTION 4.3 No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Shareholder and the consununation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Shareholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair such Shareholder’s ability to perform its obligations under this Agreement.

SECTION 4.4 Reliance by ABC. Such Shareholder understands and acknowledges that ABC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ABC

ABC hereby represents and warrants to the Shareholders as follows:

SECTION 5.1 Due Organization, etc. ABC is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. ABC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by ABC have been duly authorized by all necessary action on the part of ABC.

SECTION 5.2 Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by ABC and the consummation by ABC of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by ABC, the consummation by ABC of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of ABC, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which ABC is a party or by which ABC or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair ABC’s ability to perform its obligations under this Agreement.

SECTION 5.3 Reliance by the Shareholders. ABC understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by ABC.

ARTICLE VI

TERMINATION

SECTION 6.1 Termination. This Agreement shall terminate, become null and void and have no effect upon the earliest to occur of (i) the mutual consent of ABC and the Shareholders, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms, and (iv) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces either the Stock Consideration or the Cash Consideration; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Section 7.1 and Sections 7.5 through 7.16, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Appraisal Rights. To the extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

SECTION 7.2 Publication. Each Shareholder hereby permits ABC to publish and disclose in the Proxy Statement/Prospectus (including, without limitation, all documents and schedules filed with the Securities and Exchange Commission) his or her identity and ownership of shares of Common Stock and the nature of his or her commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure is subject in all cases to the prior review and comment by the Company and its advisors.

SECTION 7.3 Affiliate Letters. Each Shareholder agrees to execute an affiliate agreement, as soon as practicable after the date hereof, in substantially the form attached as Exhibit 7.10 to the Merger Agreement.

SECTION 7.4 Further Actions. Each of the parties hereto agrees to use its, his or her reasonable best efforts to do all things necessary to effectuate this Agreement.

SECTION 7.5 Fees and Expenses. Each of the parties shall be responsible for its, his or her own fees and expenses in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 7.6 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its, his or her obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its, his or her right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 7.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

SECTION 7.8 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to ABC, addressed to it at:

with a copy to:

If to Target, addressed to:

with a copy to:

SECTION 7.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.11 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 7.13 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that ABC may assign and transfer its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of ABC.

SECTION 7.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.15 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the application of Georgia principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Georgia State court, or Federal court of the United States of America, sitting in Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Georgia State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Georgia State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.8. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15(c).

SECTION 7.16 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, ABC has caused this Agreement to be duly executed, and each Shareholder has duly executed this Agreement, all as of the day and year first above written.

ABC BANCORP

By:
Name:
Title:

[NAMES OF SHAREHOLDERS]

EXHIBIT 8.2(d)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the          day of                     , 2005, by and between THE FIRST BANK OF BRUNSWICK, a Georgia state-chartered bank (the “Bank”), and                                 , an individual resident of the State of              (“Executive”).

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of             , 2005 between ABC Bancorp (“ABC”), First National Banc, Inc. and certain of their respective subsidiaries (the “Merger Agreement”), ABC acquired all of the equity interest of                      (the “Target Bank”);

WHEREAS, the Bank is a wholly-owned subsidiary of ABC;

WHEREAS, simultaneously with the consummation of the Merger Agreement, the Target Bank was merged with and into the Bank, with the Bank being the surviving corporation resulting from such merger;

WHEREAS, the Executive previously served as the                                  of the Target Bank, and ABC and the Executive desire that the Executive become employed with the Bank as provided herein;

WHEREAS, the Bank desires to provide fair and reasonable benefits to the Executive on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Bank desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that the Executive will not compete with the Bank for a reasonable period of time after termination of [his/her] employment with the Bank, except as otherwise provided herein; and

WHEREAS, the Bank and the Executive, in conjunction with and pursuant to the terms of the Merger Agreement, desire to set forth in writing the terms and conditions of the Executive’s employment with the Bank;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment and Duties.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Bank hereby employs the Executive as                                                       of the Bank, and the Executive hereby accepts such employment. The Executive also consents to serve, if elected, as a director of the Bank. During the term of this Agreement, the Executive agrees that this position will be [his/her] principal employment, that [he/she] will serve the Bank faithfully and to the best of [his/her] ability and that [he/she] will devote [his/her] full business time, attention and skills to the operation of the business of the Bank, subject to reasonable absences for vacation and illness, and that [he/she] will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Board of Directors of the Bank (the “Board”); provided, however, that the foregoing shall not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of [his/her] personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive’s duties hereunder. The Executive shall provide the Board with periodic reports on, and keep them informed on a current basis concerning, the business and affairs of the Bank.

(b) The Bank shall provide the Executive with a private office, office equipment, supplies and other facilities and services suitable to the Executive’s position to be located at                                          (the “Branch Office”).

2. Term. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue until the second anniversary of the date hereof.

3. Compensation. In consideration of the services to be rendered by the Executive to the Bank hereunder, the Bank hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Bank shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

(a) The Executive shall receive an annual salary of (“Salary”) of                                           Dollars ($            ) to be paid in equal installments in accordance with the Bank’s salary payment practices in effect from time to time for executives of the Bank. The Bank may consider and declare from time to time increases in the Salary it pays Executive, and shall consider and declare Salary increases based upon the following standards:

(i) Inflation;

(ii) Adjustments to the salaries of other senior management personnel; and

(iii) Past performance of Executive and the contribution which Executive makes to the business and profits of the Bank during the Term.

(b) In addition to Salary, the Executive shall be entitled to receive an annual bonus pursuant to any annual incentive compensation plan adopted by the Board of Directors of ABC.

(c) During the Term, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of the Bank, consistent with [his/her] Salary and [his/her] position with the Bank, including, without limitation, the Bank’s pension plan and hospitalization, major medical, disability and group life insurance plans.

(d) The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by [him/her] in connection with the fulfillment of [his/her] duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the incurrence and reimbursement of such expenses as shall, from time to time, be established by the Bank.

4. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Bank and the Executive; (ii) the death of the Executive; (iii) the Executive becoming unable to perform a substantial portion of [his/her] duties as described herein, even with a reasonable accommodation, due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Bank and reasonably satisfactory to the Executive for a period of three (3) consecutive months or any aggregate period of six (6) months in any eighteen (18) month period (“Disability”); (iv) immediately upon the Bank giving written notice (referred to herein as the “Notice of Termination”) to the Executive of termination for any reason or for no reason; (v) immediately upon the Executive giving a Notice of Termination, which Notice of Termination shall specify in reasonable detail the reason (or lack thereof) for such termination hereunder, to the Bank of termination (1) due to a material breach by the Bank of, or a material failure by the Bank to perform, the terms and conditions of this Agreement and, after written notice from the Executive of such breach or failure, the Bank at any time thereafter again so breaches or fails to perform, or (2) for any reason or for no reason; or (vi) immediately and at any time upon the Bank giving a Notice of Termination to the Executive of a termination for Cause (as defined herein), which Notice of Termination shall specify in reasonable detail the Cause for such termination hereunder.

(b) For purposes of this Agreement, “Cause” for termination hereof shall exist if: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Bank (it being understood, however, that unintentional physical damage to any property of the Bank by the Executive shall not be a ground for such a determination by the Board); or (iii) the Executive has failed, without reasonable cause, to devote [his/her] full business time and best efforts to the business of the Bank as provided in Section 1(a) hereof and, after written notice from the Bank of such failure, the Executive at any time thereafter again so fails.

5. Compensation Upon Termination. In the event of the termination of the Executive’s employment with the Bank pursuant to Section 4 hereof, the Bank shall continue to pay compensation and benefits to the Executive as follows:

(a) In the event of a termination pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, compensation provided for herein shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof, through and including, without limitation, the date of termination specified in the Notice of Termination (the “Date of Termination”). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 4(a)(iv) or Section 4(a)(v)(1) hereof, compensation provided for herein shall continue to be paid to the Executive through the end of the Term so long as the Executive is not in breach of the terms and conditions of Section 7 hereof; provided, however, that the Executive’s participation in all of the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof shall terminate on the Date of Termination unless otherwise required by applicable law. Notwithstanding the proviso in the immediately preceding sentence, any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(c) In the event of a termination pursuant to Section 4(a)(ii) or Section 4(a)(iii) hereof, compensation provided for herein shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof, (i) in the event of Executive’s death, through the date of death, or (ii) in the event of Executive’s Disability, through the Date of Termination pursuant to Section 4(a)(iii) hereof. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the date of death or the Date of Termination pursuant to Section 4(a)(iii) hereof, as the case may be, shall be paid when due under those plans.

6. Representations and Warranties.

(a) The Executive represents and warrants to the Bank that: (i) [he/she] has the full power and authority to execute, deliver and perform this Agreement, and that [he/she] has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by [him/her] and constitutes [his/her] valid and binding agreement, enforceable against [him/her] in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which [he/she] is a party or by which [he/she] or any of [his/her] assets are bound.

(b) The Bank hereby represents and warrants to the Executive that: (i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii)

the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

7. Restrictive Covenants. Acknowledging that (i) [he/she] has intimate knowledge of the business of the Target Bank and the Bank which, if exploited by [him/her], in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Bank and the ability of ABC to continue to operate the Bank following the consummation of the mergers contemplated by the Merger Agreement; (ii) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of ABC; (iii) the provisions of this Section 7 are reasonable and necessary to protect the goodwill of the Target Bank acquired by ABC pursuant to the Merger Agreement; (iv) any violation of this Section 7 will result in irreparable injury to ABC and the Bank and that damages at law would not be reasonable or adequate compensation to ABC and the Bank for a violation of this Section 7; and (v) that in the course of [his/her] employment with the Bank, as contemplated by this Agreement, and as a result of the position of trust that [he/she] will hold under this Agreement, [he/she] will obtain private and confidential information, trade secrets and proprietary data relating to ABC, the Bank and other affiliates of ABC, including, without limitation, financial information, product information and other data that are valuable assets and property rights of the Bank and ABC and its affiliates (collectively referred to as “Confidential Information”), the Executive hereby agrees as follows:

(a) The Executive shall not, during the Term of this Agreement or any time after the termination of this Agreement, either directly or indirectly, disclose or use any Confidential Information acquired during [his/her] employment with the Bank, unless (i) the Confidential Information has been made public through no action or fault of the Executive, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. The Executive further agrees that after the termination of this Agreement, or at such other time as the Bank requests, the Executive will return to the Bank all documents, papers and records constituting Confidential Information, and all copies of same in the Executive’s possession and control.

(b) The Executive shall not, directly or indirectly, provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank who the Executive served, either alone or with others, while employed by the Bank in any city, town, borough, township, village or other place in which the Executive performed services for the Bank (i) for a period of one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof or (ii) during the remaining Term and one (1) year after the expiration of the Term upon the termination of this Agreement pursuant to Section 4(a)(iv) hereof.

(c) The Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Bank as conducted during the Executive’s employment by the Bank within a radius of fifty (50) miles of the Branch Office while the Executive is employed by the Bank and (i) for a period of one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof or (ii) during the remaining Term upon the termination of this Agreement pursuant to Section 4(a)(iv) hereof.

(d) The Executive will not, on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Bank, whether or not such employee is a full-time employee or a temporary employee of the Bank and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, (i) for a period of one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof or (ii) during the remaining Term and one (1) year after the expiration of the Term upon the termination of this Agreement pursuant to Section 4(a)(iv) hereof.

(e) In addition to all other remedies provided at law or in equity, the Bank may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by the Executive of any covenant contained in this Section 7, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

If to the Executive:

If to the Bank:	The First Bank of Brunswick c/o ABC Bancorp 24 2nd Avenue, S.E. Moultrie, Georgia 31768 Attention: President

or to such other address or fax number as either party may from time to time designate in writing to the other.

9. Compliance with Code Section 409A. The Bank and the Executive acknowledge and agree that (i) it is their mutual intent that no benefit arising under this Agreement shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent and any inconsistent provision of this Agreement may be modified or amended by the Bank in its sole discretion and without further consent of the Executive; provided, however, that the Bank shall have no liability whatsoever to the Executive or any other person in the event that any benefit hereunder is determined to be subject to and not in compliance with Section 409A of the Code. In furtherance, and not limitation, of the foregoing, the Bank and the Executive agree that in the event that it is determined by the Bank that, as a result of Section 409A of the Code (and any related regulations or other pronouncements thereunder), any of the payments that the Executive is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms thereof without causing the Executive to be subject to excise tax and interest under Section 409A(1)(B) of the Code, the Bank will make such payment on the first day determined to be permissible by the Bank under Section 409A of the Code without the Executive incurring such a penalty.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same. Except as provided in Section 9 hereof, no modification, alteration, amendment or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

11. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Georgia.

12. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Bank to a successor of all or substantially all of the business or assets of the Bank. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

13. Survival. The respective obligations of the parties under Sections 5 and 7 hereof shall survive the termination of this Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.

THE FIRST BANK OF BRUNSWICK

By:
Its:

(SEAL)
[NAME OF EXECUTIVE]

EXHIBIT 8.2(e)

MATTERS AS TO WHICH

TARGET COUNSEL WILL OPINE

1. Target is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets.

2. Each Target Bank is a national bank duly organized and validly existing under the laws of the United States of America with all requisite power and authority to conduct its business as described in the Proxy Statement and to own and use its Assets. The deposits of each Target Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3. Target’s authorized shares consist of 9,000,000 shares of Common Stock, $0.001 value per share, of which                                  shares were outstanding as of                     , 2005, and 1,000,000 shares of Preferred Stock, none of which were outstanding as of                         , 2005. The outstanding shares of Target Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, except for Target Options and as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target to issue equity securities or acquire its equity securities.

4. Target owns directly or indirectly all the issued and outstanding shares of the capital stock of each Target Bank. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target Bank to issue equity securities or acquire its equity securities.

5. The execution and delivery by Target of the Agreement do not, and if Target were now to perform its obligations under the Agreement such performance would not, result in any violation of the charter or Bylaws of Target or the charter or Bylaws of any Target Bank or, to our knowledge, result in any breach of, or default or acceleration under, any Material Contract or Order to which Target or any Target Bank is a party or by which Target or any Target Bank is bound.

6. The execution and delivery by each Target Bank of the Bank Merger Agreement do not, and if each Target Bank were now to perform its obligations under the Bank Merger Agreement such performance would not, result in any violation of the charter or Bylaws of either Target Bank or, to our knowledge, result in any breach of, or default or acceleration under, any Material Contract or Order to which either Target Bank is a party or by either Target Bank is bound.

7. Target has duly authorized the execution and delivery of the Agreement and all performance by Target thereunder and has duly executed and delivered the Agreement.

8. Each Target Bank has duly authorized the execution and delivery of the Bank Merger Agreement and all performance by it thereunder and has duly executed and delivered the Bank Merger Agreement.

9. The Agreement is enforceable against Target.

10. The Bank Merger Agreement is enforceable against each Target Bank.

EXHIBIT 8.2(g)

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (the “Agreement”) is made and entered into as of the          day of                     , 2005 by and between ABC BANCORP, a Georgia corporation (“ABC”), and [NAME OF DIRECTOR], an individual resident of the State of                      (“Director”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of                     , 2005 between ABC and First National Banc, Inc. (“First National”) and certain of their respective subsidiaries, ABC and First National have agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to a strategic combination of ABC and First National, and the shareholders of First National will receive a combination of cash and shares of ABC Common Stock in exchange for their shares of the common stock of First National (the “Merger”);

WHEREAS, prior to the Merger, First National was, and after the Merger, ABC will continue to be, in the business of owning and operating financial institutions engaged in the business of banking, including, without limitation, the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans;

WHEREAS, Director is currently a shareholder and director of First National, has heretofore been responsible for overseeing the management of the business of First National, and has knowledge of the trade secrets, customer information and other confidential and proprietary information of First National and its subsidiaries;

WHEREAS, the execution of this Agreement is contemplated by the Merger Agreement, to which this Agreement is attached as Exhibit 8.2(g);

WHEREAS, in order to protect the goodwill of the business of First National and the other value to be acquired by ABC pursuant to the Merger Agreement, for which ABC is paying substantial consideration, ABC and Director have agreed that ABC’s obligation to consummate the transactions contemplated by the Merger Agreement are subject to the condition, among others, that Director shall have entered into this Agreement;

WHEREAS, Director acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interest of ABC and the business and goodwill acquired by it pursuant to the Merger Agreement; and

WHEREAS, in order to induce ABC to consummate the Merger and the other transactions contemplated by the Merger Agreement, Director is willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

1. Definitions. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

(a) “Competitive Business” shall mean any Person engaged in the business of banking, including, without limitation, the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

(b) “Confidential Information” shall mean all client and vendor lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product development plans, market strategies, internal performance statistics and other competitively sensitive information concerning ABC, First National and their respective subsidiaries which is material to ABC and First National and not generally known by the public, other than Trade Secrets, whether or not in written or tangible form.

(c) “Control” shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(d) “ABC Market” shall mean the geographic area within a radius of fifty (50) miles of the main office of each of First National Bank, Orange Park, Florida and First National Bank, St. Marys, Georgia.

(e) “Key Employee” shall mean any Person who is employed in a management, executive, supervisory, training, marketing or sales capacity for another Person.

(f) “Permitted Activities” shall mean (i) owning not more than 1% of the outstanding shares of publicly-held corporations engaged in a Competitive Business which have shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, or (ii) serving as an officer, director or employee of ABC.

(g) “Person” shall mean any individual, corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity.

(h) “Restricted Period” shall mean the period from the date hereof until the second (2nd) anniversary of the Effective Time (as defined in the Merger Agreement).

(i) “Trade Secrets” shall mean Trade Secrets, as defined in the Georgia Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any technical information, designs, processes, procedures or improvements that are valuable and not generally known to the competitors of ABC or First National, whether or not in written or tangible form.

2. No Competing Business. Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not directly or indirectly own, manage, operate, Control, invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, investor or other participant in) any Competitive Business in the ABC Market, without regard to (a) whether the Competitive Business has its office or other business facilities within the ABC Market; (b) whether any activity of Director referred to above itself occurs or is performed within the ABC Market; or (c) whether Director resides or reports to an office within the ABC Market.

3. No Interference with the Business.

3.1 Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not directly or indirectly solicit, induce or influence any customer, lender, lessor or any other Person which has a business relationship with ABC or First National or any of their respective subsidiaries in the ABC Market, or which had on the date of this Agreement a business relationship with ABC or First National or any of their respective subsidiaries in the ABC Market, to discontinue or reduce the extent of such relationship with ABC or First National or such subsidiaries in the ABC Market.

3.2 Director hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Director will not (a) directly or indirectly recruit, solicit or otherwise induce or influence any Key Employee of ABC or First National or any of their respective subsidiaries to discontinue such employment or agency relationship with ABC or First National or such subsidiaries, or (b) employ or seek to employ, or cause any Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business, any Person who is then (or was at any time within six (6) months prior to the date Director or the Competitive Business employs or seeks to employ such Person) employed by ABC or First National or any of their respective subsidiaries as a Key Employee.

4. No Disclosure of Proprietary Information.

4.1 Director hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than ABC and First National and their respective subsidiaries, any Trade Secrets for as long as they remain Trade Secrets, except as permitted by Section 5 of this Agreement.

4.2 Director hereby agrees that, during the Restricted Period, he will not directly or indirectly disclose to anyone, or use or otherwise exploit for Director’s own benefit or for the benefit of anyone other than ABC and First National and their respective subsidiaries, any Confidential Information, except as permitted by Section 5 of this Agreement.

5. Permitted Activities. The restrictions set forth in Sections 2, 3 and 4 of this Agreement shall not apply to Permitted Activities or to actions taken by Director during the time he is employed by ABC or First National or any of their respective subsidiaries to the extent, but only to the extent, that such actions are expressly approved by the Board of Directors of ABC.

6. Representations and Warranties. Director represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Director, enforceable against him in accordance with its terms. Director represents and warrants that he has no right, title, interest or claim in, to or under any Trade Secrets or Confidential Information.

7. Waivers. ABC will not be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by ABC or for any other reason (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (b) to have modified, changed, amended, terminated, rescind, or superseded any of the terms of this Agreement.

8. Injunctive Relief. Director acknowledges (a) that any violation of this Agreement will result in irreparable injury to ABC; (b) that damages at law would not be reasonable or adequate compensation to ABC for violation of this Agreement; and (c) that ABC shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation.

9. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

To ABC:

ABC Bancorp

24 2nd Avenue, SE

Moultrie, Georgia 31768

Fax No. (912) 890-2235

Attn: Chief Executive Officer

with a copy (which shall not constitute notice to ABC) to:

Rogers & Hardin LLP

2700 International Tower, Peachtree Center

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Fax No.: (404) 525-2224

Attn: Steven E. Fox, Esq.

To Director:

[NAME]

[ADDRESS AND FAX NUMBER]

All such notices and communications shall be deemed received upon (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt; or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.

10. Successors in Interest. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns, and any reference to a party hereto shall also be a reference to any such heir, legal representative, successor or assign.

11. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

12. Captions. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

13. Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rules. This Agreement and the documents executed pursuant hereto or in connection herewith supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

14. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or service or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts of this Agreement may be delivered via facsimile transmission.

16. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto, and their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person being deemed a third party beneficiary of this Agreement.

17. Attorneys’ Fees. If ABC brings any action, suit, counterclaim, appeal, arbitration or mediation for any relief against Director, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), the prevailing party in such action shall be entitled to payment of its reasonable attorneys’ fees and costs incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the date of commencement of such Action. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.

[Signatures next page]

IN WITNESS WHEREOF, Director has duly executed and delivered this Agreement, and ABC has caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.

[NAME OF DIRECTOR]

ABC BANCORP

By:
Its:

EXHIBIT 8.3(d)

MATTERS AS TO WHICH

PURCHASER COUNSEL WILL OPINE

1. Purchaser is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets.

2. Purchaser Bank is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets. The deposits of Purchaser Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3. Purchaser’s authorized shares consist of 30,000,000 shares of Common Stock, $1.00 par value per share, of which                                  shares were outstanding as of                     , 2005, and 5,000,000 shares of Preferred Stock, none of which were outstanding as of                     , 2005. The outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Purchaser to issue equity securities or acquire its equity securities. The shares of Purchaser Common Stock to be issued to the shareholders of Target upon consummation of the Merger have been registered under the 1933 Act, and when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

4. The execution and delivery by Purchaser of the Agreement do not, and if Purchaser were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Purchaser or, to our knowledge, result in any breach of, or default or acceleration under, any Material Contract or Order to which Purchaser is a party or by which Purchaser is bound.

5. The execution and delivery by Purchaser Bank of the Bank Merger Agreement do not, and if Purchaser Bank were now to perform its obligations under the Bank Merger Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Purchaser Bank or, to our knowledge, result in any breach of, or default or acceleration under, any Material Contract or Order to which Purchaser Bank is a party or by which Purchaser Bank is bound.

6. Purchaser has duly authorized the execution and delivery of the Agreement and all performance by Purchaser thereunder and has duly executed and delivered the Agreement.

7. The Agreement is enforceable against Purchaser.

8. Purchaser Bank has duly authorized the execution and delivery of the Bank Merger Agreement and all performance by Purchaser Bank thereunder and has duly executed and delivered the Bank Merger Agreement.

9. The Bank Merger Agreement is enforceable against Purchaser Bank.

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (the “Amendment”) to the AGREEMENT AND PLAN OF MERGER dated as of June 30, 2005 (the “Merger Agreement”; capitalized terms used but not specifically defined herein shall have the meanings ascribed to such terms in the Merger Agreement), among FIRST NATIONAL BANC, INC. (“Target”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in St. Marys, Georgia, FIRST NATIONAL BANK, ORANGE PARK, FLORIDA (“Orange Park”), a national banking association, and FIRST NATIONAL BANK, ST. MARYS, GEORGIA (“St. Marys” and, together with Orange Park, the “Target Banks”), a national banking association, on the one hand, and ABC BANCORP (“Purchaser”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Moultrie, Georgia, and THE FIRST BANK OF BRUNSWICK (“Purchaser Bank”), a Georgia state-chartered bank, on the other hand, is made as of the 28th day of October, 2005 by and among the Parties.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Merger Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1. Amendment to Section 1.2 of the Merger Agreement. Section 1.2 of the Merger Agreement is hereby amended by deleting the text of such Section 1.2 in its entirety and substituting the following in lieu thereof:

“Bank Merger. Simultaneously with the consummation of the Company Merger, and subject to the provisions of Section 2.2(b) hereof, each of the Target Banks shall be merged with and into Purchaser Bank in accordance with the Financial Institutions Code of Georgia pursuant to the terms and conditions of a Bank Plan of Merger and Merger Agreement substantially in the form attached hereto as Exhibit 1.2 (the “Bank Merger Agreement”). Target shall vote the shares of each of the Target Banks in favor of the Bank Merger Agreement and the Bank Merger.”

SECTION 2. Amendment to Section 2.2(a) of the Merger Agreement. The third sentence of Section 2.2(a) of the Merger Agreement is hereby amended by deleting such sentence in its entirety and substituting the following in lieu thereof:

“Subject to the provisions of Section 2.2(b) hereof, at the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Target Banks shall be canceled and (ii) the shares of capital stock of Purchaser Bank, as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.”

SECTION 3. Amendment to Section 2.2(b) of the Merger Agreement. Section 2.2(b) of the Merger Agreement is hereby amended by deleting the text of such Section 2.2(b) in its entirety and substituting the following in lieu thereof:

“(b) The Parties agree that, notwithstanding any provision hereof to the contrary, upon the request of Purchaser, the method of effecting the Bank Merger may be changed to provide for the merger of the Target Banks with and into a Purchaser Subsidiary other than Purchaser Bank or to provide for the merger of only one Target Bank with and into a Purchaser Subsidiary (with the result that upon consummation of the Mergers, any Target Bank that does not participate in the Bank Merger shall continue as a separate wholly-owned subsidiary of Purchaser), and the Target Companies shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the Bank Merger and does not substantively affect this Agreement or the rights and obligations of the Parties or their respective shareholders hereunder); provided, however, that any actions taken pursuant to this Section 2.2(b) shall not (i) alter or change the kind or amount of consideration to be issued to holders of Outstanding Target Shares or the Option Holders as provided for in this Agreement; (ii) adversely affect the tax consequences of the Company Merger to the holders of Outstanding Target Shares; (iii) Materially delay the receipt of the Consent of any Regulatory Authority required pursuant to Section 8.1(b) hereof; or (iv) otherwise cause any condition to Closing set forth herein not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof).”

SECTION 4. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

SECTION 5. Binding Effect; Headings. The covenants contained herein shall bind, and the benefits hereof shall inure to the benefit of, the respective successors and permitted assigns of the parties hereto. The section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

SECTION 6. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without giving effect to any principles of conflicts of laws.

SECTION 7. Counterparts; Facsimile Transmission. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Executed counterparts may be delivered via facsimile transmission.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

ABC BANCORP

By:	/s/ EDWIN HORTMAN
Its:	President and Chief Executive Officer

THE FIRST BANK OF BRUNSWICK

By:	/s/ MICHAEL D. HODGES
Its:	President and Chief Executive Officer

FIRST NATIONAL BANC, INC.

By:	/s/ TIMOTHY M. O’KEEFE
Its:	President and Chief Operating Officer

FIRST NATIONAL BANK, ST. MARYS, GEORGIA

By:	/s/ THOMAS M. WHITE
Its:	President and Chief Executive Officer

FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

By:	/s/ TIMOTHY M. O’KEEFE
Its:	President and Chief Executive Officer

APPENDIX B

GEORGIA DISSENTERS’ RIGHTS STATUTE

GEORGIA FINANCIAL INSTITUTIONS CODE

7-1-537.    RIGHTS OF DISSENTING SHAREHOLDERS; SURRENDER OF CERTIFICATES.

(a) A shareholder of a bank or trust company which is a party to a plan of proposed merger or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the “Georgia Business Corporation Code.”

(b) The bank or trust company into which the other or others have been merged or consolidated, as the case may be, shall have the right to require the return of the original certificates of stock held by each shareholder in each or either of the institutions and in lieu thereof;

(1) To issue to each shareholder new certificates for such number of shares of the institution into which the others shall have been merged or consolidated; or

(2) To cause to be paid or delivered to each shareholder the amount of cash or securities of any other corporation or combination of cash and such securities as, under the plan of merger or consolidation, the said shareholder may be entitled to receive.

14-2-1301.    DEFINITIONS.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.    RIGHT TO DISSENT.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.    NOTICE OF DISSENTERS’ RIGHTS.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.    NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    DISSENTERS’ NOTICE.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.    DUTY TO DEMAND PAYMENT.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.    SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.    OFFER OF PAYMENT.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.    COURT ACTION.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    LIMITATION OF ACTIONS.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

APPENDIX C

June 30, 2005

Board of Directors

First National Banc, Inc.

2509 Osborne Road

St. Marys, Georgia 31558

Members of the Board of Directors:

First National Banc, Inc. (“FNBI”), First National Bank, Orange Park, Florida (“Orange Park”), First National Bank, St. Marys, Georgia (“St. Marys”), ABC Bancorp, Inc. (“ABC”), and The First Bank of Brunswick (“Brunswick”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which FNBI will merge with and into ABC (the “Company Merger”), and Orange Park and St. Marys will merge with and into Brunswick (the “Bank Merger”), (collectively the “Mergers”) and FNBI shareholders will be entitled to receive cash and shares of FNBI common stock, as set forth in the Merger Agreement (the “Merger Consideration”).

You have asked us to deliver our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of FNBI common stock.

In arriving at our opinion, we have conducted discussions with members of senior management of FNBI concerning FNBI’s businesses and the prospects of such businesses. We have reviewed and analyzed certain publicly available business and financial information and other information prepared by, or provided to, us including the following:

(1)	the Agreement and exhibits thereto;

(2)	FNBI’s consolidated financial statements for the fiscal year ended December 31, 2004;

(3)	historical financial information relating to FNBI;

(4)	FNBI’s internally prepared consolidated financial projections for the fiscal years ending December 31, 2005, December 31, 2006, and December 31, 2007;

(5)	ABC’s audited consolidated financial statements for the fiscal year ended December 31, 2004 and unaudited consolidated financial statements for the quarter ended March 31, 2005;

(6)	historical financial information relating to ABC that we deemed relevant;

(7)	a trading history of ABC’s common stock from June 2003 to the present;

(8)	financial and market information relating to publicly traded commercial banking companies similar to ABC;

(9)	a comparison of the financial terms of recent business combinations in the commercial banking industry similar to the proposed Mergers with the financial terms of the proposed Mergers;

(10)	the current market and banking environments; and

(11)	such other information, financial studies, analyses, inquiries and other matters that we deemed relevant.

In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of FNBI, Orange Park, St. Marys, ABC, and Brunswick included in the Agreement, without independent verification. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Mergers, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Mergers.

C-1

Members of the Board of Directors

Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Events occurring after the date hereof could materially affect this opinion. Our opinion is directed solely to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of FNBI and does not address any other aspect of the Mergers, nor does it constitute a recommendation to any shareholder of FNBI as to how such shareholder should vote with respect to the Mergers. This opinion does not address the relative merits of the Mergers as compared to any alternative business strategies that might exist for FNBI, nor does it address the effect of any other business combination in which FNBI might engage.

Based upon, and subject to the forgoing, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of FNBI.

Very truly yours,

ALLEN C. EWING & CO.

C-2

APPENDIX D

June 29, 2005

Board of Directors

ABC Bancorp

24 Second Avenue, S.E.

Moultrie, GA 31768

Ladies and Gentlemen:

We understand that ABC Bancorp (the “Company”) has agreed to acquire (the “Proposed Transaction”) First National Banc, Inc. (“FNB”) pursuant to the Agreement and Plan of Merger, dated June 30, 2005, between the Company and FNB (the “Agreement”). Pursuant to the terms of the Agreement, the Company will exchange no more than 1.21229 shares of common stock and no fewer than 0.74602 shares of common stock of the Company (the “Stock Portion Per Share Merger Consideration”) for each share of common stock of FNB as of the effective date of the Merger and no more than $27.35 of cash and no less than $9.82 of cash (the “Cash Portion Per Share Merger Consideration”) for each share of common stock of FNB as of the effective date of the Merger. The total consideration shall be $34.00 (the “Per Share Merger Consideration”) for each share of common stock of FNB as of the effective date of the Merger.

We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the consideration to be paid in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) publicly available information concerning the Company and FNB which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of FNB furnished to us by the Company and FNB; (4) a comparison of the historical financial results and present financial condition of FNB with those of publicly traded companies which we deemed relevant; and (5) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company and FNB concerning FNB’s business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of FNB provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of FNB. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of FNB and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of FNB. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on FNB or on the expected benefits of the Proposed

D-1

ABC Bancorp

24 Second Avenue, S.E.

Moultrie, GA 31768

Date 6/29/05

Transaction. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of FNB or the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view the consideration to be paid in the Proposed Transaction is fair to the Company. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction.

SUNTRUST CAPITAL MARKETS, INC.

By:	/s/ JOSEPH M. THOMPSON
Joseph M. Thompson Managing Director

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code set forth provisions pertaining to the indemnification of and insurance for directors and officers of a corporation. The Georgia Business Corporation Code provides for the mandatory indemnification of a director, against reasonable expenses incurred by the director in connection with a proceeding, where a director is wholly successful in the defense of the proceeding and where the proceeding is one to which he or she was a party because he or she was a director of the corporation. The Georgia Business Corporation Code grants the Registrant the power to indemnify its directors and officers against liability for certain of their acts.

Article XI of the Articles of Incorporation of the Registrant provides that, except as may be limited by the Georgia Business Corporation Code or any successor law, no director shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of his or her duty of care or other duty as a director.

Article VII of the Bylaws of the Registrant provides that every person (and the heirs and legal representatives of such person) who is or was a director or officer of the Registrant or any other corporation of which he or she served as such at the request of the Registrant and of which the Registrant directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which the Registrant is in any way interested, may be indemnified for any liability and expense resulting from any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative or derivative or otherwise, or in connection with any appeal relating thereto, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as a director or officer or as a member of any committee appointed by the board of directors of the Registrant to act for, in the interest of, or on behalf of the Registrant, whether or not he or she continues to be a director or officer at the time such liability or expense is incurred; provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The termination of any claim, action, suit or proceeding, by judgment, order, compromise, settlement (with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, does not create a presumption that a director or officer did not meet the standards of conduct set forth in the Bylaws. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Article VII of the Bylaws of the Registrant may be advanced by the Registrant prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that he or she is entitled to indemnification under the Bylaws.

Notwithstanding the foregoing, Article VII of the Registrant’s Bylaws provides that no officer or director who was or is a party to any action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of the Registrant or such other corporation can be indemnified in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless the court in which such action or suit was brought determines that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article VII of the Registrant’s Bylaws further provides that every person (and the heirs and legal representatives of such person) referred to above who has been wholly successful, on the merits or otherwise, with the respect to such claim, action, suit or proceeding is entitled to indemnification as of right without any further action or approval by the board of directors of the Registrant, and any indemnification pursuant to the Bylaws of the Registrant will be made at the discretion of the Registrant only if (a) the board of directors, acting by majority vote of a quorum consisting of directors who were not parties to such claim, action, suit or proceeding, present or voting, finds that the director or officer met the standard of conduct set forth in the Bylaws, or (b) if no such quorum of the board of directors exists, independent legal counsel at the request of either the Registrant or the person seeking indemnification, delivers to the Registrant such counsel’s written opinion that such director or officer met such standards, or (c) the holders of a majority of stock then entitled to vote for the election of directors determines by affirmative vote that such director or officer met such standards.

The rights of indemnification provided in Article VII of the Registrant’s Bylaws are in addition to any rights to which any director or officer may otherwise be entitled under any bylaw, agreement, vote of shareholders, or otherwise, and are in addition to the power of the Registrant to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the Registrant would have the power to indemnify against such liability under the Bylaws or otherwise.

The Registrant’s Bylaws further provide that any repeal or modification of the Bylaws by the shareholders of the Registrant cannot adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger by and among the Registrant, the First Bank of Brunswick, First National Banc, Inc., First National Bank, St. Marys, Georgia and First National Bank, Orange Park, Florida dated as of June 30, 2005 (included as APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

2.2	Form of Bank Merger Agreement by and among First National Bank, Orange Park, Florida, First National Bank, St. Marys, Georgia and The First Bank of Brunswick (included as Exhibit 1.2 to APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

3.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 2.1 to the Registrant’s Regulation A Offering Statement on Form 1-A (File No. 24A-2630) filed August 14, 1987).

2.3	Amendment No. 1 to Agreement and Plan of Merger by and among the Registrant, the First Bank of Brunswick, First National Bank, St. Marys, Georgia and First National Bank, Orange Park, Florida dated as of October 28, 2005 (included as APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

3.2	Amendment to Amended Articles of Incorporation of the Registrant dated May 26, 1995 (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Annual Report on Form 10-K filed March 28, 1996).

3.3	Amendment to Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration on Form S-4 (Registration No. 333-08301) filed with the Commission on July 17, 1996).

3.4	Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 25, 1998).

3.5	Form of Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 1999).

EXHIBIT NO.	DESCRIPTION
3.6	Articles of Amendment to the Articles of Incorporation of the Registrant dated May 17, 2001 (incorporated by reference to Exhibit 3.9 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

3.7	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 14, 2005).

4.1	Form of Indenture for Subordinated Debentures (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.2	Form of Subordinated Debenture (incorporated by reference to Exhibit A to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.3	Certificate of Trust of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on September 7, 2001).

4.4	Trust Agreement of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on September 7, 2001).

4.5	Form of Amended and Restated Trust Agreement of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.6	Form of ABC Bancorp Capital Trust I Preferred Securities Certificate (incorporated by reference to Exhibit D to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.7	Form of Preferred Securities Guarantee Agreement (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.8	Form of Agreement as to Expenses and Liabilities of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit C to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

5.1	Opinion of Rogers & Hardin LLP regarding legality of securities being registered (including its consent).

8.1	Opinion of Rogers & Hardin LLP regarding certain tax matters (including its consent).*

8.2	Opinion of Smith, Gambrell & Russell, LLP regarding certain tax matters (including its consent).*

10.1	Deferred Compensation Agreement for Kenneth J. Hunnicutt dated December 16, 1986 (incorporated by reference to Exhibit 5.3 to the Registrant’s Regulation A Offering Statement on Form 1-A filed with the Commission on August 14, 1987).

10.2	Executive Salary Continuation Agreement dated February 14, 1984 (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-KSB filed with the Commission on March 27, 1989).

10.3	1992 Incentive Stock Option Plan and Option Agreement for Kenneth J. Hunnicutt (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB filed with the Commission on March 30, 1993).

10.4	Form of Omnibus Stock Ownership and Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 25, 1998).

EXHIBIT NO.	DESCRIPTION
10.5	Form of Rights Agreement between the Registrant and SunTrust Bank dated as of February 17, 1998 (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 25, 1998).

10.6	ABC Bancorp 2000 Officer/Director Stock Bonus Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the Commission on Mach 29, 2000).

10.7	Commission Agreement by and between the Registrant and Jerry L. Keen dated as of September 12, 2002 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002).

10.8	Asset Purchase Agreement by and between Southland Bank and MBNA America Bank, N.A. dated as of December 19, 2002 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

10.9	Interim Servicing Agreement by and between Southland Bank and MBNA America Bank, N.A. dated as of December 19, 2002 (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

10.10	Joint Marketing Agreement by and between the Registrant and MBNA America Bank, N.A. dated as of December 19, 2002 (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

10.11	Executive Employment Agreement with Jon S. Edwards dated as of July 1, 2003 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 12, 2003).

10.12	Executive Employment Agreement with Edwin W. Hortman, Jr. dated as of December 31, 2003 (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2004).

10.13	Executive Employment Agreement with Cindi H. Lewis dated as of December 31, 2003 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2004).

10.14	Executive Employment Agreement with Thomas T. Dampier dated as of May 18, 2004 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 9, 2004).

10.15	Amended and Restated Agreement and Plan of Merger by and among the Registrant, Citizens Bancshares, Inc. and Wakulla Merger Sub, Inc. dated as of October 5, 2004 (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2004).

10.16	Executive Consulting Agreement with Kenneth J. Hunnicutt dated as of January 1, 2005 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2005).

10.17	Amendment No. 1 to Executive Employment Agreement with Edwin W. Hortman, Jr. dated as of March 10, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 14, 2005).

10.18	Arrangement for Director Compensation (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 9, 2005).

10.19	ABC Bancorp 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on April 18, 2005).

EXHIBIT NO.	DESCRIPTION
10.20	Form of Affiliate Agreement to be executed by the affiliates of First National Banc, Inc. (included as Exhibit 7.10 to APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.21	Form of Shareholder Voting Agreement by and among the Registrant and the shareholders of First National Banc, Inc. signatory thereto (included as Exhibit 7.14 to APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.22	Form of Employment Agreement with The First Bank of Brunswick (included as Exhibit 8.2(d) APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.23	Form of Non-Competition and Non-Disclosure Agreement between the Registrant and certain directors of First National Banc, Inc. (included as Exhibit 8.2(g) APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.24	Executive Employment Agreement with Johnny R. Myers dated May 11, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2005).

10.25	Executive Employment Agreement with Dennis J. Zember, Jr., dated May 6, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2005).

10.26	Agreement Regarding Capital Loan between the Registrant and First National Banc, Inc. dated June 30, 2005.*

13.1	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (incorporated by reference).

13.2	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (incorporated by reference).

13.3	Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (incorporated by reference).

21.1	Schedule of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2005).

23.1	Consents of Rogers & Hardin LLP are contained in its opinions filed as Exhibits 5.1 and 8.1 hereto.

23.2	Consent of Smith, Gambrell & Russell, LLP is contained in its opinion filed as Exhibit 8.2 hereof.

23.3	Consent of Mauldin & Jenkins, Certified Public Accountants, LLC.

23.4	Consent of Elliot Davis, LLC.

23.5	Consent of Moore Stephens Tiller LLC.

23.6	Consent of Allen C. Ewing & Co.

23.7	Consent of SunTrust Robinson Humphrey.

24.1	A Power of Attorney relating to this Registration Statement is set forth on the signature pages to this Registration Statement.

99.1	Opinion of Allen C. Ewing & Co. dated as of June 30, 2005 (included as APPENDIX C to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

99.2	Opinion of SunTrust Robinson Humphrey dated as of June 29, 2005 (included as APPENDIX D to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

99.3	Form of Proxy Card for the Annual Meeting of Shareholders of First National Banc, Inc.

*	Previously filed.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Golden Isles being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on the 2nd day of November, 2005.

ABC BANCORP

/S/ EDWIN W. HORTMAN
Edwin W. Hortman, Jr., President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ EDWIN W. HORTMAN Edwin W. Hortman, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2005

/S/ KENNETH J. HUNNICUTT Kenneth J. Hunnicutt	Director and Chairman of the Board	November 2, 2005

/S/ DENNIS ZEMBER Dennis Zember, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2005

Johnny W. Floyd	Director

J. Raymond Fulp	Director

* Daniel B. Jeter	Director	November 2, 2005

Glenn A. Kirbo	Director

Robert P. Lynch	Director

Signature	Title	Date

* Brooks Sheldon	Director	November 2, 2005

* Eugene M. Vereen, Jr.	Director	November 2, 2005

* Henry C. Wortman	Director	November 2, 2005

*By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
As Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.2	Agreement and Plan of Merger by and among the Registrant, the First Bank of Brunswick, First National Banc, Inc., First National Bank, St. Marys, Georgia and First National Bank, Orange Park, Florida dated as of June 30, 2005 (included as APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

2.2	Form of Bank Merger Agreement by and among First National Bank, Orange Park, Florida, First National Bank, St. Marys, Georgia and The First Bank of Brunswick (included as Exhibit 1.2 to APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

2.3	Amendment No. 1 to Agreement and Plan of Merger by and among the Registrant, the First Bank of Brunswick, First National Bank, St. Marys, Georgia and First National Bank, Orange Park, Florida dated as of October 28, 2005 (included as APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

3.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 2.1 to the Registrant’s Regulation A Offering Statement on Form 1-A (File No. 24A-2630) filed August 14, 1987).

3.2	Amendment to Amended Articles of Incorporation of the Registrant dated May 26, 1995 (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Annual Report on Form 10-K filed March 28, 1996).

3.3	Amendment to Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration on Form S-4 (Registration No. 333-08301) filed with the Commission on July 17, 1996).

3.4	Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 25, 1998).

3.5	Form of Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 1999).

3.6	Articles of Amendment to the Articles of Incorporation of the Registrant dated May 17, 2001 (incorporated by reference to Exhibit 3.9 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

3.7	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 14, 2005).

4.1	Form of Indenture for Subordinated Debentures (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.2	Form of Subordinated Debenture (incorporated by reference to Exhibit A to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.3	Certificate of Trust of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on September 7, 2001).

4.4	Trust Agreement of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on September 7, 2001).

4.5	Form of Amended and Restated Trust Agreement of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.6	Form of ABC Bancorp Capital Trust I Preferred Securities Certificate (incorporated by reference to Exhibit D to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

EXHIBIT NO.	DESCRIPTION
4.7	Form of Preferred Securities Guarantee Agreement (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

4.8	Form of Agreement as to Expenses and Liabilities of ABC Bancorp Capital Trust I (incorporated by reference to Exhibit C to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-3/A filed with the Commission on November 2, 2001).

5.1	Opinion of Rogers & Hardin LLP regarding legality of securities being registered (including its consent).

8.1	Opinion of Rogers & Hardin LLP regarding certain tax matters (including its consent).*

8.2	Opinion of Smith, Gambrell & Russell, LLP regarding certain tax matters (including its consent).*

10.1	Deferred Compensation Agreement for Kenneth J. Hunnicutt dated December 16, 1986 (incorporated by reference to Exhibit 5.3 to the Registrant’s Regulation A Offering Statement on Form 1-A filed with the Commission on August 14, 1987).

10.2	Executive Salary Continuation Agreement dated February 14, 1984 (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-KSB filed with the Commission on March 27, 1989).

10.3	1992 Incentive Stock Option Plan and Option Agreement for Kenneth J. Hunnicutt (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB filed with the Commission on March 30, 1993).

10.4	Form of Omnibus Stock Ownership and Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 25, 1998).

10.5	Form of Rights Agreement between the Registrant and SunTrust Bank dated as of February 17, 1998 (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 25, 1998).

10.6	ABC Bancorp 2000 Officer/Director Stock Bonus Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the Commission on Mach 29, 2000).

10.7	Commission Agreement by and between the Registrant and Jerry L. Keen dated as of September 12, 2002 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002).

10.8	Asset Purchase Agreement by and between Southland Bank and MBNA America Bank, N.A. dated as of December 19, 2002 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

10.9	Interim Servicing Agreement by and between Southland Bank and MBNA America Bank, N.A. dated as of December 19, 2002 (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

10.10	Joint Marketing Agreement by and between the Registrant and MBNA America Bank, N.A. dated as of December 19, 2002 (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2003).

10.11	Executive Employment Agreement with Jon S. Edwards dated as of July 1, 2003 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 12, 2003).

10.12	Executive Employment Agreement with Edwin W. Hortman, Jr. dated as of December 31, 2003 (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2004).

EXHIBIT NO.	DESCRIPTION
10.13	Executive Employment Agreement with Cindi H. Lewis dated as of December 31, 2003 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2004).

10.14	Executive Employment Agreement with Thomas T. Dampier dated as of May 18, 2004 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 9, 2004).

10.15	Amended and Restated Agreement and Plan of Merger by and among the Registrant, Citizens Bancshares, Inc. and Wakulla Merger Sub, Inc. dated as of October 5, 2004 (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 9, 2004).

10.16	Executive Consulting Agreement with Kenneth J. Hunnicutt dated as of January 1, 2005 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2005).

10.17	Amendment No. 1 to Executive Employment Agreement with Edwin W. Hortman, Jr. dated as of March 10, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 14, 2005).

10.18	Arrangement for Director Compensation (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 9, 2005).

10.19	ABC Bancorp 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on April 18, 2005).

10.20	Form of Affiliate Agreement to be executed by the affiliates of First National Banc, Inc. (included as Exhibit 7.10 to APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.21	Form of Shareholder Voting Agreement by and among the Registrant and the shareholders of First National Banc, Inc. signatory thereto (included as Exhibit 7.14 to APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.22	Form of Employment Agreement with The First Bank of Brunswick (included as Exhibit 8.2(d) APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.23	Form of Non-Competition and Non-Disclosure Agreement between the Registrant and certain directors of First National Banc, Inc. (included as Exhibit 8.2(g) APPENDIX A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

10.24	Executive Employment Agreement with Johnny R. Myers dated May 11, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2005).

10.25	Executive Employment Agreement with Dennis J. Zember, Jr., dated May 6, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2005).

10.26	Agreement Regarding Capital Loan between the Registrant and First National Banc, Inc. dated June 30, 2005.*

13.1	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (incorporated by reference).

13.2	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (incorporated by reference).

13.3	Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (incorporated by reference).

EXHIBIT NO.	DESCRIPTION
21.1	Schedule of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2005).

23.1	Consents of Rogers & Hardin LLP are contained in its opinions filed as Exhibits 5.1 and 8.1 hereto.

23.2	Consent of Smith, Gambrell & Russell, LLP is contained in its opinion filed as Exhibit 8.2 hereof.

23.3	Consent of Mauldin & Jenkins, Certified Public Accountants, LLC.

23.4	Consent of Elliot Davis, LLC.

23.5	Consent of Moore Stephens Tiller LLC.

23.6	Consent of Allen C. Ewing & Co.

23.7	Consent of SunTrust Robinson Humphrey.

24.1	A Power of Attorney relating to this Registration Statement is set forth on the previously filed signature pages to this Registration Statement.

99.1	Opinion of Allen C. Ewing & Co. dated as of June 30, 2005 (included as APPENDIX C to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

99.2	Opinion of SunTrust Robinson Humphrey dated as of June 29, 2005 (included as APPENDIX D to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement).

99.3	Form of Proxy Card for the Annual Meeting of Shareholders of First National Banc, Inc.

*	Previously filed.